UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

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CHANGE HEALTHCARE INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 5, 2021

Dear Fellow Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Change Healthcare Inc. (“Change”) to be held at 3:30 p.m., Eastern Time on April 13, 2021 (the “Special Meeting”). Due to the public health impact of the COVID-19 outbreak and to support the health and well-being of our stockholders and other participants at the Special Meeting, the Special Meeting will be a virtual meeting of stockholders. You will be able to attend the Special Meeting, vote your shares electronically and submit your questions during the meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/CHNG2021SM. To participate in the meeting, you must have your 16-digit control number that is shown on your proxy card or the instructions that accompanied your proxy materials. You will not be able to attend the Special Meeting in person. For purposes of attendance at the Special Meeting, all references in the accompanying proxy statement to “present in person” or “in person” will mean virtually present at the Special Meeting.

At the Special Meeting, stockholders will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 5, 2021 (as may be amended or modified from time to time in accordance with its terms, the “Merger Agreement”), by and among Change, UnitedHealth Group Incorporated (“UnitedHealth Group”) and Cambridge Merger Sub Inc. (“Merger Sub”). Subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into Change (the “Merger”) and Change will survive the Merger as a wholly-owned subsidiary of UnitedHealth Group.

If the Merger is completed, our stockholders will have the right to receive $25.75 in cash, without interest and subject to any applicable withholding taxes, for each share of common stock, par value $0.001 per share, of Change (“Change Common Stock”), other than Excluded Shares and Restricted Shares (each as defined in the accompanying proxy statement), that they own immediately prior to the effective time of the Merger, which represents a premium of approximately 41.17% over the $18.24 per share closing trading price of Change Common Stock on January 5, 2021, the last trading day prior to public announcement of the Merger. Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Change Common Stock entitled to vote thereon at the Special Meeting.

Change Common Stock is listed on Nasdaq Global Market (“NASDAQ”) under the symbol “CHNG”. The closing price of Change Common Stock on NASDAQ on March 4, 2021, the most recent practicable date prior to the date of the accompanying proxy statement, was $22.45 per share.

The board of directors of Change (the “Board”) has reviewed and considered the terms and conditions of the Merger and unanimously determined that the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Change and its stockholders and has unanimously declared advisable and approved the Merger Agreement and the consummation of the Merger and the other transactions contemplated thereby. The Board made its determination after consultation with its outside legal counsel and financial advisors and consideration of a number of factors more fully described in the accompanying proxy statement. The Board unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement.

At the Special Meeting, stockholders will also be asked to vote on (i) a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid to Change’s named executive officers by Change based on or otherwise relating to the Merger, as required by the rules adopted by the U.S. Securities and Exchange Commission (“SEC”), and (ii) a proposal to adjourn the Special Meeting, from time to time, if necessary or appropriate, to solicit additional votes for the approval of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the Special Meeting to adopt the Merger Agreement. The Board unanimously recommends that you vote “FOR” each of these proposals.

The Board is soliciting your proxy to ensure that a quorum is present, and that your shares are represented and voted, at the Special Meeting and any postponement or adjournment thereof.

If your shares are held in “street name,” you should instruct your broker, bank or other nominee how to vote your shares on each proposal in accordance with your voting instruction form.

The Merger cannot be completed unless Change stockholders adopt the Merger Agreement. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Special Meeting virtually, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Special Meeting. If you attend the Special Meeting and vote electronically during the meeting, your vote by ballot will revoke any proxy previously submitted. If you fail to return your proxy or to attend the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. Similarly, if you hold your shares in “street name” and fail to instruct your broker, bank or other nominee how to vote your shares, your shares will not be counted for purposes of determining whether a quorum is present and will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

The obligations of Change, UnitedHealth Group and Merger Sub to complete the Merger are subject to the satisfaction or waiver of certain conditions. The accompanying proxy statement contains detailed information about Change, the Special Meeting, the Merger Agreement, the Merger, the proposals that stockholders are being asked to approve and related matters. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement and incorporated therein by reference. We urge you to, and you should, read the proxy statement carefully and in its entirety, including the Merger Agreement and the other annexes and the documents referred to or incorporated by reference in the proxy statement. You may obtain additional information about Change from documents we have filed with the U.S. Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of Change Common Stock, please contact Morrow Sodali LLC, our proxy solicitor, by calling (203) 658-9400, or toll-free at (800) 662-5200, or via email at CHNG.info@investor.morrowsodali.com.

Sincerely,

Howard Lance	Neil de Crescenzo
Chairman of the Board	President & Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the Merger, passed upon the merits of the Merger Agreement or the Merger or determined if the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated March 5, 2021 and, together with the enclosed form of proxy card, is first being mailed to Change stockholders on or about March 5, 2021.

424 Church Street, Suite 1400

Nashville, Tennessee 37219

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

DATE & TIME	April 13, 2021 at 3:30 p.m., Eastern Time
ITEMS OF BUSINESS

•  To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 5, 2021 (as may be amended or modified from time to time in accordance with its terms, the “Merger Agreement”), by and among Change Healthcare Inc. (“Change”), UnitedHealth Group Incorporated (“UnitedHealth Group”) and Cambridge Merger Sub Inc. (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Change (such merger, the “Merger” and such proposal, the “Merger Proposal”); a copy of the Merger Agreement is attached to the accompanying proxy statement as Annex A and is incorporated therein by reference;

•  To consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Change to its named executive officers that is based on or otherwise relates to the Merger (the “Named Executive Officer Merger-Related Compensation Proposal”);

•  To consider and vote on a proposal to adjourn the special meeting of Change stockholders (the “Special Meeting”) from time to time, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Merger Proposal if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal (the “Adjournment Proposal”); and

•  To transact such other business as may properly be brought before the Special Meeting, or any adjournments or postponements of the Special Meeting, by or at the direction of the Change board of directors (the “Board”) with the consent of UnitedHealth Group.

RECORD DATE AND SHARES ENTITLED TO VOTE

Only holders of record of our common stock, par value $0.001 per share (“Change Common Stock”), at the close of business on February 26, 2021 (the “Record Date”) are entitled to notice of, and to vote at, the Special Meeting and at any adjournment or postponement of the Special Meeting. Each share of Change Common Stock will be entitled to one vote.

VOTING BY PROXY	Your vote is very important, regardless of the number of shares you own. The Board is soliciting your proxy to ensure that a quorum is present, and that your shares are represented and voted, at the Special Meeting. For information on submitting your proxy over the Internet, by telephone or by mailing back the traditional proxy card (no extra postage is needed for the provided envelope if mailed in the U.S.), please see the attached proxy statement and enclosed proxy card. If you later decide to vote electronically during the Special Meeting, information on revoking your proxy prior to the Special Meeting is also provided.

RECOMMENDATIONS	The Board unanimously recommends that you vote: • “FOR” the Merger Proposal; • “FOR” the Named Executive Officer Merger-Related Compensation Proposal; and • “FOR” the Adjournment Proposal.
APPRAISAL	Change stockholders who do not vote in favor of the Merger Proposal will have the right to seek appraisal of the fair value of their shares of Change Common Stock, as determined in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), if they deliver a demand for appraisal before the vote is taken on the Merger Agreement and comply with all the requirements of Delaware law, including Section 262 of the DGCL, which are summarized in the accompanying proxy statement. Section 262 of the DGCL is reproduced in its entirety in Annex C to the accompanying proxy statement and is incorporated therein by reference.

Due to the public health impact of the COVID-19 outbreak and to support the health and well-being of our stockholders and other participants at the Special Meeting, the Special Meeting will be a virtual meeting of stockholders. You will be able to attend the Special Meeting, vote your shares electronically and submit your questions during the meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/CHNG2021SM. In order to participate in the meeting, you must have your 16-digit control number that is shown on your proxy card or the instructions that accompanied your proxy materials. You will not be able to attend the Special Meeting in person. For purposes of attendance at the Special Meeting, all references in the accompanying proxy statement to “present in person” or “in person” will mean virtually present at the Special Meeting.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SUBMIT A PROXY TO VOTE YOUR SHARES OF CHANGE COMMON STOCK OVER THE INTERNET OR BY TELEPHONE PURSUANT TO THE INSTRUCTIONS CONTAINED IN THESE MATERIALS OR COMPLETE, DATE, SIGN AND RETURN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SUBMITTED. IF YOU DO NOT SUBMIT YOUR PROXY OR ATTEND THE SPECIAL MEETING AND VOTE ELECTRONICALLY DURING THE SPECIAL MEETING, IT WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER PROPOSAL. IF YOU HOLD YOUR SHARES IN “STREET NAME” AND DO NOT INSTRUCT YOUR BROKER, BANK OR OTHER NOMINEE HOW TO VOTE YOUR SHARES, IT WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER PROPOSAL.

Your proxy may be revoked at any time before the vote at the Special Meeting by following the procedures outlined in the accompanying proxy statement.

If your shares are held by a broker, bank or other nominee and you wish to vote electronically during the Special Meeting, you must bring to the Special Meeting a proxy from the broker, bank or other nominee that holds your shares authorizing you to vote electronically during the Special Meeting. Please also bring to the Special Meeting your account statement evidencing your beneficial ownership of Change Common Stock as of the record date.

The proxy statement of which this notice forms a part provides a detailed description of the Merger, the Merger Agreement, the Named Executive Officer Merger-Related Compensation Proposal and the Adjournment Proposal, and provides specific information concerning the Special Meeting. We urge you to read the proxy statement, including any documents incorporated therein by reference, and its annexes carefully and in their entirety. If you have any questions concerning the Merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of Change Common Stock, please contact Morrow Sodali LLC, our proxy solicitor, by calling (203) 658-9400, or toll-free at (800) 662-5200, or via email at CHNG.info@investor.morrowsodali.com.

By Order of the Board of Directors,

Carrie Ratliff

Corporate Secretary

March 5, 2021

i

SUMMARY TERM SHEET

This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the Merger and the other matters being considered at the Special Meeting. We urge you to read carefully the entirety of the remainder of this proxy statement, including the attached annexes, and the other documents to which we have referred you. For additional information on Change included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” beginning on page 119. We have included page references in this summary to direct you to a more complete description of the topics presented below.

All references to “Change,” the “Company,” “we,” “us,” or “our” in this proxy statement refer to Change Healthcare Inc., a Delaware corporation; all references to “UnitedHealth Group” refer to UnitedHealth Group Incorporated, a Delaware corporation; all references to “Merger Sub” refer to Cambridge Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of UnitedHealth Group that exists solely for the purpose of entering into the Merger Agreement and engaging in the transactions contemplated by the Merger Agreement; all references to “Change Common Stock” refer to the common stock, par value $0.001 per share, of Change; all references to the “Board” refer to the board of directors of Change; all references to the “Merger” refer to the merger of Merger Sub with and into Change with Change surviving as a wholly-owned subsidiary of UnitedHealth Group; unless otherwise indicated or as the context otherwise requires, all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of January 5, 2021, by and among Change, UnitedHealth Group, and Merger Sub, as may be amended or modified from time to time in accordance with its terms, a copy of which is attached as Annex A to this proxy statement and which is incorporated by reference herein. Change, following the completion of the Merger, is sometimes referred to in this proxy statement as the “Surviving Corporation.”

The Parties

Change (see page 25)

Change Healthcare Inc. is a leading healthcare technology platform that provides data and analytics-driven solutions to improve clinical, financial, administrative, and patient engagement outcomes in the U.S. healthcare system. We offer a comprehensive suite of software, analytics, technology-enabled services and network solutions that drive improved results in the complex workflows of healthcare system payers and providers. Our solutions are designed to improve clinical decision making, simplify billing, collection and payment processes, and enable a better patient experience.

Change Common Stock is traded on Nasdaq Global Market (“NASDAQ”) under the ticker symbol “CHNG”. Change’s headquarters are located at 424 Church Street, Suite 1400, Nashville, Tennessee 37219 and our telephone number is (615) 932-3000. Our corporate web address is www.changehealthcare.com. The information provided on the Change website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to Change’s website provided in this proxy statement.

Additional information about Change is contained in our public filings with the U.S. Securities and Exchange Commission (the “SEC”), which filings are incorporated by reference herein. See the section entitled “Where You Can Find More Information.”

UnitedHealth Group (see page 25)

UnitedHealth Group is a diversified health care company, offering a diverse range of products and services through its two distinct business platforms: UnitedHealthcare, which provides health benefits, and Optum, which provides health services. Through UnitedHealthcare and Optum, in 2019, UnitedHealth Group processed nearly a trillion dollars in gross billed charges and UnitedHealth Group managed more than $250 billion in aggregate health care spending on behalf of the customers and consumers UnitedHealth Group serves.

The principal executive offices of UnitedHealth Group are located at 9900 Bren Road East, Minnetonka, MN 55343, and its telephone number is (952) 936-1300. Shares of common stock of UnitedHealth Group are listed on the New York Stock Exchange under the symbol “UNH.”

Merger Sub (see page 25)

Merger Sub is a Delaware corporation that was formed solely for the purposes of entering into the Merger Agreement and engaging in the transactions contemplated by the Merger Agreement. Merger Sub is a direct, wholly-owned subsidiary of UnitedHealth Group and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon consummation of the Merger, Merger Sub will cease to exist and Change will survive the Merger as a wholly-owned subsidiary of UnitedHealth Group.

The principal executive offices of Merger Sub’s ultimate parent, UnitedHealth Group, are located at 9900 Bren Road East, Minnetonka, MN 55343, and its telephone number is (952) 936-1300.

The Special Meeting

Date, Time and Place (see page 26)

The special meeting of Change stockholders (the “Special Meeting”) is scheduled to be held on April 13, 2021 at 3:30 p.m., Eastern Time. Due to the public health impact of the COVID-19 outbreak and to support the health and well-being of our stockholders and other participants at the Special Meeting, the Special Meeting will be a virtual meeting of stockholders. You will be able to attend the Special Meeting, vote your shares electronically and submit your questions during the meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/CHNG2021SM. In order to participate in the meeting, you must have your 16-digit control number that is shown on your proxy card or the instructions that accompanied your proxy materials. You will not be able to attend the Special Meeting in person.

Purpose of the Special Meeting (see page 26)

The Special Meeting is being held in order to consider and vote on the following proposals:

•	To adopt the Merger Agreement (the “Merger Proposal”).

•

To approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Change to its named executive officers that is based on or otherwise relates to the Merger (the “Named Executive Officer Merger-Related Compensation Proposal”).

•

To adjourn the Special Meeting, from time to time, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Merger Proposal if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal (the “Adjournment Proposal”).

Stockholders may also be asked to transact such other business as may properly be brought before the Special Meeting, or any adjournments or postponements of the Special Meeting, by or at the direction of the Board with the consent of UnitedHealth Group.

The Board has reviewed and considered the terms and conditions of the proposed Merger. After consulting with its outside legal counsel and financial advisors and after consideration of various factors more fully described in this proxy statement, the Board unanimously determined that the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Change and its stockholders and unanimously declared advisable and approved the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement.

The Board unanimously recommends that Change stockholders vote “FOR” the Merger Proposal, “FOR” the Named Executive Officer Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal.

Change stockholders must vote to approve the Merger Proposal as a condition for the Merger to occur. If the Change stockholders fail to approve the Merger Proposal by the requisite vote, the Merger will not occur.

Record Date; Stockholders Entitled to Vote (see page 27)

Only holders of record of Change Common Stock at the close of business on February 26, 2021, the record date for the Special Meeting (the “Record Date”), will be entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements of the Special Meeting. Holders of record of Change Common Stock are entitled to one vote for each share of Change Common Stock they own of record at the close of business on the Record Date. At the close of business on the Record Date, 306,530,424 shares of Change Common Stock were issued and outstanding, held by approximately 88 holders of record.

Quorum (see page 27)

Under our bylaws, the presence at the Special Meeting, in person or by proxy, of the holders of record of a majority of the voting power of the shares of Change Common Stock issued and outstanding and entitled to vote at the Special Meeting will constitute a quorum. There must be a quorum for business to be conducted at the Special Meeting. Failure of a quorum to be represented at the Special Meeting will necessitate an adjournment or postponement of the Special Meeting and may subject Change to additional expense.

If you attend the Special Meeting or if you submit (and do not thereafter revoke) a proxy by duly executing and returning a proxy card or by telephone or through the Internet, even if you abstain from voting, your shares of Change Common Stock will be counted for purposes of determining whether a quorum is present at the Special Meeting. In the event that a quorum is not present at the Special Meeting or additional votes must be solicited to adopt the Merger Agreement, the meeting may be adjourned or postponed to solicit additional proxies.

Required Vote (see page 27)

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Change Common Stock entitled to vote on such matter at the Special Meeting.

Approval of the Named Executive Officer Merger-Related Compensation Proposal (on a non-binding basis) requires the affirmative vote of the holders of a majority of the voting power of the shares of Change Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on such matter at the Special Meeting.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Change Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on such matter at the Special Meeting.

Voting at the Special Meeting (see page 29)

If your shares are registered directly in your name with our transfer agent, you are considered a “stockholder of record.” Stockholders of record can vote their shares of Change Common Stock in the following four ways: (i) by indicating your vote by completing, signing and dating the proxy card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you, (ii) by submitting your proxy by telephone by dialing the toll-free number 1-800-690-6903, (iii) by submitting your proxy over the Internet by going to www.proxyvote.com or (iv) by attending the Special Meeting and voting your shares electronically during the Special Meeting. Even if you plan to attend the Special Meeting, Change encourages you to submit a proxy in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Special Meeting.

If your shares are held by your broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a form from your broker, bank or other nominee seeking instruction from you as to how your shares should be voted. You should instruct your broker, bank or other nominee how to vote your shares on each proposal in accordance with your voting instruction form. If you beneficially own your shares and receive a voting instruction form, you can vote by following the instructions on your voting instruction form. Please refer to information from your bank, broker or other nominee on how to submit voting instructions. Stockholders who own their shares in “street name” are not able to vote at the Special Meeting unless they have a “legal proxy,” executed in their favor, from the stockholder of record (broker, bank or other nominee) giving them the right to vote the shares at the Special Meeting.

You may revoke your proxy at any time prior to the vote at the Special Meeting by (i) sending a written statement to that effect to our Corporate Secretary, (ii) voting again by Internet or telephone, (iii) submitting a properly signed proxy card with a later date, or (iv) attending the Special Meeting and voting your shares electronically during the Special Meeting. If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the Special Meeting if you obtain a “legal proxy,” executed in your favor, from the stockholder of record (broker, bank or other nominee) giving you the right to vote the shares at the Special Meeting.

Change recommends that you submit a proxy to vote your shares as soon as possible, even if you are planning to attend the Special Meeting, to ensure that your shares are represented and voted at the meeting and so that the vote count will not be delayed. Attendance at the Special Meeting will not, in and of itself, result in the revocation of a proxy or cause your shares of Change Common Stock to be voted.

Abstentions and Broker Non-Votes (see page 28)

At the Special Meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Abstaining from voting will have the same effect as a vote “AGAINST” the Merger Proposal, the Named Executive Officer Merger-Related Compensation Proposal and the Adjournment Proposal. If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will have the same effect as a vote “FOR” the Merger Proposal, the Named Executive Officer Merger-Related Compensation Proposal and the Adjournment Proposal. Broker non-votes are shares held in “street name” by brokers, banks and other nominees that are present or represented by proxy at the Special Meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or other nominee does not have discretionary voting power on such proposal. Because, under NASDAQ rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of Change Common Stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then such shares will not be counted as present in person or by proxy at the Special Meeting. As the vote to approve the Merger Proposal is based on the total number of shares of Change Common Stock outstanding at the close of business on the record date, not just the shares that are counted as present in person or by proxy at the Special Meeting, if you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the Merger Proposal.

Solicitation of Proxies (see page 30)

The Board is soliciting your proxy, and Change will bear the cost of soliciting proxies. Change has engaged Morrow Sodali LLC (“Morrow”) to assist with the solicitation of proxies. Morrow will be paid approximately $30,000. Change will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of Change Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Morrow or, without additional compensation, by certain of Change’s directors, officers and employees.

Adjournment (see page 30)

In addition to the Merger Proposal and the Named Executive Officer Merger-Related Compensation Proposal, Change stockholders are also being asked to approve the Adjournment Proposal, which will enable the adjournment of the Special Meeting for the purpose of soliciting additional votes in favor of the Merger Proposal if there are not sufficient votes at the time of the Special Meeting to approve the Merger Proposal. If a quorum is not present, the person presiding at the Special Meeting may adjourn the Special Meeting from time to time until a quorum is present. If the adjournment is for more than 30 days, or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. In addition, the Special Meeting could be postponed before it commences, subject to the terms of the Merger Agreement. If the Special Meeting is adjourned or postponed, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you return a proxy and do not indicate how you wish to vote on the Adjournment Proposal, your shares will be voted in favor of the Adjournment Proposal.

The Merger

The rights and obligations of the parties to the Merger Agreement are governed by the specific terms and conditions of the Merger Agreement and not by any summary or other information in this proxy statement. Therefore, the information in this proxy statement regarding the Merger Agreement and the Merger is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated herein by reference. We encourage you to read the Merger Agreement carefully and in its entirety because it is the principal legal agreement that governs the Merger.

Structure of the Merger (see page 32)

If the Merger is completed, then at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into Change, the separate corporate existence of Merger Sub will cease and Change will survive the Merger as a wholly-owned subsidiary of UnitedHealth Group.

Merger Consideration (see page 32)

Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, each share of Change Common Stock issued and outstanding immediately prior to the Effective Time (other than any (i) Restricted Shares (as defined below) and (ii) shares owned by (A) UnitedHealth Group, Merger Sub or any other wholly owned subsidiary of UnitedHealth Group, Change or any wholly owned subsidiary of Change (and, in each case, not held on behalf of third parties) or (B) stockholders who have properly made and not validly withdrawn or lost a demand for appraisal rights with respect to their shares (the shares referred to in this clause (ii), “Excluded Shares”)) will be automatically converted into the right to receive an amount in cash, without interest and subject to any applicable withholding taxes, equal to $25.75 (the “Per Share Merger Consideration”).

Treatment of Change Equity Awards (see page 32)

At the Effective Time, Change equity-based awards outstanding immediately prior to the Effective Time will generally be subject to the following treatment:

•

each option to acquire shares of Change Common Stock (a “Change Option”), whether vested or unvested, will be converted into an option to purchase a number of shares of UnitedHealth Group common stock (“UnitedHealth Group Shares”) based on the equity award exchange ratio set forth in the Merger Agreement (the “Equity Award Exchange Ratio”), with the exercise price per share applicable to such Change Option adjusted by the Equity Award Exchange Ratio;

•

each outstanding restricted share of Change Common Stock subject to specified return-based vesting conditions (a “Restricted Share” and the “Exit-Vesting Conditions”, respectively) that fully vests at the Effective Time pursuant to its terms and conditions as in effect as of the date of the Merger Agreement will automatically be converted into the right to receive the Per Share Merger Consideration, less any withholding taxes (provided, that any Restricted Share that does not vest at the Effective Time pursuant to the applicable terms and conditions will be cancelled and forfeited for no consideration or payment);

•

each outstanding time-based and performance based Change restricted stock unit award (an “RSU”), whether vested or unvested, will be converted into a restricted stock unit denominated in UnitedHealth Group Shares (a “UnitedHealth Group RSU”) based on the Equity Award Exchange Ratio, with the number of UnitedHealth Group Shares subject to such UnitedHealth Group RSU equal to the product of (i) (A) in the case of a service-based RSU, the total number of shares subject to such RSU immediately prior to the Effective Time or (B) in the case of a performance-based RSU, the number of shares subject to such RSU award based on target performance multiplied by (ii) the Equity Award Exchange Ratio;

•

each outstanding RSU subject to the Exit-Vesting Conditions that fully vests at the consummation of the Merger pursuant to its terms and conditions as in effect as of the date of the Merger Agreement will automatically be converted into the right to receive the Per Share Merger Consideration, less any withholding taxes. If the Exit-Vesting Conditions are not satisfied in connection with the consummation of the Merger, any RSUs subject to the Exit-Vesting Conditions will be cancelled and forfeited at the Effective Time for no consideration or payment;

•

each outstanding Change stock appreciation right award (a “SAR”), whether vested or unvested, will be converted into a UnitedHealth Group stock appreciation right (a “UnitedHealth Group SAR”) denominated in a number of UnitedHealth Group Shares based on the Equity Award Exchange Ratio, with the strike price per share applicable to such SAR adjusted by the Equity Award Exchange Ratio (provided, that any SAR award subject to the Exit-Vesting Conditions that does not fully vest at the Effective Time pursuant to its terms and conditions as in effect as of the date of the Merger Agreement will be cancelled and forfeited at the Effective Time for no consideration or payment); and

•

each Change deferred stock unit award (a “DSU”), whether vested or unvested, will be converted into a UnitedHealth Group deferred stock unit award (a “UnitedHealth Group DSU”) denominated in UnitedHealth Group Shares based on the Equity Award Exchange Ratio.

Change equity-based awards that convert into equity-based awards denominated in UnitedHealth Group Shares will generally be subject to the same terms and conditions (including, as applicable, vesting, exercise and settlement) as applied to such award prior to the Effective Time, except to the extent such terms and conditions are rendered inoperative by the Merger or with respect to such other changes that are necessary for the administration of the awards and that are not materially detrimental to the holder of the award.

Recommendation of the Board (see page 43)

The Board has reviewed and considered the terms and conditions of the proposed Merger. After consulting with its outside legal counsel and financial advisors and after consideration of various factors, the Board unanimously (i) approved and declared advisable the Merger Agreement and the consummation of the Merger and the other transactions contemplated thereby, (ii) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable and fair to, and in the best interests of, Change and its stockholders, (iii) resolved that the adoption of the Merger Agreement be submitted to a vote of Change stockholders at the Special Meeting and (iv) recommended that Change stockholders vote to adopt the Merger Agreement (clause (iv) being the “Board Recommendation”). Certain factors considered by the Board in reaching its decision to adopt the Merger Agreement can be found in “The Merger Proposal (Proposal 1)—Recommendation of the Board and Reasons for the Merger” beginning on page 43.

The Board unanimously recommends that Change stockholders vote:

•	“FOR” the Merger Proposal;

•	“FOR” the Named Executive Officer Merger-Related Compensation Proposal; and

•	“FOR” the Adjournment Proposal.

Opinion of Change’s Financial Advisor (see page 48)

Opinion of Goldman Sachs & Co.

In connection with the Merger, on January 5, 2021, Goldman Sachs & Co. LLC (“Goldman Sachs”), Change’s financial advisor, delivered to the Board an oral opinion, which was subsequently confirmed in writing, as to the fairness, from a financial point of view and as of the date of the opinion, to the holders (other than UnitedHealth Group and its affiliates) of Change Common Stock of the Per Share Merger Consideration to be received by such holders. The full text of the written opinion, dated January 5, 2021, of Goldman Sachs, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this document and is incorporated by reference herein in its entirety. Goldman Sachs provided its opinion to the Board for the benefit and use of the Board (in its capacity as such) in connection with and for purposes of its evaluation of the Per Share Merger Consideration from a financial point of view. Goldman Sachs’ opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Change or in which Change might engage or as to the underlying business decision of Change to proceed with or effect the Merger. Goldman Sachs’ opinion does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

For further information, see the section of this proxy statement entitled “Opinion of Change’s Financial Advisor” beginning on page 48 and Annex B.

Interests of Change’s Executive Officers and Directors in the Merger (see page 58)

In considering the recommendation of the Board that you vote to approve the Merger Proposal, you should be aware that, aside from their interests as Change stockholders, Change’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Change stockholders generally, which may create potential conflicts of interest. The Board was aware of these interests and considered them when it adopted the Merger Agreement and approved the Merger.

With regard to one of our directors, these interests relate to the accelerated vesting of time-based stock options.

With regard to our executive officers these interests include the following types of payments and benefits that may be triggered by or otherwise relate to the Merger, assuming the Merger occurred on September 30, 2021 and, where applicable, the executive’s employment was terminated by us without “cause” or, in some cases, by the executive for “good reason” on September 30, 2021:

•	for certain executives, a change in title;

•	accelerated vesting of time-based vesting stock options and a portion of stock options subject to certain exit-vesting conditions;

•	cash severance payments and other termination benefits under the executives’ employment agreements, offer letters, or Change’s U.S. Executive Severance Benefit Guidelines, as applicable;

•

for certain executives, grants by UnitedHealth Group of sign-on grants of UnitedHealth Group stock options and restricted stock units and grants of UnitedHealth Group equity awards in 2022, as set forth in the executive’s employment agreement with UnitedHealth Group; and

•

for certain executives, extension of the change in control protection period applicable to Change equity awards converted into UnitedHealth Group equity awards in connection with the Merger, as set forth in the executive’s employment agreement with UnitedHealth Group.

In addition, pursuant to the terms of the Merger Agreement, Change’s directors and executive officers will be entitled to certain ongoing indemnification, expense advancement and insurance arrangements.

These interests are discussed in more detail in the section entitled “The Merger Proposal (Proposal 1)—Interests of Change’s Executive Officers and Directors in the Merger,” beginning on page 58 of this proxy statement.

Regulatory Approvals (see page 69)

As further discussed in the section entitled “Regulatory Approvals” starting on page 69, we cannot complete the Merger until certain antitrust approvals or exemptions are received from U.S. regulatory authorities.

While we have no reason to believe it will not be possible to complete the antitrust reviews in a timely manner, there is no certainty that the antitrust reviews will be completed within the period of time contemplated by the Merger Agreement or that the completion of such reviews would not be conditioned upon actions that would be materially adverse to Change or UnitedHealth Group, or that a regulatory challenge to the Merger will not be made.

Litigation Related to the Merger (see page 70)

On February 24, 2021, a putative class action, captioned Krueger v. Change Healthcare Inc., et al., 21-0152, was filed in the Chancery Court for Davidson County, Tennessee against Change and certain of its officers and directors (the “Individual Defendants”). The complaint contends that the Individual Defendants breached their fiduciary duties by allegedly agreeing to an unfair merger following what plaintiff characterizes as an unfair process. The complaint also alleges that the Individual Defendants failed to disclose certain information in the preliminary proxy statement. In addition, the complaint brings a claim against Change for purportedly aiding and abetting the foregoing alleged breaches. Change has not yet responded to the complaint. While Change believes that the putative class action is without merit and plans to vigorously defend itself against the claims, there can be no assurance that Change will prevail in the lawsuit.

Material U.S. Federal Income Tax Consequences of the Merger (see page 70)

The exchange of Change Common Stock for cash pursuant to the Merger generally will be a taxable transaction to holders of Change Common Stock for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 114. The tax consequences of the Merger to you will depend on your particular circumstances. You should consult your tax advisors regarding the U.S. federal income tax consequences of the Merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Appraisal Rights (see page 70)

Stockholders of Change are entitled to appraisal rights under the General Corporation Law of the State of Delaware (the “DGCL”) in connection with the Merger, provided that such stockholders comply with the requirements of Section 262 of the DGCL. If the Merger is completed, any stockholder of Change who does not vote in favor of the Merger Proposal and who otherwise complies with the requirements of Section 262 has the right to seek appraisal of his, her or its shares of Change Common Stock and to receive payment in cash for the “fair value” of his, her or its shares of Change Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The ultimate amount stockholders of Change receive in an appraisal proceeding may be less than, equal to or more than the amount a stockholder would have received under the Merger Agreement.

To exercise appraisal rights, a stockholder of Change must deliver a written demand for appraisal to Change before the vote is taken on the adoption of the Merger Agreement, must not vote, electronically during the Special Meeting or by proxy, in favor of the proposal to adopt the Merger Agreement and must continue to hold the shares of Change Common Stock of record from the date of making the demand for appraisal through the Effective Time. As such, merely voting against, abstaining or failing to vote on the proposal to adopt the Merger Agreement will not by itself preserve your right to appraisal under the DGCL. A stockholder’s failure to strictly comply with the procedures specified under the DGCL will result in the loss of such stockholder’s appraisal rights. See the section entitled “The Merger Proposal (Proposal 1)—Appraisal Rights” beginning on page 70 and the text of the DGCL appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. Only a Change stockholder of record may submit a demand for appraisal. If you hold your shares of Change Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Expected Timing of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the Merger Proposal, the parties to the Merger Agreement expect to complete the Merger in the second half of 2021. However, the Merger is subject to antitrust and regulatory reviews and various other conditions, and it is possible that factors outside of the control of Change or UnitedHealth Group could result in the Merger being completed at a later time, or not at all. There may be a substantial amount of time between the Special Meeting and the completion of the Merger. We expect to complete the Merger promptly following the receipt of all required clearances and approvals and the satisfaction or, to the extent permitted, waiver of the other conditions to the consummation of the Merger.

Financing of the Merger (see page 68)

The consummation of the Merger is not subject to any financing conditions. UnitedHealth Group has represented to Change in the Merger Agreement that, as of the closing of the Merger, it will have available to it, or will cause Merger Sub to have available to it, funds sufficient to consummate the transactions contemplated by the Merger Agreement.

Non-Solicitation of Acquisition Proposals (see page 87)

During the period from the date of the Merger Agreement through the earlier of the closing of the Merger and the termination of the Merger Agreement (the “Interim Period”), except as expressly permitted by the

Merger Agreement, Change, its subsidiaries and its and their respective representatives must not, directly or indirectly: (i) initiate, solicit, propose or knowingly encourage or otherwise knowingly facilitate any inquiry or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (as defined below); (ii) engage in, continue or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; (iii) provide any information or data concerning Change or its subsidiaries or access to Change’s or its subsidiaries’ properties, books and records to any third party in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; (iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal; or (v) agree or commit, in each case in a legally binding manner, to do any of the foregoing.

Notwithstanding the foregoing, prior to the time the Requisite Vote (as defined below) is obtained, in response to an unsolicited, bona fide written Acquisition Proposal that did not result from a material breach of the non-solicitation covenants contained in the Merger Agreement, Change may (i) provide information concerning Change and its subsidiaries in response to the third party making such Acquisition Proposal (provided that UnitedHealth Group also is provided such information and such third party executes a confidentiality agreement with terms not less restrictive in any material respect than the confidentiality agreement binding UnitedHealth Group and that treats any financing sources of such third party as “representatives” of such third party (a “Permitted Confidentiality Agreement”)) and (ii) engage or otherwise participate in any discussions or negotiations with such third party if, and only if, prior to taking any action described in clause (i) or clause (ii), the Board determines in good faith, after consultation with outside legal counsel and its financial advisor, based on the information then available, including the terms and conditions of such Acquisition Proposal and those of the Merger Agreement, that (A) such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or could reasonably be expected to result in a Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.

Except as expressly permitted by the Merger Agreement, the Board must not effect a Change of Recommendation (as defined below). In addition, except as expressly permitted by the Merger Agreement, the Board must not cause or permit Change or any of its subsidiaries to enter into an Alternative Acquisition Agreement (as defined below) or agree or commit, in each case in a legally binding manner, to do so.

Notwithstanding the foregoing, prior to the time the Requisite Vote is obtained, the Board may (i) effect a Change of Recommendation or (ii) cause Change to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and terminate the Merger Agreement (any action described in clause (i) or (ii) being a “Fundamental Action”) if (A) an unsolicited, bona fide written Acquisition Proposal that did not result from a material breach of the non-solicitation covenants contained in the Merger Agreement is received by Change or an Intervening Event (as defined below) has occurred, and (B) the Board determines in good faith, after consultation with outside legal counsel and its financial advisor, based on the information then available, that (w) in the case of an Acquisition Proposal, such Acquisition Proposal constitutes a Superior Proposal and (x) a failure to effect a Fundamental Action in response to such Acquisition Proposal or Intervening Event, as applicable, would be inconsistent with the directors’ fiduciary duties under applicable law; provided, however, that no such Fundamental Actions may be taken unless and until: (I) Change has given UnitedHealth Group written notice at least four business days in advance (such notice period, the “Notice Period” and such notice, the “Notice”), which Notice must set forth in writing that the Board intends to consider whether to take such Fundamental Action and a reasonably detailed description of the basis therefor, and must also include, in the case of a Fundamental Action to enter into an Alternative Acquisition Agreement, the then-current draft of such agreement, and, in the case of an Intervening Event, a reasonably detailed description of such Intervening Event; (II) during the Notice Period, to the extent requested by UnitedHealth Group, Change must, and must cause its representatives to, negotiate in good faith with UnitedHealth Group to revise the Merger Agreement so that the condition set forth in clause (B) above would not be satisfied; and (III) at the end of the Notice Period, the Board

has taken into account any revisions to the Merger Agreement proposed by UnitedHealth Group in writing and any other information offered by UnitedHealth Group in response to such Notice prior to the end of the Notice Period, and has thereafter determined in good faith, after consultation with outside legal counsel and its financial advisor, based on the information then available, that (y) in the case of an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal and (z) a failure to effect a Fundamental Action would continue to be inconsistent with the directors’ fiduciary duties under applicable law (provided that any amendment or modification to the economic or other material terms of any such Acquisition Proposal (if applicable) will require a new Notice and a new Notice Period (which, subsequent to the initial Notice Period, will be reduced to two business days rather than four business days)).

Conditions to the Closing of the Merger (see page 99)

The closing of the Merger is subject to certain conditions, including (i) the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Change Common Stock entitled to vote on such matter at the Company Stockholders Meeting (such adoption, the “Requisite Vote”), (ii) the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), without, solely as relates to UnitedHealth Group’s obligation to consummate the Merger, the imposition of any Burdensome Condition (as defined below), (iii) the absence of other legal restraints, (iv) the accuracy of the parties’ respective representations and warranties contained in the Merger Agreement (subject to customary materiality thresholds), (v) the performance of the parties’ respective covenants contained in the Merger Agreement in accordance with the Merger Agreement in all material respects, (vi) solely as relates to UnitedHealth Group’s obligation to consummate the Merger, the absence of any Material Adverse Effect (as defined in the Merger Agreement) with respect to Change and (vii) solely as relates to UnitedHealth Group’s obligation to consummate the Merger, Change’s receipt of an opinion of counsel to the effect that the Merger and the transactions contemplated thereby will not affect the intended tax-free treatment of the March 2020 separation of PF2 SpinCo Inc. from McKesson Corporation and subsequent merger of PF2 SpinCo Inc. with and into Change, with Change as the surviving company.

Termination of the Merger Agreement; Termination Fee (see page 101)

The Merger Agreement contains certain customary termination rights for Change and UnitedHealth Group, including (i) by mutual consent of the parties; (ii) by either party if (A) the Merger is not consummated on or before January 5, 2022 (subject to extension to April 5, 2022, under certain circumstances), (B) the Requisite Vote is not obtained at the Special Meeting or any adjournment or postponement thereof at which a vote on the adoption of the Merger Agreement is taken or (C) any law or order prohibiting the Merger has become final and non-appealable; (iii) by Change (A) in the event of a material uncured breach by UnitedHealth Group or Merger Sub of any of its representations, warranties or covenants in the Merger Agreement or (B) prior to the time the Requisite Vote is obtained, in order to enter into an alternative acquisition agreement with respect to a Superior Proposal; and (iv) by UnitedHealth Group (A) in the event of a material uncured breach by Change of any of its representations, warranties or covenants in the Merger Agreement or (B) prior to the time the Requisite Vote is obtained, if the Board has effected a Change of Recommendation or Change has materially breached its non-solicitation covenants contained in the Merger Agreement. Upon termination of the Merger Agreement under certain specified circumstances, Change will be required to pay to UnitedHealth Group a termination fee of $300,000,000.

Delisting and Deregistration of Change Common Stock (see page 98)

Prior to the closing of the Merger, Change will cooperate with UnitedHealth Group and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary or advisable on its part under applicable law, including, the rules and policies of NASDAQ, to enable the delisting by the

Surviving Corporation of the shares of Change Common Stock and (if requested by UnitedHealth Group) the 6.00% tangible equity units of Change listed on the NASDAQ under the trading symbol “CHNGU” (the “TEUs”) from NASDAQ and the deregistration of the shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (if requested by UnitedHealth Group) the TEUs under the Securities Act of 1933, as amended (the “Securities Act”), in each case, as promptly as practicable after the Effective Time, but in any event, in the case of the shares, no more than ten days thereafter.

Market Prices of Change Common Stock (see page 110)

On January 5, 2021, the last trading day prior to the public announcement of the proposed transaction, the closing price per share of Change Common Stock on NASDAQ was $18.24. The closing price of Change Common Stock on NASDAQ on March 4, 2021, the most recent practicable date prior to the filing of this proxy statement, was $22.45 per share. You are encouraged to obtain current market prices of Change Common Stock in connection with voting your shares of Change Common Stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following are brief answers to certain questions that you may have regarding the Merger, the Special Meeting and the proposals being considered at the Special Meeting. We urge you to carefully read the remainder of this proxy statement because the information in this section does not provide all of the information that might be important to you with respect to the Merger and the Special Meeting. Additional important information is also contained in the annexes attached to this proxy statement and the documents referred to or incorporated by reference into this proxy statement.

Q.	Why am I receiving these proxy materials?

A.

On January 5, 2021, Change entered into a merger agreement providing for the merger of Merger Sub with and into Change, pursuant to which Change will survive the Merger as a wholly-owned subsidiary of UnitedHealth Group. A copy of the Merger Agreement is attached to this proxy statement as Annex A and is incorporated by reference herein. In order to complete the Merger, Change stockholders must vote to adopt the Merger Agreement. The approval of the Merger Proposal by our stockholders is a condition to the consummation of the Merger. See the section entitled “The Merger Agreement—Closing Conditions” beginning on page 99. You are receiving this proxy statement in connection with the solicitation by the Board of proxies of Change stockholders in favor of the Merger Proposal.

You are also being asked to vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Change to its named executive officers that is based on or otherwise relates to the Merger and on a proposal to adjourn the Special Meeting, from time to time, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Merger Proposal if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal.

This proxy statement, which you should read carefully and in its entirety, contains important information about the Merger, the Merger Agreement, the Special Meeting of our stockholders and the matters to be voted on thereat. The enclosed materials allow you to submit a proxy to vote your shares of Change Common Stock without attending the Special Meeting and to ensure that your shares are represented and voted at the Special Meeting.

Your vote is very important. Even if you plan to attend the Special Meeting, we encourage you to submit a proxy as soon as possible.

Q.	What is the proposed transaction?

A.

If the Merger Proposal is approved by Change stockholders and the other conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or, to the extent permitted, waived, Merger Sub will merge with and into Change. Change will be the Surviving Corporation in the Merger and will become privately held as a wholly-owned subsidiary of UnitedHealth Group.

Q.	What will I receive in the Merger if it is completed?

A.

Under the terms of the Merger Agreement, if the Merger is completed, you will be entitled to receive $25.75 in cash, without interest and subject to any applicable withholding taxes, for each share of Change Common Stock you own, which represents a premium of approximately 41.17% over Change’s closing stock price on January 5, 2021. For example, if you own 100 shares of Change Common Stock, you will be entitled to receive $2,575.00 in cash in exchange for your shares, without interest and subject to any applicable withholding taxes. You will not be entitled to receive shares in the Surviving Corporation or in UnitedHealth Group.

Q.	Why is the Special Meeting being webcast online?

A.

Due to the public health impact of the COVID-19 outbreak and to support the health and well-being of our stockholders and other participants at the Special Meeting, the Special Meeting will be a virtual meeting of stockholders held via a live audio webcast. The virtual meeting will provide the same rights of a physical meeting. Stockholders will be able to present questions online during the meeting through www.virtualshareholdermeeting.com/CHNG2021SM, providing our stockholders with the opportunity for meaningful engagement with Change.

Q.	How do I participate in the virtual meeting?

A.

To participate in the meeting, you must have your 16-Digit Control Number that is shown on your proxy card or the instructions that accompanied your proxy materials. You may access the Special Meeting by visiting www.virtualshareholdermeeting.com/CHNG2021SM. You will be able to submit questions during the meeting by typing in your question into the “ask a question” box on the meeting page. Should you require technical assistance, support will be available by dialing 1-800-449-0991 (U.S.) or 1-720-378-5962 (International) during the meeting; these telephone numbers will also be displayed on the meeting webpage.

Q.	Will I be able to participate in the virtual meeting on the same basis as I would be able to participate in a live meeting?

A.

The virtual meeting format for the Special Meeting will enable full and equal participation by all of our stockholders from any place in the world. We believe that holding the Special Meeting online will help support the health and well-being of our stockholders and other participants at the Special Meeting as we navigate the public health impact of COVID-19.

We designed the format of the virtual meeting to ensure that our stockholders who attend our Special Meeting will be afforded the same rights to participate as they would at a meeting attended physically and to enhance stockholder access, participation and communication through online tools. We will take the following steps to ensure such an experience:

•	providing stockholders with the ability to submit appropriate questions real-time via the meeting website, limiting questions to one question per stockholder unless time otherwise permits; and

•	answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting without discrimination.

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment or service issues, are not pertinent to meeting matters and therefore will not be answered at the Special Meeting.

Q.	What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?

A.

Should you require technical assistance, support will be available by dialing 1-800-449-0991 (U.S.) or 1-720-378-5962 (International) during the meeting; these telephone numbers will also be displayed on the meeting webpage. If there are any technical issues in convening or hosting the meeting, we will promptly post information to our website, including information on when the meeting will be reconvened.

Q.	What is a proxy?

A.

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Change Common Stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Change Common Stock is called a “proxy card.”

Q.	What different methods can I use to vote?

A.	You can vote by any of the following methods:

•	At the Special Meeting – You may vote electronically at the meeting.

•

By Internet—You may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your proxy card or the instructions that accompanied your proxy materials in order to vote by Internet.

•

By Telephone—You may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your proxy card or the instructions that accompanied your proxy materials in order to vote by telephone.

•

By Mail—You may vote by mail by indicating your vote by completing, signing and dating the proxy card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

•

If your shares are held in the name of a bank, broker or other holder of record (also known as “street name”), you have the right to direct your bank, broker or other nominee on how to vote your shares by using the voting instruction form provided to you by them, or by following their instructions for voting through the internet or by telephone. In the alternative, you may vote at the meeting if you obtain a legal proxy from your bank, broker or other nominee and present it at the meeting. In order for your shares to be voted on all matters presented at the meeting, we urge all stockholders whose shares are held in street name by a bank, brokerage firm or other nominee to provide voting instructions to such record holder.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern time, on April 12, 2021, for the voting of shares held by stockholders of record or held in street name.

Mailed proxy cards with respect to shares of record must be received no later than April 12, 2021.

Q.	What can I do if I change my mind after I vote my shares?

A.	You can change your vote by revoking your proxy at any time before your proxy is voted, in one of three ways:

•	submitting a later dated proxy (including a proxy submitted through the internet at www.proxyvote.com, by telephone or by proxy card);

•	notifying Change’s Corporate Secretary by email at corporatesecretary@changehealthcare.com that you are revoking your proxy; or

•	voting online at the Special Meeting.

If you are a beneficial owner of Change Common Stock held by a bank, broker or other nominee, you will need to contact the bank, broker or other nominee to revoke your proxy.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.

If your shares are registered directly in your name with our registrar and transfer agent, EQ Shareowner Services, you are considered a “stockholder of record” with respect to those shares. If your shares are held in a bank or brokerage account, you are considered the “beneficial owner” of those shares.

Q.	What if I am a beneficial owner and do not give voting instructions to my broker? What is a broker non-vote?

A.

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. Broker non-votes are shares held in “street name” by brokers, banks and other nominees that are present or represented by proxy at the Special Meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or other nominee does not have discretionary voting power on such proposal. Because, under NASDAQ rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of Change Common Stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present virtually or by proxy at the Special Meeting. As a result, it is expected that there will not be any broker non-votes in connection with any of the three proposals described in this proxy statement. The failure to issue voting instructions to your broker, bank or other nominee will have no effect on the outcome of the Named Executive Officer Merger-Related Compensation Proposal or Adjournment Proposal, assuming that a quorum exists. However, the vote to approve the Merger Proposal is based on the total number of shares of Change Common Stock outstanding at the close of business on the record date, not just the shares that are counted as present virtually or by proxy at the Special Meeting. As a result, if you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the Merger Proposal.

Q.	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A.

No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares held in “street name” will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card (or submit a proxy by telephone or through the Internet) for each of those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q.	Who is soliciting my proxy? Who will pay for the cost of this proxy solicitation?

A.

The Board is soliciting your proxy, and Change will bear the cost of soliciting proxies. Change has engaged Morrow Sodali LLC (“Morrow”) to assist with the solicitation of proxies. Morrow will be paid approximately $30,000. Change will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of Change Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Morrow or, without additional compensation, by certain of Change’s directors, officers and employees.

Q.	What matters will be voted on at the Special Meeting?

A.	At the Special Meeting, you will be asked to consider and vote on the following proposals:

•	the Merger Proposal;

•	the Named Executive Officer Merger-Related Compensation Proposal; and

•	the Adjournment Proposal.

Stockholders may also be asked to transact such other business as may properly be brought before the Special Meeting or any adjournments or postponements of the Special Meeting, by or at the direction of the Board with the consent of UnitedHealth Group.

Q.	What is the position of the Board regarding the Merger?

A.

After consulting with its outside legal counsel and financial advisors and after consideration of various factors, the Board has unanimously (i) determined that it is advisable, fair to and in the best interests of Change and our stockholders for Change to enter into the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement, (ii) declared advisable and approved the Merger Agreement and the transactions contemplated by the Merger Agreement and (iii) resolved that the Merger Agreement be submitted to the Change stockholders for adoption thereby in accordance with applicable law, the Merger Agreement and the bylaws of Change at a special meeting of stockholders.

Q.	How does the Board recommend that I vote on the proposals?

A.	Change’s Board unanimously recommends that you vote:

•	“FOR” the Merger Proposal;

•	“FOR” the Named Executive Officer Merger-Related Compensation Proposal; and

•	“FOR” the Adjournment Proposal.

Q.	What vote is required to approve the Merger Proposal?

A.

The Merger Proposal will be approved if stockholders holding a majority of the outstanding shares of Change Common Stock entitled to vote on such matter at the Special Meeting affirmatively vote “FOR” the proposal.

Q.	What vote is required to approve the Named Executive Officer Merger-Related Compensation Proposal (on a non-binding, advisory basis) and the Adjournment Proposal?

A.

Each of the Named Executive Officer Merger-Related Compensation Proposal and the Adjournment Proposal will be approved if the holders of a majority in voting power of the shares of Change Common Stock present or represented by proxy at the Special Meeting entitled to vote on such matter affirmatively vote “FOR” each such proposal.

Q.	Do you expect the Merger to be taxable to Change stockholders?

A.

The exchange of Change Common Stock for cash in the Merger generally will be a taxable transaction for holders of Change Common Stock for U.S. federal income tax purposes and may also be taxable under state, local or other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 114. The tax consequences of the Merger to you will depend on your particular circumstances. You should consult your tax advisors regarding the U.S. federal income tax consequences of the Merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q.	What other effects will the Merger have on Change?

A.

If the Merger is completed, Change Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act, and Change will no longer be required to file periodic reports with the SEC with respect to Change Common Stock, in each case in accordance with applicable law, rules and regulations. Following the completion of the Merger, Change Common Stock will no longer be publicly traded and you will no longer have any interest in Change’s future earnings or growth. In addition, each share of Change Common Stock you hold will represent only the right to receive $25.75 in cash, without interest and subject to any applicable withholding taxes. Change will also become a wholly-owned subsidiary of UnitedHealth Group at the Effective Time.

Q.	When is the Merger expected to be completed?

A.

Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the Merger Proposal, the parties to the Merger Agreement expect to complete the Merger in the second half of 2021. However, Change cannot assure that the Merger will be completed by any particular date, if at all. Because the Merger is subject to a number of conditions, including the receipt of stockholder approval of the Merger Proposal and the receipt of certain other regulatory approvals and clearances, the exact timing of consummation of the Merger cannot be determined at this time and we cannot guarantee that the Merger will be completed.

Q.	What happens if the Merger is not completed?

A.

If the Merger Proposal is not approved by Change stockholders, or if the Merger is not completed for any other reason, Change stockholders will not receive any payment for their shares of Change Common Stock in connection with the Merger. Instead, Change will remain an independent public company and shares of Change Common Stock will continue to be listed and traded on NASDAQ. Change may be required to pay UnitedHealth Group a termination fee of $300,000,000 if the Merger Agreement is terminated under certain specified circumstances pursuant to the terms of the Merger Agreement. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 103 for a discussion of the circumstances under which Change will be required to pay a termination fee.

Q.	How will our directors and executive officers vote on the Merger Proposal?

A.	Our current understanding is that the directors and executive officers of Change intend, as of the date of this proxy statement, to vote in favor of the Merger Proposal.

As of the record date for the Special Meeting, the directors and executive officers of Change owned, in the aggregate, 846,006 shares of Change Common Stock (not including any shares of our common stock deliverable upon exercise of or underlying any Change equity-based awards, which shares cannot be voted at the Special Meeting), representing less than 1% of the shares of Change Common Stock issued and outstanding on that date.

Q.	Do any of Change’s directors or executive officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

A.

Yes. In considering the recommendation of the Board with respect to the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that may be different from, or in addition to, the interests of our stockholders generally. The Board was aware of and considered these differing interests, to the extent such interests existed at the time, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in unanimously recommending that the Merger Agreement be adopted by the Change stockholders. See the section entitled “The Merger Proposal (Proposal 1)—Interests of Change’s Executive Officers and Directors in the Merger.”

Q.	Why am I being asked to consider and vote on the Named Executive Officer Merger-Related Compensation Proposal?

A.

The SEC rules require Change to seek approval on a non-binding, advisory basis with respect to certain payments that will or may be made to Change’s named executive officers in connection with the Merger. Approval of the Named Executive Officer Merger-Related Compensation Proposal is not required to complete the Merger.

Q.	How many shares of Change Common Stock must be present to constitute a quorum for the meeting? What if there is no quorum?

A.

Under our bylaws, the presence at the Special Meeting, in person or by proxy, of the holders of a majority in voting power of the shares of Change Common Stock issued and outstanding at the close of business on the record date will constitute a quorum. There must be a quorum for business to be conducted at the Special Meeting. If a quorum is not present, the person presiding at the Special Meeting may adjourn the Special Meeting from time to time until a quorum is present. Failure of a quorum to be present at the Special Meeting will necessitate an adjournment or postponement of the Special Meeting and may subject Change to additional expense. If the adjournment is for more than 30 days, or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. As of the close of business on the record date, there were 306,530,424 shares of Change Common Stock outstanding representing 306,530,424 votes. Accordingly, a sufficient number of shares of Change Common Stock representing at least 153,265,213 votes must be present or represented by proxy at the Special Meeting to constitute a quorum.

Q.	What if I abstain from voting on any proposal?

A.

If you attend the Special Meeting or if you submit (and do not thereafter revoke) a proxy by duly executing and returning a proxy card, by telephone or through the Internet, even if you abstain from voting, your shares of Change Common Stock will still be counted for purposes of determining whether a quorum is present at the Special Meeting, but will not be voted on the proposals. As a result, if you mark “ABSTAIN” on your proxy card or otherwise indicate that you are abstaining from voting when you submit your proxy by telephone or through the Internet, your abstention from voting will have the same effect as a vote “AGAINST” the Merger Proposal, the Named Executive Officer Merger-Related Compensation Proposal and the Adjournment Proposal.

Q.	Will my shares be voted if I do not sign and return my proxy card or vote by telephone or over the Internet or electronically during the Special Meeting?

A.

If you are a stockholder of record of Change and you do not electronically vote at the Special Meeting, sign and return your proxy card by mail, or submit your proxy by telephone or over the Internet, your shares will not be voted at the Special Meeting and will not be counted as present for purposes of determining whether a quorum exists. The failure to submit a proxy or otherwise vote your shares at the Special Meeting will have no effect on the outcome of the Named Executive Officer Merger-Related Compensation Proposal or the Adjournment Proposal, assuming that a quorum exists. However, the vote to approve the Merger Proposal is based on the total number of shares of Change Common Stock outstanding as of the close of business on the record date, not just the shares that are counted as present in person or by proxy at the Special Meeting. As a result, if you fail to submit a proxy or otherwise vote your shares electronically at the Special Meeting, it will have the same effect as a vote “AGAINST” the Merger Proposal.

You will have the right to receive the Merger consideration if the Merger Proposal is approved and the Merger is completed even if your shares are not voted at the Special Meeting. However, if your shares are not voted at the Special Meeting, it will have the same effect as a vote “AGAINST” the Merger Proposal.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the Merger consideration for my shares of Change Common Stock?

A.

Yes. If you are a record holder of Change Common Stock, you are entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger if you comply with the requirements of Section 262 of the DGCL. See the section entitled “The Merger Proposal (Proposal 1)—Appraisal Rights” beginning on page 70. In addition, a copy of Section 262 of the DGCL is attached to this proxy statement as Annex C.

Failure to strictly comply with all procedures required by Section 262 of the DGCL will result in a loss of your right to appraisal. We encourage you to read these provisions carefully and in their entirety and, in view of their complexity, to promptly consult with your legal and financial advisors if you wish to pursue your appraisal rights in connection with the Merger.

Q.	What happens if I sell my shares of Change Common Stock before the completion of the Merger?

A.

If you transfer your shares of Change Common Stock before the Merger is completed, you will lose your right to receive the Merger consideration or to exercise appraisal rights. In order to receive the Merger consideration, you must hold your shares of Change Common Stock through the completion of the Merger.

Q.	Should I send in my evidence of ownership now?

A.

No. After the Merger is completed, if you are a stockholder of record and hold your shares of Change Common Stock in certificated form or in book-entry form not through the Depository Trust Company (“DTC”), you will receive transmittal materials from the paying agent for the Merger with detailed written instructions for exchanging your shares of Change Common Stock for the consideration to be paid to former Change stockholders in connection with the Merger. If you are a stockholder of record and hold your shares of Change Common Stock in book-entry form through DTC, only if required by the paying agent, will you receive transmittal materials from the paying agent for the Merger with detailed written instructions for exchanging your shares of Change Common Stock for the consideration to be paid to former Change stockholders in connection with the Merger. If you are the beneficial owner of shares of Change Common Stock held in “street name,” you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of such shares.

Q.	What does it mean if I get more than one proxy card or voting instruction card?

A.

If your shares are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies over the Internet or by telephone) to ensure that all of your shares are voted.

Q.	What is householding and how does it affect me?

A.

The SEC’s proxy rules permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. While Change does not household, a number of brokerage firms with account holders who are Change stockholders household proxy materials, delivering a single set of proxy materials to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can request, and Change will promptly deliver, a separate copy of the proxy statement by writing to our Corporate Secretary at our offices at 100 Airpark Center Drive East, Nashville, TN 37217 or by calling 615-932-3000.

Q.	What will the holders of outstanding Change equity awards receive in the Merger?

A.	At the Effective Time, Change equity-based awards outstanding immediately prior to the Effective Time will generally be subject to the following treatment:

•

each Change Option, whether vested or unvested, will be converted into an option to purchase a number of UnitedHealth Group Shares based on the Equity Award Exchange Ratio, with the exercise price per share applicable to such Change Option adjusted by the Equity Award Exchange Ratio;

•

each outstanding Restricted Share subject to the Exit-Vesting Conditions that fully vests at the Effective Time pursuant to its terms and conditions as in effect as of the date of the Merger Agreement will be converted into the right to receive the Per Share Merger Consideration, less any withholding taxes (provided, that any Restricted Share that does not vest at the Effective Time pursuant to the applicable terms and conditions will be cancelled and forfeited for no consideration or payment);

•

each outstanding time-based and performance-based RSU, whether vested or unvested, will be converted into a UnitedHealth Group RSU based on the Equity Award Exchange Ratio, with the number of UnitedHealth Group Shares subject to such UnitedHealth Group RSU equal to the product of (i) (A) in the case of a service-based RSU, the total number of shares subject to such RSU immediately prior to the Effective Time or (B) in the case of a performance-based RSU, the number of shares subject to such RSU award based on target performance multiplied by (ii) the Equity Award Exchange Ratio;

•

each outstanding RSU subject to the Exit-Vesting Conditions that fully vests at the consummation of the Merger pursuant to its terms and conditions as in effect as of the date of the Merger Agreement will automatically be converted into the right to receive the Per Share Merger Consideration, less any withholding taxes. If the Exit-Vesting Conditions are not satisfied in connection with the consummation of the Merger, any RSUs subject to the Exit-Vesting Conditions will be cancelled and forfeited at the Effective Time for no consideration or payment;

•

each outstanding SAR, whether vested or unvested, will be converted into a UnitedHealth Group SAR denominated in a number of UnitedHealth Group Shares based on the Equity Award Exchange Ratio, with the strike price per share applicable to such SAR adjusted by the Equity Award Exchange Ratio (provided, that any SAR award subject to the Exit-Vesting Conditions that does not fully vest at the Effective Time pursuant to its terms and conditions as in effect as of the date of the Merger Agreement will be cancelled and forfeited at the Effective Time for no consideration or payment); and

•	each DSU, whether vested or unvested, will be converted into a UnitedHealth Group DSU denominated in UnitedHealth Group Shares based on the Equity Award Exchange Ratio.

Change equity-based awards that convert into equity-based awards denominated in UnitedHealth Group Shares will generally be subject to the same terms and conditions (including, as applicable, vesting, exercise and settlement) as applied to such award prior to the Effective Time, except to the extent such terms and conditions are rendered inoperative by the Merger or with respect to such other changes that are necessary for the administration of the awards and that are not materially detrimental to the holder of the award.

Q.	When will Change announce the voting results of the Special Meeting, and where can I find the voting results?

A.

Change intends to announce the preliminary voting results at the Special Meeting, and will report the final voting results of the Special Meeting in a Current Report on Form 8-K filed with the SEC within four business days after the meeting. All reports that Change files with the SEC are publicly available when filed.

Q:	Where can I find more information about Change?

A:	You can find more information about us from various sources described in the section entitled “Where You Can Find More Information” beginning on page 119 of this proxy statement.

Q:	Who can help answer my other questions?

A:

If you have questions about the Merger, require assistance in submitting your proxy or voting your shares, or need additional copies of this proxy statement or the enclosed proxy card, please contact Morrow, which is acting as the proxy solicitor for Change in connection with the Merger, or the Change Healthcare Investor Relations Department.

Morrow Sodali LLC

470 West Avenue

Stamford, CT 06902

Telephone: (203) 658-9400 or (800) 662-5200 (toll-free)

Email: CHNG.info@investor.morrowsodali.com

or

Change Healthcare Investor Relations Department

Attention: Evan Smith

100 Airpark Center Drive East

Nashville, TN 37217

Telephone: 404-338-2225

Email: investor.relations@changehealthcare.com

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and businesses of Change. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. Change cautions readers of this communication that such “forward-looking statements,” including without limitation, those relating to the Merger being completed within the anticipated timeframe or at all, the realization of the expected benefits of the Merger, Change’s future business prospects, revenue, working capital, liquidity, capital needs, interest costs and income, wherever they occur in this communication or in other statements attributable to Change, are not guarantees of future performance, are necessarily estimates reflecting the judgment of Change’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward-looking statements.”

Factors that could cause Change’s actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-K and 10-Q, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•

the inability to complete the Merger due to the failure to obtain stockholder approval for the Merger or the failure to satisfy other conditions to the completion of the Merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger;

•	risks related to disruption of management’s attention from Change’s ongoing business operations due to the Merger;

•	the effect of the announcement of the Merger on Change’s relationships with its customers, operating results and business generally;

•	the risk that the Merger will not be consummated in a timely manner, exceeding the expected costs of the Merger;

•	Change’s ability to retain or renew existing customers and attract new customers;

•	macroeconomic and industry trends and adverse developments in the debt, consumer credit and financial services markets;

•	uncertainty and risks related to the impact of the COVID-19 pandemic on the national and global economy, Change’s business, suppliers, customers and employees;

•	Change’s ability to connect a large number of payers and providers;

•	Change’s ability to provide competitive services and prices while maintaining its margins;

•	further consolidation in end-customer markets;

•	Change’s ability to effectively manage costs;

•	Change’s ability to effectively develop and maintain relationships with channel partners;

•	a decline in transaction volume in the U.S. healthcare industry;

•	Change’s ability to timely develop new services and the market’s willingness to adopt new services;

•	Change’s ability to maintain access to its data sources;

•	Change’s ability to maintain the security and integrity of its data;

•	Change’s ability to make acquisitions and integrate the operations of acquired businesses;

•	government regulation and changes in the regulatory environment;

•	economic and political instability in the U.S. and international markets where Change operates;

•	risks related to international operations;

•	the ability of outside service providers and key vendors to fulfill their obligations to Change;

•	litigation or regulatory proceedings;

•	Change’s ability to protect and enforce its intellectual property, trade secrets and other forms of unpatented intellectual property;

•	Change’s ability to defend its intellectual property from infringement claims by third parties;

•	changes in local, state, federal and international laws and regulations, including related to taxation;

•	Change’s reliance on key management personnel;

•	Change’s ability to manage and expand its operations and keep up with rapidly changing technologies;

•	Change’s adoption of new, or amendments to existing, accounting standards;

•	losses against which Change does not insure;

•	Change’s ability to make timely payments of principal and interest on its indebtedness;

•	Change’s ability to satisfy covenants in the agreements governing its indebtedness;

•	Change’s ability to maintain liquidity, and other risks.

Consequently, all of the forward-looking statements that we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including (1) the information contained under this caption, and (2) the information contained under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and information in our consolidated financial statements and notes thereto included in Change’s most recent Annual Report on Form 10-K filed with the SEC on June 4, 2020 and in Change’s Quarterly Report on Form 10-Q filed on February 4, 2021. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Change’s forward-looking statements speak only as of the date of this communication or as of the date they are made. Change disclaims any intent or obligation to update any “forward-looking statement” made in this communication to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

THE PARTIES TO THE MERGER

Change

Change Healthcare Inc.

424 Church Street, Suite 1400

Nashville, Tennessee 37219

(615) 932-3000

Change Healthcare Inc. is a leading healthcare technology platform that provides data and analytics-driven solutions to improve clinical, financial, administrative, and patient engagement outcomes in the U.S. healthcare system. We offer a comprehensive suite of software, analytics, technology-enabled services and network solutions that drive improved results in the complex workflows of healthcare system payers and providers. Our solutions are designed to improve clinical decision making, simplify billing, collection and payment processes, and enable a better patient experience.

Our common stock is traded on NASDAQ under the ticker symbol “CHNG”. Change’s headquarters are located at 424 Church Street, Suite 1400 Nashville, Tennessee 37219 and our telephone number is (615) 932-3000. Our corporate web address is www.changehealthcare.com. The information provided on the Change website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to Change’s website provided in this proxy statement.

Additional information about Change is contained in our public filings with the SEC, which filings are incorporated by reference herein. See the section entitled “Where You Can Find More Information.”

UnitedHealth Group

UnitedHealth Group Incorporated

9900 Bren Road East

Minnetonka, MN 55343

(952) 936-1300

UnitedHealth Group is a diversified health care company, offering a diverse range of products and services through its two distinct business platforms: UnitedHealthcare, which provides health benefits, and Optum, which provides health services. Through UnitedHealthcare and Optum, in 2019, UnitedHealth Group processed nearly a trillion dollars in gross billed charges and UnitedHealth Group managed more than $250 billion in aggregate health care spending on behalf of the customers and consumers UnitedHealth Group serves.

The principal executive offices of UnitedHealth Group are located at 9900 Bren Road East, Minnetonka, MN 55343, and its telephone number is (952) 936-1300. Shares of common stock of UnitedHealth Group are listed on the New York Stock Exchange under the symbol “UNH.”

Merger Sub

Cambridge Merger Sub Inc.

c/o UnitedHealth Group Incorporated

9900 Bren Road East

Minnetonka, MN 55343

(952) 936-1300

Merger Sub is a Delaware corporation that was formed solely for the purposes of entering into the Merger Agreement and engaging in the transactions contemplated by the Merger Agreement. Merger Sub is a direct, wholly-owned subsidiary of UnitedHealth Group and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon consummation of the Merger, Merger Sub will cease to exist and Change will survive the Merger as a wholly-owned subsidiary of UnitedHealth Group.

The principal executive offices of Merger Sub’s ultimate parent, UnitedHealth Group, are located at 9900 Bren Road East, Minnetonka, MN 55343, and its telephone number is (952) 936-1300.

THE SPECIAL MEETING

This proxy statement is being provided to Change stockholders as part of a solicitation by the Board of proxies for use at the Special Meeting, to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement of the Special Meeting.

Date, Time and Place

The special meeting of Change stockholders (the “Special Meeting”) is scheduled to be held on April 13, 2021 at 3:30 pm, Eastern Time. Due to the public health impact of the COVID-19 outbreak and to support the health and well-being of our stockholders and other participants at the Special Meeting, the Special Meeting will be a virtual meeting of stockholders. You will be able to attend the Special Meeting, vote your shares electronically and submit your questions during the meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/CHNG2021SM. In order to participate in the meeting, you must have your 16-digit control number that is shown on your proxy card or the instructions that accompanied your proxy materials. You will not be able to attend the Special Meeting in person.

Purpose of the Special Meeting

At the Special Meeting, Change stockholders will be asked to consider and vote on the following proposals:

•

the Merger Proposal, which is further described in the sections entitled “The Merger Proposal (Proposal 1)” and “The Merger Agreement,” beginning on pages 32 and 76, respectively, and a copy of the Merger Agreement is attached to this proxy statement as Annex A and is incorporated herein by reference;

•

the Named Executive Officer Merger-Related Compensation Proposal, which is further described in the sections entitled “The Merger Proposal (Proposal 1)—Interests of Change’s Executive Officers and Directors in the Merger” and “Advisory Vote On Named Executive Officer Merger-Related Compensation Proposal (Proposal 2)” beginning on pages 58 and 108, respectively; and

•	the Adjournment Proposal, which is further described in the section entitled “Adjournment Proposal (Proposal 3)” beginning on page 109.

Stockholders may also be asked to transact such other business as may properly be brought before the Special Meeting, or any adjournments or postponements of the Special Meeting, by or at the direction of the Board with the consent of UnitedHealth Group.

The holders of a majority of the outstanding shares of Change Common Stock entitled to vote on the Merger Proposal must vote to adopt the Merger Agreement as a condition to the completion of the Merger. If the Change stockholders fail to approve the Merger Proposal, the Merger will not occur. The vote on the Named Executive Officer Merger-Related Compensation Proposal is a vote separate and apart from the vote to approve the Merger Proposal. Accordingly, a stockholder may vote to approve the Merger Proposal and vote not to approve the Named Executive Officer Merger-Related Compensation Proposal, and vice versa. Because the vote on the Named Executive Officer Merger-Related Compensation Proposal is only advisory in nature, it will not be binding on Change, UnitedHealth Group or the Surviving Corporation. Accordingly, because Change is contractually obligated to pay such merger-related compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the Merger Proposal is approved, regardless of the outcome of the advisory vote.

Other than the matters described above, Change does not expect a vote to be taken on any other matters at the Special Meeting or any adjournment or postponement thereof, and Change has agreed in the Merger Agreement that no other matters (other than customary procedural matters) shall be brought before the Special

Meeting without the consent of UnitedHealth Group. However, if any other matters are properly brought before the Special Meeting or any adjournment or postponement thereof for consideration, the holders of the proxies will have discretion to vote on such matters in accordance with their best judgment.

Recommendation of the Board

The Board has unanimously determined that the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Change and its stockholders and has unanimously approved and declared advisable the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement. The Board made its determination after consultation with its outside legal counsel and financial advisors and consideration of a number of factors more fully described in the section entitled “The Merger Proposal (Proposal 1)—Recommendation of the Board and Reasons for the Merger” beginning on page 43.

The Board unanimously recommends that Change stockholders vote “FOR” the Merger Proposal, “FOR” the Named Executive Officer Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal.

Record Date; Stockholders Entitled to Vote

Only holders of record of Change Common Stock at the close of business on February 26, 2021, the record date for the Special Meeting (the “Record Date”), will be entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements of the Special Meeting.

Holders of record of Change Common Stock are entitled to one vote for each share of Change Common Stock they own of record at the close of business on the Record Date. At the close of business on the Record Date, 306,530,424 shares of Change Common Stock were issued and outstanding, held by approximately 88 holders of record.

Quorum

Under our bylaws, the presence at the Special Meeting, in person or by proxy, of the holders of record of a majority of the voting power of the shares of Change Common Stock issued and outstanding and entitled to vote at the Special Meeting will constitute a quorum. There must be a quorum for business to be conducted at the Special Meeting. Failure of a quorum to be represented at the Special Meeting will necessitate an adjournment or postponement of the Special Meeting and may subject Change to additional expense.

If you attend the Special Meeting or if you submit (and do not thereafter revoke) a proxy by duly executing and returning a proxy card or by telephone or through the Internet, even if you abstain from voting, your shares of Change Common Stock will be counted for purposes of determining whether a quorum is present at the Special Meeting. In the event that a quorum is not present at the Special Meeting or additional votes must be solicited to adopt the Merger Agreement, the meeting may be adjourned or postponed to solicit additional proxies.

Required Vote

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Change Common Stock entitled to vote on such matter at the Special Meeting.

Approval of the Named Executive Officer Merger-Related Compensation Proposal (on a non-binding basis) requires the affirmative vote of the holders of a majority of the voting power of the shares of Change Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on such matter at the Special Meeting.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of Change Common Stock present in person or represented by proxy at the Special Meeting and entitled to vote on such matter at the Special Meeting.

Abstentions and Broker Non-Votes

An abstention occurs when a stockholder attends a meeting, in the case of the Special Meeting either virtually or by proxy, but abstains from voting. At the Special Meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Abstaining from voting will have the same effect as a vote “AGAINST” the Merger Proposal, the Named Executive Officer Merger-Related Compensation Proposal and the Adjournment Proposal.

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will have the same effect as a vote “FOR” the Merger Proposal, the Named Executive Officer Merger-Related Compensation Proposal and the Adjournment Proposal.

Broker non-votes are shares held in “street name” by brokers, banks and other nominees that are present or represented by proxy at the Special Meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or other nominee does not have discretionary voting power on such proposal. Because, under NASDAQ rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of Change Common Stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be permitted under NASDAQ rules to be voted at the Special Meeting, and thus will not be counted as present in person or by proxy at the Special Meeting. The vote to approve the Merger Proposal is based on the total number of shares of Change Common Stock outstanding at the close of business on the record date, not just the shares that are counted as present in person or by proxy at the Special Meeting. As a result, if you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the approval of the Named Executive Officer Merger-Related Compensation Proposal or the Adjournment Proposal.

Failure to Vote

If you are a stockholder of record and you do not sign and return your proxy card by mail or vote over the Internet, by telephone or electronically during the Special Meeting, your shares will not be voted at the Special Meeting, will not be counted as present in person or by proxy at the Special Meeting and will not be counted as present for purposes of determining whether a quorum exists.

As discussed above, under NASDAQ rules, brokers and other record holders do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. Accordingly, if you are the beneficial owner of shares held in “street name” and you do not issue voting instructions to your broker, bank or other nominee, your shares will not be voted at the Special Meeting and will not be counted as present in person or by proxy at the Special Meeting or counted as present for purposes of determining whether a quorum exists.

A failure to vote will have no effect on the outcome of the Named Executive Officer Merger-Related Compensation Proposal or the Adjournment Proposal, assuming that a quorum exists. However, the vote to approve the Merger Proposal is based on the total number of shares of Change Common Stock outstanding at the close of business on the record date, not just the shares that are counted as present in person or by proxy at the Special Meeting. As a result, if you fail to vote your shares, it will have the same effect as a vote “AGAINST” the Merger Proposal.

Voting by Change’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of Change were entitled to vote 846,006 shares of Change Common Stock (not including any shares of our common stock deliverable upon exercise of or underlying any Change equity-based awards, which shares cannot be voted at the Special Meeting), representing less than 1% of the shares of Change Common Stock issued and outstanding on that date. Our current understanding is that the directors and executive officers of Change intend, as of the date of this proxy statement, to vote in favor of the Merger Proposal, although none of Change’s directors and executive officers is obligated to do so.

Voting at the Special Meeting

If your shares are registered directly in your name with our transfer agent, you are considered a “stockholder of record.” Stockholders of record can vote their shares of Change Common Stock in the following four ways: (i) electronically at the meeting; (ii) by mail, by properly executing and returning the proxy card; (iii) electronically, according to the instructions set forth on the proxy card; or (iv) by telephone, according to the instructions set forth on the proxy card. Telephone and Internet facilities for the submission of a proxy to vote shares will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on April 12, 2021. Proxy cards mailed with respect to shares held by stockholders of record or held in “street name” must be received no later than April 12, 2021 in order to be counted in the vote.

•	At the Special Meeting—You may vote electronically at the Special Meeting.

•

By Internet—You may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your proxy card or the instructions that accompanied your proxy materials in order to vote by Internet.

•

By Telephone—You may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your proxy card or the instructions that accompanied your proxy materials in order to vote by telephone.

•

By Mail—You may vote by mail by indicating your vote by completing, signing and dating the proxy card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If your shares are held in the name of a bank, broker or other holder of record (also known as “street name”), you have the right to direct your bank, broker or other nominee on how to vote your shares by using the voting instruction form provided to you by them, or by following their instructions for voting through the internet or by telephone. In the alternative, you may vote at the meeting if you obtain a legal proxy from your bank, broker or other nominee and present it at the meeting. In order for your shares to be voted on all matters presented at the meeting, we urge all stockholders whose shares are held in street name by a bank, brokerage firm or other nominee to provide voting instructions to such record holder.

Stockholders who are entitled to vote at the Special Meeting may attend the Special Meeting. To attend and participate in the meeting, you must have your 16-Digit Control Number that is shown on your proxy card or the instructions that accompanied your proxy materials. You may attend and access the Special Meeting by visiting www.virtualshareholdermeeting.com/CHNG2021SM. You will be able to submit questions during the meeting by typing in your question into the “ask a question” box on the meeting page. Should you require technical assistance, support will be available by dialing 1-800-449-0991 (U.S.) or 1-720-378-5962 (International) during the meeting; these telephone numbers will also be displayed on the meeting webpage.

Revocation of Proxies

You can change or revoke your proxy at any time before the final vote at the Special Meeting. If you are the stockholder of record, you may change or revoke your proxy by:

•	submitting a later dated proxy (including a proxy submitted through the internet at www.proxyvote.com, by telephone or by proxy card);

•	notifying Change’s Corporate Secretary by email at corporatesecretary@changehealthcare.com that you are revoking your proxy; or

•	voting online at the Special Meeting.

If you are a beneficial owner of Change Common Stock held by a bank, broker or other nominee, you will need to contact the bank, broker or other nominee to revoke your proxy.

Solicitation of Proxies

The Board is soliciting your proxy, and Change will bear the cost of soliciting proxies. Change has engaged Morrow to assist with the solicitation of proxies. Morrow will be paid approximately $30,000. Change will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of Change Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Morrow or, without additional compensation, by certain of Change’s directors, officers and employees.

Adjournment

In addition to the Merger Proposal and the Named Executive Officer Merger-Related Compensation Proposal, Change stockholders are also being asked to approve the Adjournment Proposal, which will enable the adjournment of the Special Meeting for the purpose of soliciting additional votes in favor of the Merger Proposal if there are not sufficient votes at the time of the Special Meeting to approve the Merger Proposal. If a quorum is not present, the person presiding at the Special Meeting may adjourn the Special Meeting from time to time until a quorum is present. If the adjournment is for more than 30 days, or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. In addition, the Special Meeting could be postponed before it commences, subject to the terms of the Merger Agreement. If the Special Meeting is adjourned or postponed, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you return a proxy and do not indicate how you wish to vote on the Adjournment Proposal, your shares will be voted in favor of the Adjournment Proposal.

The Board unanimously recommends a vote “FOR” the Adjournment Proposal, if necessary or appropriate, to solicit additional proxies.

Other Information

You should not send documents representing Change Common Stock with the proxy card. If the Merger is completed, the paying agent for the Merger will send you transmittal materials and instructions for exchanging your shares of Change Common Stock for the consideration to be paid to former Change stockholders in connection with the Merger.

Questions

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Morrow Sodali LLC, our proxy solicitor, by calling (203) 658-9400, or toll-free at (800) 662-5200, or via email at CHNG.info@investor.morrowsodali.com.

THE MERGER PROPOSAL

(PROPOSAL 1)

The discussion of the Merger in this proxy statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and hereby is incorporated by reference into this proxy statement.

Structure of the Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into Change, the separate corporate existence of Merger Sub will cease and Change will survive the Merger as a wholly-owned subsidiary of UnitedHealth Group.

What Stockholders Will Receive in the Merger

Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, each share of Change Common Stock issued and outstanding immediately prior to the Effective Time (other than any (i) Restricted Shares and (ii) shares owned by (A) UnitedHealth Group, Merger Sub or any other wholly owned subsidiary of UnitedHealth Group, Change or any wholly owned subsidiary of Change (and, in each case, not held on behalf of third parties) or (B) stockholders who have properly made and not validly withdrawn or lost a demand for appraisal rights with respect to their shares (the shares referred to in this clause (B), “Dissenting Shares” and the shares referred to in this clause (ii), “Excluded Shares”)) will be automatically converted into the right to receive an amount in cash, without interest and subject to any applicable withholding taxes, equal to $25.75 (the “Per Share Merger Consideration”).

Treatment of Change Equity Awards

At the Effective Time, Change equity-based awards outstanding immediately prior to the Effective Time will generally be subject to the following treatment:

•

each Change Option, whether vested or unvested, will be converted into an option to purchase a number of UnitedHealth Group Shares based on the Equity Award Exchange Ratio, with the exercise price per share applicable to such Change Option adjusted by the Equity Award Exchange Ratio;

•

each outstanding Restricted Share subject to the Exit-Vesting Conditions that fully vests at the Effective Time pursuant to its terms and conditions as in effect as of the date of the Merger Agreement will be converted into the right to receive the Per Share Merger Consideration, less any withholding taxes (provided, that any Restricted Share that does not vest at the Effective Time pursuant to the applicable terms and conditions will be cancelled and forfeited for no consideration or payment);

•

each outstanding RSU, whether vested or unvested, will be converted into a UnitedHealth Group RSU based on the Equity Award Exchange Ratio, with the number of UnitedHealth Group Shares subject to such UnitedHealth Group RSU equal to the product of (i) (A) in the case of a service-based RSU, the total number of shares subject to such RSU immediately prior to the Effective Time or (B) in the case of a performance-based RSU, the number of shares subject to such RSU award based on target performance multiplied by (ii) the Equity Award Exchange Ratio (provided, that any RSU subject to the Exit-Vesting Conditions that does not fully vest at the Effective Time pursuant to its terms and conditions as in effect as of the date of the Merger Agreement will be cancelled and forfeited at the Effective Time for no consideration or payment);

•

each outstanding SAR, whether vested or unvested, will be converted into a UnitedHealth Group SAR denominated in a number of UnitedHealth Group Shares based on the Equity Award Exchange Ratio, with the strike price per share applicable to such SAR adjusted by the Equity Award Exchange Ratio (provided, that any SAR award subject to the Exit-Vesting Conditions that does not fully vest at the Effective Time pursuant to its terms and conditions as in effect as of the date of the Merger Agreement will be cancelled and forfeited at the Effective Time for no consideration or payment); and

•	each DSU, whether vested or unvested, will be converted into a UnitedHealth Group DSU denominated in UnitedHealth Group Shares based on the Equity Award Exchange Ratio.

Change equity-based awards that convert into equity-based awards denominated in UnitedHealth Group Shares will generally be subject to the same terms and conditions (including, as applicable, vesting, exercise and settlement) as applied to such award prior to the Effective Time, except to the extent such terms and conditions are rendered inoperative by the Merger or with respect to such other changes that are necessary for the administration of the awards and that are not materially detrimental to the holder of the award.

Effects on Change if the Merger Is Not Completed

If the Merger Proposal is not approved by Change stockholders or if the Merger is not completed for any other reason, Change stockholders will not receive any payment for their shares in connection with the Merger. Instead, Change will remain an independent public company and shares of Change Common Stock will continue to be listed and traded on NASDAQ. In addition, if the Merger is not completed, Change expects that management will operate Change’s business in a manner similar to that in which it is being operated today and that Change stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the competitive industry in which Change operates and adverse economic conditions.

Furthermore, if the Merger is not completed, and depending on the circumstances that would have caused the Merger not to be completed, it is likely that the price of Change’s common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Change’s common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Change Common Stock. If the Merger is not completed, the Board will continue to evaluate and review Change’s business operations, properties and capitalization, among other things, make such changes as are deemed appropriate, and continue to seek to identify strategic alternatives to enhance stockholder value. If the Merger Proposal is not approved by Change stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Change will be offered or that Change’s business, prospects or results of operation will not be adversely impacted.

Further, upon termination of the Merger Agreement, under certain specified circumstances, Change may be required to pay a termination fee of $300,000,000 to UnitedHealth Group pursuant to the terms and conditions of the Merger Agreement. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 103 for a discussion of the circumstances under which Change will be required to pay a termination fee.

Background of the Merger

The Board and Change management regularly review and assess Change’s business, strategies and objectives and regularly evaluate strategic opportunities and alternatives, including acquisitions, dispositions, other business combinations, strategic partnerships and other strategic transactions. This regular review and assessment has continued since Change completed its initial public offering in July 2019, and as part of this ongoing evaluation, the Board, together with Change’s management team and its outside advisors, have considered various potential opportunities to enhance stockholder value.

The Board and Change management have periodically interacted with representatives of UnitedHealth Group for a number of years in connection with regular business operations matters unrelated to a potential acquisition or other strategic transaction, as UnitedHealth Group is a customer of Change. In May 2020, representatives of UnitedHealth Group contacted representatives of Change to propose a meeting with Change to discuss not only the parties’ business relationship but also the possibility of exploring the merits of an acquisition transaction. On May 15, 2020, Neil de Crescenzo, President and Chief Executive Officer of Change, held a telephonic meeting with David S. Wichmann, the-then Chief Executive Officer of UnitedHealth Group and a then-member of the board of directors of UnitedHealth Group (the “UnitedHealth Group Board”), to discuss these matters. The discussion was exploratory in nature and did not address valuation or any other terms of a potential transaction. Mr. de Crescenzo informed Mr. Wichmann that he would report the conversation to Howard L. Lance, the independent Chairman of the Board, but did not otherwise discuss potential next steps. Following the meeting, Mr. de Crescenzo reported the details of the meeting to Mr. Lance.

On June 23, 2020, Mr. de Crescenzo, Fredrik Eliasson, Executive Vice President and Chief Financial Officer of Change, Mr. Wichmann and Stephen J. Hemsley, Chair of the UnitedHealth Group Board, held a meeting to further discuss the possibility of exploring the merits of UnitedHealth Group acquiring Change. Such meeting also included a general discussion of Change’s views of its capabilities and its strategic focus. The discussions were exploratory in nature and did not address valuation or any other terms of a potential transaction. Following the meeting, Mr. de Crescenzo reported the details of the meeting to Mr. Lance.

On August 13, 2020, Mr. de Crescenzo, Mr. Eliasson, Mr. Wichmann and John Rex, Executive Vice President and Chief Financial Officer of UnitedHealth Group, held a meeting to further discuss the possibility of exploring the merits of an acquisition transaction. In connection with this meeting, UnitedHealth Group further conveyed its views of the merits of combining the businesses of UnitedHealth Group and Change. Messrs. de Crescenzo and Eliasson responded by noting that they would again report this meeting to Mr. Lance and they also noted that, in their view, any offer made by UnitedHealth Group would need to be based on the historical trading prices of Change Common Stock from before the broad-based market dislocations in March 2020 due to COVID-19 (the per share closing trading price of Change Common Stock on the day of the meeting was $12.81, whereas the all-time high closing trading price of Change Common Stock prior to such dislocations was $17.26, recorded on January 21, 2020). These discussions did not otherwise address valuation or any other terms of a potential transaction.

On August 14, 2020, Messrs. de Crescenzo and Eliasson held a telephonic meeting with Mr. Lance, which was also attended by Neil P. Simpkins, a member of the Board and a senior managing director at The Blackstone Group Inc. (“Blackstone”) (investment funds managed by Blackstone are Change’s largest stockholder), and Loretta Cecil, Executive Vice President and General Counsel of Change, to summarize the August 13 meeting.

On September 25, 2020, after consulting with Mr. Lance, Messrs. de Crescenzo and Eliasson again met with Mr. Wichmann. During this meeting, Mr. Wichmann reported that UnitedHealth Group continued to evaluate the merits of exploring a potential acquisition of Change and the benefits that such a transaction could provide. The discussions did not address valuation or any other terms of a potential transaction, but Mr. Wichmann suggested that UnitedHealth Group may make a preliminary, non-binding proposal in October after further considering the matter with the UnitedHealth Group Board.

Following the meeting on September 25, 2020, Mr. de Crescenzo notified Mr. Lance of such meeting and they discussed, among other things, the possibility of engaging outside advisors to assist Change in preparing for the possibility of receiving a proposal from UnitedHealth Group. Messrs. Lance and de Crescenzo also briefed Mr. Simpkins on such meeting. Members of the Change management team then conferred with Simpson Thacher & Bartlett LLP (“Simpson Thacher”), which had advised Change on several matters in recent years (including Change’s IPO and Change’s acquisition of eRx Network), regarding the matters discussed in the abovementioned meetings, and engaged Simpson Thacher as outside counsel to assist it in connection with evaluating a potential transaction in the event UnitedHealth Group were to make a proposal. At or around this same time, as was discussed with Mr. Lance, members of management also contacted Goldman Sachs & Co. LLC (“Goldman Sachs”) regarding the possibility of Change engaging Goldman Sachs to assist in the evaluation of any potential proposal from UnitedHealth Group. Similar to Simpson Thacher, Goldman Sachs had advised Change on several matters in recent years. Pursuant to such outreach, members of Change management arranged for Goldman Sachs to present to the Board, at the Board’s regularly-scheduled meeting on October 22, 2020, regarding investor perspectives on Change, portfolio optimization alternatives and preliminary valuation considerations. In connection with such presentation, Change and Goldman Sachs executed a customary letter agreement pursuant to which Change will, under certain circumstances, indemnify Goldman Sachs for certain liabilities arising from Goldman Sachs’ presentation to the Board and other work related to the potential transaction.

On October 16, 2020, Messrs. de Crescenzo and Wichmann held a telephonic meeting, during which they agreed that they, along with Messrs. Lance and Eliasson, would hold an in-person meeting on October 19, 2020.

On October 19, 2020, Messrs. Lance, de Crescenzo, Eliasson and Wichmann held an in-person meeting. At this meeting, Mr. Wichmann indicated that the UnitedHealth Group Board had considered and discussed a potential acquisition of Change in depth and was fully supportive of, and committed to, pursuing such a transaction. In addition, in connection with such meeting, Mr. Wichmann provided the representatives of Change with a written, non-binding indication of interest (the “October 19 IOI”) proposing an acquisition of 100% of Change’s outstanding equity in exchange for $23.00 per share in cash. Mr. Wichmann confirmed that this offer had the full support of the UnitedHealth Group Board. Mr. Lance indicated to Mr. Wichmann that, although the Board believed that Change’s existing strategic plan was delivering value for the Change stockholders and that it was not exploring a potential sale, he would provide the Board with the October 19 IOI and discuss this meeting and the non-binding proposal with the Board at the Board’s upcoming regularly-scheduled meeting. The closing price per share of Change Common Stock on October 16, 2020, the last full trading day before Change’s receipt of the October 19 IOI, was $15.09.

On October 22, 2020, during a portion of the Board’s regularly-scheduled meeting, Mr. Lance provided the Board with a description of the discussions with UnitedHealth Group and summarized the terms of the October 19 IOI. Members of Change management and representatives of Goldman Sachs and Simpson Thacher were present for this portion of the meeting. Mr. de Crescenzo recapped various opportunities and risks inherent in Change’s current long range plan (the “LRP”), which was discussed with the Board in depth at an earlier portion of the meeting together with the key assumptions underlying the LRP. Representatives of Simpson Thacher reviewed with the Board, among other things, the Board’s fiduciary duties and responsibilities in connection with evaluating the October 19 IOI and any potential transaction with UnitedHealth Group. Representatives of Goldman Sachs then provided and discussed with the Board, among other things, (i) an analysis of Change’s recent stock price performance; (ii) a summary of certain financial projections based on the LRP prepared by the Change management team for Goldman Sachs; (iii) a preliminary valuation analysis of Change; (iv) an analysis of UnitedHealth Group’s offer contained in the October 19 IOI; and (v) an overview of considerations for evaluating whether to further engage with UnitedHealth Group, including other strategic alternatives or continuing as an independent public company, and the potential advantages and disadvantages of the various approaches discussed. Following these discussions, the Board determined to reflect on and consider the matters presented at this meeting, as well as obtain additional information from its advisors (with the Board requesting that Goldman Sachs present to the Board further in relation to Change’s valuation and projections), and reconvene for additional discussion before providing any substantive response to UnitedHealth Group.

On October 28, 2020, the Board held a telephonic meeting, at which members of Change management and representatives of Goldman Sachs and Simpson Thacher were present. As requested by the Board at its October 22, 2020 meeting, representatives of Goldman Sachs provided (i) an update on Goldman Sachs’ preliminary valuation analysis and financial projections, (ii) an analysis of historical acquisitions by UnitedHealth Group and (iii) an update on Goldman Sachs’ overview of considerations for further engagement by Change with UnitedHealth Group. Representatives of Simpson Thacher discussed, among other things, the competitive landscape and the regulatory review process that would arise in connection with a possible acquisition of Change by UnitedHealth Group. The Board then discussed possible next steps and the advantages and disadvantages of various potential responses to the October 19 IOI. Following this discussion, the Board met in executive session with representatives of Simpson Thacher to further discuss the matters presented. In addition, the Board discussed whether to formally engage Goldman Sachs as Change’s financial advisor in connection with the proposed transaction and reviewed the relationship disclosure letter provided by Goldman Sachs to the Board regarding potential conflicts of interest. Following such discussion, the Board determined to direct Messrs. Lance and Eliasson to negotiate an engagement letter with Goldman Sachs, which they did over the coming weeks. Following further discussion regarding the October 19 IOI, the Board determined that it was not prepared to engage with UnitedHealth Group at the valuation set forth in such letter and that UnitedHealth Group would have to significantly improve its offer in order for the Board to reconsider. The Board also discussed the importance of transaction certainty in the event UnitedHealth Group were to continue to seek a potential transaction. The Board then determined that Mr. Lance, together with Bansi Nagji, another independent member of the Board, should inform UnitedHealth Group of the Board’s determination and lead any further discussions that may take place with Mr. Wichmann regarding UnitedHealth Group’s interest in exploring an acquisition of Change.

On October 31, 2020, Messrs. Lance and Nagji held a telephonic meeting with Mr. Wichmann to inform him of the Board’s decision. Following a brief discussion, Mr. Wichmann thanked Messrs. Lance and Nagji for the Board’s consideration, reemphasized the strategic benefits that he and the UnitedHealth Group Board believed would result from a combination of the businesses of Change and UnitedHealth Group, and stated that UnitedHealth Group would further consider the Board’s response. Later on October 31, 2020, Messrs. Lance and Nagji reported to the rest of the Board on the meeting with Mr. Wichmann, including their impression that UnitedHealth Group appeared committed to pursuing a potential transaction further and that they believed Mr. Wichmann would seek to have further conversations on these matters.

On November 7, 2020, following outreach from Mr. Wichmann, Messrs. Lance and Nagji held a telephonic meeting with Mr. Wichmann. During the course of this meeting, Mr. Wichmann reaffirmed UnitedHealth Group’s interest in exploring the proposed transaction and his and the UnitedHealth Group Board’s continued belief that such a transaction would have a positive impact both for UnitedHealth Group and on improving the delivery of healthcare. Mr. Wichmann then delivered a revised non-binding offer from UnitedHealth Group, which increased the proposed per share consideration from $23.00 per share in cash to $25.30 per share in cash. Mr. Wichmann noted that the revised offer represented a significant premium to Change’s current market price (which had closed at $15.50 on November 6, 2020, the last trading day before such meeting). Mr. Wichmann confirmed that this offer had the full support of the UnitedHealth Group Board, and he also expressed UnitedHealth Group’s desire to immediately begin due diligence and to seek to enter into a definitive transaction agreement with Change by the end of December. Messrs. Lance and Nagji informed Mr. Wichmann that they would present UnitedHealth Group’s revised offer to the Board for discussion, along with the timeline proposed by Mr. Wichmann. In addition, Messrs. Lance and Nagji reiterated that, if Change were to further engage with UnitedHealth Group regarding a potential transaction, the parties would need to address transaction certainty and that, as a threshold matter, Change would expect the parties’ respective antitrust counsels to engage early in the process to assess any potential antitrust risks that an acquisition of Change by UnitedHealth Group could present.

On November 9, 2020, the Board held a telephonic meeting, at which members of Change management and representatives of Goldman Sachs and Simpson Thacher were present. Mr. Lance reported on the November 7 meeting, a summary of which had previously been provided to the Board. Representatives of Goldman Sachs then provided an analysis of UnitedHealth Group’s updated offer of $25.30 per share in cash, including the implied enterprise value, implied equity consideration and implied premium of such offer price to Change’s closing price per share on November 9, 2020 (which was $16.58) as well as across other measuring periods. Representatives of Goldman Sachs also presented and discussed with the Board: (i) a summary of recent developments since the October 28 Board meeting, including in relation to the recent public disclosure of Change’s financial results for the fiscal quarter ended September 30, 2020; and (ii) an overview of other potential parties that could be interested in pursuing an acquisition of Change and various strategic considerations that the Board should take into account in determining whether or not to contact any such other parties. The Board, together with the Change management team and representatives from Simpson Thacher and Goldman Sachs, then discussed the matters presented as well as the importance of certainty of closing in the event Change were to pursue a transaction with UnitedHealth Group. Following this discussion, the Board determined that, in light of the $25.30 per share offer, Change would not be prepared to further engage with UnitedHealth Group unless UnitedHealth Group both increased its offer price and more specifically addressed how it would be prepared to provide Change with a high degree of transaction certainty, which should include facilitating an outside counsel discussion regarding the parties’ current analysis of the potential antitrust review process in connection with the proposed transaction. The Board further determined that Messrs. de Crescenzo and Eliasson should offer to meet with Mr. Wichmann and Richard J. Mattera, Chief Development Officer of UnitedHealth Group, to present key highlights of the LRP and why the Board believed that the LRP supported the Board’s determination that UnitedHealth Group’s $25.30 per share offer was insufficient.

On November 12, 2020, Messrs. Lance and Nagji held a telephonic meeting with Messrs. Wichmann and Mattera to inform them of the Board’s decision, including the need for UnitedHealth Group to further increase its per share offer price and for there to be a discussion between the parties’ representatives on the potential antitrust process. Messrs. Lance and Nagji reported that, although the Board was open to evaluating a transaction in more depth, it needed to address these threshold matters before proceeding further or otherwise providing UnitedHealth Group with due diligence information, and offered the opportunity for Messrs. Wichmann and Mattera to meet with Messrs. de Crescenzo and Eliasson to review the LRP. Mr. Wichmann agreed that a meeting with Messrs. de Crescenzo and Eliasson would be welcomed and that representatives of Change and UnitedHealth Group should discuss the potential antitrust review process. While reiterating that the $25.30 per share offer was already at a significant premium to Change’s current market price per share (which closed at $15.90 on November 12, 2020), Mr. Wichmann noted that, following such meetings, he would further consider with the UnitedHealth Group Board the per share offer price.

Following such meeting, Change sent UnitedHealth Group a draft non-disclosure agreement (the “NDA”) to facilitate the sharing of information between the parties. The parties executed the NDA, which contained an employee “non-solicit” but not a “standstill”, effective as of November 14, 2020. In addition, on November 13, 2020, Simpson Thacher sent Sullivan & Cromwell LLP (“Sullivan & Cromwell”), outside corporate counsel to UnitedHealth Group, for further distribution to Hogan Lovells US LLP (“Hogan Lovells”), outside antitrust counsel to UnitedHealth Group, drafts of a clean team confidentiality agreement (the “CTA”) and joint defense and confidentiality agreement (the “JDA”). The CTA and the JDA were executed effective as of November 20, 2020. Also during the week of November 16, 2020, at the Board’s direction, Change engaged Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”) to provide additional antitrust advice to Change and the Board in connection with the possible transaction with UnitedHealth Group.

From November 15, 2020 through November 19, 2020, representatives of Change and UnitedHealth Group evaluated and discussed the potential antitrust review process. On November 15, 2020, representatives of Simpson Thacher and Sullivan & Cromwell held a telephonic meeting to discuss the level of efforts to which UnitedHealth Group would be prepared to commit in order to obtain antitrust approval of the proposed transaction, and on November 16, 2020, Sullivan & Cromwell sent Simpson Thacher a draft term sheet outlining UnitedHealth Group’s proposal regarding the scope of such efforts (such term sheet, the “Antitrust Efforts Proposal”), which representatives of Simpson Thacher and Sullivan & Cromwell further discussed through November 29, 2020. Also on November 16, 2020, Messrs. de Crescenzo and Eliasson held a meeting with Messrs. Wichmann, Rex and Mattera to discuss key elements of the LRP and answer related questions about Change’s business and prospects.

Following the various meetings earlier in the week, on November 20, 2020, Messrs. Wichmann, Mattera, Lance and Nagji held a telephonic meeting. Mr. Wichmann reported that UnitedHealth Group was prepared to further increase its proposed purchase price per share to $25.75 in cash. He noted that this was UnitedHealth Group’s best and final proposal and that the proposal was conditioned on certain funds affiliated with Blackstone agreeing to support the transaction. He further noted that UnitedHealth Group would send a revised Antitrust Efforts Proposal that would reflect a number of modifications requested by Change during the course of the week in an effort to provide greater transaction certainty to Change. Following such telephonic meeting, UnitedHealth

Group sent Change an updated non-binding indication of interest letter (the “November 20 IOI”) proposing an acquisition of 100% of Change’s outstanding equity in exchange for $25.75 per share in cash. The November 20 IOI also contained a revised draft of the Antitrust Efforts Proposal. In the November 20 IOI, UnitedHealth Group requested that Change agree to a 45-day exclusivity period with respect to the negotiation and execution of a definitive acquisition agreement.

On November 23, 2020, the Board held a telephonic meeting, at which members of Change management and representatives of Goldman Sachs, Simpson Thacher and Cleary Gottlieb were present. Mr. Lance reported on the November 20 telephonic meeting with Messrs. Wichmann and Mattera, including that Mr. Wichmann stated that the $25.75 proposed price per share was UnitedHealth Group’s best and final offer. Representatives of Goldman Sachs provided (i) an analysis of UnitedHealth Group’s updated offer of $25.75 per share in cash, including the implied equity consideration, implied enterprise value and implied premium to Change Common Stock’s closing price per share on November 20, 2020 and other measuring periods, and (ii) an update on Goldman Sachs’ overview of considerations for further engagement by Change with UnitedHealth Group. During this discussion, representatives of Goldman Sachs noted that the updated offer constituted a strong valuation of Change. Representatives of Simpson Thacher and Cleary Gottlieb provided an overview of the Antitrust Efforts Proposal sent with the November 20 IOI and an update on the antitrust analysis being performed by the parties’ respective counsels. The Board discussed the matters presented, including whether to engage further with UnitedHealth Group and the advantages and disadvantages of contacting third parties to explore such third parties’ ability and willingness to make a proposal superior to that contained in the November 20 IOI. At the conclusion of such meeting, the Board determined that it would not be prepared to further explore a potential transaction with UnitedHealth Group unless UnitedHealth Group further strengthened its commitment to obtaining antitrust approval of the proposed transaction. In that regard, Mr. Lance, Mr. Nagji, Mr. Simpkins and Philip M. Pead, an independent member of the Board (like Messrs. Lance, Nagji and Simpkins), agreed to serve as an informal ad hoc committee (the “Ad Hoc Committee”) to work with the Change management team and advisors to revise the Antitrust Efforts Proposal in a manner that the Board viewed as more favorable to Change. The Board did not formally charter the Ad Hoc Committee or delegate decision-making authority to the Ad Hoc Committee, but rather formed the Ad Hoc Committee to facilitate Change’s revisions to the Antitrust Efforts Proposal on an expeditious basis. The Board also weighed the advantages and disadvantages of reaching out to potential third party buyers or merger partners, with input from Goldman Sachs and Simpson Thacher, and determined not to reach out to other potential third parties at such time due to, among other things, the Board’s belief, based on its experience and knowledge of the industry and advice from its outside advisors, that it was unlikely that a third party other than UnitedHealth Group would be willing and able to provide an offer better than that contained in the November 20 IOI. However, the Board determined to revisit engaging with third parties (and the associated advantages and disadvantages of doing so) regarding their interest in pursuing a potential transaction if the transaction process with UnitedHealth Group continued to progress.

Later on November 23, 2020 and then again on November 24, 2020, the Ad Hoc Committee met with the Change management team and advisors to discuss and create various improvements for Change with respect to the Antitrust Efforts Proposal, and to consider potential proposals by Change management to develop the parties’ existing commercial relationship.

On November 25, 2020, Messrs. Lance and Nagji held a telephonic meeting with Messrs. Wichmann and Mattera. Messrs. Lance and Nagji reported that the Board appreciated UnitedHealth Group’s proposal contained in the November 20 IOI, but that the Board was unanimous in its determination that the Antitrust Efforts Proposal in the November 20 IOI did not provide Change with what the Board viewed as the appropriate level of transaction certainty. Messrs. Lance and Nagji then discussed the areas in which Change believed the Antitrust Efforts Proposal warranted improvement and noted that, if the parties were able to reach agreement on the key terms of a revised Antitrust Efforts Proposal, the Board would be prepared to move forward with further engagement, including by authorizing Change to provide due diligence information to UnitedHealth Group. Following this meeting, also on November 25, 2020, Simpson Thacher sent Sullivan & Cromwell a revised draft of the Antitrust Efforts Proposal, which reflected the proposals referred to in the immediately preceding paragraph.

On November 27, 2020, Messrs. Lance and Nagji held a telephonic meeting with Messrs. Wichmann and Mattera to discuss UnitedHealth Group’s views on Change’s November 25 draft of the Antitrust Efforts Proposal. Shortly thereafter, Sullivan & Cromwell sent Simpson Thacher a revised draft of the Antitrust Efforts Proposal.

On November 28 and 29, 2020, representatives of Sullivan & Cromwell and Simpson Thacher held various telephonic meetings regarding the Antitrust Efforts Proposal. In addition, on November 29, 2020, Messrs. Lance and Nagji held a telephonic meeting with Mr. Wichmann to discuss the Antitrust Efforts Proposal. On November 30, 2020, UnitedHealth Group sent Change an updated Antitrust Efforts Proposal.

Following receipt of the updated Antitrust Efforts Proposal, on November 30, 2020, the Board held a telephonic meeting, at which members of Change management and representatives of Goldman Sachs, Simpson Thacher and Cleary Gottlieb were present. Mr. Lance reported on the recent telephonic meetings with Mr. Wichmann since the last meeting of the Board. Representatives of Simpson Thacher and Cleary Gottlieb provided an overview of the updated Antitrust Efforts Proposal, including the various changes made to the proposal set forth in the November 20 IOI that were designed to enhance transaction certainty for Change and its stockholders. The Board discussed the matters presented, including whether to engage further with UnitedHealth Group on the basis of the proposed price per share of $25.75 in cash and the key terms set forth in the updated Antitrust Efforts Proposal. The Board also again, with input from Goldman Sachs and Simpson Thacher, discussed advantages and disadvantages of contacting third party buyers or merger partners to explore whether such third parties would have the ability and willingness to make a proposal superior to UnitedHealth Group’s current proposal. At the conclusion of such meeting, the Board determined that it was prepared to further explore a potential transaction with UnitedHealth Group on the basis discussed. In that regard, the Board authorized the management team and advisors to provide a reasonable amount of due diligence information to UnitedHealth Group and to begin negotiating the potential definitive agreements. The Board also, after weighing the advantages and disadvantages of reaching out to potential third party buyers or merger partners, reaffirmed its determination not to reach out to other potential third party buyers or merger partners at such time due to, among other things, the Board’s continued belief, based on its experience and knowledge of the industry and advice from its outside advisors, that it remained unlikely that a third party buyer other than UnitedHealth Group would be willing and have the ability to provide a superior offer.

Following the meeting of the Board on November 30, 2020, Messrs. Lance and Nagji contacted Mr. Wichmann to inform him of the Board’s decision. Thereafter, Mr. Wichmann sent Change an updated written, non-binding indication of interest (the “November 30 IOI”) on behalf of UnitedHealth Group proposing an acquisition of 100% of Change’s outstanding equity in exchange for $25.75 per share in cash and containing the final Antitrust Efforts Proposal as discussed among Simpson Thacher, Cleary Gottlieb and Sullivan & Cromwell. In the November 30 IOI, UnitedHealth Group again requested that Change agree to a 45-day exclusivity period with respect to the negotiation and execution of a definitive acquisition agreement, but Change declined such request and did not agree to exclusivity at any point in the transaction process.

On December 1, 2020, Change began to provide representatives of UnitedHealth Group and its outside legal counsel and other advisors with access to an online data room. From such date through January 5, 2021 (the date on which the parties executed the Merger Agreement), Change continued to populate the data room with materials in response to due diligence requests from UnitedHealth Group and its advisors. In addition, during the weeks of November 30, 2020, December 7, 2020 and December 14, 2020, members of Change management participated in a number of due diligence calls with representatives of UnitedHealth Group and its outside legal counsel and other advisors (collectively, the “Due Diligence Calls”). Also, at about the same time, Messrs. Lance and Nagji agreed with Mr. Wichmann that they would hold weekly telephonic meetings to update each other on the progress of discussions and address any key issues that arose.

On December 5, 2020, Sullivan & Cromwell sent Simpson Thacher a draft of the Merger Agreement and a draft of a support agreement (the “Support Agreement”) between UnitedHealth Group and certain investment funds affiliated with Blackstone (such funds, the “Support Agreement Parties”), to be entered into concurrently with the entry into the Merger Agreement. The draft of the Support Agreement provided for, among other things, a commitment and proxy by the Support Agreement Parties to vote all of the shares that they control (approximately 20% of the outstanding shares in Change) in favor of the Merger. Simpson Thacher provided the draft to Blackstone’s counsel in connection with the proposed transaction.

On December 10, 2020, following consultation with and sign-off from Messrs. Lance and Nagji, Change executed an engagement letter with Goldman Sachs, on terms and conditions consistent with the Board’s instructions during its October 28 meeting and subsequent discussions between members of management and Messrs. Lance and Nagji.

On December 11, 2020, representatives of Sullivan & Cromwell and Simpson Thacher held a telephonic meeting to discuss Sullivan & Cromwell’s December 5 draft of the Merger Agreement.

Later that day, the Board held a telephonic meeting, at which members of Change management and representatives of Goldman Sachs, Simpson Thacher and Cleary Gottlieb were present. Representatives of Goldman Sachs provided an update on the status of the due diligence being conducted by UnitedHealth Group and its advisors. Messrs. de Crescenzo and Eliasson then provided an overview of the Due Diligence Calls that had occurred to date and noted that they had been productive. Representatives of Simpson Thacher then provided a summary of the terms contained in Sullivan & Cromwell’s December 5 draft of the Merger Agreement (including those related to tax matters and the treatment of employee equity awards) and related considerations. Representatives of Simpson Thacher also summarized the proposed Support Agreement. The Board, with input from representatives of Goldman Sachs and Simpson Thacher, next discussed advantages and disadvantages of reaching out to other potential buyers or merger partners, including potential third parties identified by Goldman Sachs, and related considerations. After discussion of such advantages and disadvantages, the Board reaffirmed its determination not to reach out to other potential third party buyers or merger partners at such time due to, among other things, the Board’s continued belief, based on its experience and knowledge of the industry and advice from its outside advisors, that it remained unlikely that a third party other than UnitedHealth Group would be willing and be able to provide a superior offer, and the potential risks (such as leak risks) associated with approaching third parties. The Board also noted in this regard that Sullivan & Cromwell’s December 5 draft of the Merger Agreement provided for a set of “deal protections” that would allow Change to respond to unsolicited acquisition proposals from third parties and to terminate the Merger Agreement with UnitedHealth Group in order to enter into an alternative acquisition agreement with a third party providing for a superior proposal.

Following such discussion, the Board met in executive session, without Change management present. Mr. Lance noted that, during a recent update call he had with Messrs. Wichmann and Rex, Mr. Wichmann expressed interest in speaking with Mr. de Crescenzo about a potential post-closing employment role for Mr. de Crescenzo at UnitedHealth Group. Mr. Lance reported that he told Mr. Wichmann that UnitedHealth Group should not discuss this topic with Mr. de Crescenzo or other members of Change management until the Board provided its consent for UnitedHealth Group to do so. The Board then discussed the topic and determined that, based on the progress that the parties had made in negotiations on key transaction terms thus far (principally, price and provisions related to transaction certainty), the Board was prepared to provide its consent to UnitedHealth Group to reach out to Mr. de Crescenzo regarding potential post-Closing employment with UnitedHealth Group, provided that the Board would receive regular updates regarding the material terms of any such proposed arrangements with Mr. de Crescenzo or other members of Change’s senior management team. It was further determined that Mr. Lance would convey this approval to Mr. Wichmann at their next regularly-scheduled call, on December 18, 2020, so long as no negative developments on the progress of the transaction occurred before such meeting.

On December 13, 2020, Simpson Thacher sent Sullivan & Cromwell a revised draft of the Merger Agreement and on December 18, 2020, Simpson Thacher sent Sullivan & Cromwell an initial draft of an agreement pursuant to which Change and UnitedHealth Group would develop their commercial relationship between each other. During the weeks of December 14 and December 21, representatives of Simpson Thacher and Sullivan & Cromwell continued to negotiate and exchange drafts of the Merger Agreement, including provisions relating to (i) the termination fee payable by Change to UnitedHealth Group under certain circumstances, (ii) the pre-Closing restrictions on Change’s operation of its business, (iii) the treatment of Change employee equity awards in the Merger and (iv) the proposed treatment, in connection with the consummation of the Merger, of certain tax receivable agreements between Change and its subsidiaries, on the one hand, and certain investment funds affiliated with Blackstone (such funds, the “TRA Letter Agreement Parties”), on the other hand (such tax receivable agreements, the “Applicable TRAs”).

On December 18, 2020, Messrs. Lance and Nagji spoke with Messrs. Wichmann and Mattera as part of their regular update calls during the month of December. During this call, Messrs. Lance and Nagji informed Mr. Wichmann of the Board’s determination at this stage to permit discussions between Mr. Wichmann and Mr. de Crescenzo regarding potential post-Closing employment with UnitedHealth Group, should Mr. Wichmann want to have such discussions.

On December 22, 2020, Mr. de Crescenzo received a proposed employment agreement from UnitedHealth Group offering him employment with UnitedHealth Group following the Closing. Later that week, Mr. de Crescenzo notified Ms. Cecil of the receipt of such proposal and on December 26, 2020, at Ms. Cecil’s request, a representative of Simpson Thacher outlined in writing for Mr. de Crescenzo (copying Ms. Cecil, Mr. Lance and Mr. Nagji) guidelines for negotiating his employment agreement with UnitedHealth Group in parallel with UnitedHealth Group’s and Change’s negotiations concerning the potential transaction, which guidelines included that Mr. de Crescenzo must (i) keep the Board and representatives of Simpson Thacher apprised of any material developments and communications related to negotiations between himself and UnitedHealth Group regarding post-Closing employment and (ii) obtain approval from the Board prior to entering into any legally-binding agreement with UnitedHealth Group with respect thereto.

Between December 27, 2020 and January 4, 2021, Mr. de Crescenzo, represented by his counsel, and UnitedHealth Group engaged in negotiations with respect to his employment agreement. In addition, on December 29, 2020, UnitedHealth Group provided Mr. de Crescenzo with draft employment agreements for certain other members of Change’s executive leadership team, and between December 30, 2020 and January 4, 2021, counsel for those members of the executive leadership team engaged in negotiations with UnitedHealth Group with respect to the employment agreements. Representatives of Simpson Thacher participated in these discussions and periodically updated Mr. Lance throughout this period of time.

On December 28, 2020, Sullivan & Cromwell sent Simpson Thacher a draft of a letter agreement (the “TRA Letter Agreement”) that UnitedHealth Group requested that Change enter into with the TRA Letter Agreement Parties concerning the Applicable TRAs. UnitedHealth Group requested that Change enter into the TRA Letter Agreement concurrently with the entry into the Merger Agreement. The TRA Letter Agreement clarified the calculation methodology of early termination payments, as described under the already-existing terms of each Applicable TRA, that would be owed to the TRA Letter Agreement Parties if UnitedHealth Group, acting through Change as the Surviving Corporation, made an election following the Closing to terminate each Applicable TRA prior to its stated expiration date.

Also during this time, representatives of Sullivan & Cromwell and Simpson Thacher continued to negotiate the terms of the Merger Agreement and the ancillary agreements. On December 29, 2020, Sullivan & Cromwell sent Simpson Thacher a revised draft of the Merger Agreement providing for, among other things, a termination fee equal to approximately 3.50% of the equity value of the transaction. Later that day, Ropes & Gray LLP (“Ropes & Gray”), counsel to Blackstone, and Sullivan & Cromwell also exchanged drafts of the Support Agreement.

On December 30, 2020, the Board held a telephonic meeting, at which members of Change management and representatives of Goldman Sachs, Simpson Thacher and Cleary Gottlieb were present. The Change management team and representatives of Goldman Sachs provided an update on the status of the due diligence being conducted by UnitedHealth Group and its advisors, noting that such diligence was substantially complete. Representatives of Simpson Thacher then discussed the status of various legal matters, including (i) a summary of the key terms of Mr. de Crescenzo’s proposed employment agreement and a discussion of UnitedHealth Group’s desire to reach out to certain other members of Change management regarding potential post-Closing employment arrangements, (ii) key remaining open items in the Merger Agreement (including those related to the treatment of Change employee equity awards in the Merger, the pre-Closing restrictions on Change’s operation of its business, the finalization of the antitrust efforts covenants and the termination fee payable by Change to UnitedHealth Group under certain circumstances), (iii) summaries and status updates regarding the ancillary agreements proposed to be entered into in connection with the entry into the Merger Agreement, and (iv) an update on the further antitrust analysis being performed by the parties’ respective counsels and other advisors. Following discussion, the Board concluded that Change’s management team and financial and legal advisors should continue to seek to finalize mutually acceptable transaction terms for presentation to and consideration by the Board.

During the period from December 30, 2020 through January 4, 2021, (i) representatives of Sullivan & Cromwell and Simpson Thacher continued to negotiate the terms of, and exchange drafts of, the Merger Agreement and the ancillary agreements and (ii) representatives of Sullivan & Cromwell and Ropes & Gray continued to negotiate the terms of, and exchange drafts of, the Support Agreement and the TRA Letter Agreement.

On January 4, 2021, the Board held a telephonic meeting, at which members of Change management and representatives of Goldman Sachs, Simpson Thacher and Cleary Gottlieb were present. Representatives of Simpson Thacher reviewed with the members of the Board their fiduciary duties under applicable law in connection with the proposed transaction. Representatives of Simpson Thacher also (i) provided an overview of the Merger Agreement and the other transaction documents, (ii) confirmed there were no further substantive updates to the antitrust analysis performed by the parties’ respective counsels and other advisors and (iii) provided a summary of the key terms of the proposed Change management employment agreements with UnitedHealth Group, including that of Mr. de Crescenzo. Representatives of Goldman Sachs reviewed with the Board Goldman Sachs’ financial analysis of the proposed transaction. Representatives of Simpson Thacher then reported that, shortly before the Board meeting, Mr. Wichmann had notified Mr. de Crescenzo that one of UnitedHealth Group’s subsidiaries was subject to an investigation by the U.S. Department of Justice and that a public announcement with respect to such investigation was expected shortly. Mr. Wichmann further provided that this information was being provided as a courtesy and that UnitedHealth Group did not believe the investigation was material to UnitedHealth Group or would be expected to have any impact on the potential transaction. Following discussion, the Board instructed Simpson Thacher and Cleary Gottlieb to seek additional information regarding the matter underlying the investigation and determined that the Board would reconvene to consider such additional information before it decided whether to approve the proposed transaction.

On January 5, 2021, representatives of Simpson Thacher and Cleary Gottlieb discussed with representatives of UnitedHealth Group, including its outside counsel, the matter underlying the investigation. The matter discussed by the parties on January 4 and 5, 2021 is the matter that led to the announcement by the U.S. Department of Justice on January 7, 2021 that Surgical Care Affiliates (a subsidiary of UnitedHealth Group) was being indicted for alleged U.S. labor-market collusion with respect to conduct prior to UnitedHealth Group’s acquisition of Surgical Care Affiliates in 2017.

On the evening of January 5, 2021, the Board reconvened for a telephonic meeting. Members of Change management and representatives of Goldman Sachs, Simpson Thacher and Cleary Gottlieb were present. Representatives of Simpson Thacher and Cleary Gottlieb reported to the Board on their discussions with representatives of UnitedHealth Group regarding the matter underlying the pending U.S. Department of Justice investigation into conduct by Surgical Care Affiliates. Representatives of Goldman Sachs then reviewed with the Board Goldman Sachs’ financial analysis of the proposed transaction, as of January 5, 2021, and delivered to the Board Goldman Sachs’ oral opinion, which was subsequently confirmed by delivery of a written opinion of

Goldman Sachs dated January 5, 2021, to the effect that, as of that date, the $25.75 in cash per share to be paid to the holders (other than UnitedHealth Group and its affiliates) of shares of Change Common Stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. At the conclusion of the meeting, the Board met in executive session, during which Mr. Simpkins noted, as previously reported to the Board, that neither of the Support Agreement Parties had a need to sell its shares in the near-term, that their objective had been and continued to be for Change to pursue whatever strategy the Board believed would maximize Change’s value for all of Change’s stockholders, and that each believed that the proposed transaction would, in fact, maximize Change’s value for all of Change’s stockholders. Representatives of Simpson Thacher also reviewed with the Board the relationship between Simpson Thacher and Blackstone and its affiliates.

Following the foregoing discussions, at its January 5, 2021 meeting, the Board unanimously approved and declared advisable the Merger Agreement and determined that the Merger is advisable and fair to, and in the best interests of, Change and its stockholders, and further resolved to submit the Merger Agreement for adoption by Change’s stockholders at a meeting of Change’s stockholders and recommended that Change’s stockholders adopt the Merger Agreement at such meeting.

Following such Board meeting, on the evening of January 5, 2021, Change and UnitedHealth Group executed the Merger Agreement and the relevant parties executed the other documentation related to the proposed transaction. In addition, concurrently with the execution of the Merger Agreement, the following members of Change’s executive leadership team entered into new employment agreements with UnitedHealth Group, with each agreement contingent and effective upon the closing of the Merger: Mr. de Crescenzo; Kris Joshi, Executive Vice President and President, Network Solutions; Steven Martin, Executive Vice President of Enterprise Technology; August Calhoun, Executive Vice President and President, Sales and Operations; Thomas Laur, Executive Vice President and President, Technology Enabled Solutions; and W. Thomas McEnery, Executive Vice President and Chief Marketing Officer. The material terms and conditions of these employment agreements are described under “Interests of Change’s Executive Officers and Directors in the Merger”.

On the morning of January 6, 2021, prior to the start of the trading day, Change and UnitedHealth Group issued a joint press release announcing the proposed transaction.

Recommendation of the Board and Reasons for the Merger

The Board unanimously recommends that you vote “FOR” the Merger Proposal.

At a meeting of the Board held on January 5, 2021, the Board, acting with the advice of its outside legal counsel and financial advisors, unanimously (i) approved and declared advisable the Merger Agreement and the other transaction agreements and the consummation of the Merger and the other transactions contemplated thereby, (ii) determined that the terms of the Merger Agreement and the other transaction agreements are advisable and fair to, and in the best interests of, Change and its stockholders, (iii) resolved that the adoption of the Merger Agreement be submitted to the Change stockholders at the Special Meeting and (iv) recommended that the Change stockholders vote to adopt the Merger Agreement.

When you consider the Board’s recommendation, you should be aware that Change’s directors and executive officers may have interests in the Merger that may be different from, or in addition to, the interests of Change stockholders generally. These interests are described in the section entitled “The Merger Proposal (Proposal 1)—Interests of Change’s Executive Officers and Directors in the Merger.”

Factors the Board Considered Supporting Approval of the Merger.

In the course of reaching its decision to recommend that you vote “FOR” the proposal to adopt the Merger Agreement, the Board consulted with Change’s senior management and its financial and legal advisors, reviewed a significant amount of information and considered a number of factors that it believed supported its decision, including, among others, the following (not necessarily in order of relative importance):

•

Per Share Merger Consideration. The Board considered the $25.75 per share in cash to be paid in relation to (i) the Board’s estimate of the current and future value of Change as an independent entity and (ii) the market prices of Change Common Stock as described in the bullet immediately below.

•	Premium. The Board considered that the $25.75 per share in cash represents a premium of approximately:

•	41.17% over the $18.24 per share closing trading price of Change Common Stock on January 5, 2021 (the last trading day prior to the public announcement of the proposed transaction);

•

36.75% over the $18.83 per share closing price of Change Common Stock on December 22, 2020 (when shares of Change Common Stock closed at their all-time high prior to the January 6, 2021 public announcement of the transaction); and

•	98.08% over the $13.00 per share initial public offering price of Change Common Stock.

•

Cash consideration. The Board considered the fact that the Per Share Merger Consideration would be paid solely in cash, which enables Change’s stockholders to realize value that has been created at Change while eliminating long-term business and execution risk.

•

Strategic alternatives. The Board considered the potential values, benefits, risks and uncertainties facing Change’s stockholders associated with possible strategic alternatives to the proposed transaction, and the timing and likelihood of accomplishing such alternatives. In particular, the Board considered the potential stockholder value based on the LRP that could be expected to be generated from remaining an independent public company, the possibility of being acquired by a buyer other than UnitedHealth Group, and the possibility of disposing of certain business lines of Change, as well as the potential benefits, risks and uncertainties associated with such alternatives. Based on the foregoing, the Board considered that none of these options, on a risk-adjusted basis, was reasonably likely to create value for Change’s stockholders greater than the Per Share Merger Consideration.

•

Risks associated with continued independence. While the Board remained supportive of the LRP and optimistic about Change’s prospects on a standalone basis, it also considered the risks associated with Change continuing to operate as a standalone company, including the potential execution risks associated with the LRP, the achievability of meeting financial projections, the potential risk associated with the possibility that, even if the LRP were successfully executed, the market may not reflect such execution in Change’s stock price, and the potential risks posed by changes to laws, regulations and other requirements affecting Change’s business and industry. For an additional discussion of risks facing Change, see “Where You Can Find More Information” beginning on page 119 of this proxy statement.

•

Fairness opinion. The Board considered the financial analyses presented by representatives of Goldman Sachs at the Board’s meeting on January 5, 2021, as well as the oral opinion of Goldman Sachs (which was subsequently confirmed in writing by delivery of Goldman Sachs’ written opinion, dated January 5, 2021) to the Board to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Goldman Sachs in preparing its opinion, the $25.75 in cash per share to be paid to the holders of shares of Change Common Stock (other than UnitedHealth Group and its affiliates) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Such fairness opinion and the financial analyses related thereto is more fully described in “The Merger Proposal (Proposal 1)—Opinion of Change’s Financial Advisor” and the full text of the opinion is attached to this proxy statement as Annex B.

•	Negotiations with UnitedHealth Group. The Board considered the extensive, arms-length discussions Change and its legal counsel had with UnitedHealth Group, including the negotiations over price and other key terms that were led by Messrs. Lance and Nagji, each an independent member of the Board. In this regard, the Board considered that UnitedHealth Group increased its proposed offer price per share from $23.00 per share to $25.30 per share, and then again from $25.30 per share to $25.75 per share, and the Board’s belief that the $25.75 per share price represented the highest price per share that UnitedHealth Group was willing to pay.

•

Considerations regarding other potential buyers. With the assistance of Goldman Sachs and management, the Board considered on numerous occasions whether potential buyers other than UnitedHealth Group were likely to offer to acquire Change. For a variety of reasons, the Board concluded that it was unlikely that another buyer would do so in the near term, particularly at a per share price greater than $25.75 per share.

•

With the assistance of Goldman Sachs, the Board considered that, in recent years, there had been no proactive interest from other potential buyers leading up to Change’s initial public offering in 2019 or following the time that it was publicly known that McKesson was interested in exiting its position in Change Healthcare LLC.

•

The Board also considered it unlikely that, were another potential buyer to express interest in acquiring Change, such potential buyer could move as quickly as UnitedHealth Group, as UnitedHealth Group had been considering the potential transaction for many months, and an acquisition of a business as large as Change is complex and time consuming even for buyers with significant M&A experience.

•

Potential Synergies. The Board believed that a merger between Change and UnitedHealth Group is likely to generate significant synergy value for UnitedHealth Group, which the Board believed contributed to UnitedHealth Group’s willingness and ability to increase its offer price to $25.75 per share. The Board did not believe that a transaction with another strategic buyer would generate comparable synergy value and, in turn, this also reinforced the Board’s view that another strategic buyer would be unlikely to offer greater than $25.75 per share.

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Transaction size. With the assistance of Goldman Sachs and management, the Board evaluated the overall size of the transaction, and concluded it was unlikely that a private equity firm would be able to complete the transaction because the equity investment required would likely be too large to absorb. This reinforced the Board’s view that a financial buyer would be unlikely to offer greater than $25.75 per share, or move as quickly as UnitedHealth Group due to the time it would take a financial buyer to arrange both equity and debt financing from multiple sources.

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No financing condition. The Board considered that the Merger is not subject to a financing condition or a reverse termination fee of the type commonly used in private equity transactions, and that UnitedHealth Group represented to Change in the Merger Agreement that it will have sufficient financial resources at the Closing to pay the aggregate Per Share Merger Consideration and to consummate the Merger. Related to the foregoing, Change has a right to specifically enforce UnitedHealth Group’s obligations under the Merger Agreement.

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UnitedHealth Group’s capabilities. The Board considered that UnitedHealth Group is a creditworthy entity with substantial assets, and considered UnitedHealth Group’s reputation in the healthcare industry, its financial capacity to complete an acquisition of this size and complexity and its prior track record of completing large and complex acquisitions, which the Board believed supported the conclusion that a transaction with UnitedHealth Group could be successfully completed.

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Board’s independence and comprehensive review process. The Board considered the fact that the Board consists of a majority of independent directors who approved the transaction following extensive discussions with Change’s management team, financial advisers and outside legal counsel, and also took into consideration the financial expertise and prior industry experience held by a number of directors.

•	Merger Agreement. The Board considered, in consultation with its legal counsel and other advisors, the terms of the Merger Agreement, including:

•	the customary nature of the Merger Agreement’s (i) representations, warranties, covenants and agreements, (ii) closing conditions, (iii) termination rights and (iv) other provisions;

•	the definition of “Material Adverse Effect” having a number of customary exceptions;

•

Change having a customary amount of flexibility to conduct its business in the ordinary course during the pre-Closing period, including the ability to take commercially reasonable actions in response to laws, directives and guidance issued in response to COVID-19;

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Change’s right, subject to certain limitations contained in the Merger Agreement, to respond to unsolicited acquisition proposals from third parties and to terminate the Merger Agreement in order to enter into an alternative acquisition agreement with a third party providing for a superior proposal, provided that Change concurrently pays UnitedHealth Group the required termination fee;

•

the Board’s right, subject to certain limitations contained in the Merger Agreement, to change the Board Recommendation in response to a superior proposal or an intervening event, subject to the requirement that Change pays UnitedHealth Group the required termination fee if UnitedHealth Group terminates the Merger Agreement as a result of such change of the Board Recommendation; and

•

the Board’s belief that Change’s obligation to pay UnitedHealth Group a termination fee of $300,000,000 in the circumstances described above, and in certain other circumstances described below under “The Merger Agreement—Termination Fee”, is reasonable in the context of comparable transactions, and its further belief that a fee of such size would not be a meaningful deterrent to other potential acquirors making alternative acquisition proposals.

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Antitrust efforts framework. The Board considered, in consultation with its legal counsel and other advisors, the framework that the parties negotiated regarding UnitedHealth Group’s obligation, subject to certain limitations contained in the Merger Agreement, to use its reasonable best efforts to obtain antitrust clearance of the Merger, including by proposing divestitures and behavioral remedies to governmental antitrust entities. In this regard, the Board noted that the parties and their respective legal counsel and other advisors engaged early in the transaction process to assess any potential antitrust issues that an acquisition of Change by UnitedHealth Group could present. As a result of such initial engagement, the parties heavily negotiated the Antitrust Efforts Proposal (the terms of which were ultimately reflected in definitive documentation), which gave the Board confidence that the parties had negotiated an antitrust efforts framework that would enable them to obtain antitrust clearance of the Merger.

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Stockholders’ ability to reject the Merger. The Board considered the fact that the Merger is subject to approval by the holders of a majority of the shares of Change Common Stock, and that stockholders would be able to reject the Merger.

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Appraisal rights. The Board considered the fact that stockholders who do not vote for the adoption of the Merger Agreement and who follow certain prescribed procedures will have the right to dissent from the Merger and demand appraisal of the fair value of their shares under the DGCL.

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Likelihood of consummation. The Board considered the likelihood that the Merger would be completed, in light of, among other things, the conditions to the Merger and the absence of a financing condition, the relative likelihood of obtaining required antitrust approvals (in light of UnitedHealth Group’s obligations to seek to obtain such approvals, described above under the bullet entitled “Antitrust efforts framework”), and the remedies available to Change under the Merger Agreement.

•	Blackstone’s involvement and support. The Board considered that the Support Agreement Parties, which collectively are Change’s largest stockholder, have committed to vote for the Merger and otherwise support the transaction. The Board also considered the comments of Mr. Simpkins at the January 5, 2021 Board meeting to the effect that neither of the Support Agreement Parties had a need to sell its shares in the near-term, that their objective has been and continued to be for Change to pursue whatever strategy the Board believed would maximize Change’s value for all of Change’s stockholders, and that each believed that the proposed transaction would, in fact, maximize Change’s value for all of Change’s stockholders.

Other Factors Considered by the Board.

In the course of reaching its decision, the Board also considered a number of potentially negative factors with respect to the Merger and the other transactions contemplated by the Merger Agreement, including, among others, the following (not necessarily in order of relative importance):

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No participation in future gains. The Board considered the fact that Change will no longer exist as an independent public company and stockholders will forgo any future increase in Change’s value that might result from our earnings or possible growth as an independent company. The Board was optimistic about Change’s prospects on a standalone basis, but concluded that the premium reflected in the Per Share Merger Consideration constituted fair compensation for the loss of the potential stockholder benefits that could reasonably be expected to be realized by the LRP, particularly on a risk-adjusted basis.

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Antitrust and other regulatory risk. The Board considered the risk that antitrust and other regulatory approvals may be delayed, conditioned or denied, and the risk that the applicable governmental entities may seek to impose unfavorable terms or conditions, or otherwise fail to grant, such approvals. In this regard, the Board particularly considered the risk that remedies sought by governmental antitrust entities would constitute a “Burdensome Condition”, in which case UnitedHealth Group would not be required to agree to such remedies (see “The Merger Agreement—Efforts to Complete the Merger—Antitrust Matters”). The Board also considered the fact that UnitedHealth Group will not be required to pay Change an “antitrust termination fee” in the event that the Merger is not completed due to a failure to obtain antitrust clearance.

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Risks associated with announcement and pendency of the merger. The Board considered the risk that the announcement and pendency of the Merger may cause substantial harm to relationships with our employees, customers, vendors or strategic partners or may divert management and employee attention away from the day-to-day operation of our business. The Board also considered our ability to attract and retain key personnel while the proposed transaction is pending and the potential adverse effects on our financial results as a result of that disruption, as well as the possibility of any suit, action or proceeding in respect of the Merger Agreement or the transactions contemplated thereby.

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Risks associated with a failure to consummate the Merger. The Board considered the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied, and as a result there can be no assurance that the Merger will be completed, even if the adoption of the Merger Agreement is approved by Change’s stockholders. The Board considered that, if the Merger is not completed, (i) Change will have incurred significant risk, transaction expenses and opportunity costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on our business and customer relationships, (ii) depending on the circumstances that caused the Merger not to be completed, the price of Change Common Stock could decline, potentially significantly, and (iii) the market’s perception of Change’s prospects could be adversely affected.

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Restrictions on the operation of Change’s business. The Board considered the restrictions on the conduct of Change’s business prior to the completion of the Merger, including restrictions on realizing certain business opportunities or taking certain actions with respect to Change’s operations we may otherwise take absent the pending Merger. In that regard, the Board considered that such interim period restrictions likely would prohibit Change from disposing of certain business lines, which potential dispositions the Board had been evaluating concurrently with engaging in negotiations with UnitedHealth Group.

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Potential differing interests of directors and executive officers. The Board considered that, aside from their interests as Change stockholders, Change’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of other Change stockholders generally. See “The Merger Proposal (Proposal 1)—Interests of Change’s Executive Officers and Directors in the Merger” beginning on page 58 of this proxy statement. However, the Board considered as a positive factor the fact that members of management who executed employment agreements with UnitedHealth Group concurrently with the execution of the Merger Agreement did not begin negotiating those employment agreements with UnitedHealth Group until after the Board gave its express permission for them to do so.

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Non-solicitation covenants. The Board considered the fact that the Merger Agreement precludes Change from soliciting alternative acquisition proposals and provides UnitedHealth Group with customary “matching” rights prior to Change terminating the Merger Agreement to accept a superior proposal.

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Termination fee. The Board considered the possibility that the $300,000,000 termination fee payable to UnitedHealth Group in certain circumstances might have the effect of discouraging alternative acquisition proposals or reducing the price of such proposals.

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Tax treatment. The Board considered the fact that any gains arising from the receipt of the Per Share Merger Consideration would generally be taxable to Change stockholders that are U.S. holders for U.S. federal income tax purposes.

•	Stockholder litigation. The Board considered the impact on Change of potential stockholder litigation in connection with the Merger.

While the Board considered potentially positive and potentially negative factors, including those described above, the Board ultimately concluded that, overall, the potentially positive factors outweighed the potentially negative factors. Accordingly, the Board unanimously determined that the Merger, Merger Agreement and the other transactions contemplated thereby are advisable, fair to and in the best interests of Change and its stockholders.

The foregoing discussion is intended to be illustrative and is not intended to be an exhaustive list of the information and factors considered by the Board in its consideration of the Merger, but includes the material factors considered by the Board in that regard. In view of the number and variety of factors and the amount of information considered, the Board did not find it practicable to, nor did it attempt to, quantify, or otherwise assign specific or relative weights to, the specific factors considered in reaching its determinations and recommendations. In addition, each individual member of the Board applied his or her own personal business judgment to the process and may have given different weight to different factors. Based on the totality of the information presented, the Board collectively reached the unanimous decision to approve and declare advisable, fair to and in the best interests of Change and its stockholders, the Merger, the Merger Agreement and the other transactions contemplated thereby in light of the factors described above and other factors that the members of the Board felt were appropriate.

Portions of this explanation of Change’s reasons for the Merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Change’s Financial Advisor

Goldman Sachs rendered its opinion to the Board that, as of January 5, 2021 and based upon and subject to the factors and assumptions set forth therein, the $25.75 in cash per share of Change Common Stock to be paid to the holders (other than UnitedHealth Group and its affiliates) of shares of Change Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated January 5, 2021, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Change’s stockholders are encouraged to read the opinion carefully in its entirety. The following is a summary of Goldman Sachs’ opinion and the methodology that Goldman Sachs used to render its opinion. The summary is qualified in its entirety by reference to the full text of the opinion.

Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Change Common Stock should vote with respect to the Merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	the annual report to stockholders and the Annual Report on Form 10-K of Change for the fiscal year ended March 31, 2020;

•	Change’s Registration Statement on Form S-1;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Change;

•	certain other communications from Change to its stockholders;

•	certain publicly available research analyst reports for Change;

•

certain internal financial analyses and forecasts for the tax assets of Change prepared by management of Change, as approved for Goldman Sachs’ use by Change, which are referred to as the “Tax Attribute Projections” and are described further below under “Certain Financial Projections”; and

•

certain internal financial analyses and forecasts for Change prepared by its management, as approved for Goldman Sachs’ use by Change, which are referred to as the “Projections” and are described further below under “Certain Financial Projections”.

Goldman Sachs also held discussions with members of the senior management of Change regarding their assessment of the past and current business operations, financial condition and future prospects of Change; reviewed the reported price and trading activity for Change Common Stock; compared certain financial and stock market information for Change with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the Healthcare Information Technology and Information Services industries and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with Change’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Change’s consent that the Projections and the Tax Attribute Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Change. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Change or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Change or on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Change to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to Change; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, Change or any other alternative transaction. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $25.75 in cash per share of Change Common Stock to be paid to holders (other than UnitedHealth Group and its affiliates) of shares of Change Common Stock pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Change; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Change, or class of such persons, in connection with the Merger, whether relative to the $25.75 in cash per share of Change Common Stock to be paid to the holders (other than UnitedHealth Group and its affiliates) of shares of Change Common Stock pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which the shares of Change Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Change, UnitedHealth Group or the Merger, or as to the impact of the Merger on the solvency or viability of Change or UnitedHealth Group, or the ability of Change or UnitedHealth Group to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 5, 2021, the last trading day before the announcement of the Merger, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Goldman Sachs analyzed the consideration to be paid to holders of shares of Change Common Stock pursuant to the Merger Agreement in relation to the closing price per share of Change Common Stock on January 5, 2021, the closing price per share of Change Common Stock on November 20, 2020, which was the date that UnitedHealth Group delivered a revised indication of interest to Change, November 9, 2020, which was the date that the Board met to discuss the UnitedHealth Group revised offer delivered to Change on November 7, 2020, October 16, 2020, which was the last full trading day before UnitedHealth Group delivered its initial indication of interest to Change, the volume weighted average price (VWAP) per share for the 30-day periods ended January 5, 2021, November 20, 2020, November 9, 2020 and October 16, 2020 and the highest and lowest prices per share of Change Common Stock during the 52-week period ended January 5, 2021.

This analysis indicated that the price per share of Change Common Stock to be paid the holders of Change Common Stock pursuant to the Merger Agreement represented:

•	a premium of 41.2% based on the closing price of $18.24 per share on January 5, 2021;

•	a premium of 49.8% based on the closing price of $17.19 per share on November 20, 2020;

•	a premium of 55.3% based on the closing price of $16.58 per share on November 9, 2020;

•	a premium of 70.6% based on the closing price of $15.09 per share on October 16, 2020;

•	a premium of 41.0% based on the VWAP for the 30-day period ended January 5, 2021 of $18.26;

•	a premium of 64.1% based on the VWAP for the 30-day period ended November 20, 2020 of $15.69;

•	a premium of 71.1% based on the VWAP for the 30-day period ended November 9, 2020 of $15.05;

•	a premium of 76.8% based on the VWAP for the 30-day period ended October 16, 2020 of $14.57;

•	a premium of 36.7% based on the highest price per share of Change Common Stock during the 52-week period ended January 5, 2021 of $18.83; and

•	a premium of 275.4% based on the lowest price per share of Change Common Stock during the 52-week period ended January 5, 2021 of $6.86.

Illustrative Discounted Cash Flow Analysis

Using the Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on Change. Using discount rates ranging from 6.75% to 7.75%, reflecting estimates of Change’s weighted average cost of capital, Goldman Sachs discounted to present value as of November 30, 2020 (i) estimates of unlevered free cash flow for Change for the period from fiscal year 2021 (ending March 31, 2021) through fiscal year 2030 (ending March 31, 2030) as reflected in the Projections, (ii) the Tax Attribute Projections and (iii) a range of illustrative terminal values for Change, which were calculated by applying perpetuity growth rates ranging from 1.25% to 2.25% to the terminal year estimate of free cash flow to be generated by Change of $826 million as reflected in the Projections (which analysis implied exit terminal year EBITDA multiples ranging from 8.5x to 12.4x). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The illustrative range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Projections and market expectations regarding the long-term growth of Change’s end markets and the long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values (EV) (defined as equity value plus net debt) for Change by adding the ranges of present values it derived as described above. Goldman Sachs then subtracted net debt ($4.873 billion), as provided by management of Change, from the range of illustrative EVs it derived for Change to calculate an illustrative range of implied equity values for Change. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted shares of Change, as provided by the management of Change and using the treasury stock method, to derive a range of illustrative present values per share of Change Common Stock ranging from $20.72 to $32.55.

Illustrative Present Value of Future Share Price Analysis

Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Change Common Stock. For this analysis, Goldman Sachs used the Projections for each of the fiscal years 2021 to 2024. Goldman Sachs first calculated the implied EV of Change as of December 31 for each of the calendar years 2021 to 2023, by multiplying the one-year forward adjusted earnings before interest, taxes, depreciation and amortization, adjusted to exclude non-recurring items and stock-based compensation (Adjusted EBITDA) as of such date (using the Projections) by an illustrative range of multiples of 9.5x to 11.5x. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data for Change and one year forward EBITDA multiples for Change. To derive illustrative implied equity values per share of Change Common Stock, Goldman Sachs then subtracted the amount of Change’s projected net debt as of December 31, 2021, 2022, and 2023, respectively, as provided by management of Change, from the range of implied EVs. Goldman Sachs then divided these implied equity values by the number of fully diluted shares of Change Common Stock, as provided by management of Change and using the treasury stock method, to determine implied equity values per share of Change Common Stock as of December 31, 2021, 2022, and 2023. Goldman Sachs then discounted these implied equity values per share to November 30, 2020 using a discount rate of 7.5%, reflecting an estimate of Change’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally.

This analysis resulted in a range of implied present values of $16.84 to $27.35 per share of Change Common Stock.

Selected Precedent Transactions Analysis

Goldman Sachs analyzed certain publicly available information relating to the following selected transactions in the Healthcare Information Technology and Information Services industries since August 2008:

Closing Date	Acquiror	Target	EV/LTM Multiple
August 2008	Apax Partners	The TriZetto Group, Inc.	14.4x

November 2011	Blackstone	Emdeon Inc.	11.2x

June 2012	Veritas Capital	Truven Health Analytics	9.6x

August 2012	Roper Industries, Inc.	Sunquest Information Systems, Inc.	12.6x

November 2014	Cognizant Technology Solutions Corp.	TriZetto Corp.	14.2x

February 2016	Pamplona Capital Management	MedAssets, Inc.	11.5x

April 2016	IBM	Truven Health Analytics	17.0x

June 2016	Veritas Capital	Verisk Analytics, Inc. Healthcare Division	10.1x
October 2016	Quintiles	IMS Health, Inc.	14.4x

September 2017	Internet Brands	WebMD Health Corp.	12.3x

November 2017	Optum	The Advisory Board Company	14.1x

August 2018	Verscend Technologies, Inc.	Cotiviti Holdings, Inc.	18.0x

February 2019	Veritas Capital and Elliott	Athenahealth Inc.	15.2x

August 2019	HealthEquity, Inc.	WageWorks, Inc.	13.6x

October 2020	Churchill Capital Corp III	MultiPlan, Inc.	15.3x

For each of the selected transactions, Goldman Sachs used publicly available information to calculate and compare the EV for the target represented by the consideration payable in the transaction as a multiple of the EBITDA of the target for the last twelve-month (LTM) period preceding the announcement of the transaction. While none of the target companies in the selected transactions are directly comparable to Change and none of the selected transactions are directly comparable to the Merger, the target companies in the selected transactions are companies with certain operations that, for the purposes of analysis, may be considered similar to certain operations and end markets of Change.

The results of this analysis are summarized as follows:

	EV/LTM Adjusted EBITDA Range	EV/LTM Adjusted EBITDA Median
Selected Transactions	9.6x to 18.0x	14.1x

Based on its professional judgment and experience and taking into account the analysis of the selected transactions discussed above, Goldman Sachs then applied an illustrative range of multiples of 10.0x to 18.0x to the Adjusted EBITDA of Change for the LTM period ended November 30, 2020, as provided by management of Change, to calculate a range of implied EVs for Change. Goldman Sachs then subtracted net debt, as provided by management of Change, from the range of EVs to determine a range of implied equity values for Change. Goldman Sachs then divided these equity values by the number of fully diluted shares of Change, as provided by management of Change and using the treasury stock method.

This analysis resulted in a range of implied equity values per share of Change Common Stock of $12.50 to $34.13.

Precedent Premia Paid Analysis

Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for the certain transactions announced from January 1, 2011 through December 31, 2020, involving a public company in the United States health care industry and based in the United States as the target where the disclosed enterprise value for each transaction was in excess of $5,000,000,000, excluding transactions in the biotech industry. For the entire period, using publicly available information, Goldman Sachs calculated the average and median premiums of the price paid in the identified transactions (including identified all-cash transactions) relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated an average premium of 27.5% in all identified transactions across the period and a median premium of 27.1% in all identified transactions across the period and an average premium of 30.9% in the identified all-cash transactions across the period and a median premium of 33.7% in the identified all-cash transactions across the period. Using this analysis, and based on its professional judgment and experience, Goldman Sachs applied a reference range of illustrative premiums of 20% to 70% to the closing price per share of Change Common Stock of $18.24 as of January 5, 2021.

This analysis resulted in a range of implied equity values per share of Change Common Stock of $21.89—$31.01.

General—Goldman Sachs

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Change or UnitedHealth Group or the Merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board as to the fairness from a financial point of view, as of the date of the opinion, to the holders (other than UnitedHealth Group and its affiliates) of the outstanding shares of Change Common Stock of the $25.75 in cash per share of Change Common Stock to be paid to such holders pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Change, UnitedHealth Group, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.

The consideration of $25.75 in cash per share of Change Common Stock was determined through arm’s-length negotiations between Change and UnitedHealth Group and was approved by the Board. Goldman Sachs provided advice to Change during these negotiations. Goldman Sachs did not, however, recommend any specific form or amount of consideration to Change or the Board or that any specific form or amount of consideration constituted the only appropriate consideration for the Merger.

As described above, Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Change, UnitedHealth Group, any of their respective affiliates and third parties, including Blackstone, a significant stockholder of Change, or any currency or commodity that may be involved in the Merger. Goldman Sachs acted as financial advisor to Change in connection with, and participated in certain of the negotiations leading to, the Merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to Change and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as lead left bookrunner with respect to Change’s add-on offering of its subsidiaries’ 5.75% Unsecured Notes due 2025 (aggregate principal amount $325,000,000) in April 2020; and a joint lead book-running manager with respect to a public offering of 42,857,142 Shares by Change and Change’s concurrent offering of 5,000,000 of its 6.00% tangible equity units in June 2019. During the two year period ended January 5, 2021, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Change and/or its affiliates of approximately $23 million. Goldman Sachs has also provided certain financial advisory and/or underwriting services to UnitedHealth Group and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as a joint bookrunner with respect to the public offering of UnitedHealth Group’s 1.25% Notes due 2026, 2% Notes due 2030, 2.75% Notes due 2040, 2.9% Notes due 2050 and 3.125% Notes due 2060 (aggregate principal amount $5,000,000,000) in May 2020; and as a joint bookrunner with respect to the public offering of UnitedHealth Group’s 2.375% Notes due 2024, 2.875% Notes due 2029, 3.5% Notes due 2039, 3.7% Notes due 2049 and 3.875% Notes due 2059 (aggregate principal amount $5,500,000,000) in July 2019. During the two year period ended January 5, 2021, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to UnitedHealth Group and/or its affiliates of approximately $4.1 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Blackstone and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Rothesay Life plc, a portfolio company of funds associated with Blackstone, with respect to the sale of Blackstone’s equity interest in

October 2020; as financial advisor to Blackstone Group LP, an affiliate of Blackstone, with respect to its investment in Cryoport, Inc. in October 2020; as a joint bookrunner with respect to a follow-on public offering of the equity of TradeWeb LLC, a portfolio company of funds associated with Blackstone in April 2020; as a bookrunner with respect to the term loan B facility (aggregate principal amount $1,800,000,000) and the 4.75% secured notes due 2027 (aggregate principal amount $375,000,000) issued by the Michaels Companies, Inc., a portfolio company of funds associated with Blackstone, in September 2020; as lead arranger with respect to the floating rate securitization (aggregate principal amount $630,000,000) entered into by Blackstone Real Estate Advisors, an affiliate of Blackstone, in August 2020; as left lead bookrunner with respect to a public offering of 4.25% Notes due 2026 (aggregate principal amount $750,000,000) by Blue Yonder Group, Inc., a portfolio company of funds associated with Blackstone, in July 2020; as lead arranger for London Stock Exchange Group plc, a portfolio company of funds associated with Blackstone, with respect to its bridge financing completed in November 2019; and as lead arranger for Global Education Management Systems Limited, a portfolio company of funds associated with Blackstone, with respect to the bank and bond financing (aggregate principal amount $1,650,000,000) completed in July 2019. During the two year period ended January 5, 2021, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Blackstone and/or its affiliates and portfolio companies of approximately $185.6 million, as determined by Goldman Sachs based on its books and records. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Change, UnitedHealth Group, Blackstone and their respective affiliates and, as applicable, portfolio companies, for which its Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Blackstone and their respective affiliates from time to time and may have invested in limited partnership units of respective affiliates of Blackstone from time to time and may do so in the future.

The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement, dated December 10, 2020, Change engaged Goldman Sachs to act as its financial advisor in connection with the Merger. The engagement letter between Change and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement of the Merger, at approximately $73 million, all of which is contingent upon consummation of the Merger. In addition, Change has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Financial Projections

In our press releases announcing quarterly or annual earnings, Change has from time to time publicly provided certain projections as to our future financial performance. Change does not otherwise, as a matter of course, publicly disclose projections as to our future financial performance. However, Change management prepared certain non-public, unaudited financial projections as described below, which we refer to as the “Projections,” and provided the Projections to the Board in connection with the Board’s evaluation of the proposed transaction, and to Change’s financial advisor, Goldman Sachs, and also provided a portion of the Projections to UnitedHealth Group as described below. At the direction and with the approval of Change management, Goldman Sachs relied on the Projections in performing its financial analysis and for purposes of its opinion summarized above under “Opinion of Change’s Financial Advisor”.

The Projections were developed for internal use and for use by our financial advisor, and were not prepared with a view toward public disclosure and do not necessarily comply with U.S. Generally Accepted Accounting Principles (“GAAP”), published guidelines of the SEC regarding projections, forward-looking statements or the use of non-GAAP measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. The Projections were prepared by, and are the responsibility of, Change’s management. Our independent registered public accounting firm has not audited, reviewed, examined, compiled or applied any agreed-upon procedures with respect to the Projections, and does not express an opinion or any form of assurance related thereto. The Projections and summaries of the

Projections are not being included in this proxy statement to influence any Change stockholder’s decision whether to vote in favor of the Merger Proposal or any of the other proposals to be voted on at the Special Meeting, but are being included because they were made available to the Board and our financial advisor, and later, a portion of the Projections was made available to UnitedHealth Group, for their respective evaluation of the proposed transaction. The Projections are not intended to be considered as public guidance of our financial performance.

The Projections, while presented with numerical specificity, necessarily were based on numerous estimates, variables and assumptions that are inherently subjective and uncertain and many of which are beyond our control. Because the Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The assumptions upon which the Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. The Projections also reflect assumptions as to certain business decisions that are subject to change. Furthermore, the Projections do not take into account any circumstances or events occurring after the date they were prepared, including the public announcement of the proposed transaction or Change’s compliance with its covenants under the Merger Agreement. The Projections do not take into account the possible financial and other effects on Change of the Merger and do not attempt to predict or suggest future results of the Surviving Corporation. The Projections do not give effect to any of the Merger, the impact of negotiating or executing the Merger Agreement, the expenses that may be incurred in connection with consummating the Merger, any synergies that may be achieved following the Merger, the effect on Change of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions that may have been taken if the Merger Agreement had not been executed. Further, the Projections do not take into account the effect of any possible failure of the Merger to occur. Important factors that may affect actual results and result in the Projections not being achieved include, but are not limited to, the risk factors described in our annual report on Form 10-K for the fiscal year ended March 31, 2020, subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, the Projections may be affected by our ability to achieve strategic goals, objectives and targets over the applicable period. The Projections are forward-looking statements. For information on factors that may cause our future financial results to materially vary, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 23 of this proxy statement.

The Projections were prepared in good faith and on a reasonable basis based on the best information available to the preparers at the time of their preparation. However, there can be no assurance that the Projections will be realized, and actual results may vary materially from those shown. The inclusion of the Projections in this proxy statement should not be regarded as an indication that we or any of our affiliates, advisors, including Goldman Sachs, or other representatives considered or consider the Projections to be material or predictive of actual future events, and they should not be relied upon as such. Neither we nor any of our affiliates, advisors, officers, directors or other representatives can give any assurance that actual results will not differ from the Projections and none of them undertakes any obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the respective dates on which they were prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error. We do not intend to make publicly available any update or other revision to the Projections, except as otherwise required by law. Neither we nor any of our affiliates, advisors, officers, directors or representatives has made or makes any representation to any Change stockholder or any other person regarding our ultimate performance compared to the information contained in the Projections or that the Projections will be achieved. We have made no representation to UnitedHealth Group in the Merger Agreement or otherwise concerning the accuracy or reliability of the Projections.

Certain of the measures included in the Projections may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Change may not be comparable to similarly titled amounts used by other companies. The non-GAAP financial measures were relied upon by Goldman Sachs for purposes of its financial analysis and opinion and by the Board in connection with its consideration of the proposed transaction. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by Goldman Sachs for purposes of its financial analysis and opinion or by the Board in connection with its consideration of the proposed transaction. Accordingly, we have not provided a reconciliation of the financial measures.

The following table sets forth a summary of the Projections and certain historical financial information for comparison purposes. Dollar totals are in millions and fiscal years end on March 31. The Projections for fiscal years 2021 through 2023 with respect to “Solutions Revenue”, “Adjusted EBITDA” and “Unlevered Free Cash Flow” (the “LRP Projections”) were prepared by management as part of the Board-approved LRP, independent of Change’s evaluation of the proposed transaction with UnitedHealth Group. The Projections for fiscal years 2024 through 2030 with respect to “Solutions Revenue”, “Adjusted EBITDA” and “Unlevered Free Cash Flow” are not part of the LRP but were prepared by management and approved by the Board as extrapolations of the LRP Projections for purposes of the valuation analyses conducted by Goldman Sachs. The Projections with respect to “Net Impact to Cash Flows from Tax Attributes” were prepared by management in the ordinary course, independent of Change’s evaluation of the proposed transaction with UnitedHealth Group. Change provided a portion of the LRP Projections (but not any of the other Projections) to UnitedHealth Group in connection with UnitedHealth Group’s evaluation of the proposed transaction.

	2019A(5)	2020A(5)	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Line Item
Revenue:
Software and Analytics	$1,579	$1,613	$1,548	$1,669	$1,779	$1,886	$1,999	$2,112	$2,224	$2,334	$2,441	$2,545
Network Solutions	557	589	703	785	817	878	944	1,012	1,080	1,150	1,220	1,290
Technology-Enabled Services	1,006	979	867	967	1,029	1,080	1,134	1,187	1,238	1,287	1,333	1,377
Corporate Eliminations	(105)	(105)	(99)	(108)	(112)	(125)	(133)	(141)	(150)	(159)	(168)	(179)
Purchase Accounting Adjustment	—	—	(129)	(8)	—	—	—	—	—	—	—	—

Total Solutions Revenue(1)	$3,043	$3,075	$2,889	$3,305	$3,512	$3,719	$3,944	$4,169	$4,393	$4,612	$4,826	$5,033

Adjusted EBITDA(2):
Software and Analytics	$519	$566	$530	$590	$647	$695	$747	$789	$831	$872	$912	$951
Network Solutions	317	332	355	381	398	433	470	504	538	572	607	642
Technology-Enabled Services	99	98	3	79	101	111	122	128	133	139	144	148

Total Adjusted EBITDA	$935	$996	$888	$1,051	$1,146	$1,239	$1,339	$1,420	$1,502	$1,583	$1,663	$1,741

Unlevered Free Cash Flow(3):
(+) D&A	N/A	N/A	$578	$662	$674	$713	$757	$800	$843	$885	$926	$965
(-) CapEx	N/A	N/A	(235)	(249)	(263)	(279)	(296)	(313)	(329)	(346)	(362)	(377)
(-) Change in NWC	N/A	N/A	72	(14)	(18)	(18)	(20)	(20)	(20)	(19)	(19)	(18)
(+) Non-Cash Other Expenses	N/A	N/A	—	23	23	25	26	28	29	30	32	33

Total Unlevered Free Cash Flow	N/A	N/A	$434	$573	$646	$704	$765	$814	$863	$912	$960	$1,008

Net Impact to Cash Flows from Tax Attributes(4)	N/A	N/A	$14.6	$30.9	$62.8	$42.3	$(35.0)	$(17.7)	$(2.9)	$(8.3)	$(0.9)	$(2.6)

(1)	As used here, “Solutions Revenue” has the same meaning as in Change’s SEC filings.
(2)

“Adjusted EBITDA” means net income (loss) before net interest expense, income tax provision (benefit), depreciation and amortization, as adjusted to exclude the impact of certain items that are not reflective of Change’s core operations. As disclosed in Change’s Form 10-Q for the quarter ended December 31, 2020

(including Exhibit 99.1 thereto), during the first quarter of fiscal year 2021, Change’s management decided to allocate all administrative and certain other corporate expenses to Change’s respective reportable segments. Such methodology differs from that used by Change Healthcare LLC in prior years, including fiscal years 2019 and 2020. In connection with such change in methodology, the financial results of Change Healthcare LLC’s reportable segments for fiscal years 2019 and 2020 were recast to reflect the allocation of administrative and corporate expenses as described above, and were disclosed in Exhibit 99.1 to Change’s Form 10-Q for the quarter ended December 31, 2020. Such recast results were included in the historical comparison financial information provided to Goldman Sachs along with the Projections, and are shown in the table above under “Adjusted EBITDA”. Change Healthcare LLC is a wholly owned subsidiary of Change.
(3)	“Unlevered Free Cash Flow” assumes net operating profit after-tax, plus depreciation and amortization, less capital expenditures and increases in net working capital, plus other non-cash items.
(4)

“Net Impact to Cash Flows from Tax Attributes” means the aggregate net cash flow impact of tax attributes of Change, and is comprised of net operating losses, which have been incurred or are expected to be on November 30 in respect of the then-current fiscal year (e.g., incurred on November 30, 2020 in respect of the fiscal year ending March 31, 2021), and payments under the tax receivable agreements filed as Exhibits 10.2 through 10.7 to Change’s Form 10-K for the fiscal year ended March 31, 2020, which payments are made on July 15 in respect of the most recently completed fiscal year (e.g., payments made on July 15, 2021 in respect of the fiscal year ending March 31, 2021).

(5)	Results shown for fiscal years 2019 and 2020 are for Change Healthcare LLC.

Interests of Change’s Executive Officers and Directors in the Merger

In considering the recommendation of the Board that you vote to approve the Merger Proposal, you should be aware that, aside from their interests as Change stockholders, Change’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Change stockholders generally, which may create potential conflicts of interest. These interests are described in more detail below, and with respect to the named executive officers of Change, are quantified in the “Golden Parachute Compensation” table below. The Board was aware of these interests and considered them when it adopted the Merger Agreement and approved the Merger.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the terms of the Merger Agreement, Change’s directors and executive officers will be entitled to certain ongoing indemnification, expense advancement and insurance arrangements. See the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 94 for a description of such ongoing arrangements.

Treatment of Outstanding Equity Awards

At the Effective Time, Change equity-based awards outstanding immediately prior to the Effective Time will generally be subject to the following treatment:

•

Each Change stock option, whether vested or unvested, will automatically be converted into an option to purchase a number of shares of UnitedHealth Group common stock (“UnitedHealth Group Shares”) equal to the product (with the result rounded down to the nearest whole share) of (1) the number of shares of Change common stock subject to such Change stock option immediately prior to the Effective Time multiplied by (2) the Equity Award Exchange Ratio. The Equity Award Exchange Ratio is the quotient of (a) the Per Share Merger Consideration divided by (b) the volume weighted average of the closing sale prices per UnitedHealth Group Share for the five full consecutive trading days ending on and including the third business day prior to the Closing. The exercise price per UnitedHealth Group Share after the conversion will be equal to the quotient (with the result rounded up to the nearest whole cent) of (i) the exercise price per share of Change Common Stock of such Change stock option immediately prior to the Effective Time divided by (ii) the Equity Award Exchange Ratio. Any unvested time-based stock options granted prior to Change’s IPO in July 2019 will vest in full at the Closing pursuant to the terms and conditions as in effect as in effect as of the date of the Merger Agreement. Any unvested stock options subject to vesting conditions based upon receipt of cash proceeds upon disposition of a certain percentage of shares by certain stockholders of Change at a specified weighted average price per share (the “Exit-Vesting Stock Option Conditions”) will vest in three equal installments, with the first installment vesting at the Closing of the Merger and the second and third installments vesting on each of the first and second anniversaries of the Closing, respectively.

•

Each Change restricted share subject to vesting conditions based upon receipt of cash proceeds by certain stockholders of Change at a weighted average price per share that (1) is at least equal to a specified weighted average price per share set forth in the applicable award agreement or (2) results in an annual internal rate of return at the level set forth in the applicable award agreement (the “Exit-Vesting Conditions”) that fully vests at the consummation of the Merger pursuant to its terms and conditions as in effect as of the date of the Merger Agreement will automatically be converted into the right to receive the Per Share Merger Consideration, less any withholding taxes. If the Exit-Vesting Conditions are not satisfied in connection with the Merger, these restricted shares will be cancelled and forfeited at the Effective Time for no consideration or payment. We anticipate that the Exit-Vesting Conditions will be fully satisfied prior to, or in connection with, the Merger.

•

Each Change restricted stock unit award that vests based on continued service (an “RSU”) will automatically be converted into an RSU denominated in UnitedHealth Group Shares, with the number of UnitedHealth Group Shares subject to such UnitedHealth Group RSU equal to the product of (1) the total number of Change shares subject to such RSU immediately prior to the Closing multiplied by (2) the Equity Award Exchange Ratio.

•

Each Change restricted stock unit award that vests based on performance conditions (a “PSU”) will automatically be converted into an RSU denominated in UnitedHealth Group Shares, with the number of UnitedHealth Group Shares subject to such UnitedHealth Group RSU equal to the product of (1) the number of Change shares subject to such RSU based on target performance multiplied by (2) the Equity Award Exchange Ratio. These RSUs will vest based on continued service through the end of the original performance period.

•

Each Change RSU subject to the Exit-Vesting Conditions that fully vests at the consummation of the Merger pursuant to its terms and conditions as in effect as of the date of the Merger Agreement will automatically be converted into the right to receive the Per Share Merger Consideration, less any withholding taxes. If the Exit-Vesting Conditions are not satisfied in connection with the consummation of the Merger, any RSUs subject to the Exit-Vesting Conditions will be cancelled and forfeited at the Effective Time for no consideration or payment. We anticipate that the Exit-Vesting Conditions will be fully satisfied prior to, or in connection with, the Merger.

•

Each Change stock appreciation right award (a “SAR”), whether vested or unvested, will automatically be converted into a stock appreciation right denominated in a number of UnitedHealth Group Shares equal to (1) the product (rounded down to the nearest whole number) of (a) the total number of Change shares subject to such SAR immediately prior to the Effective Time multiplied by (b) the Equity Award Exchange Ratio, (2) at an exercise price per share (rounded up to the nearest whole cent) equal to (a) the exercise price per share of the Change shares subject to such SAR immediately prior to the Effective Time divided by (b) the Equity Award Exchange Ratio.

•

Each Change SAR subject to the Exit-Vesting Conditions that fully vests at the consummation of the Merger pursuant to its terms and conditions as in effect as of the date of the Merger Agreement will automatically be converted into a SAR denominated in a number of UnitedHealth Group Shares equal to (1) the product (rounded down to the nearest whole number) of (a) the total number of Change shares subject to such SAR immediately prior to the Effective Time multiplied by (b) the Equity Award Exchange Ratio, (2) at an exercise price per share (rounded up to the nearest whole cent) equal to (a) the exercise price per share of the Change shares subject to such SAR immediately prior to the

Effective Time divided by (b) the Equity Award Exchange Ratio. If the Exit-Vesting Conditions are not satisfied in connection with the consummation of the Merger, any Change SAR award subject to the Exit-Vesting Conditions will be cancelled and forfeited at the Effective Time for no consideration or payment. We anticipate that the Exit-Vesting Conditions will be fully satisfied prior to, or in connection with, the Merger.

•

Each deferred stock unit (a “DSU”), whether vested or unvested, will automatically be converted into a DSU denominated in a number of UnitedHealth Group Shares equal to the product (rounded down to the nearest whole number) of (1) the total number of Change Shares subject to such DSU immediately prior to the consummation of the Merger multiplied by (2) the Equity Award Exchange Ratio. DSUs are only held by our non-employee Directors.

Change equity-based awards that convert into equity-based awards denominated in UnitedHealth Group Shares will generally be subject to the same terms and conditions (including, as applicable, vesting, exercise and settlement) as applied to such award immediately prior to the Effective Time, except to the extent such terms and conditions are rendered inoperative by the Merger or with respect to such other changes that are necessary for the administration of the awards and that are not materially detrimental to the holder of the award.

The foregoing equity-based award treatment is subject to the terms of any employment or individual award agreement providing for accelerated vesting upon a change in control of Change. In particular, the terms of these equity-based awards provide that awards held by an employee of Change will become fully vested if, during the 12-month period following the Effective Time, the employee’s employment is terminated by the Company without “cause” (or, with respect to selected employees, including our executive officers, if the employee’s employment is terminated as a result of resignation by the employee for “good reason”).

Summary Tables

Non-Employee Directors. The table below sets forth, for each Change non-employee director, the number of Change stock options, Change SARs and Change RSUs or DSUs held by such non-employee directors as of February 26, 2021, the latest practicable date prior to the filing of this proxy statement. The table below also sets forth the estimated value, per non-employee director, of such equity awards at the Effective Time, with such amounts calculated by multiplying the number of shares subject to the Change stock options, Change SARs and Change RSUs or DSUs by $25.75, less the applicable exercise price in the case of the Change stock options and Change SARs. The table below does not include Change PSUs because no such awards are held by Change’s non-employee directors. The amounts in the table do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the completion of the Merger and do not reflect any Change equity or other incentive awards that are expected to vest in accordance with their terms prior to September 30, 2021, the assumed closing date of the Merger solely for purposes of this transaction-related compensation disclosure. All share and unit numbers have been rounded to the nearest whole number.

Director Equity Summary Table

Non-Employee Directors	SAR Awards (#) (1)	SAR Awards ($) (1)	Stock Options (#) (2)	Stock Options ($) (2)	RSU/DSU Awards (#) (3)	RSU/DSU Awards ($) (3)	Estimated Total Value of Change Equity Awards ($)
Howard L. Lance	206,882	$2,791,519	75,596	$830,155	14,486	$373,015	$3,994,689
Nella Domenici	—	—	—	—	14,486	$373,015	$373,015
Nicholas L. Kuhar	—	—	—	—	—	—	—
Diana McKenzie	—	—	—	—	25,912	$667,234	$667,234
Bansi Nagji	—	—	—	—	14,486	$373,015	$373,015
Philip M. Pead	11,439	$290,207	60,428	$727,619	25,912	$667,234	$1,685,060
Phillip W. Roe	11,439	$290,207	60,428	$552,057	25,912	$667,234	$1,509,498
Neil P. Simpkins	—	—	—	—	—	—	—
Robert J. Zollars	—	—	31,600	$213,616	25,912	$667,234	$880,850

(1)

As of February 26, 2021, Messrs. Lance, Pead and Roe held 132,243, 11,439 and 11,439 vested SARs, respectively. As of February 26, 2021, Mr. Lance held 74,639 unvested SARs of which 63,200 unvested SARs are subject to Exit-Vesting Conditions. We anticipate that the SARs subject to Exit-Vesting Conditions will vest prior to, or in connection with, the Merger.

(2)

As of February 26, 2021, Mr. Lance held 46,768 unvested time-based stock options and Messrs. Lance, Pead and Roe each held 28,828, unvested stock options subject to certain Exit-Vesting Stock Option Conditions, respectively. The time-based stock options will vest in connection with the Merger pursuant to the terms and conditions in effect as of the date of the Merger Agreement. One-third (1/3) of the stock options subject to Exit-Vesting Stock Option Conditions will vest in connection with the Merger.

(3)

Mr. Lance holds RSUs and the remaining non-employee directors hold DSUs. As of February 26, 2021, Mr. Lance held 14,486 vested RSUs, and Messrs. Pead, Roe and Zollars and Ms. McKenzie held 11,426 vested DSUs and 14,486 unvested DSUs, respectively. On or about the first anniversary of Change’s equity award grants made in calendar year 2020, Change expects to make grants of RSUs or DSUs to non-employee directors with an aggregate grant date value of up to $1.2 million, which will vest on the earlier of the first anniversary of the grant date or the Effective Time and will be converted into RSUs or DSUs denominated in UnitedHealth Group Shares as described in – “Treatment of Outstanding Equity Awards” above. Change also expects to pay annual cash retainers and other compensation to non-employee directors in an amount consistent with past practice until the Effective Time.

Executive Officers; Vested Awards. The tables below set forth, for each Change executive officer, the number and value of vested Change equity awards held by such executive officer as of February 26, 2021, the latest practicable date prior to the filing of this proxy statement. The first table sets forth the number and estimated value, per executive officer, of vested Change stock options and Change SARs at the Effective Time, with such amounts calculated by multiplying the number of shares subject to the Change stock options and Change SARs by $25.75, less the applicable exercise price. The amounts in the tables do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to September 30, 2021, the assumed closing date of the Merger solely for purposes of this transaction-related compensation disclosure. All share and unit numbers have been rounded to the nearest whole number and all dollar amounts are shown on a pre-tax basis.

Executive Officer Vested SARs and Stock Options Summary Table

Executive Officers	Vested SARs (#) (1)	Vested SARs ($) (1)	Vested Stock Options (#) (2)	Vested Stock Options ($) (2)
Neil E. de Crescenzo*	314,595	$7,981,275	1,630,184	$19,490,805
Fredrik Eliasson	—	—	347,600	$2,349,776
Loretta A. Cecil	—	—	153,102	$1,034,970
Kriten Joshi	72,070	$1,828,416	500,780	$5,275,344
Thomas Laur	—	—	135,880	$918,549
Roderick H. O’Reilly	—	—	322,320	$2,178,883
August Calhoun	—	—	94,800	$640,848
W. Thomas McEnery	22,879	$580,440	151,667	$1,451,355
Linda Whitley-Taylor	—	—	313,748	$2,938,346
Steven Martin	—	—	—	—

*	Also a director.

Executive Officers; Unvested Awards. The tables below set forth, for each Change executive officer, the number and value of unvested Change equity awards held by such executive officer as of February 26, 2021, the latest practicable date prior to the filing of this proxy statement. The first table sets forth the number and estimated value, per executive officer, of unvested Change stock options at the Effective Time, with such amounts calculated by multiplying the number of shares subject to the Change stock options by $25.75, less the applicable exercise price. The second table sets forth the number and estimated value, per executive officer, of unvested Change RSUs and Change PSUs at the Effective Time, with such amounts calculated by multiplying the number of shares subject to the Change RSUs and Change PSUs by $25.75. The amounts in the tables do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the completion of the Merger and do not reflect any Change equity or other incentive awards that are expected to vest in accordance with their terms prior to September 30, 2021, the assumed closing date of the Merger solely for purposes of this transaction-related compensation disclosure. All share and unit numbers have been rounded to the nearest whole number.

Executive Officer Unvested Stock Options Summary Table

Executive Officers	Unvested Stock Options (#) (1)	Unvested Stock Options ($) (1)
Neil E. de Crescenzo*	932,200	$6,301,672
Fredrik Eliasson	1,042,800	$7,049,328
Loretta A. Cecil	279,186	$1,887,297
Kriten Joshi	237,000	$1,602,120
Thomas Laur	407,640	$2,755,646
Roderick H. O’Reilly	644,640	$4,357,766
August Calhoun	284,400	$1,922,544
W. Thomas McEnery	138,250	$934,570
Linda Whitley-Taylor	138,250	$934,570
Steven Martin	—	—

*	Also a director.
(1)

265,967, 85,320, 49,771, and 49,771 unvested stock options subject to Exit-Vesting Stock Option Conditions are expected to vest in connection with the Merger for Messrs. de Crescenzo, Joshi and McEnery and Ms. Whitley-Taylor, respectively.

Executive Officer Unvested Restricted Shares, RSUs and PSUs Table

Executive Officers	Unvested Restricted Shares (#) (1)	Unvested Restricted Shares ($) (1)	Unvested RSUs (#) (2)	Unvested RSUs ($) (2)	Unvested PSUs (#)	Unvested PSUs ($)	Estimated Total Value of Unvested RSUs and PSUs ($)
Neil E. de Crescenzo*	272,550	$7,018,163	477,038	$12,283,729	419,363	$10,798,597	$30,100,489
Fredrik Eliasson	—	—	194,608	$5,011,156	188,561	$4,855,446	$9,866,602
Loretta A. Cecil	—	—	67,010	$1,725,508	67,527	$1,738,820	$3,464,328
Kriten Joshi	76,314	$1,965,086	98,851	$2,545,413	80,514	$2,073,236	$6,583,735
Thomas Laur	—	—	80,841	$2,081,656	80,514	$2,073,236	$4,154,892
Roderick H. O’Reilly	—	—	84,736	$2,181,952	85,707	$2,206,955	$4,388,907
August Calhoun	—	—	80,841	$2,081,656	80,514	$2,073,236	$4,154,892
W. Thomas McEnery	49,242	$1,267,982	84,163	$2,167,197	67,527	$1,738,820	$5,173,999
Linda Whitley-Taylor	32,888	$846,866	73,733	$1,898,625	66,142	$1,703,157	$4,448,648
Steven Martin	—	—	208,718	$5,374,489	45,888	$1,181,616	$6,556,105

*	Also a director.
(1)	We anticipate that all restricted shares (which are subject to Exit-Vesting Conditions) will vest prior to, or in connection with, the Merger.
(2)	64,327, 18,011, 17,154, and 7,762 unvested RSUs are expected to vest in connection with the Merger for Messrs. de Crescenzo, Joshi and McEnery and Ms. Whitley-Taylor , respectively.

Employment Agreement with Neil de Crescenzo

Change previously entered into an employment agreement with Neil de Crescenzo. If Mr. de Crescenzo’s employment is terminated without “cause” by Change or by Mr. de Crescenzo for “good reason,” or in the event of death or “disability” (as such terms are defined in Mr. de Crescenzo’s employment agreement), in addition to certain accrued amounts, Mr. de Crescenzo will be entitled to receive the following payments, subject to execution and non-revocation of a release of claims in favor of Change:

i.	twenty four months of base salary continuation;

ii.	an amount equal to two times his annual target bonus, payable over twenty four months; and

iii.	a lump sum cash amount equal to the portion of the health insurance premium that Change would have paid for active employees with similar coverage for a period of 18 months.

Offer Letters

Change previously entered into an offer letter with each of Messrs. Eliasson, Laur, Calhoun and O’Reilly. Pursuant to their offer letters, Messrs. Eliasson and Calhoun will receive severance benefits in accordance with the Change Healthcare LLC U.S. Executive Severance Benefit Guidelines (the “Executive Severance Guidelines”) in place at the time of separation from employment. However, upon a termination without “cause” (as such term is defined in the Executive Severance Guidelines) or, in the case of Mr. Eliasson, for “good reason” (as such term is defined in the HCIT Holdings, Inc. 2009 Equity Incentive Plan, Messrs. Eliasson and Calhoun are entitled, at a minimum, to the severance benefits currently set forth in the Executive Severance Guidelines. The Executive Severance Guidelines are described in further detail in the section entitled “Executive Severance Guidelines” below.

Change also entered into an offer letter to Mr. O’Reilly on December 22, 2020, which sets forth the terms of Mr. O’Reilly’s employment and compensation in connection with the transfer of Mr. O’Reilly’s employment from the United States to Canada as of January 1, 2021. Pursuant to his offer letter, Mr. O’Reilly’s severance is generally governed by the terms and conditions of the Executive Severance Guidelines, with any changes necessary to comply with British Columbia law. Accordingly, Mr. O’Reilly is eligible to receive, upon a termination without “cause” (as defined in the Executive Severance Guidelines):

•	A payment equal to twelve months of annualized remuneration;

•	Continued coverage under Change’s medical, dental and prescription drug plans during the twelve months following termination; and

•

If Mr. O’Reilly is terminated upon a “change in control” (as defined in the Executive Severance Guidelines) or within twelve months following a “change in control”, one times incentive compensation bonus target.

Mr. O’Reilly is not entitled to continue participation in any bonus or any other incentive compensation or fringe benefit plans (including equity plans) following termination of his employment, other than as specifically set forth above and as mandated by the British Columbia Employment Standards Act (as amended).

Executive Severance Guidelines.

Our other executive officers (including Messrs. Eliasson and Calhoun pursuant to their offer letters) are eligible for severance benefits upon a change in control under the Executive Severance Guidelines. Under the Executive Severance Guidelines, the executive becomes entitled to the following termination payments and benefits if (a) his or her employment is terminated by Change without “cause” or (b) he/she terminates his or her employment for “good reason” (each as defined in the Executive Severance Guidelines):

•	a lump sum cash severance payment equal to (i) one times annual base salary as of the date of termination and (ii) one times the incentive compensation bonus target; and

•	a lump sum cash payment of the employer portion of COBRA insurance benefits for 12 months.

In addition, pursuant to the terms of the underlying equity award agreements, upon a termination (x) by Change or UnitedHealth Group without cause or (y) for specified groups (including the executive officers), in the case of executive officers, by the executive officer for good reason, in either case, within the 12-month period following a change in control, the equity awards (other than the equity awards subject to the Exit-Vesting Conditions) will vest in full.

Please see the “Golden Parachute Compensation” section below for a quantification of the amounts each executive officer would be eligible to receive under his employment agreement, offer letter or the Executive Severance Guidelines (or subsequent employment agreement with UnitedHealth Group), as applicable.

Additional Equity Grants/ Modifications to 2019 PSUs

Change expects to make 2021 annual grants of long-term incentive awards prior to the Closing. The annual grants will be in the form of RSUs and will be subject to substantially the same terms as the current outstanding RSUs, including conversion into UnitedHealth Group RSUs in connection with the Merger as described in – “Treatment of Outstanding Equity Awards” above. For our executive officers, the grant date fair value of these awards will not exceed: $7,200,000 for Mr. de Crescenzo; $3,900,000 for Mr. Eliasson; $1,500,000 for each of Messrs. O’Reilly, Laur, Joshi, Calhoun and Martin and $1,200,000 for each of Ms. Cecil, Ms. Whitley-Taylor and Mr. McEnery.

UnitedHealth Group has agreed to make certain equity awards to employees of Change upon completion of the Merger. For our executive officers, the grant date fair value of these awards is set forth below under “New Employment Agreements”.

Change expects to amend the terms of the Change PSUs granted in 2019 such that they will vest on July 2, 2022 instead of July 2, 2023.

New Employment Agreements

UnitedHealth Group has entered into new employment agreements with each of Messrs. de Crescenzo, Calhoun, Joshi, Laur, Martin, and McEnery (the “New Employment Agreements”), which will become effective at the Effective Time. As of the date of this proxy statement, UnitedHealth Group has not entered into employment agreements or retention agreements with Messrs. Eliasson and O’Reilly or Msses. Cecil and Whitley-Taylor; while no such agreement, arrangement or understanding exists to our knowledge as of the date of this proxy statement, prior to the consummation of the Merger these individuals may enter into such arrangements, or they may enter into other related arrangements depending on what role, if any, they maintain with Change following consummation of the Merger. As of the date of this proxy statement, to our knowledge, none of our other executive officers has entered into any agreement, arrangement or understanding with UnitedHealth Group or any of its subsidiaries regarding employment with, or the right to purchase or participate in the equity of, UnitedHealth Group or Change. Although no such agreement, arrangement or understanding exists to our knowledge as of the date of this proxy statement, certain of our other executive officers may, prior to the completion of the Merger, enter into new arrangements with UnitedHealth Group or its subsidiaries regarding employment following the consummation of the Merger.

Pursuant to the terms of the New Employment Agreements, UnitedHealth Group has agreed that:

•	Neil de Crescenzo will become Chief Executive Officer of OptumInsight, a business unit of UnitedHealth Group;

•	Kriten Joshi will become the Chief Executive Officer of Network Solutions, a business unit of UnitedHealth Group;

•	Thomas Laur will become Chief Executive Officer of Technology Enabled Solutions, a business unit of UnitedHealth Group;

•	August Calhoun will retain his position as Change’s Executive Vice President, Sales and Operations;

•	Steven Martin will retain his position as Change’s Executive Vice President, Enterprise Technology; and

•	Thomas McEnery will retain his position as Change’s Executive Vice President, Corporate Affairs and Chief Marketing Officer.

The New Employment Agreements also provide for:

•

base salary and target incentive bonus at levels that are consistent with the executive’s current base salary and target incentive bonus, (except for Mr. de Crescenzo, whose new base salary is $1,000,000 and target incentive bonus is $1,750,000);

•

an initial sign-on grant of non-qualified stock options with a grant date fair value of $2,250,000 for Mr. de Crescenzo, $500,000 for Messrs. Joshi, Laur, Calhoun and Martin and $375,000 for Mr. McEnery;

•	an initial sign-on grant of restricted stock units with a grant date fair value of $2,250,000 for Mr. de Crescenzo, $500,000 for Messrs. Joshi, Laur, Calhoun and Martin and $375,000 for Mr. McEnery;

•

a long-term incentive equity award for 2022 with a target grant date fair value of $7,250,000 for Mr. de Crescenzo, $1,250,000 for Messrs. Joshi, Laur, Calhoun and Martin and $1,000,000 for Mr. McEnery;

•	upon a termination by UnitedHealth Group or Change without “cause” or by the executive for “good reason” (each as defined in the New Employment Agreements), severance benefits of:

•	100% of base salary for Messrs. McEnery, Joshi and Laur or 200% of base salary for Messrs. de Crescenzo, Calhoun and Martin;

•

an amount equal to actual bonus for two most recent calendar years, provided that if termination takes place within two years of the Merger, such amount will be two times target bonus (for Messrs. de Crescenzo, Calhoun and Martin), or one year of target bonus if termination occurs within 1 year of the effective date (for Messrs. McEnery, Joshi, and Laur);

•	lump sum cash payment of $12,000 for COBRA continuation benefit costs; and

•	outplacement services; and

•

Change equity awards that have been converted into UnitedHealth Group Equity Awards will fully vest upon a termination of employment by UnitedHealth Group or Change without “cause” or for a resignation by the executive for “good reason” within 24 months following the Closing (for Messrs. de Crescenzo, Calhoun and Martin) or 12 months following the Closing (for Messrs. McEnery, Joshi and Laur). These awards will also fully vest upon a termination of employment by reason of death or disability at any time.

280G Mitigation Actions

Change may take certain actions before the Effective Time to mitigate the amount of potential “excess parachute payments” for “disqualified individuals” (each as defined in Section 280G of the U.S. Internal Revenue Code of 1986, as amended). As of the date of this proxy statement, Change has not yet approved any specific actions to mitigate the expected impact of Section 280G of the Code on Change and any disqualified individuals. No executive officer is entitled to receive gross-ups or tax reimbursements from Change with respect to any potential excise taxes.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the tables below present the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the

Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the Merger-related compensation which will or may become payable to Change’s named executive officers. This Merger-related compensation is subject to a non-binding advisory vote of common stockholders, as set forth in Proposal 2 in this proxy statement. See the section entitled “Advisory Vote on Named Executive Officer Merger-Related Compensation Proposal (Proposal 2)” beginning on page 108.

The amounts set forth below have been calculated assuming (i) the Merger is consummated on September 30, 2021 (the last practicable date determined in accordance with Item 402(t) of Regulation S-K), (ii) the Change equity awards outstanding as of February 26, 2021 (without any vesting between February 26, 2021 and September 30, 2021) and (iii) each named executive officer experiences a qualifying termination of employment as of the same date, immediately following completion of the Merger and properly executed any required releases and complied with all requirements (including any applicable restrictive covenants) necessary in order to receive the payments and benefits. The amounts indicated below are estimates of amounts that would be payable to the named executive officers, and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available and, as a result the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. The amounts set forth below do not include the initial sign-on equity awards that UnitedHealth Group has committed to grant to certain named executive officers following the closing of the Merger, which are being paid pursuant to bona fide post-closing employment arrangements. All dollar amounts set forth below have been rounded to the nearest whole number and are reflected on a pre-tax basis.

Golden Parachute Compensation (1)

Named Executive Officer	Cash (2)	Equity (3)	Pension/ NQDC (4)	Perquisites/ Benefits (5)	Tax Reimbursement (6)	Other	Total (7)
Neil de Crescenzo President and Chief Executive Officer	$5,500,000	$32,196,602	—	$12,000	—	—	$37,708,602
Fredrik Eliasson Executive Vice President and CFO	$1,202,500	$14,376,781	—	$27,531	—	—	$15,606,812
Kriten Joshi Executive Vice President, and President Network Solutions	$834,134	$7,609,724	—	$12,000	—	—	$8,455,858
Thomas Laur Executive Vice President and President, Technology Enabled Services	$925,000	$5,875,107	—	$12,000	—	—	$6,800,107
Roderick O’Reilly Executive Vice President and President, Software Analytics (8)	$981,103	$7,320,013	—	$3,220	—	—	$8,304,336

(1)

Certain amounts reflected in this table related to time-based stock options granted prior to Change’s IPO in July 2019 are attributable to single-trigger arrangements (i.e., vesting of the amounts is triggered by the change in control that will occur upon completion of the Merger). All other amounts reflected in the table are attributable to double-trigger arrangements (i.e., the amounts are triggered by the change in control that will occur upon completion of the Merger and a subsequent qualifying termination of the officer’s employment).

(2)

Amounts reflect the cash severance benefits that would be payable upon a change in control in a lump-sum under the New Employment Agreements entered into with each of Messrs. de Crescenzo, Joshi and Laur or under the Executive Severance Guidelines, assuming an involuntary termination by UnitedHealth Group or Change without “cause” or a resignation by the named executive officer for “good reason” immediately following the consummation of the Merger. These amounts are subject to the execution of a release of claims in favor of UnitedHealth Group or Change, as applicable. In addition, the named executive officer is required to comply with non-competition and non-solicitation restrictive covenants (two years in the case of Mr. de Crescenzo and one year in the case of Messrs. Joshi and Laur). The cash severance benefits equal (a) with respect to Mr.de Crescenzo, the sum of (i) a lump sum cash severance payment equal to two times Mr. de Crescenzo’s annual base salary as of the date of termination, and (ii) two years of annual bonus based on target performance, (b) with respect to Messrs. Joshi, Laur and Eliasson, the sum of (i) a lump sum cash severance payment equal to ones times the named executive officer’s annual base salary as of the date of termination and (ii) one year of annual bonus based on target performance and (c) with respect to Mr. O’Reilly, the sum of (i) a lump sum cash payment equal to 12 months of annualized remuneration and (ii) one times incentive compensation bonus based on target performance.

Name	Cash Severance ($)	Target Bonus ($)	Total ($)
Neil de Crescenzo	2,000,000	3,500,000	5,500,000
Fredrik Eliasson	650,000	552,500	1,202,500
Kriten Joshi	450,883	383,251	834,134
Thomas Laur	500,000	425,000	925,000
Roderick O’Reilly	530,326	450,777	981,103

(3)

For each named executive officer, the amounts in this column represent the value of (i) restricted share awards subject to the Exit-Vesting Conditions (which are expected to be met prior to, or in connection with, the Merger) and (ii) unvested stock options, unvested RSUs and unvested PSUs held by each named executive officer subject to “double trigger” vesting upon the named executive officer’s qualifying termination during the 12 months (or, in the case of Mr. de Crescenzo, 24 months) following the completion of the Merger. Pursuant to the terms of the New Employment Agreements entered into with Messrs. de Crescenzo, Joshi and Laur, equity awards granted to such named executive officers will become fully vested if (a) within 12 months after a change in control (24 months in the case of Mr. de Crescenzo) of Change, (i) the executive’s employment is terminated by Change without cause or (ii) the executive officer terminates his employment for good reason or (b) a termination by reason of death or disability. In addition, pursuant to the terms of the underlying award agreements, equity awards granted to Messrs. Eliasson and O’Reilly will become fully vested if within 12 months after a change in control of Change, (i) the executive’s employment is terminated by Change without cause or (ii) the executive officer terminates his employment for good reason.

	Unvested Options (#) (A)	Unvested Options ($) (A)	Total ($)
Neil de Crescenzo	750,500	5,073,380	5,073,380
Fredrik Eliasson	869,000	5,874,440	5,874,440
Kriten Joshi	237,000	1,602,120	1,602,120
Thomas Laur	339,700	2,296,372	2,296,372
Roderick O’Reilly	523,770	3,540,685	3,540,685

(A)

The amounts in this column include, for Messrs. de Crescenzo, Eliasson, Joshi, Laur and O’Reilly, 23,700, 173,800, 9,480, 67,940, and 40,290 unvested time-based stock options and 726,800, 695,200, 227,520, 271,760, 483,480 unvested stock options subject to the Exit-Vesting Stock Option Conditions, respectively. At the closing of the Merger, (i) all outstanding stock options will be converted into stock options denominated in UnitedHealth Group Shares based on the Equity Award Exchange Ratio, (ii) the applicable exercise price will be adjusted based on the Equity Award Exchange Ratio, (iii) the unvested time-based stock options will vest in full pursuant to the terms and conditions as in effect as of the date of the Merger

Agreement and (iv) one-third (1/3) of the unvested stock options currently subject to the Exit-Vesting Stock Option Conditions will vest.

	Unvested RSUs (#) (B)	Unvested RSUs ($) (B)	Unvested PSUs (#) (C)	Unvested PSUs ($) (C)	Unvested Restricted Shares (#) (D)	Unvested Restricted Shares ($) (D)	Total ($)
Neil de Crescenzo	361,416	9,306,462	419,363	10,798,597	272,550	7,018,163	27,123,222
Fredrik Eliasson	141,627	3,646,895	188,561	4,855,446			8,502,341
Kriten Joshi	76,477	1,969,283	80,514	2,073,236	76,314	1,965,086	6,007,604
Thomas Laur	58,466	1,505,500	80,514	2,073,236			3,578,735
Roderick O’Reilly	61,063	1,572,372	85,707	2,206,955			3,779,328

(B)

The amounts in this column include, for Messrs. de Crescenzo, Eliasson, Joshi, Laur and O’Reilly, 297,089, 141,627, 58,466, 58, 466 and 61,063 unvested time-based RSUs, respectively and for Messrs. de Crescenzo and Joshi, 64,327 and 18,011 unvested RSUs subject to the Exit-Vesting Conditions, respectively. At the closing of the Merger, the RSUs will be converted into RSUs denominated in UnitedHealth Group Shares based on the Equity Award Exchange Ratio. Time-based stock-settled RSUs granted in connection with Change’s initial public offering will either vest 25% on August 1 of each of 2022 and 2023 or 100% on August 1, 2023. The final 33% tranche of time-based cash-settled RSUs granted in connection with Change’s initial public offering will vest on August 1, 2022. The stock-settled RSUs granted in 2020 will either vest 1/3 on June 17 of 2022, 2023 and 2024 or 25% on June 17 of 2022, 2023 and 2024.

(C)

At the closing of the Merger, the PSUs will be converted into time-based RSUs denominated in UnitedHealth Group Shares based on target performance and the Equity Award Exchange Ratio. The PSUs are subject to continued employment through the end of the applicable performance period. Pursuant to the current terms, the 2019 PSUs vest on July 2, 2023 and the 2020 PSUs vest on a determination date after March 31, 2023. Change expects to amend the terms of the PSUs, such that the PSUs granted in 2019 will vest on July 2, 2022 instead of July 2, 2023.

(D)

The restricted shares subject to the Exit-Vesting Conditions are expected to vest prior to or in connection with the closing of the Merger and automatically be converted into the right to receive the Per Share Merger Consideration, less any withholding taxes.

(4)

None of the named executive officers are eligible to receive any nonqualified deferred compensation plan enhancements upon a change in control or termination following a change in control. Change does not maintain any defined benefit pension benefit plans for its employees in the United States or Canada.

(5)

Under the terms of Messrs. de Crescenzo’s, Joshi’s and Laur’s New Employment Agreements, each is eligible to receive a lump sum of $12,000 to offset the cost of COBRA continuation benefits and outplacement services in an amount determined by UnitedHealth Group. Under the terms of the Executive Severance Guidelines, Mr. Eliasson is eligible to receive a lump sum cash payment of the employer portion of COBRA insurance benefits for 12 months. Under the terms of Mr. O’Reilly’s employment agreement, he is entitled to continued coverage on the Canadian medical, dental and prescription drug plans on the same terms as active employees during the 12 month period following a termination of employment.

(6)	None of the named executive officers are eligible to receive an excise tax gross up.
(7)

The Executive Severance Guidelines provide that the change in control severance benefits are subject to reduction to avoid the imposition of excise taxes under Section 4999 of the Code in the event such reduction would result in a better after-tax result for the executive. The amounts in the tables above do not reflect any possible reductions under that provision.

(8)

The amounts other than equity values in the table above for Mr. O’Reilly were converted from Canadian to U.S. dollars, as applicable, using an exchange rate of $0.78830, as in effect on February 26, 2021.

Financing of the Merger

The consummation of the Merger is not subject to any financing conditions. UnitedHealth Group has represented to Change in the Merger Agreement that, as of the closing of the Merger, it will have available to it, or will cause Merger Sub to have available to it, funds sufficient to consummate the transactions contemplated by the Merger Agreement.

Regulatory Approvals

HSR Approval

Under the HSR Act, the parties cannot complete the Merger until they have given notification of and furnished information to the U.S. Department of Justice (the “DOJ”) and the U.S. Federal Trade Commission (the “FTC”) regarding the Merger, and until the applicable waiting period (and any extension thereof) has expired or has been terminated. On January 19, 2021, the parties filed a Notification and Report Form under the HSR Act. On February 12, 2021, UnitedHealth Group, in consultation with Change, voluntarily withdrew its Notification and Report Form, effective as of February 18, 2021, in order to provide the DOJ and FTC with additional time to review the transaction. On February 22, 2021, UnitedHealth Group re-filed its Notification and Report Form. Accordingly, the waiting period under the HSR Act will expire on March 24, 2021, unless earlier terminated or extended by a request for additional information and documentary material from the DOJ or FTC. At any time before or after consummation of the Merger, the DOJ or FTC, or any state, could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of Change or UnitedHealth Group or their respective subsidiaries. Private parties may also seek to take legal action under antitrust laws against to prevent the Merger under certain circumstances.

Healthcare Regulatory Notifications

Pursuant to health care laws and regulations, or pursuant to certain licenses, license applications or contracts of certain of Change’s subsidiaries, applicable governmental and regulatory authorities may require certain notifications of, or other filings in connection with, the Merger from UnitedHealth Group’s or Change’s regulated businesses or entities. To provide any such notices, UnitedHealth Group or the applicable UnitedHealth Group subsidiary, and in some instances Change or the applicable Change regulated entity, as the case may be, will file statements or other notices, as required by applicable health care laws or regulations or the Change regulated entities’ licenses, license applications or contracts.

General

Each of UnitedHealth Group and Change must use its reasonable best efforts to take all actions necessary or advisable on its part under the Merger Agreement and applicable law to consummate the transactions contemplated by the Merger Agreement as promptly as reasonably practicable after the date of the Merger Agreement (and, in any event, no later than the Outside Date (as defined below)), including making all required filings with governmental entities and seeking all required consents from third parties. In addition to such general efforts, each of UnitedHealth Group and Change must cooperate with each other and use its reasonable best efforts to take all actions necessary or advisable with respect to all antitrust laws to consummate the transactions contemplated by the Merger Agreement, including preparing and submitting documentation to (i) effect the expirations of all waiting periods under applicable antitrust law and (ii) make with and obtain from, as applicable, any governmental antitrust entity, all filings and consents necessary or advisable under antitrust law in order to consummate the transactions contemplated by the Merger Agreement.

While we have no reason to believe it will not be possible to obtain regulatory approvals in a timely manner, there is no certainty that these approvals will be obtained within the period of time contemplated by the Merger Agreement, if at all.

The approval of any regulatory application or completion of regulatory review merely implies the satisfaction of certain regulatory criteria, which do not include review of the Merger from the standpoint of the adequacy of the consideration to be received by Change stockholders. Further, regulatory approvals or reviews do not constitute an endorsement or recommendation of the Merger.

Litigation Related to the Merger

On February 24, 2021, a putative class action, captioned Krueger v. Change Healthcare Inc., et al., 21-0152, was filed in the Chancery Court for Davidson County, Tennessee against Change and certain of its officers and directors (the “Individual Defendants”). The complaint contends that the Individual Defendants breached their fiduciary duties by allegedly agreeing to an unfair merger following what plaintiff characterizes as an unfair process. The complaint also alleges that the Individual Defendants failed to disclose certain information in the preliminary proxy statement. In addition, the complaint brings a claim against Change for purportedly aiding and abetting the foregoing alleged breaches. Change has not yet responded to the complaint. While Change believes that the putative class action is without merit and plans to vigorously defend itself against the claims, there can be no assurance that Change will prevail in the lawsuit.

Material U.S. Federal Income Tax Consequences of the Merger

The exchange of Change Common Stock for cash in the Merger generally will be a taxable transaction to holders of Change Common Stock for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. In general, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 114) whose shares of Change Common Stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares at the time of the exchange. Gain or loss will be determined separately for each block of shares of Change Common Stock (i.e., shares of Change Common Stock acquired at the same cost in a single transaction). The determination of the actual tax consequences of the Merger to a holder of Change Common Stock will depend on the holder’s specific situation.

The tax consequences of the Merger to you will depend on your particular circumstances. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 114 and consult your tax advisors regarding the U.S. federal income tax consequences of the Merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Delisting and Deregistration of Change Common Stock

Prior to the closing of the Merger, Change will cooperate with UnitedHealth Group and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary or advisable on its part under applicable law, including, the rules and policies of NASDAQ, to enable the delisting by the Surviving Corporation of the shares of Change Common Stock and (if requested by UnitedHealth Group) the TEUs from NASDAQ and the deregistration of the shares under the Exchange Act and (if requested by UnitedHealth Group) the TEUs under the Securities Act, in each case, as promptly as practicable after the Effective Time, but in any event, in the case of the shares, no more than ten days thereafter.

Appraisal Rights

If the Merger is completed, Change stockholders will be entitled to appraisal rights under Section 262 of the DGCL, provided that they strictly comply with the requirements of Section 262 of the DGCL.

Under the DGCL, if you do not wish to accept the Per Share Merger Consideration of $25.75 provided for in the Merger Agreement and if the Merger is completed, you have the right to seek appraisal of your shares of Change Common Stock and to receive payment in cash for the “fair value” of your shares of Change Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value, provided that you strictly comply with the requirements of Section 262 of the DGCL. The “fair value” of your shares of Change Common Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $25.75 per share that you are otherwise entitled to receive under the terms of the Merger Agreement. These rights are known as appraisal rights. Change stockholders who do not vote in favor of the Merger Proposal and who properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL and who do not thereafter fail to perfect, validly withdraw or otherwise lose such appraisal rights will be entitled to appraisal rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to timely and properly comply with the statutory requirements will result in the loss of your appraisal rights.

This section is intended only as a brief summary of certain provisions of the Delaware statutory procedures that a stockholder must follow in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement and is incorporated into this proxy statement by reference. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL. All references in Section 262 of the DGCL and in this summary to a “stockholder” or a “holder” are to the record holder of the shares of Change Common Stock as to which appraisal rights are asserted.

Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation must, not less than 20 days before the meeting, notify each of its stockholders who were stockholders of record on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes Change’s notice to our stockholders that appraisal rights are available in connection with the Merger and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex C, in compliance with the requirements of Section 262 of the DGCL. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Change Common Stock, Change believes that if a stockholder is considering exercising such rights, such stockholder should seek the advice of legal and financial advisors.

Any stockholder wishing to demand appraisal of his, her or its shares of Change Common Stock must deliver to Change at the address in the next paragraph below a written demand for appraisal of his, her or its shares of Change Common Stock before the vote is taken to approve the Merger Proposal, which written demand must reasonably inform us of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its shares of Change Common Stock. A stockholder’s failure to deliver to Change the written demand for appraisal prior to the taking of the vote on the Merger Proposal at the Special Meeting of stockholders will result in the loss of appraisal rights. A stockholder seeking to perfect appraisal rights must not vote or submit a proxy in favor of the Merger Proposal. A stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote “AGAINST” the Merger Proposal or abstain from voting on the Merger Proposal. Voting against or abstaining from voting or failing to vote on the Merger Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal. A stockholder seeking to exercise appraisal rights must hold of record the shares of Change Common Stock on the date the written demand for appraisal is made and must continue to hold of record the shares of Change Common Stock through the Effective Time. A stockholder will lose his, her or its appraisal rights if the stockholder transfers the shares for which it is seeking appraisal rights before the Effective Time.

All demands for appraisal should be addressed to Change Healthcare Inc., Attention: General Counsel, 100 Airpark Center Drive East, Nashville, Tennessee 37217, and may also be submitted via email to corporatesecretary@changehealthcare.com. All demands for appraisal must be delivered to Change before the vote is taken to approve the Merger Proposal at the Special Meeting, and must be executed by, or on behalf of, the record holder of the shares of Change Common Stock.

Only a holder of record of shares of Change Common Stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, a demand for appraisal must be executed by or on behalf of the record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears in the transfer agent’s records and in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name. The demand must state that the stockholder intends to demand appraisal of the stockholder’s shares in connection with the Merger. The demand cannot be made by the beneficial owner if he, she or it is not also the stockholder of record of such shares of Change Common Stock. A beneficial owner of shares of Change Common Stock held in “street name” who wishes to exercise appraisal rights should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. The beneficial holder must have the applicable stockholder of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Change Common Stock. If the shares are held through a brokerage firm, bank or other nominee that in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record stockholder. If you hold your shares of Change Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee and obtaining notice of the Effective Time.

If shares of Change Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity. If the shares of Change Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A stockholder of record, such as a bank, brokerage firm or other nominee, who holds shares of Change Common Stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of Change Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Change Common Stock as to which appraisal is sought. Where no number of shares of Change Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Change Common Stock held in the name of the stockholder of record. If a stockholder holds shares of Change Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as stockholder of record. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers or other nominees to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

Within 10 days after the Effective Time, the Surviving Corporation must give notice of the date that the Merger became effective to each of Change’s record stockholders who has submitted a demand in compliance with Section 262 of the DGCL and who did not vote in favor of the Merger Proposal. At any time within 60 days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s demand for appraisal and accept the consideration specified by the Merger Agreement for that stockholder’s shares of Change Common Stock by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of Change, as the

Surviving Corporation. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however that the foregoing will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the consideration specified by the Merger Agreement within 60 days after the Effective Time. If a petition for appraisal is filed and the Surviving Corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only payment of the “fair value” of such stockholder’s shares of Change Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The fair value of the shares of Change Common Stock determined in any such appraisal proceeding could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.

Within 120 days after the Effective Time, but not thereafter, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Change Common Stock held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the Surviving Corporation. None of UnitedHealth Group, Merger Sub or Change, as the Surviving Corporation, has any obligation to file such a petition or has any present intention to file such a petition, and holders should not assume that any of the foregoing will file a petition. If a petition for appraisal is not timely filed, then the right to appraisal will cease. Accordingly, it is the obligation of the holders of Change Common Stock to initiate all necessary petitions to perfect their appraisal rights in respect of shares of Change Common Stock within the time prescribed in Section 262 of the DGCL and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL will result in the loss of appraisal rights.

Any stockholder who has properly complied with the requirements of Section 262 of the DGCL and who did not vote in favor of the Merger Proposal is, within 120 days after the Effective Time, entitled upon written request to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Change Common Stock not voted in favor of the Merger Proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be given within 10 days after such written request has been received by the Surviving Corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Change Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the Surviving Corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Surviving Corporation, then the Surviving Corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Change Common Stock and with whom agreements as to the value of their shares of Change Common Stock have not been reached by Change, as the Surviving Corporation. After notice to stockholders who have demanded appraisal from the Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. Notwithstanding the foregoing, upon application by the Surviving Corporation or any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial on the appraisal prior to final determination of the stockholders entitled to an appraisal. The Delaware Court of

Chancery may require stockholders who have demanded payment for their shares of Change Common Stock and who hold shares of Change Common Stock in certificated form to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. In addition, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares of Change Common Stock entitled to appraisal exceeds 1% of the outstanding shares of Change Common Stock, or (2) the value of the consideration provided in the Merger for such total number of shares of Change Common Stock exceeds $1,000,000.

The Delaware Court of Chancery will then conduct an appraisal proceeding to determine the fair value of the shares of Change Common Stock as of the Effective Time exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value, together with interest, if any, on the amount so determined to be the fair value by the Surviving Corporation to the stockholders entitled thereto. Payment will be so made to holders of shares represented by certificates upon surrender to the Surviving Corporation of the certificates representing such stock and, in the case of holders of uncertificated stock, forthwith. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the Merger, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the Per Share Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Merger Consideration. Moreover, none of UnitedHealth Group, Merger Sub or Change, as the Surviving Corporation, anticipates offering more than the Per Share Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Change Common Stock is less than or equal to the Merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Change Common Stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the Effective Time, be entitled to vote shares of Change Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Change Common Stock, other than with respect to payment as of a record date prior to the Effective Time. If no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder otherwise fails to perfect, validly withdraws or otherwise loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares of Change Common Stock will be deemed to have been converted at the Effective Time into the right to receive the $25.75 per share cash payment (without interest and subject to any applicable withholding taxes) for his, her or its shares of Change Common Stock pursuant to the Merger Agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s appraisal rights.

In view of the complexity of Section 262 of the DGCL, Change stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, Section 262 of the DGCL will govern.

THE MERGER AGREEMENT

The following discussion sets forth the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this discussion, which is summary by nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. You are encouraged to read the Merger Agreement carefully and in its entirety, as well as this proxy statement and any documents incorporated by reference herein, before making any decisions regarding the Merger. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information,” beginning on page 119.

The Merger

Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into Change, the separate corporate existence of Merger Sub will cease, and Change will continue as the surviving corporation and a wholly-owned subsidiary of UnitedHealth Group. The Merger will have the effects set forth in the Merger Agreement and the relevant provisions of the DGCL.

Closing and Effectiveness of the Merger

The closing of the Merger (the “Closing”) will take place by remote communication and by the exchange of signatures by electronic transmission or, if or to the extent such exchange is not practicable or the parties otherwise agree in writing, at a Closing to be held at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, at 9:00 a.m. (New York time) on the third business day following the satisfaction or waiver of the conditions to Closing described below under “Closing Conditions” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or at such other date, time and place as Change and UnitedHealth Group may agree in writing.

As promptly as practicable following the Closing, but on the Closing Date, the parties will cause a certificate of merger relating to the Merger to be duly executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger will become effective at the time the certificate of merger with respect to the Merger is executed and filed with the Secretary of State of the State of Delaware or at such later time as UnitedHealth Group and Change agree upon in writing and specify in the certificate of merger so executed and filed.

Effect of the Merger on Change Common Stock

At the Effective Time, each share of Change Common Stock issued and outstanding immediately prior to the Effective Time (other than any Restricted Shares and Excluded Shares) will be automatically converted into the right to receive the Per Share Merger Consideration. From and after the Effective Time, each such share that became entitled to receive the Per Share Merger Consideration pursuant to the Merger (each, an “Eligible Share”) will cease to be outstanding, will be cancelled and will cease to exist and will thereafter only represent the right to receive the Per Share Merger Consideration. At the Effective Time, each Excluded Share will cease to be outstanding, will be cancelled without payment of any consideration therefor and will cease to exist, subject to any rights that stockholders holding Dissenting Shares may have with respect to such Dissenting Shares. Appraisal rights are discussed in detail above under “The Merger Proposal (Proposal 1)—Appraisal Rights”.

Exchange Procedures

At or prior to the Effective Time, UnitedHealth Group will deposit with a paying agent an amount in cash sufficient in the aggregate to provide all funds necessary for the paying agent to make payments in respect of the

Eligible Shares (such cash, the “Exchange Fund”). Pursuant to a paying agent agreement to be entered into prior to the Closing, the paying agent will act as the paying agent for the payment and delivery of the Per Share Merger Consideration and invest the Exchange Fund, if and as directed by UnitedHealth Group.

As promptly as practicable after the Effective Time (but in any event within five business days thereafter), the paying agent will mail or otherwise provide each holder of record of Eligible Shares that are (i) represented by a certificate or (ii) book-entry shares not held, directly or indirectly, through DTC notice advising such holders of the effectiveness of the Merger, which notice will include (A) appropriate transmittal materials (including a customary letter of transmittal) specifying that delivery will be effected, and risk of loss and title to the certificates or such book-entry shares will pass only upon delivery of the certificates (or affidavits of loss in lieu of the certificates) or the surrender of such book-entry shares to the paying agent (which will be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such book-entry shares or such other reasonable evidence, if any, of such surrender as the paying agent may reasonably request pursuant to the terms and conditions of the paying agent agreement), as applicable, and (B) instructions for effecting the surrender of the certificates (or affidavits of loss in lieu of the certificates) or such book-entry shares to the paying agent in exchange for the Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger.

With respect to book-entry shares held, directly or indirectly, through DTC, the parties will cooperate to establish procedures with the paying agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the paying agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the parties, the paying agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Per Share Merger Consideration which the beneficial owners thereof are entitled to receive as a result of the Merger.

Upon surrender to the paying agent of Eligible Shares that (i) are represented by a certificate, by physical surrender of such certificate (or affidavits of loss in lieu of the certificate) together with the letter of transmittal, duly completed and executed, and such other documents as may be reasonably required by the paying agent in accordance with the terms of the materials and instructions provided by the paying agent, (ii) are book-entry shares not held through DTC, by book-receipt of an “agent’s message” by the paying agent in connection with the surrender of book-entry shares (or such other reasonable evidence, if any, of surrender with respect to such book-entry shares, as the paying agent may reasonably request pursuant to the terms and conditions of the paying agent agreement), in each case of the foregoing clauses (i) and (ii), pursuant to such materials and instructions as contemplated by the second paragraph of this section entitled “Exchange Procedures”, and (iii) are book-entry shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the parties, the paying agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the holder of the Eligible Shares represented by such certificate or book-entry share will be entitled to receive in exchange therefor, and UnitedHealth Group will cause the paying agent to pay and deliver, out of the Exchange Fund, as promptly as practicable to such holders, an amount in cash in immediately available funds (after giving effect to any required tax withholdings) equal to the product obtained by multiplying (A) the number of Eligible Shares represented by such certificates (or affidavits of loss in lieu of the certificates) or such book-entry shares by (B) the Per Share Merger Consideration, and each certificate so surrendered will forthwith be cancelled.

In the event of a transfer of ownership of any Eligible Shares represented by a certificate that is not registered in the stock transfer books or ledger of Change or if the consideration payable is to be paid in a name other than that in which the certificate or certificates surrendered or transferred in exchange therefor are registered in Change’s stock transfer books or ledger, a check for any cash to be exchanged upon due surrender of any such certificate or certificates (or affidavits of loss in lieu of the certificate) may be issued by the paying agent to such a transferee if the certificate or certificates is or are (as applicable) properly endorsed and otherwise in proper form for surrender and presented to the paying agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to UnitedHealth Group and the paying agent. Payment of the Per Share Merger Consideration with respect to book-entry shares will only be made to the person or entity in whose name such book-entry shares are registered in the stock transfer books or ledger of Change.

From and after the Effective Time, Change’s stock transfer books will be closed, and thereafter there will be no transfers of shares on the stock transfer books or ledger of Change. The Per Share Merger Consideration paid in accordance with the terms of the Merger Agreement will be deemed to have been delivered and paid in full satisfaction of all rights pertaining to any Eligible Shares. From and after the Effective Time, the holders of shares outstanding immediately prior to the Effective Time will, subject to the rights of any holders of Dissenting Shares with respect to such Dissenting Shares, cease to have any rights with respect to such shares or as stockholders of Change except the right to receive the Per Share Merger Consideration, without interest thereon, into which the shares have been converted. If, after the Effective Time, any certificate or acceptable evidence of a book-entry share is presented to the Surviving Corporation, UnitedHealth Group or the paying agent for transfer, it will be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled to receive as a result of the Merger.

Any portion of the Exchange Fund (including any interest and other income resulting from any investments thereof (if any)) that remains unclaimed by the holders of Eligible Shares for 270 days from and after the Closing Date will be delivered to UnitedHealth Group or the Surviving Corporation, as determined by UnitedHealth Group. Any holder of Eligible Shares who has not theretofore complied with the procedures, materials and instructions contemplated by the Merger Agreement will thereafter look only to the Surviving Corporation as a general creditor thereof for such payments (after giving effect to any required tax withholdings) in respect thereof. None of the Surviving Corporation, UnitedHealth Group, the paying agent or any other person or entity will be liable to any former holder of shares or Change equity awards for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

In the event any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person or entity claiming such certificate to be lost, stolen or destroyed and, if required by UnitedHealth Group or the paying agent pursuant to the paying agent agreement or otherwise, the posting by such person or entity of a bond in customary amount and upon such terms as may be reasonably required by UnitedHealth Group or the paying agent pursuant to the paying agent agreement or otherwise as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such certificate, the paying agent will, in exchange for such certificate, issue a check in the amount (after giving effect to any required tax withholdings) equal to the product obtained by multiplying (i) the number of Eligible Shares represented by such lost, stolen or destroyed certificate by (ii) the Per Share Merger Consideration.

Each of UnitedHealth Group, the Surviving Corporation and the paying agent (and any of their respective affiliates) will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any person or entity such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any other applicable tax law. To the extent that amounts are so withheld, such withheld amounts (i) will be remitted to the applicable governmental entity, and (ii) will be treated for all purposes of the Merger Agreement as having been paid to the person or entity in respect of which such deduction and withholding was made.

Treatment of Change Equity Awards

At the Effective Time, Change equity-based awards outstanding immediately prior to the Effective Time will generally be subject to the following treatment:

•	Each Change Option, whether vested or unvested, will automatically be converted into an option to purchase a number of UnitedHealth Group Shares equal to the product (with the result rounded down to the nearest whole share) of (1) the number of shares of Change common stock subject to such Change Option immediately prior to the Effective Time multiplied by (2) the Equity Award Exchange Ratio. The Equity Award Exchange Ratio is the quotient of (a) the Per Share Merger Consideration divided by (b) the volume weighted average of the closing sale prices per UnitedHealth Group Share for the five full consecutive trading days ending on and including the third business day prior to the Closing. The exercise price per UnitedHealth Group Share after the conversion will be equal to the quotient (with the result rounded up to the nearest whole cent) of (i) the exercise price per share of Change Common Stock of such Change Option immediately prior to the Effective Time divided by (ii) the Equity Award Exchange Ratio. Any unvested time-based stock options will vest in full at the Closing. Any stock options subject to vesting conditions based upon receipt of cash proceeds upon disposition of a certain percentage of shares by certain stockholders of Change at a weighted average price per share that is at least equal to a specified weighted average price per share set forth in the applicable award agreement will roll over into time-based stock options denominated in UnitedHealth Group Shares, and will vest in three equal installments at the Effective Time, the first anniversary of the Effective Time and the second anniversary of the Effective Time, respectively.

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Each Restricted Share subject to vesting conditions based upon receipt of cash proceeds by certain stockholders of Change at a weighted average price per share that (1) is at least equal to a specified weighted average price per share set forth in the applicable award agreement or (2) results in an annual internal rate of return at the level set forth in the applicable award agreement (the “Exit-Vesting Conditions”) that fully vests at the consummation of the Merger pursuant to its terms and conditions as in effect as of the date of the Merger Agreement will automatically be converted into the right to receive the Per Share Merger Consideration, less any withholding taxes (provided, that if the Exit-Vesting Conditions are not satisfied in connection with the Merger, the Restricted Shares will be cancelled and forfeited at the Effective Time for no consideration or payment). We anticipate that the Exit-Vesting Conditions will be fully satisfied prior to, or in connection with, the Merger.

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Each RSU, whether vested or unvested, will automatically be converted into a UnitedHealth Group RSU based on the Equity Award Exchange Ratio, with the number of UnitedHealth Group Shares subject to such UnitedHealth Group RSU equal to the product of (1) (a) in the case of a service-based RSU, the total number of shares subject to such RSU immediately prior to the Closing or (b) in the case of a performance-based RSU, the number of shares subject to such RSU based on target performance multiplied by (2) the Equity Award Exchange Ratio.

•

Each RSU subject to the Exit-Vesting Conditions that fully vests at the consummation of the Merger pursuant to its terms and conditions as in effect as of the date of the Merger Agreement will automatically be converted into a UnitedHealth Group RSU based on the Equity Award Exchange Ratio, with the number of UnitedHealth Group Shares subject to such UnitedHealth Group RSU equal to the product of (1) the total number of shares subject to such RSU immediately prior to the Closing multiplied by (2) the Equity Award Exchange Ratio (provided, that if the Exit-Vesting Conditions are not satisfied in connection with the consummation of the Merger, any RSUs subject to the Exit-Vesting Conditions will be cancelled and forfeited at the Effective Time for no consideration or payment). We anticipate that the Exit-Vesting Conditions will be fully satisfied prior to, or in connection with, the Merger.

•

Each SAR, whether vested or unvested, will automatically be converted into a UnitedHealth Group SAR denominated in a number of UnitedHealth Group Shares equal to (1) the product (rounded down to the nearest whole number) of (a) the total number of shares subject to such SAR immediately prior to the Effective Time multiplied by (b) the Equity Award Exchange Ratio, (2) at an exercise price per share (rounded up to the nearest whole cent) equal to (a) the exercise price per share of the shares subject to such SAR immediately prior to the Effective Time divided by (b) the Equity Award Exchange Ratio.

•	Each SAR subject to the Exit-Vesting Conditions that fully vests at the consummation of the Merger pursuant to its terms and conditions as in effect as of the date of the Merger Agreement will automatically be converted into a SAR denominated in a number of UnitedHealth Group Shares equal to (1) the product (rounded down to the nearest whole number) of (a) the total number of shares subject to such SAR immediately prior to the Effective Time multiplied by (b) the Equity Award Exchange Ratio, (2) at an exercise price per share (rounded up to the nearest whole cent) equal to (a) the exercise price per share of the shares subject to such SAR immediately prior to the Effective Time divided by (b) the Equity Award Exchange Ratio (provided, that if the Exit-Vesting Conditions are not satisfied in connection with the consummation of the Merger, any SAR award subject to the Exit-Vesting Conditions will be cancelled and forfeited at the Effective Time for no consideration or payment). We anticipate that the Exit-Vesting Conditions will be fully satisfied prior to, or in connection with, the Merger.

•

Each DSU, whether vested or unvested, will automatically be converted into a UnitedHealth Group DSU denominated in a number of UnitedHealth Group Shares equal to the product (rounded down to the nearest whole number) of (1) the total number of shares subject to such DSU immediately prior to the consummation of the Merger multiplied by (2) the Equity Award Exchange Ratio. DSUs are only held by our non-employee directors.

Change equity-based awards that convert into equity-based awards denominated in UnitedHealth Group Shares will generally be subject to the same terms and conditions (including, as applicable, vesting, exercise and settlement) as applied to such award immediately prior to the Effective Time, except to the extent such terms and conditions are rendered inoperative by the Merger or with respect to such other changes that are necessary for the administration of the awards and that are not materially detrimental to the holder of the award.

The foregoing equity-based award treatment is subject to the terms of any employment or individual award agreement providing for accelerated vesting upon a change in control of Change. In particular, the terms of these equity-based awards provide that awards held by an employee of Change will become fully vested if, during the 12-month period following the Effective Time, the employee’s employment is terminated by the Company without “cause” (or, with respect to selected employees, including our executive officers, if the employee’s employment is terminated as a result of the resignation by the employee for “good reason”).

Representations and Warranties

The Merger Agreement contains representations and warranties made by Change to UnitedHealth Group and Merger Sub, on the one hand, and by UnitedHealth Group and Merger Sub to Change, on the other hand. Such representations and warranties (i) were made solely for the benefit of the parties to the Merger Agreement; (ii) are subject to limitations agreed upon by the parties; (iii) are not intended to be treated as categorical statements of fact, but rather as a way of allocating contractual risk among the parties; (iv) may be subject to standards of materiality applicable to the parties that differ from what might be viewed as material to stockholders; (v) are qualified by (A) information in confidential disclosure schedules delivered to UnitedHealth Group by Change concurrently with the execution and delivery of the Merger Agreement (the “Change Disclosure Letter”), which contain information that modify, qualify and create exceptions to the representations and warranties set forth in the Merger Agreement, and (B) information contained in Change’s SEC reports on or after October 26, 2018 until the date of the Merger Agreement and UnitedHealth Group’s SEC reports on or after March 31, 2017 until the date of the Merger Agreement; and (vi) were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement. Accordingly, investors and others should not rely on the representations and warranties, or any descriptions thereof, as characterizations of the actual state of facts or condition of Change, UnitedHealth Group or any of their respective subsidiaries or affiliates.

Change’s representations and warranties relate to, among other things:

•

Corporate organization, existence and good standing; corporate power and authority to own or lease assets and conduct business; qualification to conduct business; organizational documents; jurisdictions in which qualified to do business;

•	Capitalization; absence of voting debt securities; registered securities; employee equity awards; ownership of subsidiaries; validity of securities issued; absence of preemptive and similar rights;

•	Corporate power and authority to enter into the Merger Agreement and consummate the Merger; due execution of the Merger Agreement; enforceability of the Merger Agreement;

•	Approval of the Merger Agreement by the Board; making of Board Recommendation by the Board; receipt of the fairness opinion of Goldman Sachs;

•	Absence of governmental filings, notices and consents;

•	Absence of conflicts with organizational documents, applicable laws and contracts with third parties;

•	Compliance with laws and absence of governmental investigations; validity of licenses; absence of violations of anti-corruption, anti-bribery, sanctions and similar laws;

•	Timeliness and accuracy of SEC reports, including financial statements included therein;

•	Disclosure controls and procedures and internal control over financial reporting;

•	Financial statements, absence of undisclosed liabilities and absence of off-balance sheet arrangements;

•	Absence of litigation and governmental orders;

•	Absence of certain changes, including any Material Adverse Effect (as defined below), since March 31, 2020;

•	Material contracts;

•	Material customers and material vendors;

•	Employee benefits;

•	Labor matters;

•	Environmental matters;

•	Tax matters;

•	Real property;

•	Intellectual property, information technology and data security;

•	HIPAA compliance;

•	FDA compliance;

•	Compliance with healthcare laws;

•	Insurance;

•	Inapplicability of takeover statutes;

•	Absence of brokers or finders; and

•	Absence of other representations and warranties.

Certain of Change’s representations and warranties are qualified as to “materiality” or “Material Adverse Effect”. “Material Adverse Effect” means any result, condition, event, change, development, circumstance, fact or effect that, individually or taken together with any other events, changes, developments, circumstances, facts or effects, (i) would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of Change or any of its subsidiaries to consummate the transactions contemplated by the Merger Agreement, or (ii) would have, or would reasonably be expected to have, a materially adverse effect on the condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise), business operations or results of operations of Change and its subsidiaries (taken as a whole); provided, however, that solely for purposes of this clause (ii), none of the following, either alone or in combination, will constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(a) results, conditions, events, changes, developments, circumstances, facts or effects in or with respect to the economy, credit, capital, securities or financial markets (including changes in interest rates or currency exchange rates) or political, regulatory or business conditions in the geographic markets in which Change or any of its subsidiaries operate or their products or services are sold, in each case, occurring after the date of the Merger Agreement;

(b) results, conditions, events, changes, developments, circumstances, facts or effects that generally affect other participants in Change’s or its subsidiaries’ industry or industries, in each case, occurring after the date of the Merger Agreement and only to the extent also occurring in the applicable geographic markets in which Change or any of its subsidiaries operate or where their products or services are sold;

(c) the negotiation, execution, performance, public announcement or pendency of the Merger Agreement or the transactions contemplated thereby, or any result, condition, event, change, development, circumstance, fact or effect resulting therefrom, including any loss of employees, customers or revenue to the extent arising from the identity of UnitedHealth Group as the acquiror of Change (provided, that this clause (c) will not apply to any representation or warranty to the extent such representation or warranty addresses the consequences resulting from the execution and delivery of the Merger Agreement, the performance of a party’s obligations thereunder or the consummation of the transactions contemplated by the Merger Agreement);

(d) any term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action imposed upon UnitedHealth Group, Change or any of their respective subsidiaries in connection with effecting the expiration of any waiting period (and any extension thereof) under any antitrust law applicable to the consummation of the transactions contemplated by the Merger Agreement or obtaining from a governmental antitrust entity any consent, approval, permit or authorization, in each case in accordance with and to the extent contemplated by the Merger Agreement;

(e) changes in GAAP or in any applicable law, in each case, occurring after the date of the Merger Agreement;

(f) any failure by Change to meet any internal or public projections or forecasts or estimates of revenues or earnings; provided that any event, change, development, circumstance, fact or effect underlying such failure (unless otherwise excluded by clauses (a), (b), (c), (d), (e), (g) or (h)) may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur;

(g) acts of war (whether or not declared), sabotage, terrorism, military or para-military actions or the escalation of any of the foregoing (other than any cyberattack targeted principally at Change or any of its subsidiaries), any weather event or natural disaster, or any outbreak of illness, pandemic (including COVID-19) or other public health event, in each case, occurring after the date of the Merger Agreement, and any results, conditions, events, changes, developments, circumstances, facts or effects resulting therefrom; or

(h) any actions or non-actions (1) expressly required to be taken or expressly required to be not taken by Change or any of its subsidiaries pursuant to the Merger Agreement (except for any obligation to operate in the ordinary course of business), (2) taken or not taken by Change or any of its subsidiaries at UnitedHealth Group’s written request or (3) taken or not taken by Change or any of its subsidiaries to the extent such actions or non-actions are required by applicable law. Notwithstanding the foregoing, with respect to clauses (a), (b), (e) and (g) above, such events, changes, developments, circumstances, facts or effects (as the case may be) will be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent, and only to the extent, that they disproportionately adversely affect Change and its subsidiaries (taken as a whole) relative to healthcare industry peer companies of Change and its material subsidiaries.

UnitedHealth Group’s and Merger Sub’s representations and warranties relate to, among other things:

•	Corporate organization, existence and good standing; corporate power and authority to own or lease assets and conduct business; qualification to conduct business; organizational documents;

•	Capitalization of Merger Sub;

•	Corporate power and authority to enter into the Merger Agreement and consummate the Merger; due execution of the Merger Agreement; enforceability of the Merger Agreement;

•	Absence of governmental filings, notices and consents;

•	Absence of conflicts with organizational documents, applicable laws and contracts with third parties;

•	Absence of litigation and governmental orders;

•	Sufficiency of funds;

•	Absence of brokers or finders;

•	Ownership of Change Common Stock;

•	Absence of certain arrangements with Change stockholders, directors or officers;

•	Accuracy of information supplied for this proxy statement;

•	The representation letter described below under “Cooperation Regarding Tax Matters”; and

•	Absence of other representations and warranties.

Certain of UnitedHealth Group’s and Merger Sub’s representations and warranties are qualified as to “materiality” or by exceptions related to the absence of any circumstances which would or would reasonably be expected to prevent, materially delay or materially impair the ability of UnitedHealth Group or Merger Sub to consummate the transactions contemplated by the Merger Agreement.

The representations and warranties of the parties in the Merger Agreement will not survive the Closing or the termination of the Merger Agreement, as applicable; provided that, except as described in clause (iii) of the last paragraph under “Termination Fee” below, the foregoing will not relieve any party of any liability for its fraud or knowing and intentional breach of the Merger Agreement.

Conduct of Business Pending the Merger

The Merger Agreement provides for certain restrictions on the conduct of Change’s and its subsidiaries’ respective businesses during the Interim Period.

During the Interim Period, except (1) as UnitedHealth Group otherwise approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), (2) as otherwise expressly contemplated or required by the Merger Agreement, (3) as required by applicable law, (4) as set forth in the Change Disclosure Letter or (5) for commercially reasonable actions as reasonably required to comply with or implement COVID-19 Measures (as defined below), Change and its subsidiaries must conduct their respective businesses in the ordinary course of business and use their respective reasonable best efforts to conduct their respective businesses in accordance with applicable law and maintain their respective businesses and assets and relations and goodwill with governmental entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees, agents and business associates.

Without limiting the foregoing, during the Interim Period, except (I) as otherwise expressly contemplated or required by the Merger Agreement, (II) as required by applicable law, (III) as approved in writing by UnitedHealth Group (such approval not to be unreasonably withheld, conditioned or delayed, except that UnitedHealth Group may withhold, condition or delay approval of actions contemplated by clauses (iii) or (iv) below in its sole discretion), (IV) as set forth in the Change Disclosure Letter or (V) for commercially reasonable actions in deviation of the prohibitions set forth in clauses (xii) (subject to certain additional restrictions set forth in the Merger Agreement) or (xvii) below to the extent reasonably required to comply with or implement COVID-19 Measures, Change and its subsidiaries must not:

(i) adopt or publicly propose any change in Change’s organizational documents (other than to correct scrivener’s errors or immaterial or ministerial amendments);

(ii) (A) merge or consolidate Change or any of its subsidiaries with any other entity, except for any such transactions among wholly owned subsidiaries, or (B) solely with respect to Change and its wholly owned subsidiaries, restructure, reorganize, recapitalize or completely or partially liquidate or dissolve (provided, that Change may effect or cause to be effected the actions referred to in this clause (ii) to the extent they involve only Change’s wholly owned subsidiaries and are reasonably required to be undertaken to effectuate transactions otherwise permitted under clauses (iii) or (iv) below);

(iii) acquire, directly or indirectly, by merger, consolidation, acquisition of stock or assets or otherwise, any business, entity or assets from any other entity or person with a fair market value or purchase price in excess of $30,000,000 in any individual transaction or series of related transactions or $75,000,000 in the aggregate, in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation;

(iv) transfer, sell, lease to a third party, divest, abandon, allow to expire, license to a third party, outsource to a third party or otherwise dispose of, or grant any encumbrance (other than any permitted encumbrance) upon, any properties or assets (tangible or intangible, including any intellectual property rights), product lines or businesses of Change or any of its subsidiaries, including capital stock of any of its subsidiaries, except (A) other than with respect to intellectual property rights and outsourcing, in connection with services provided in the ordinary course of business, (B) expiration, abandonment or sales of obsolete or unused assets in the ordinary course of business, (C) sales, leases, licenses, outsourcing or other dispositions of assets with a fair market value not in excess of $10,000,000 individually or $25,000,000 in the aggregate, (D) with respect to licenses of intellectual property rights, non-exclusive grants of licenses in the ordinary course of business and (E) the grant of encumbrances to secure indebtedness permitted by clause (ix) below;

(v) issue, sell, pledge, dispose of, grant, transfer, lease to a third party, license to a third party, guarantee, encumber or enter into any contract or other agreement, understanding or arrangement (whether oral or written) with respect to the voting of, any shares of capital stock of Change (including, for the avoidance of doubt, shares) or of any of its subsidiaries, securities convertible or exchangeable into or exercisable for any such shares of capital stock, or any options, warrants or other rights of any kind to acquire any such shares of capital stock or such convertible or exchangeable securities (other than (A) proxies or voting agreements solicited by or on behalf of Change in order to obtain the Requisite Vote and any other votes or consents required at the Special Meeting or in connection with any annual meeting of Change’s stockholders) or (B) issuances (1) by a wholly owned subsidiary of Change to Change or another wholly owned subsidiary of Change, (2) solely with respect to shares of capital stock of Change’s non-wholly owned subsidiaries, in connection with joint ventures, minority investments, venture capital investments or similar transactions permitted by clause (iii) above or clause (vi) below, (3) in respect of Change equity awards and issuances under Change’s stock plans in the ordinary course of business or (4) pursuant to Change’s employee stock purchase plan in accordance with its terms and subject to other provisions contained in the Merger Agreement);

(vi) make any loans, advances, guarantees or capital contributions to or investments in any entity or person (other than (A) to or from Change and any of its wholly owned subsidiaries or (B) for indemnification or advancements to any directors, officers or other fiduciaries of Change or any of its subsidiaries pursuant to any of their respective organizational documents or any contracts with such entities or persons, in either case in effect as of the date of the Merger Agreement) outside the ordinary course of business in excess of $10,000,000 individually or $40,000,000 in the aggregate;

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (including with respect to Change, for the avoidance of doubt, shares), except for cash dividends paid by any subsidiary to Change or to any other subsidiary of Change;

(viii) solely with respect to Change and its material subsidiaries, reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (provided, that Change may effect or cause to be effected the actions referred to in this clause (viii) to the extent they involve only Change’s wholly owned subsidiaries and are reasonably required to be undertaken to effectuate transactions otherwise permitted under clauses (iii) or (iv) above);

(ix) assume, guarantee, issue or incur any indebtedness (including the issuance of any debt securities or any warrants or other rights to acquire any debt security) or enter into any hedging agreements, except for (subject, in each case, to clause (xii) below) (A) (1) indebtedness for borrowed money or evidenced by bonds, debentures, notes or similar instruments, in each case in the ordinary course of business up to $75,000,000, and (2) other indebtedness in the ordinary course of business up to $25,000,000, (B) drawdowns under the Credit Agreement (as defined below), (C) guarantees of indebtedness of its wholly owned subsidiaries otherwise incurred in compliance with the interim operating covenants, (D) indebtedness between Change and any of its wholly owned subsidiaries or between one wholly owned subsidiary of Change and another wholly owned subsidiary of Change, (E) hedging agreements entered into in the ordinary course of business and not for speculative purposes, (F) extensions or renewals of any outstanding indebtedness in the ordinary course of business or (G) refinancings or replacements of any outstanding indebtedness on terms that are substantially similar to the terms of such outstanding indebtedness or are otherwise more favorable to Change and its subsidiaries; provided, that any indebtedness assumed, guaranteed, issued or incurred by Change or any of its subsidiaries or for which Change or any of its subsidiaries otherwise becomes liable under this clause (ix) must permit prepayment at any time without penalty of any kind;

(x) make or authorize any payment of, or accrual or commitment for, capital expenditures, except in the ordinary course of business;

(xi) enter into any contract that would have been a “material contract” (as defined under the Merger Agreement) had it been entered into prior to the date of the Merger Agreement, other than contracts entered into in the ordinary course of business;

(xii) other than in the ordinary course of business, but subject to certain additional restrictions set forth in the Merger Agreement, (A) terminate or fail to renew any material contract (other than expirations of any such contract in accordance with its terms), (B) amend, modify, supplement or waive, or assign, convey, encumber or otherwise transfer in whole or in part, rights or interests pursuant to or in, any material contract (other than assignments between or among Change or any of its wholly owned subsidiaries that would not be adverse to UnitedHealth Group), or (C) enter into any contract that would have been a material contract had it been entered into prior to the date of the Merger Agreement;

(xiii) cancel, modify or waive any debts or claims held by or owed to Change or any of its subsidiaries having in each case a value in excess of $5,000,000 individually or $20,000,000 in the aggregate;

(xiv) other than with respect to transaction litigation, appraisal proceedings or tax disputes, which are separately addressed by the Merger Agreement, settle or compromise any legal proceeding for an amount in excess of $20,000,000 individually or $40,000,000 in the aggregate during any calendar year, or which would reasonably be expected to (A) prevent, materially delay or materially impair the consummation of the transactions contemplated by the Merger Agreement, (B) impose any material restriction on the operations of Change or its material subsidiaries or (C) involve any criminal liability or any admission of material fault by Change or any of its subsidiaries;

(xv) make any changes with respect to accounting policies, procedures, methods, principals or practices, except as required by changes in GAAP or applicable law;

(xvi) make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended material tax return, enter into any closing agreement with respect to material taxes, settle any material tax claim, audit, assessment or dispute, surrender any right to claim a refund of a material amount of taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material tax or take any action which would be reasonably expected to (A) affect the “intended tax free treatment” (as such term is used below under “Closing Conditions— Conditions Benefitting UnitedHealth Group and Merger Sub”), or (B) render any part of the Tax Opinion (as defined below) or any tax representation letter issued by Change or UnitedHealth Group in connection with the Tax Opinion inaccurate or untrue in other than de minimis respects;

(xvii) except as required pursuant to the terms of any Chang employee benefit plan in effect as of the date of the Merger Agreement, (A) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any current or former employee (whether full- or part-time and, including any officer), director or independent contractor (who is a natural person) of Change or any of its subsidiaries (each, a “Change Employee”), (B) become a party to, establish, adopt, amend, commence participation in or terminate any employee benefit plan, (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any employee benefit plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any employee benefit plan, (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any employee benefit plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (F) forgive any loans or issue any loans to any Change Employee (other than routine travel or other business advances issued in the ordinary course of business), (G) hire any employee or engage any independent contractor (who is a natural person) with an annual salary or wage rate or consulting fees in excess of $300,000 or (H) terminate the employment or service of any Change Employee with an annual salary or wage rate or consulting fees in excess of $300,000 other than for cause;

(xviii) become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization;

(xix) enter into any new line of business, other than new lines of business that are natural evolutions of, extensions to, or expansions of, the businesses of Change and its subsidiaries conducted as of the date of the Merger Agreement, in each case, that would not require Change or its subsidiaries to make expenditures or incur liabilities greater than $15,000,000, individually, or $75,000,000, in the aggregate, in connection with any such new line of business); provided, that any such evolution, extension or expansion would not reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by the Merger Agreement;

(xx) amend or modify the engagement letter of Change’s financial advisor (or grant any discretionary fee or any comparable additional fee thereunder) in a manner that increases the fee or commission payable by Change or any of its subsidiaries;

(xxi) other than in the ordinary course of business, take any action which would reasonably be expected to result in any material increase in the amount of Tax Benefit Payments (as defined in each applicable TRA (as defined below)) to be paid or expected to be paid under any TRA for any taxable year ending prior to or including the Closing Date compared to the amount of Tax Benefit Payments for such TRA that is reflected for such taxable year in the financial statements included in Change’s Form 10-K for the fiscal year ended March 31, 2020; or

(xxii) in a legally binding manner, agree or commit to do any of the foregoing.

During the Interim Period, prior to Change or any of its subsidiaries taking any actions due to COVID-19 Measures in accordance with the Merger Agreement, which actions would reasonably be expected to be material to Change and its subsidiaries, taken as a whole, or constitute material deviations (measured with respect to Change and its subsidiaries, taken as a whole) from the ordinary course of business, Change must, to the extent reasonably practicable, provide advance notice to, and reasonably consult in good faith with, UnitedHealth Group with respect thereto.

In addition to the foregoing, without UnitedHealth Group’s prior written consent, during the Interim Period, Change and its subsidiaries may not avail themselves of any government grants, tax holidays, loans or other tax benefits or relief related to COVID-19, including a loan under the paycheck protection program or relief pursuant to Sections 2301 or 2302 of the CARES Act or any similar applicable federal, state or local law, except that Change and its subsidiaries may avail themselves of such government grants, tax holidays, loans or other tax benefits or relief as they have already availed themselves of prior to the date of the Merger Agreement and are set forth in the Change Disclosure Letter.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or other law, directive, guidelines or recommendations by any governmental entity (in the case of recommendations, widely followed by Change’s and its subsidiaries’ peer companies) or bona fide industry group widely followed by Change’s and its subsidiaries’ healthcare industry peer companies in response to COVID-19.

Non-Solicitation Covenants

During the Interim Period, except as expressly permitted by the Merger Agreement, Change must not, and must cause its subsidiaries and its and its subsidiaries’ officers, directors, employees, financial advisors, investment bankers and legal counsel not to, and must use its reasonable best efforts to cause its and its subsidiaries’ other representatives not to, directly or indirectly: (i) initiate, solicit, propose or knowingly encourage or otherwise knowingly facilitate any inquiry or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (as defined below); (ii) engage in, continue or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; (iii) provide any information or data concerning Change or its subsidiaries or access to Change’s or its subsidiaries’ properties, books and records to any third party in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; (iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal; or (v) agree or commit, in each case in a legally binding manner, to do any of the foregoing.

Notwithstanding the foregoing, prior to the time the Requisite Vote is obtained, in response to an unsolicited, bona fide written Acquisition Proposal that did not result from a material breach of the non-solicitation covenants contained in the Merger Agreement, Change may (i) provide information concerning Change and its subsidiaries in response to the third party making such Acquisition Proposal (provided that UnitedHealth Group also is provided such information and such third party executes a Permitted Confidentiality Agreement) and (ii) engage or otherwise participate in any discussions or negotiations with such third party if, and only if, prior to taking any action described in clause (i) or clause (ii), the Board determines in good faith, after consultation with outside legal counsel and its financial advisor, based on the information then available, including the terms and conditions of such Acquisition Proposal and those of the Merger Agreement, that (A) such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or could reasonably be expected to result in a Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.

Change must promptly (but, in any event, within 24 hours) give notice to UnitedHealth Group if, after the date of the Merger Agreement, (i) any written inquiries, proposals or offers with respect to an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal are received by Change or any of its subsidiaries or any of its or their officers, directors, employees, financial advisors, investment bankers and legal counsel or, to Change’s knowledge, any of its or their respective other representatives, (ii) any information concerning Change or its subsidiaries or access to Change’s or its subsidiaries’ properties, books and records in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal is requested in writing by any third party that, to the knowledge of Change, is reasonably likely to make or is considering making an Acquisition Proposal, or (iii) the Board makes a determination to begin providing information to or to begin engaging in discussions or negotiations with any third party regarding any Acquisition Proposal, setting forth in such notice the name of the third party, a description of the material terms and conditions of any such Acquisition Proposal or inquiry, proposal or offer and the scope of such request (including, if applicable, correct and complete copies of any such Acquisition Proposals, Permitted Confidentiality Agreements, inquiries, proposals or offers, in each case to the extent then available), and thereafter must keep UnitedHealth Group reasonably informed, on a reasonably current basis (and, in any event, within 24 hours after any material changes), of the status and material terms and conditions of any such Acquisition Proposals, inquiries, proposals or offers or requests (including any material amendments or modifications thereto) and the status of any such discussions or negotiations.

Except as expressly permitted by the Merger Agreement, the Board must not (i) fail to include the Board Recommendation in this proxy statement; (ii) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Board Recommendation in a manner adverse to UnitedHealth Group; (iii) with respect to an Acquisition Proposal initiated through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, take any action or make any recommendation or public statement in connection therewith other than an unequivocal recommendation against such offer; (iv) following the public disclosure of an Acquisition Proposal, fail to publicly reaffirm the Board Recommendation as promptly as reasonably practicable (but in any event within three business days) after receipt of any written request to do so from UnitedHealth Group; (v) publicly approve or publicly recommend, or publicly declare advisable, any Acquisition Proposal or other proposal that would reasonably be expected to lead to an Acquisition Proposal or publicly approve or publicly recommend, or publicly declare advisable or publicly propose to enter into, any Alternative Acquisition Agreement; or (vi) agree or commit, in each case in a legally binding manner, to do any of the foregoing (together with any of the actions set forth in the foregoing clauses (i), (ii), (iii), (iv) and (v), a “Change of Recommendation”). In addition, except as expressly permitted by the Merger Agreement, the Board must not cause or permit Change or any of its subsidiaries to enter into an Alternative Acquisition Agreement or agree or commit, in each case in a legally binding manner, to do so.

Notwithstanding the foregoing, prior to the time the Requisite Vote is obtained, the Board may (i) effect a Change of Recommendation or (ii) cause Change to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and terminate the Merger Agreement (any action described in clause (i) or (ii) being a “Fundamental Action”) if (A) an unsolicited, bona fide written Acquisition Proposal that did not result from a material breach of the non-solicitation covenants contained in the Merger Agreement is received by Change or an Intervening Event (as defined below) has occurred, and (B) the Board determines in good faith, after consultation with outside legal counsel and its financial advisor, based on the information then available, that (w) in the case of an Acquisition Proposal, such Acquisition Proposal constitutes a Superior Proposal and (x) a failure to effect a Fundamental Action in response to such Acquisition Proposal or Intervening Event, as applicable, would be inconsistent with the directors’ fiduciary duties under applicable law; provided, however, that no such Fundamental Actions may be taken unless and until: (I) Change has given UnitedHealth Group written notice at least four business days in advance (such notice period, the “Notice Period” and such notice, the “Notice”), which Notice must set forth in writing that the Board intends to consider whether to take such Fundamental Action and a reasonably detailed description of the basis therefor, and must also include, in the case of a Fundamental Action to enter into an Alternative Acquisition Agreement, the then-current draft of such agreement, and, in the case of an Intervening Event, a reasonably detailed description of such Intervening Event; (II) during the Notice Period, to the extent requested by UnitedHealth Group, Change must, and must cause its representatives to, negotiate in good faith with UnitedHealth Group to revise the Merger Agreement so that the condition set forth in clause (B) above would not be satisfied; and (III) at the end of the Notice Period, the Board has taken into account any revisions to the Merger Agreement proposed by UnitedHealth Group in writing and any other information offered by UnitedHealth Group in response to such Notice prior to the end of the Notice Period, and has thereafter determined in good faith, after consultation with outside legal counsel and its financial advisor, based on the information then available, that (y) in the case of an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal and (z) a failure to effect a Fundamental Action would continue to be inconsistent with the directors’ fiduciary duties under applicable law (provided that any amendment or modification to the economic or other material terms of any such Acquisition Proposal (if applicable) will require a new Notice and a new Notice Period (which, subsequent to the initial Notice Period, will be reduced to two business days rather than four business days)).

In addition, none of the non-solicitation covenants contained in the Merger Agreement will prohibit Change from (i) disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a)(2) or (3) or Item 1012(a) of Regulation M-A under the Exchange Act or (ii) making any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

During the Interim Period, Change must not terminate, amend or otherwise modify or waive any provision of any confidentiality, “standstill” or similar agreement to which Change or any of its subsidiaries is a party with respect to any Acquisition Proposal or any class of equity securities of Change or its subsidiaries; provided that Change will be permitted to terminate, amend or otherwise modify, waive or fail to enforce any provision of any such agreement if the Board determines in good faith, after consultation with its outside legal counsel, based on the information then available, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law.

Under the Merger Agreement:

•

“Acquisition Proposal” means any proposal, offer, inquiry or indication of interest relating to (a) a merger, joint venture, partnership, exclusive license, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, plan of arrangement, business combination or any other similar transaction involving Change or any of its subsidiaries or (b) an acquisition by any third party that, in each of clauses (a) and (b), if consummated would result in any third party directly or indirectly, in one or a series of related transactions, acquiring beneficial ownership of or becoming the beneficial owner of 15% or more of: (i) the total voting power or any class of equity securities of Change or any of its material subsidiaries; or (ii) the consolidated net revenues, net income or total assets of Change as of the date of such proposal, offer, inquiry or indication of interest (it being understood that total assets include equity securities of subsidiaries of Change), in each of the foregoing clauses (a) and (b) of this definition, other than the transactions contemplated by the Merger Agreement.

•

“Alternative Acquisition Agreement” means, other than a Permitted Confidentiality Agreement, any acquisition agreement, merger agreement, arrangement agreement, option agreement, joint venture agreement, partnership agreement, license agreement, legally binding letter of intent, legally binding memorandum of understanding, agreement in principle or any other similar legally binding agreement or document relating to any Acquisition Proposal.

•

“Intervening Event” means any event, change, development, circumstance, fact or effect with respect to or impacting Change and its subsidiaries or the business of Change and its subsidiaries that (a) is unknown to or not reasonably foreseeable by the Board as of the execution and delivery of the Merger Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Board as of the execution and delivery of the Merger Agreement), and (b) first becomes known to the Board after the execution and delivery of the Merger Agreement and any time prior to the time the Requisite Vote is obtained; provided that any event, change, development, circumstance, fact or effect (i) that involves or relates to an Acquisition Proposal or a Superior Proposal (which, for purposes of this definition, will be read without reference to any percentages set forth in the definitions of “Acquisition Proposal” and “Superior Proposal”) or any inquiry or communications or matters relating thereto, (ii) resulting from a breach of the Merger Agreement by Change or (iii) resulting, in and of itself, from any event, change, development, circumstance or fact after the execution and delivery of the Merger Agreement in the market price or trading volume of the shares of Change Common Stock, individually or in the aggregate, will not be deemed to constitute an Intervening Event.

•

“Superior Proposal” means an unsolicited and bona fide written Acquisition Proposal that if consummated would result in a third party, other than UnitedHealth Group or any of its subsidiaries, acquiring beneficial ownership of or becoming the beneficial owner of, directly or indirectly, more than 50% of the: (a) total voting power of the equity securities of Change and its subsidiaries (or of the surviving entity in a Merger involving Change or the resulting, direct or indirect, parent of Change or such surviving entity); or (b) consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of subsidiaries of Change) that, in either case, the Board has determined in good faith, after consultation with outside legal counsel and its financial advisor, (i) if consummated, would result in a transaction more favorable to Change’s stockholders than the transactions contemplated by the Merger Agreement (after taking into account any revisions to the terms and conditions of the Merger Agreement proposed by UnitedHealth Group pursuant to the “matching rights” set forth in the non-solicitation covenants contained in the Merger Agreement and taking into account the time expected to be required to consummate such Acquisition Proposal, any legal, financial, regulatory and approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, and the identity of the third party making the proposal) and (ii) is reasonably expected to be consummated on the terms proposed (after taking into account any legal, financial, regulatory and approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, and the identity of the third party making the proposal and any other aspects considered relevant by the Board).

Special Meeting

Change must (i) hold the Special Meeting as promptly as reasonably practicable after this proxy statement is in final form and (ii) cause a vote upon the adoption of the Merger Agreement to be taken at the Special Meeting. Change may not postpone, recess or adjourn the Special Meeting without UnitedHealth Group’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). However, Change may, after prior notice to and consultation with UnitedHealth Group, postpone, recess or adjourn the Special Meeting (A) to the extent, in the good faith judgment of the Board (after consultation with Change’s outside legal counsel), required by applicable law or necessary to ensure that any required supplement or amendment to this proxy statement is delivered to the stockholders of Change for the amount of time required by applicable law in advance of the Special Meeting, (B) if Change reasonably believes there will be insufficient shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting or (C) to solicit additional proxies to obtain the Requisite Vote; provided, that in no event may the Special Meeting be postponed, recessed or adjourned pursuant to clauses (B) and (C), taken together, more than ten business days in connection with any one postponement, recess or adjournment or more than an aggregate of thirty days from the originally scheduled meeting date. Change must use reasonable best efforts to obtain the Requisite Vote, including by soliciting proxies in support of such vote.

Efforts to Complete the Merger

General

Each of UnitedHealth Group and Change must use its reasonable best efforts to take all actions necessary or advisable on its part under the Merger Agreement and applicable law to consummate the transactions contemplated by the Merger Agreement as promptly as reasonably practicable after the date of the Merger Agreement (and, in any event, no later than the Outside Date (as defined below)), including making all required filings with governmental entities and seeking all required consents from third parties.

Antitrust Matters

In addition to the general efforts described above, each of UnitedHealth Group and Change must cooperate with each other and use its reasonable best efforts to take all actions necessary or advisable with respect to all antitrust laws to consummate the transactions contemplated by the Merger Agreement, including preparing and submitting documentation to (i) effect the expirations of all waiting periods under applicable antitrust law and (ii) make with and obtain from, as applicable, any governmental antitrust entity, all filings and consents necessary or advisable under antitrust law in order to consummate the transactions contemplated by the Merger Agreement.

In furtherance of the foregoing, the Merger Agreement requires the parties to take specific actions in order to obtain antitrust approval. On January 19, 2021, as required by the Merger Agreement, the parties filed a Notification and Report Form under the HSR Act. The Merger Agreement further requires each of the parties to take the following actions: (i) the prompt provision to governmental antitrust entities of non-privileged information and documents requested by such entities or that are necessary, proper or advisable to permit consummation of the transactions contemplated by the Merger Agreement; (ii) the prompt use of its reasonable best efforts to comply with certain additional obligations set forth in the Change Disclosure Letter; (iii) the prompt use of its reasonable best efforts to defend through litigation on the merits any claim asserted in any legal proceeding by any governmental antitrust entity (or any third party making a claim under any antitrust law) seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Merger Agreement; (iv) the prompt use of its reasonable best efforts to take all necessary or reasonably proper or advisable steps to remove any injunction or other order entered in any legal proceeding that would reasonably be expected to delay or otherwise prohibit the consummation of the transactions contemplated by the Merger Agreement; (v) the proffer and agreement by UnitedHealth Group of its willingness to dispose of, or hold separate pending such disposition, assets, operations, rights, product lines, licenses, businesses or interests therein of Change, UnitedHealth Group or any of their respective subsidiaries, which UnitedHealth Group may present to the applicable governmental antitrust entity in one or more proposals over time but not later than October 5, 2021, if such action would be necessary or reasonably proper or advisable so as to permit the consummation of the transactions contemplated by the Merger Agreement prior to the Outside Date; and (vi) the proffer and agreement by UnitedHealth Group of its willingness to effect any other obligation, remedy or other action with respect to the business and operations of Change, UnitedHealth Group or any of their respective subsidiaries, which UnitedHealth Group may present to the applicable governmental antitrust entity in one or more proposals over time but not later than October 5, 2021, if such action would be necessary or reasonably proper or advisable so as to permit the consummation of the transactions contemplated by the Merger Agreement prior to the Outside Date.

Notwithstanding the foregoing, (i) in no event will (a) any party or any of its subsidiaries be required to agree to any term, remedy, or other action imposed, required or requested by a governmental antitrust entity in connection with effecting (y) the expiration of any waiting period under applicable antitrust law or (z) a governmental antitrust entity’s grant of any consent or other authorization, in each case necessary or advisable in order to consummate the transactions contemplated by the Merger Agreement, that is not conditioned upon the consummation of the transactions contemplated by the Merger Agreement or (b) Change or any of its subsidiaries agree with a governmental antitrust entity to any term, remedy, or other action in connection with the expiration of any such waiting period or obtaining of any such consent or other authorization without the prior written consent of UnitedHealth Group (which consent may be withheld in UnitedHealth Group’s sole discretion); and (ii) nothing will require UnitedHealth Group or any of its subsidiaries, in order to effect the expiration of any waiting periods under applicable antitrust law or the obtaining from any governmental antitrust entity of any consent or other authorization to consummate the transactions contemplated by the Merger Agreement, to agree to any Burdensome Condition (as defined below).

Change must agree, if reasonably requested by UnitedHealth Group so as to permit the expiration or termination of the applicable waiting periods under the HSR Act or the receipt of any other consent under any other applicable antitrust law, to effect and agree to any divestiture, holding separate or other similar arrangement with respect to, or other disposition of or restriction on, any assets, operations, rights, product lines, licenses, businesses or interests therein of Change and its subsidiaries that is conditioned on the occurrence of the Closing.

UnitedHealth Group and Change will jointly direct all matters (including with respect to process, strategy and communications) with any governmental antitrust entity; provided that in the event of any conflict or disagreement between UnitedHealth Group and Change with respect to strategy regarding any matter with a governmental antitrust entity, UnitedHealth Group will have the right to direct the matter that is the cause of any such conflict or disagreement, acting reasonably and in good faith.

Each of the parties must not acquire any business, entity or assets if such transaction would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent from any governmental antitrust entity required in connection with the transactions contemplated by the Merger Agreement, (ii) materially increase the risk of any governmental antitrust entity promulgating any order that makes unlawful or materially delays the consummation of the transactions contemplated by the Merger Agreement or (iii) materially increase the risk of the parties not being able to remove any such order described in the preceding clause (ii).

“Burdensome Condition” means any term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action imposed upon UnitedHealth Group, Change or any of their respective subsidiaries in connection with effecting the expiration of any waiting period (and any extension thereof) under any antitrust law applicable to the consummation of the transactions contemplated by the Merger Agreement or obtaining from a governmental antitrust entity any consent, approval, permit or authorization, in each case necessary in order to consummate the transactions contemplated by the Merger Agreement, that would either (a) impose any requirement to sell, license, assign, transfer, divest, hold separate or otherwise dispose of, before or after the Closing, any assets or businesses of UnitedHealth Group, Change or any of their respective affiliates generating, individually or in the aggregate, greater than $650,000,000 in annual revenue from third parties (measured based on the 12 calendar month period immediately prior to such term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action being imposed by such governmental antitrust entity), or (b) individually or in the aggregate with all other such terms, conditions, obligations, requirements, limitations, prohibitions, remedies, sanctions or other actions, reasonably be expected to result in a material adverse effect on the business, operations, financial condition or results of operations of Change and its subsidiaries, taken as a whole, or UnitedHealth Group and its subsidiaries, taken as a whole (assuming for purposes of such analysis that the UnitedHealth Group and its subsidiaries were the same size as, and had the same financial and operating metrics as, Change and its subsidiaries, taken as a whole).

Employee Benefits

UnitedHealth Group has agreed that the employees of Change and its subsidiaries at the Effective Time who continue to remain employed with Change or any of its subsidiaries (“Continuing Employees”) will, during the period commencing at the Effective Time and ending on the one-year anniversary of the Effective Time (the “Continuation Period”), be provided with (i) base salary or base wage and target annual cash bonus opportunities that are, in each case, no less favorable than those provided to each such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits, including pension and welfare benefits (but excluding equity and long-term incentive compensation and any retention or transaction bonus payments) that are no less favorable in the aggregate to those provided to the Continuing Employees immediately prior to the Effective Time or, in UnitedHealth Group’s discretion, are substantially comparable to those made available to similarly situated employees of UnitedHealth Group and its subsidiaries.

UnitedHealth Group will (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any welfare plans of UnitedHealth Group or its affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Continuing Employee is first eligible to enroll in a UnitedHealth Group plan providing welfare benefits towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time for which payment has been made in respect of such Continuing Employee and their eligible dependents to the same extent such credit was given under the analogous Change benefit plan during the calendar year in which the Continuing Employee first becomes eligible to enroll in such UnitedHealth Group plan and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with Change and its subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable UnitedHealth Group benefit plan, as if such service had been performed with UnitedHealth Group, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits, to the extent it would result in a duplication of benefits and for purposes of eligibility for retirement vesting under UnitedHealth Group’s equity plans.

Prior to the Effective Time, if requested by UnitedHealth Group in writing, to the extent permitted by applicable law and the terms of the applicable plan or arrangement, Change will (i) cause to be amended Change’s benefit plans to the extent necessary to provide that no employees of UnitedHealth Group and its subsidiaries will commence participation therein following the Effective Time unless the Surviving Corporation or such subsidiary explicitly authorizes such participation and (ii) cause Change’s 401(k) plan to be terminated effective immediately prior to the Effective Time. In the event that UnitedHealth Group requests that Change’s 401(k) plan be terminated, Change will provide UnitedHealth Group with evidence that such plan has been terminated not later than the Effective Time. All resolutions adopted or executed in connection with the termination of Change’s 401(k) plan will be subject to UnitedHealth Group’s reasonable prior review and comment, and Change will consider any such comments in good faith.

If requested by UnitedHealth Group in writing delivered to Change not less than 10 business days prior to the Effective Time (with such request to be made only in the event UnitedHealth Group does not request that Change’s 401(k) plan be terminated in the manner described above), the Board will take any actions (including, if applicable, adopting resolutions) as are reasonably necessary to delegate plan administration authority for any Change benefit plans that are qualified or non-qualified retirement plans to UnitedHealth Group’s Employee Benefits Plans Administrative Committee and to delegate investment authority for such plans to UnitedHealth Group’s Employee Benefit Plans Investment Committee, with such delegation to be effective as of the Effective Time and contingent upon the occurrence of the Effective Time. To the extent such delegation of authority described in the preceding sentence is requested by UnitedHealth Group, Change will provide UnitedHealth Group with evidence of such delegation not later than the Effective Time. All resolutions adopted or executed in connection with the delegation described above will be subject to UnitedHealth Group’s reasonable prior review and comment.

Prior to making any written communications intended for broad based distribution to any Change Employee pertaining to compensation or benefits matters that are affected by the transactions contemplated by the Merger Agreement, Change will provide UnitedHealth Group with a copy of the intended communication, UnitedHealth Group will have a reasonable period of time to review and comment on the communication and Change will consider any such comments in good faith.

Without limiting the generality of the first paragraph under this section entitled “Employee Benefits”, from and after the Effective Time, UnitedHealth Group will, or will cause its subsidiaries, including the Surviving Corporation, to, assume and honor Change’s and its subsidiaries’ employment, severance, retention, cash incentive compensation and termination plans, policies, programs, agreements and arrangements in effect as of immediately prior to the Effective Time, in each case, in accordance with their terms as in effect immediately prior to the Effective Time (including those terms with respect to a “qualifying termination” in Change’s then-applicable annual incentive bonus plan); provided, however, that, notwithstanding the foregoing, to the extent elected by Change prior to the Closing Date, UnitedHealth Group will provide Continuing Employees with severance payments and benefits under the general severance plans, policies or programs of UnitedHealth Group during the Continuation Period.

Change will be permitted to determine in good faith the amounts payable under its annual cash incentive program for the fiscal year in which the Closing Date occurs based on actual performance through the Closing Date, and UnitedHealth Group will cause such amounts to be paid to the Continuing Employees on the earliest of (i) the date Change has historically paid such amounts in the ordinary course of business; (ii) the date UnitedHealth Group pays annual cash bonuses in the ordinary course of business; and (iii) the date on which the applicable Continuing Employee is otherwise entitled to receive payment under the applicable annual cash incentive program; provided that the aggregate amount of such bonus payments will not exceed the amount accrued by Change for accounting purposes through the Closing Date. For the balance of the calendar year in which the Closing Date occurs, Continuing Employees will participate in an annual cash incentive program sponsored by UnitedHealth Group, and such bonuses will be paid to the Continuing Employees in accordance with the terms of UnitedHealth Group’s program on the date UnitedHealth Group pays annual cash bonuses in the ordinary course of business, pro-rated to reflect the portion of the calendar year following the Closing Date during which the Continuing Employees participated in such program.

Nothing set forth in the Merger Agreement is intended to (i) be treated as an amendment of any particular Change benefit plan, (ii) prevent UnitedHealth Group, the Surviving Corporation or any of their affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Change benefit plan in accordance with their terms, (iii) prevent UnitedHealth Group, the Surviving Corporation or any of their affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any employee of Change or any of its subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment or benefits that may be provided to any Continuing Employee by UnitedHealth Group, the Surviving Corporation or any of their affiliates or under any benefit plan which UnitedHealth Group, the Surviving Corporation or any of their affiliates may maintain.

Indemnification; Directors’ and Officers’ Insurance

From and after the Effective Time, to the fullest extent that Change would have been permitted under applicable law and Change’s organizational documents in effect as of the date of the Merger Agreement, UnitedHealth Group must, and must cause the Surviving Corporation to, (i) indemnify, defend and hold harmless the Indemnified Parties (as defined below) against any and all judgments, fines, losses, claims, damages, costs of settlement, liabilities and reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) incurred in connection with, arising out of or otherwise related to any legal proceeding, which proceeding is in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time or relating to the enforcement of any such Indemnified Party’s indemnification rights under the Merger Agreement, whether asserted or claimed prior to, at or after the Effective Time, and (ii) advance expenses as incurred by the Indemnified Parties; provided that any person or entity to whom expenses are so advanced provides an undertaking to repay such advances if it is ultimately determined by final and nonappealable adjudication by the Chosen Courts (as defined below) that such person or entity is not entitled to such advanced expenses.

Prior to the Effective Time, Change will obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of Change’s existing directors’ and officers’ insurance policies and (ii) Change’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of six years following the Effective Time with respect to any claim related to matters existing or occurring at or prior to the Effective Time from Change’s D&O Insurance carriers as of the date of the Merger Agreement or one or more insurance carriers with the same or better credit rating as such carriers with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as Change’s existing policies. Change will use reasonable best efforts to obtain such “tail” policies as promptly as practicable following the date of the Merger Agreement. If Change for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation will purchase comparable D&O Insurance for such six-year “tail” period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in Change’s existing policies as of the date of the Merger Agreement with respect to the pre-Closing period and from an insurance carrier with the same or better credit rating as Change’s D&O Insurance carrier as of the date of the Merger Agreement, in each case providing coverage with respect to any matters existing or occurring at or prior to the Effective Time; provided, however, that, with respect to any D&O Insurance purchased in the manner described above, in no event will the annual cost of such D&O Insurance during such six-year “tail” period exceed 300% of the current aggregate annual premium paid by Change for such purpose; and provided further, that if the cost of such insurance coverage exceeds such amount, Change or the Surviving Corporation (as applicable) will obtain a policy with the greatest coverage available for a cost not exceeding such amount. From and after the Effective Time, UnitedHealth Group will cause such “tail” insurance policies (whether purchased by Change prior to the Effective Time or the Surviving Corporation or UnitedHealth Group following the Effective Time) to be maintained in full force and effect, each for its full term, and honor all obligations thereunder.

Any Indemnified Party wishing to claim indemnification, upon learning of any legal proceeding for which indemnification may be available, must promptly notify UnitedHealth Group thereof in writing, but the failure to so notify will not relieve UnitedHealth Group or the Surviving Corporation of any obligation or liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such proceeding: (i) UnitedHealth Group or the Surviving Corporation will have the right to assume the defense thereof, with the legal counsel selected by UnitedHealth Group or the Surviving Corporation being reasonably satisfactory to the Indemnified Party (it being understood and agreed that by electing to assume the defense thereof, neither UnitedHealth Group nor the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification with respect thereto or assumed any obligation or liability with respect thereto), except that if UnitedHealth Group or the Surviving Corporation elects not to assume such defense or legal counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between UnitedHealth Group or the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain legal counsel satisfactory to them, and UnitedHealth Group or the Surviving Corporation will pay all reasonable and documented fees and expenses of such legal counsel for the Indemnified Party promptly following the receipt of statements therefor; provided, however, that UnitedHealth Group and the Surviving Corporation will be obligated to pay for only one law firm (in addition to one local counsel if reasonably necessary) for all Indemnified Parties in any jurisdiction unless the use of one law firm for such Indemnified Parties would present a conflict of interest under applicable standards of professional conduct on any significant issue between the positions of any two or more Indemnified Parties, in which case the fewest number of law firms necessary to avoid conflicts of interest will be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter if UnitedHealth Group or the Surviving Corporation elects to assume such defense, and UnitedHealth Group and the Surviving Corporation will cooperate in the defense of any such matter if UnitedHealth Group or the Surviving Corporation elects not to assume such defense; (iii) the Indemnified Parties will not be liable or have any obligation for any settlement effected without their prior written consent if UnitedHealth Group or the Surviving Corporation elects to assume such defense and UnitedHealth Group and the Surviving Corporation will not be liable or have any obligation for any settlement effected without their prior written consent if UnitedHealth Group or the Surviving Corporation elects not to assume such defense; and (iv) UnitedHealth Group and the Surviving Corporation will not have any obligation or liability to any Indemnified Party if it is ultimately determined by final and nonappealable adjudication by the Chosen Courts that the indemnification of such Indemnified Party is prohibited by applicable law.

If UnitedHealth Group or the Surviving Corporation or any of their respective successors or permitted assigns (i) consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provisions will be made so that the successors and permitted assigns of UnitedHealth Group or the Surviving Corporation will assume all the obligations described above.

The foregoing provisions are intended to be for the benefit of, and from and after the Effective Time will be enforceable by, each of the Indemnified Parties and their respective heirs, executors, beneficiaries or representatives, who will be third-party beneficiaries of such provisions, and such provisions will be binding on all successors and assigns of UnitedHealth Group, Merger Sub and Change.

The rights of the Indemnified Parties under the Merger Agreement are in addition to, and not in lieu of, any rights such Indemnified Parties may have under the organizational documents of Change or any of its subsidiaries, or under any applicable contracts or laws. In furtherance thereof, except as may be required by applicable law, UnitedHealth Group and the Surviving Corporation have agreed that all indemnification, exculpation, expense advancement and similar rights for acts or omissions occurring at or prior to the Effective Time as existing as of the date of the Merger Agreement in favor of any Indemnified Party as provided in the organizational documents of Change and its subsidiaries or in any contract between such Indemnified Party and Change or any of its subsidiaries and made available to UnitedHealth Group will survive the Merger and continue in full force and effect, and will not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

“Indemnified Parties” means, collectively, (i) each present and former (determined as of the Effective Time) director or officer of Change or any of its subsidiaries (or other individuals performing similar functions), in each case when acting in such capacity; (ii) each person or entity who served, as of or prior to the Effective Time, at Change’s request as a director, officer, member, trustee or fiduciary of another corporation, limited liability company, partnership, joint venture, trust, pension or other employee benefit plan or enterprise; and (iii) the respective heirs, executors and administrators of the persons and entities referred to in clauses (i) and (ii).

Financing Cooperation

At UnitedHealth Group’s request, Change will take customary actions to cause (i) the redemption of all outstanding Senior Notes (as defined below) at the Closing or (ii) if the Senior Notes will not be redeemed in full at the Closing, the satisfaction and discharge of the Senior Notes Indenture (as defined below) at the Closing.

Change will also (i) furnish to the agent under the Credit Agreement at least three business days prior to the Closing a prepayment notice in respect of the termination of all outstanding commitments and prepayment of all outstanding loans under the Credit Agreement and (ii) deliver to UnitedHealth Group, at least two business days prior to the Closing, an executed pay-off letter in customary form acceptable to UnitedHealth Group with respect to the Credit Agreement, which pay-off letter will provide that upon receipt from or on behalf of the borrowers thereunder of the pay-off amount set forth in the pay-off letter, (a) the Indebtedness incurred pursuant to the Credit Agreement and instruments related thereto will be satisfied, and all obligations of the secured parties terminated (other than those that customarily survive in pay-off letters and expressly contemplated to survive under the Credit Agreement), (b) all encumbrances relating to the assets, rights and properties of Change or any of its subsidiaries granted pursuant to the Credit Agreement will be released and terminated without any further action by the secured parties and (c) Change or its designee will be entitled to file documents, financing statements and other instruments to reflect the release of such Encumbrances.

At UnitedHealth Group’s request, Change will take all actions reasonably requested by UnitedHealth Group (other than exercising any Early Mandatory Settlement Right (under and as defined in the Purchase Contract Agreement (as defined below)) or effecting any discharge or defeasance under the Senior Amortizing Notes Indenture (as defined below), in each case, such that such settlement, discharge or defeasance would take effect prior to the Closing) with respect to the TEUs (as defined below), including: (i) delivering any notice, information, certificate or other document to UnitedHealth Group, the Purchase Contract Agent (as defined in the Purchase Contract Agreement) or the Trustee (as defined in the Senior Amortizing Notes Indenture), and obtaining an opinion of counsel with respect to any such action, to ensure that the Merger and the other transactions contemplated hereby do not result in an event of default or other violation of the Purchase Contract Agreement or the Senior Amortizing Notes Indenture; (ii) entering into, or cooperating with UnitedHealth Group to enable UnitedHealth Group or one of its subsidiaries to enter into, a new supplemental agreement (with respect to the Purchase Contract Agreement) and/or supplemental indenture (with respect to the Senior Amortizing Notes Indenture); (iii) cooperating with UnitedHealth Group in seeking amendments or consents with respect to the Purchase Contract Agreement and/or the Senior Amortizing Notes Indenture that would be effective at the Closing; (iv) taking all steps reasonably necessary to cause the TEUs to be deregistered under the Securities Act and delisted from the NASDAQ; and (v) to the extent the Closing occurs after June 30, 2021, taking all other actions, other than the payment of amounts required to satisfy and discharge the Senior Amortizing Notes Indenture and the payment of any fees and expenses relating to the satisfaction and discharge, including those of the Trustee under the Senior Amortizing Notes Indenture (except to the extent such amounts have been provided by UnitedHealth Group or Merger Sub to Change at the Closing), and prepare all other documents as may be necessary to cause, at UnitedHealth Group’s discretion, the satisfaction and discharge of the Senior Amortizing Notes Indenture at the Closing.

Under the Merger Agreement:

•

“Credit Agreement” means the Credit Agreement, dated as of March 1, 2017, by and among Change Healthcare Intermediate Holdings, LLC, Change Healthcare Holdings, LLC and each of the other borrowers and guarantors party thereto, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent, collateral agent, swing line lender and L/C issuer.

•

“Purchase Contract Agreement” means the Purchase Contract Agreement, dated as of July 1, 2019, between Change and U.S. Bank N.A., as purchase contract agent, as trustee and as attorney-in-fact for the holders of from time to time as provided therein, relating to the purchase contract component of the TEUs.

•

“Senior Amortizing Notes Indenture” means the Indenture, dated as of July 1, 2019, between Change and U.S. Bank N.A., as trustee, as amended by the First Supplemental Indenture, dated as of July 1, 2019, between Change and U.S. Bank N.A, relating to the amortizing notes component of the TEUs.

•	“Senior Notes” means the 5.75% Senior Notes due 2025, issued pursuant to the terms of the Senior Notes Indenture.

•

“Senior Notes Indenture” means the Indenture, dated as of February 15, 2017, by and among Change Healthcare Holdings, LLC, Change Healthcare Finance, Inc. and Wilmington Trust, National Association as trustee, registrar and paying agent.

•	“TEUs” means the 6.00% tangible equity units of Change listed on the NASDAQ under the trading symbol, “CHNGU”.

TRA Terminations

Change and/or certain of its subsidiaries are obligors under the tax receivable agreements filed as Exhibits 10.2 through 10.7 to Change’s Form 10-K for the fiscal year ended March 31, 2020 (the “TRAs”). Prior to the Closing, in consultation with and at the direction of UnitedHealth Group, Change will use reasonable best efforts to take such actions as may be necessary or appropriate to terminate, as of the date of and immediately following the Closing (but contingent on the Closing), the TRAs on the terms and subject to the conditions set forth therein (such terminations, the “TRA Terminations”). During the Interim Period, UnitedHealth Group and Change will cooperate in good faith to prepare drafts of such TRA Terminations that can be delivered to each party to the TRAs. Thereafter, Change will provide UnitedHealth Group with the opportunity to participate in any substantive communications with such parties related to the TRA Terminations and UnitedHealth Group will direct all such communications in its reasonable discretion to the extent related to the TRA Terminations, including all negotiations and discussions relating to the TRA Terminations. Without UnitedHealth Group’s prior written consent (which may be withheld in UnitedHealth Group’s sole discretion), Change may not enter into any TRA Termination or supplement, amend or otherwise modify any TRA or TRA Termination.

Cooperation Regarding Tax Matters

Each of UnitedHealth Group and Change must use its reasonable best efforts to deliver to Change’s tax counsel a representation letter, dated as of the Closing Date and substantially in the applicable form set forth in Change Disclosure Letter, which representation letter will be relied upon by such tax counsel in order to provide the Tax Opinion at the Closing. UnitedHealth Group and Change have agreed that if either party cannot deliver such representation letter in such agreed form, they will use reasonable best efforts to agree to amendments, modifications, supplements or replacements of the representation letter that would permit delivery of such modified letter and, accordingly, permit such tax counsel to provide the Tax Opinion at the Closing. In connection with the satisfaction of the Tax Opinion closing condition, the parties have further agreed that if Change is unable to obtain a Tax Opinion as contemplated by such closing condition, the parties will cooperate with Change’s tax counsel in good faith, including by making necessary amendments, modifications, supplements or replacements of their representation letters and providing other materials reasonably requested by such tax counsel, such that Change would be able to obtain a replacement Tax Opinion, dated as of the Closing Date, in form and substance reasonably satisfactory to UnitedHealth Group and that complies with Section 9(c)(iv) of the Tax Matters Agreement, dated as of March 9, 2020, by and among Change, McKesson Corporation, PF2 SpinCo Inc., Change Healthcare LLC and Change Healthcare Holdings, LLC.

Delisting and Deregistration

Prior to the Closing Date, Change will cooperate with UnitedHealth Group and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary or advisable on its part under applicable law, including, the rules and policies of NASDAQ, to enable the delisting by the Surviving Corporation of the shares of Change Common Stock and (if requested by UnitedHealth Group) the TEUs from NASDAQ and the deregistration of the shares under the Exchange Act and (if requested by UnitedHealth Group) the TEUs under the Securities Act, in each case, as promptly as practicable after the Effective Time, but in any event, in the case of the shares, no more than ten days thereafter. In connection therewith, UnitedHealth Group will use reasonable best efforts to (a) assist in enabling Change or NASDAQ to be in a position to promptly file and cause the Surviving Corporation or NASDAQ to file with the SEC a Form 25 on the Closing Date and (b) cause the Surviving Corporation to file a Form 15 on the first business day that is at least ten days after the date the Form 25 is filed (such period between the Form 25 and the Form 15 filing dates, the “Delisting Period”).

Upon UnitedHealth Group’s determination that the Surviving Corporation may be required to file any quarterly or annual reports pursuant to the Exchange Act during the Delisting Period, Change will deliver to UnitedHealth Group at least five business days prior to the Closing Date a draft of any such reports required to be filed during the Delisting Period, which is sufficiently developed such that it can be timely filed and when filed will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and comply in all material respects with the provisions of applicable law.

Other Covenants

The Merger Agreement contains other customary covenants, including those:

•	Relating to the preparation, clearance and dissemination of this proxy statement;

•	Requiring Merger Sub’s sole stockholder to approve the Merger Agreement;

•	Requiring the parties to keep each other reasonably apprised of notifications from governmental entities and other third parties regarding the Merger;

•	Requiring Change to provide UnitedHealth Group and its representatives with information regarding, and access to, Change’s business, properties, assets and personnel;

•	Relating to public announcements and other communications;

•	Requiring Change to take actions to eliminate or minimize the effects of any takeover statutes that become applicable to the Merger;

•	Relating to coordination between the parties regarding transaction litigation; and

•	Relating to Section 16 matters.

Closing Conditions

Mutual Conditions

The respective obligations of each party to effect the Closing is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

•	The Requisite Vote will have been obtained;

•

The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by the Merger Agreement under the HSR Act will have expired or been earlier terminated; and

•

No governmental entity will have enacted or entered any order (whether temporary, preliminary or permanent) that is in effect, and no other law will have been enacted, enforced, issued, promulgated, entered or adopted and be effective, in each case, that enjoins, restrains, prohibits, prevents or makes illegal the consummation of the transactions contemplated by the Merger Agreement (each, a “Legal Restraint”).

Conditions Benefitting UnitedHealth Group and Merger Sub

The obligations of UnitedHealth Group and Merger Sub to effect the Closing are also subject to the satisfaction or waiver by UnitedHealth Group at or prior to the Closing Date of the following conditions:

•

Each of Change’s representations and warranties relating to (i) organization, good standing and qualification, (ii) certain matters regarding capital structure, (iii) corporate authority, approval of the Merger Agreement and receipt of Goldman Sachs’ fairness opinion, (iv) certain tax matters, (v) the inapplicability of takeover statutes and (vi) the absence of brokers and finders that (a) is qualified by “materiality”, “Material Adverse Effect” or similar qualifiers shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and correct as of such particular date or period of time) and (b) is not qualified by “materiality”, “Material Adverse Effect” or similar qualifiers shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made as of the Closing must be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and correct as of such particular date or period of time);

•

Each of Change’s representations and warranties relating to (i) certain matters regarding capital structure and (ii) the absence of a Material Adverse Effect must be true and correct in all respects (other than, with respect to the representations and warranties covered by clause (i), any inaccuracies that, individually or in the aggregate, are de minimis) as of the date of the Merger Agreement and as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and correct as of such particular date or period of time);

•

Each of Change’s other representations and warranties, without giving effect to any “materiality” or “Material Adverse Effect” qualifiers or qualifiers of similar import set forth therein, must be true and correct as of the date of the Merger Agreement and as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and correct as of such particular date or period of time), except for any failure of any such representation and warranty to be so true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•	Change must have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing;

•	Since the date of the Merger Agreement, there must not have occurred any Material Adverse Effect;

•

UnitedHealth Group must have received a certificate duly executed on behalf of Change by an executive officer of Change certifying that the conditions described in the five immediately preceding bullets have been satisfied;

•

The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by the Merger Agreement under the HSR Act must have expired or been earlier terminated without the imposition of any Burdensome Condition; and

•

Change must have received an opinion of counsel, dated as of the Closing Date, to the effect that the Merger and the transactions contemplated thereby will not affect the intended tax-free treatment of the March 2020 separation of PF2 SpinCo Inc. from McKesson Corporation and subsequent merger of PF2 SpinCo Inc. with and into Change, with Change as the surviving company (the “Tax Opinion”); provided that this condition will be deemed satisfied if: (i) as a result of any amendments, modifications, supplements or replacements described above under “Cooperation Regarding Tax Matters”, Change is able to receive a replacement Tax Opinion, dated as of the Closing Date, in the manner described above under “Cooperation Regarding Tax Matters”; (ii) UnitedHealth Group has failed to deliver to Change’s tax counsel certain specified representations contained in its representation letter described above under “Cooperation Regarding Tax Matters” and such failure causes Change to be unable to receive a replacement Tax Opinion described above under “Cooperation Regarding Tax Matters”, unless such failure to deliver any such representation is primarily caused by an intentional act or intentional failure to act on the part of Change or any of its Authorized Representatives (as such term is defined in UnitedHealth Group’s representation letter); or (iii) an intentional act or intentional failure to act on the part of UnitedHealth Group or any of its Authorized Representatives is the primary cause of Change being unable to deliver its representation letter described above under “Cooperation Regarding Tax Matters”, and such inability of Change to deliver such letter primarily causes Change to be unable to receive a replacement Tax Opinion.

Conditions Benefitting Change

The obligation of Change to effect the Closing is also subject to the satisfaction or waiver by Change at or prior to the Closing of the following conditions:

•

Each of UnitedHealth Group’s and Merger Sub’s representations and warranties, without giving effect to any “materiality” qualifiers or qualifiers of similar import set forth therein, must be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be true and correct in all material respects as of such particular date or period of time), except for any failure of any such representations and warranties to be so true and correct that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of UnitedHealth Group or Merger Sub to consummate the transactions contemplated by the Merger Agreement;

•	Each of UnitedHealth Group and Merger Sub must have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing; and

•

Change must have received a certificate duly executed on behalf of UnitedHealth Group and Merger Sub by an executive officer of UnitedHealth Group and Merger Sub certifying that the conditions described in the two immediately preceding bullets have been satisfied.

Termination

The Merger Agreement may be terminated at any time before the Effective Time, whether before or after the Requisite Vote has been obtained (except as otherwise expressly noted below), as follows:

•	By mutual written consent of the parties;

•	By either Change or UnitedHealth Group if:

•

the transactions contemplated by the Merger Agreement have not been consummated by 5:00 p.m. (New York time) on January 5, 2022 (the “Outside Date”); provided, however, that if the conditions described in (i) the second bullet under “Closing Conditions—Mutual Conditions” above, (ii) the third bullet under “Closing Conditions—Mutual Conditions” above (in connection with a Legal Restraint of a governmental antitrust entity) or (iii) the penultimate bullet under “Closing Conditions—Conditions Benefitting UnitedHealth Group and Merger Sub” above have not been satisfied or, to the extent permitted by applicable law, waived on or prior to the Outside Date but all other conditions to Closing have been satisfied or, to the extent permitted by applicable law, waived (except for those conditions that by their nature are to be satisfied at the Closing), the Outside Date may be extended by either Change or UnitedHealth Group (in each case, acting in its sole discretion) to a time and date not beyond 5:00 p.m. (New York time) on April 5, 2022 by providing a written notice thereof to the other prior to 5:00 p.m. (New York time) on January 5, 2022 and such time and date, as so extended, will be the “Outside Date” for all purposes of the Merger Agreement; provided, further, that this termination right will not be available to Change or UnitedHealth Group if it (or Merger Sub, in the case of an attempted termination by UnitedHealth Group) has breached in any material respect any covenant or agreement set forth in the Merger Agreement and such breach has proximately caused the occurrence of the failure of a condition to the Closing to occur on or prior to the Outside Date;

•	the Requisite Vote has not been obtained at the Special Meeting or at any postponement, recess or adjournment thereof taken in accordance with the Merger Agreement, in each case at which a vote on the adoption of the Merger Agreement was taken (such failure to obtain the Requisite Vote at such a meeting, a “Vote-Down”, and the termination trigger described in this bullet, the “Vote-Down Trigger”); or

•

if any governmental entity has enacted or entered any order, or enacted, enforced, issued, promulgated, entered or adopted any other law that, in either such case, enjoins, restrains, prohibits, prevents or makes illegal the consummation of the transactions contemplated by the Merger Agreement and such order or other law has become final and non-appealable, whether before or after the Requisite Vote has been obtained; provided that this termination right will not be available to Change or UnitedHealth Group if it (or Merger Sub, in the case of an attempted termination by UnitedHealth Group) has breached in any material respect any covenant or agreement set forth in the Merger Agreement and such breach relates to its obligations pursuant to the covenants described above under “Efforts to Complete the Merger—Antitrust Matters” or otherwise has proximately caused the occurrence of the failure of a condition to the Closing to occur;

•	By Change:

•

if there has been a breach of any representation, warranty, covenant or agreement made by UnitedHealth Group or Merger Sub set forth in the Merger Agreement such that the conditions described in the first or second bullets under “Closing Conditions—Conditions Benefitting Change” above would not be satisfied were the Closing then to occur (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 days after the giving of written notice thereof by Change to UnitedHealth Group and Merger Sub describing such breach in reasonable detail and stating Change’s intention to terminate the Merger Agreement and abandon the transactions contemplated by the Merger Agreement and (ii) three business days prior to the Outside Date), whether before or after the Requisite Vote has been obtained; provided that this termination right will not be available to Change if it is then in breach in any material respect of any covenant or agreement set forth in the Merger Agreement and such breach would cause the failure of a condition to the Closing to occur; or

•

at any time prior to the time the Requisite Vote is obtained, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in compliance with the non-solicitation covenants contained in the Merger Agreement; provided, however, that Change has concurrently with such termination paid or caused to be paid to UnitedHealth Group the Termination Fee (as defined below) and Change has not materially breached the non-solicitation covenants contained in the Merger Agreement in respect of such Acquisition Proposal (such termination trigger, the “Superior Proposal Trigger”);

•	By UnitedHealth Group:

•

if there has been a breach of any representation, warranty, covenant or agreement made by Change set forth in the Merger Agreement such that the conditions in the first or second bullets under “Closing Conditions—Conditions Benefitting UnitedHealth Group and Merger Sub” above would not be satisfied were the Closing then to occur (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 days after the giving of written notice thereof by UnitedHealth Group to Change describing such breach in reasonable detail and stating UnitedHealth Group’s intention to terminate the Merger Agreement and abandon the transactions contemplated by the Merger Agreement and (ii) three business days prior to the Outside Date), whether before or after the Requisite Vote has been obtained; provided that this termination right will not be available to UnitedHealth Group if either UnitedHealth Group or Merger Sub is then in breach in any material respect of any covenant or agreement set forth in the Merger Agreement and such breach would cause the failure of a condition to the Closing to occur (such termination trigger, the “Change Breach Trigger”); or

•

at any time prior to the time the Requisite Vote is obtained, if (i) the Board has effected a Change of Recommendation or (ii) Change has materially breached the non-solicitation covenants contained in the Merger Agreement (such termination trigger, the “Change of Recommendation/Non-Solicitation Breach Trigger”).

Except to the extent described under “Termination Fee” below, in the event the Merger Agreement is terminated in the manner described above, the Merger Agreement will become void and of no effect with no liability to any person or entity on the part of any party (or any of its affiliates or its or their respective representatives); provided, however, except as described under “Termination Fee” below, no such termination will relieve any party of any liability or damages to any other party resulting from its fraud or knowing and intentional breach of the Merger Agreement.

Termination Fee

In the event the Merger Agreement is terminated:

•	by either Change or UnitedHealth Group pursuant to the Vote-Down Trigger or by UnitedHealth Group pursuant to the Change Breach Trigger and, in either such case:

•

any person or entity has publicly announced an Acquisition Proposal for the first time after the date of the Merger Agreement and such Acquisition Proposal has not been withdrawn without qualification (1) prior to the Vote-Down, with respect to termination pursuant to the Vote-Down Trigger, or (2) prior to the date of such termination, with respect to termination pursuant to the Change Breach Trigger; provided that for purposes of this bullet, an Acquisition Proposal made by any person or entity will not be deemed to have been “withdrawn” if, within 12 months after such termination, Change or any of its subsidiaries has entered into a definitive Alternative Acquisition Agreement with respect to such Acquisition Proposal, or has consummated any Acquisition Proposal (or the Board has approved or recommended to Change’s stockholders or otherwise not opposed any Acquisition Proposal) made by or on behalf of such person or entity or any of its affiliates; and

•

within 12 months after such termination, Change or any of subsidiaries has entered into a definitive Alternative Acquisition Agreement with respect to, or the Board has approved or recommended to Change’s stockholders or otherwise not opposed, any Acquisition Proposal that is later consummated (regardless of whether or not such consummation happens prior to or following the end of such 12 month period) (provided, that solely for purposes of this bullet and the immediately preceding bullet, the term “Acquisition Proposal” will have the meaning set forth above under “Non-Solicitation Covenants”, except that the reference to “15%” in such definition will be replaced with a reference to “50%”), then Change must pay or cause to be paid to UnitedHealth Group an amount equal to $300,000,000 (the “Termination Fee”) by wire transfer of immediately available funds concurrently with the consummation of such Acquisition Proposal;

•

by UnitedHealth Group pursuant to the Change of Recommendation/Non-Solicitation Breach Trigger, then Change must pay or cause to be paid to UnitedHealth Group the Termination Fee by wire transfer of immediately available funds within three business days following the date of such termination; or

•

by Change pursuant to the Superior Proposal Trigger, then Change must pay or cause to be paid to UnitedHealth Group the Termination Fee by wire transfer of immediately available funds concurrently with such termination of the Merger Agreement.

The Merger Agreement provides that (i) in no event will Change be required to pay the Termination Fee on more than one occasion; (ii) the agreements described above are an integral part of the transactions contemplated by the Merger Agreement and that, without those agreements, the other parties would not enter into the Merger Agreement and accordingly, if Change fails to promptly pay or cause to be paid the Termination Fee as and when due, and, in order to obtain such amount, UnitedHealth Group commences a legal proceeding that results in a judgment against Change for the Termination Fee, Change must pay or cause to be paid to UnitedHealth Group its costs and expenses (including attorneys’ fees) in connection with such proceeding, together with interest on the Termination Fee, at the prime rate published in The Wall Street Journal for the relevant date such amount was required to be made from such date through the date of payment; and (iii) in the event that the Termination Fee becomes payable by Change pursuant to the penultimate bullet immediately above as a result of termination by UnitedHealth Group in connection with Change having materially breached the non-solicitation covenants contained in the Merger Agreement, and is paid or caused to be paid by Change, the Termination Fee will be UnitedHealth Group’s and Merger Sub’s sole and exclusive remedy for monetary damages against Change and its affiliates pursuant to the Merger Agreement or otherwise and, upon payment of the Termination Fee (plus any amounts due under clause (ii) immediately above), none of Change or any of its affiliates will have any further monetary liability or obligation arising out of or related to the Merger Agreement or the transactions contemplated thereby; provided, however, that this clause (iii) will not apply in the event that the Merger Agreement is terminated other than by UnitedHealth Group in connection with Change having materially breached the non-solicitation covenants contained in the Merger Agreement.

Expenses

Whether or not the transactions contemplated by the Merger Agreement are consummated, all costs, fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, including all costs, fees and expenses of its representatives, will be paid by the party incurring such cost, fee or expense, except as otherwise expressly provided in the Merger Agreement. Notwithstanding the foregoing, UnitedHealth Group will be responsible for and will pay all filing fees pursuant to antitrust laws.

Amendment; Waiver

Subject to the provisions of applicable law, at any time prior to the Effective Time, the Merger Agreement may be amended or otherwise modified only by a written instrument duly executed and delivered by each of the parties; provided, that the Merger Agreement may not be amended or otherwise modified at any time following the Effective Time. The conditions to each of the respective parties’ obligations to consummate the transactions contemplated by the Merger Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law; provided, however, that any such waiver will only be effective if made in a written instrument duly executed and delivered by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under the Merger Agreement or under applicable law will operate as a waiver thereof and, except as otherwise expressly provided in the Merger Agreement, no single or partial exercise thereof will preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Governing law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury

The Merger Agreement and all matters and transactions contemplated thereby or related thereto will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction.

Each of the parties has agreed that it: (i) will bring any legal proceeding in connection with, arising out of or otherwise relating to the Merger Agreement, any instrument or other document delivered pursuant to the Merger Agreement or the transactions contemplated by the Merger Agreement exclusively in the Chosen Courts (as defined below); and (ii) solely in connection with such proceedings, (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably waives any objection to the laying of venue in any such proceeding in the Chosen Courts, (C) irrevocably waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, (D) agrees that mailing of process or other papers in connection with any such proceeding in the manner provided in the Merger Agreement or in such other manner as may be permitted by applicable law will be valid and sufficient service thereof and (E) will not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) or that any order issued by the Chosen Courts may not be enforced in or by the Chosen Courts. “Chosen Courts” means the Court of Chancery of the State of Delaware, or if such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the matter that is the subject of the applicable proceeding is vested exclusively in the U.S. federal courts, such proceeding will be heard in the U.S. District Court for the District of Delaware.

Each party has further acknowledged and agreed that any controversy which may be connected with, arise out of or otherwise relate to the Merger Agreement, any instrument or other document delivered pursuant to the Merger Agreement or the transactions contemplated by the Merger Agreement is expected to involve complicated and difficult issues, and therefore each party has irrevocably and unconditionally waived to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any proceeding, directly or indirectly, connected with, arising out of or otherwise relating to the Merger Agreement, any instrument or other document delivered pursuant to the Merger Agreement or the transactions contemplated by the Merger Agreement.

Specific Performance

Each of the parties has acknowledged and agreed that the rights of each party to consummate the transactions contemplated by the Merger Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of the Merger Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each party has agreed that, in addition to any other available remedies a party may have in equity or at law, each party will be entitled to enforce specifically the terms and provisions of the Merger Agreement and to obtain an order enforcing compliance with the provisions of the Merger Agreement in the Chosen Courts without necessity of posting a bond or other form of security.

CERTAIN ANCILLARY AGREEMENTS

Support Agreement

The following summary describes certain material provisions of the Support Agreement. The representations, warranties, covenants and agreements described below and included in the Support Agreement were made only for purposes of the Support Agreement as of specific dates, were solely for the benefit of the parties to the Support Agreement and may be subject to important qualifications and limitations.

As a condition and inducement to UnitedHealth Group’s entry into the Merger Agreement, concurrently with the entry into the Merger Agreement, UnitedHealth Group and the Support Agreement Parties entered into the Support Agreement. Pursuant to the Support Agreement, each Support Agreement Party agreed, among other things, not to transfer any shares of Change Common Stock (and any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, Change Common Stock) that such Support Agreement Party owns, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record as of the date of the Support Agreement, and any additional shares of Change Common Stock (and any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, Change Common Stock) that such Support Agreement Party may acquire beneficial (as defined in Rule 13d-3 under the Exchange Act) or record ownership of after the date of the Support Agreement (such shares, collectively, the “Covered Shares”), other than with the prior written consent of UnitedHealth Group.

The Support Agreement Parties also agreed to vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) with respect to, all Covered Shares owned (beneficially or of record) by such Support Agreement Party, (i) in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, and (ii) against (A) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger not being satisfied, (B) any Acquisition Proposal or any action with the intention to further any Acquisition Proposal, (C) any stock purchase agreement, any merger, consolidation, business combination, tender offer, exchange, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation, winding up or similar extraordinary transaction involving Change (other than the Merger Agreement), and (D) any proposal or action that would reasonably be expected to materially delay, materially postpone or materially adversely affect consummation of the Merger and the other transactions contemplated by the Merger Agreement.

Solely in the event of a failure by a Support Agreement Party to act in accordance with such Support Agreement Party’s obligation as to voting pursuant to the Support Agreement prior to the earliest to occur of (i) the Effective Time, (ii) such date and time as the Merger Agreement is terminated pursuant to its terms and (iii) the time the Support Agreement is terminated upon the mutual written agreement of UnitedHealth Group and each Support Agreement Party (the earliest to occur of clauses (i), (ii) and (iii), the “Expiration Time”), such Support Agreement Party has also granted UnitedHealth Group an irrevocable proxy coupled with an interest to vote the Covered Shares, or grant a consent or approval in respect of the Covered Shares owned (beneficially or of record) by a Support Agreement Party, as provided for in the Support Agreement. The irrevocable proxy will terminate automatically upon the termination of the Support Agreement.

The Support Agreement will terminate upon the earliest to occur of (i) the Expiration Time and (ii) any material change to the terms of the Merger without the prior written consent of the Support Agreement Parties that (A) reduces the Per Share Merger Consideration (other than certain adjustments in compliance with the Merger Agreement), (B) changes the form of consideration payable in the Merger or (C) extends the Outside Date (other than a certain extension of the Outside Date provided for in the Merger Agreement).

Change is not a party to the Support Agreement.

TRA Letter Agreement

The following summary describes certain material provisions of the TRA Letter Agreement. The representations, warranties, covenants and agreements described below and included in the TRA Letter Agreement were made only for purposes of the TRA Letter Agreement as of specific dates, were solely for the benefit of the parties to the TRA Letter Agreement and may be subject to important qualifications and limitations.

Change and/or certain of its subsidiaries are obligors under the Applicable TRAs, pursuant to which Change has agreed to make certain payments with respect to realized tax savings, which vary depending upon a number of factors, including the amount and timing of the taxable income Change generates in the future and the tax rate then applicable. Concurrently with the entry into the Merger Agreement, UnitedHealth Group, Change and the TRA Letter Agreement Parties entered into the TRA Letter Agreement pursuant to which, among other matters, UnitedHealth Group will direct Change, pursuant to the terms of the Merger Agreement, to exercise Change’s right, in connection with the Closing, to terminate each of the Applicable TRAs by making the respective early termination payments specified under each Applicable TRA, pursuant to the applicable discount rate set forth in each Applicable TRA and the methodology set forth in the TRA Letter Agreement, in accordance with the terms of each such Applicable TRA. The TRA Letter Agreement will terminate upon the valid termination of the Merger Agreement.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED

COMPENSATION PROPOSAL

(PROPOSAL 2)

In accordance with Section 14A of the Exchange Act, Change is providing its stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that will be paid or may become payable to the named executive officers of Change in connection with the Merger, the value of which is set forth in the table entitled “Golden Parachute Compensation” on page 66. This proposal, commonly known as “say-on-golden parachutes”, is referred to in this proxy statement as the Named Executive Officer Merger-Related Compensation Proposal. As required by Section 14A of the Exchange Act, Change is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Change’s named executive officers in connection with the Merger, as disclosed under “The Merger Proposal (Proposal 1)—Interests of Change’s Executive Officers and Directors in the Merger—Potential Merger-Related Payments to Named Executive Officers,” including the table, associated footnotes and narrative discussion, is hereby APPROVED.”

The vote on the Named Executive Officer Merger-Related Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the Named Executive Officer Merger-Related Compensation Proposal, and vice versa. Because the vote to approve the Named Executive Officer Merger-Related Compensation Proposal is only advisory in nature, it will not be binding on Change, UnitedHealth Group or the Surviving Corporation. Accordingly, because Change is contractually obligated to pay such merger-related compensation, the compensation will be paid or payable, subject only to the conditions applicable thereto, if the Merger Proposal is approved, regardless of the outcome of the advisory vote.

Approval of the Named Executive Officer Merger-Related Compensation Proposal (on a non-binding basis) requires the vote of the holders of a majority in voting power of the shares of Change Common Stock present in person or represented by proxy at the Special Meeting. Abstentions will have the same effect as a vote “AGAINST” the Named Executive Officer Merger-Related Compensation Proposal, but the failure to vote your shares will have no effect on the outcome of the proposal. Broker non-votes, if any, will have no effect on the outcome of the Named Executive Officer Merger-Related Compensation Proposal. If you sign and return a proxy and do not indicate how you wish to vote on the executive officer merger-related compensation proposal, your shares will be voted in favor of the proposal.

The Board unanimously recommends that the Change stockholders vote “FOR” the Named Executive Officer Merger-Related Compensation Proposal.

ADJOURNMENT PROPOSAL

(PROPOSAL 3)

Change stockholders are being asked to approve a proposal that will give us authority from the stockholders to adjourn the Special Meeting for the purpose of soliciting additional proxies in favor of the Merger Proposal if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal. If a quorum is not present, the person presiding at the Special Meeting may adjourn the Special Meeting from time to time until a quorum is present.

In addition, the Board could postpone the Special Meeting before it commences, subject to the terms of the Merger Agreement. If the Special Meeting is adjourned or postponed, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If the adjournment is for more than 30 days, or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting.

Approval of the Adjournment Proposal requires the vote of the holders of a majority in voting power of the shares of Change Common Stock present in person or represented by proxy at the Special Meeting. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal, but the failure to vote your shares will have no effect on the outcome of the proposal, assuming that a quorum exists. Broker non-votes, if any, will have no effect on the outcome of the Adjournment Proposal. If you sign and return a proxy and do not indicate how you wish to vote on the Adjournment Proposal, your shares will be voted in favor of the Adjournment Proposal. Change does not intend to call a vote on this proposal if the Merger Proposal has been approved at the Special Meeting.

The Board unanimously recommends that the Change stockholders vote “FOR” the Adjournment Proposal.

MARKET PRICES OF CHANGE COMMON STOCK

Market Information

Change Common Stock trades on NASDAQ under the symbol “CHNG”. As of February 26, 2021, there were 306,530,424 shares of Change Common Stock outstanding. The following table shows the high and low closing sales price of Change Common Stock for the periods indicated, as reported on NASDAQ.

	Common Stock Price
	High	Low
FY 2021
Through March 4, 2021	$24.14	$18.24
Quarter ended December 31, 2020	$18.83	$14.10
Quarter ended September 30, 2020	$14.95	$10.00
Quarter ended June 30, 2020	$12.81	$8.80
FY 2020
Quarter ended March 31, 2020	$17.26	$6.86
Quarter ended December 31, 2019	$16.39	$11.77
Quarter ended September 30, 2019	$15.20	$11.50
Quarter ended June 30, 2019	$15.00	$14.60

The closing sales price of Change Common Stock on NASDAQ on March 4, 2021, the latest practicable date before the printing of this proxy statement, was $22.45 per share. The closing trading price of Change Common Stock on NASDAQ on January 5, 2021, the last trading day prior to public announcement of the Merger, was $18.24 per share. You are urged to obtain current market quotations for Change Common Stock on NASDAQ when considering whether to approve the Merger Proposal.

Holders

At the close of business on February 26, 2021, 306,530,424 shares of Change Common Stock were issued and outstanding, held by approximately 88 holders of record.

Dividends

We have not paid any cash dividends on our common stock during the periods presented. We do not intend to pay cash dividends to our common stockholders for the foreseeable future and intend to retain earnings, if any, for future operation and expansion of our business. Under the terms of the Merger Agreement, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, we may not declare or pay dividends to our stockholders without UnitedHealth Group’s written consent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table and accompanying footnotes below show information regarding the beneficial ownership of Change Common Stock as of February 26, 2021 by: (i) each person who is known by us to own beneficially more than 5% of Change Common Stock, (ii) each director (who was serving as a director as of that date) and nominee for director, (iii) each named executive officer, and (iv) all current directors and executive officers as a group.

This information has been provided by each of the directors, executive officers and nominees at the request of Change or derived from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act. Beneficial ownership of securities as shown below has been determined in accordance with applicable guidelines issued by the SEC and includes the possession, directly or indirectly, through any formal or informal arrangement, either individually or in a group, of voting power (which includes the power to vote, or to direct the voting of, such security) and/or investment power (which includes the power to dispose of, or to direct the disposition of, such security). Shares of Change Common Stock underlying options that are currently exercisable or exercisable within 60 days are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Holders of RSUs and PSUs granted under the 2019 Omnibus Incentive Plan have the right to direct the voting of the shares underlying those RSUs and PSUs only once the holder becomes the record owner of the underlying shares. As of February 26, 2021, 306,530,424 shares of Change Common Stock were outstanding.

Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment power with respect to the securities listed.

Name	Shares Beneficially Owned as of February 26, 2021		Number of Shares Subject to Options Exercisable as of February 26, 2021 (or which become exercisable within 60 days of this date)	Number of RSUs that Vest within 60 Days of February 26, 2021	Total	Percent of Class
Blackstone	59,620,253	(1)	—	—	59,620,253	19.5%
The Vanguard Group	19,903,169	(2)	—	—	19,903,169	6.3%
Clarkston Capital Partners, LLC	19,292,375	(3)	—	—	19,292,375	6.3%
Named Executive Officers and Directors:
Neil de Crescenzo	198,872		1,811,884	—	2,010,756	*
Fredrik Eliasson	182,101	(4)	521,400	—	703,501	*
Kriten Joshi	123,872		557,660	—	681,532	*
Thomas Laur	6,116		203,820	—	209,936	*
Roderick O’Reilly	9,034		443,190	—	452,224	*
Howard Lance	197,234		158,921	—	356,155	*
Nella Domenici	—		—	—	—	*
Nicholas Kuhar	—		—	—	—	*
Diana McKenzie	11,426		—	—	11,426	*
Bansi Nagji	10,000		—	—	10,000	*
Philip Pead	73,362		57.900	—	73,420	*
Phillip Roe	11,426		57,900	—	69,326	*
Neil Simpkins	—		—	—	—	*
Robert Zollars	11,426		29,072	—	40,498	*
All Executive Officers and Directors as a Group (19 persons)	846,006		4,644,591	38,462	5,529,059	*

*	Less than 1%
(1)

Reflects 59,040,668 shares directly held by BCP Summit Holdings L.P., 5,434 shares directly held by BFIP Summit Holdings L.P. and 574,151 shares directly held by GSO COF Facility LLC (together with BCP Summit Holdings L.P. and BFIP Summit Holdings L.P., the “Blackstone Funds”). The general partner of BCP Summit Holdings L.P. is BCP Summit Holdings GP L.L.C. The general partner of BFIP Summit Holdings L.P. is BFIP Summit Holdings GP L.L.C. The sole member of BCP Summit Holdings GP L.L.C. is Blackstone Management Associates VI L.L.C. The sole member of Blackstone Management Associates VI L.L.C. is BMA VI L.L.C. The managing member of BMA VI L.L.C. is Blackstone Holdings III L.P. The sole member of BFIP Summit Holdings GP L.L.C. is BCP VI Side-by-Side GP L.L.C. The sole member of BCP VI Side-by-Side GP L.L.C. is Blackstone Holdings III L.P. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group Inc. The collateral manager of GSO COF Facility LLC is Blackstone Alternative Credit Advisors LP (f/k/a GSO Capital Partners LP). GSO Advisor Holdings L.L.C. is the special limited partner of Blackstone Alternative Credit Advisors LP with the investment and voting power over the securities beneficially owned by Blackstone Alternative Credit Advisors LP. The sole member of GSO Advisor Holdings L.L.C. is Blackstone Holdings I L.P. The general partner of Blackstone Holdings I L.P. is Blackstone Holdings I/II GP L.L.C. The sole member of Blackstone Holdings I/II GP L.L.C. is The Blackstone Group Inc. The sole holder of the Class C common stock of The Blackstone Group Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of the entities described in this footnote and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such shares (other than the Blackstone Funds to the extent of their direct holdings). The address of Mr. Schwarzman and each of the other entities listed in this footnote (other than GSO COF

Facility LLC and Blackstone Alternative Credit Advisors LP) is c/o The Blackstone Group Inc., 345 Park Avenue, New York, New York 10154. The address of GSO COF Facility LLC and Blackstone Alternative Credit Advisors LP is c/o Blackstone Alternative Credit Advisors LP, 345 Park Avenue, New York, New York 10154. As of July 1, 2020, Blackstone entities have pledged, hypothecated or granted security interests in 59,046,102 of the shares of Change Common Stock held by them pursuant to a margin loan agreement with customary default provisions. In the event of a default under the margin loan agreement, the secured parties may foreclose upon any and all shares of Change Common Stock pledged to them and may seek recourse against the borrower.
(2)

Based solely on a Schedule 13G filed by The Vanguard Group on February 10, 2021, reflects shared voting power over 174,069 shares, sole dispositive power over 19,546,681 shares, and shared dispositive power over 356,488 shares. The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

Based solely on a Schedule 13G filed by Clarkston Capital Partners, LLC, Clarkston Companies, Inc., Modell Capital LLC, Jeffrey A. Hakala, Gerald W. Hakala and Jeremy J. Modell on February 16, 2021, reflects shared voting and dispositive power over 19,292,375 shares. The business address of each of the above is 91 West Long Lake Road, Bloomfield Hills, MI 48304.

(4)	140,000 shares are held by a trust, of which Mr. Eliasson and his spouse are trustees.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a summary of the material U.S. federal income tax consequences of the Merger to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of Change Common Stock whose shares of common stock are converted into the right to receive cash in the Merger. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, judicial authority, administrative interpretations, and administrative rulings in effect as of the date of this proxy statement, all of which may change, possibly with retroactive effect. This summary is general in nature and does not purport to be a complete analysis of all potential tax effects of the Merger.

This discussion addresses only the consequences of the exchange of shares of Change Common Stock held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). It does not consider the effect of the Medicare tax on net investment income or any applicable state, local or foreign income tax laws, or of any non-income tax laws. In addition, this discussion does not address all aspects of U.S. federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	a bank, insurance company, or other financial institution;

•	a tax-exempt organization;

•	a governmental agency or instrumentality;

•	a retirement plan, individual retirement account or other tax-deferred account;

•	an entity or arrangement treated for U.S. federal income tax purposes as a partnership, S corporation or other pass-through entity (or an investor in such an entity or arrangement);

•	a real estate investment trust or regulated investment company;

•	a dealer or broker in stocks and securities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares subject to the alternative minimum tax provisions of the Code;

•	a holder of shares that received the shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. holder that has a functional currency other than the U.S. dollar;

•	a “controlled foreign corporation,” “passive foreign investment company,” or corporation that accumulates earnings to avoid U.S. federal income tax;

•	a holder of shares that exercises appraisal rights;

•	a foreign pension fund and its affiliates;

•	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a U.S. expatriate; or

•	a holder that owns (or is treated as owning) shares of UnitedHealth Group.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds Change Common Stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Change Common Stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Merger to them.

Please consult your own tax advisor regarding the consequences of the Merger to you in light of your particular circumstances under the Code and the laws of any other taxing jurisdiction.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Change Common Stock that is:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

A “non-U.S. holder” means a beneficial owner of Change Common Stock that is not a U.S. holder.

U.S. Holders

General. The exchange of Change Common Stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Change Common Stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of merger consideration received with respect to such shares under the Merger Agreement and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Change Common Stock (i.e., shares of Change Common Stock acquired at the same cost in a single transaction). If a U.S. holder acquired different blocks of shares of Change Common Stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of shares of Change Common Stock that it holds.

Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder has held the shares of Change Common Stock for more than one year at the time of the Effective Time. Long-term capital gains of non-corporate U.S. holders (including individuals) are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding. Information reporting and backup withholding (currently at a rate of 24%) may apply to payments made in connection with the Merger. Backup withholding will not apply, however, to a U.S. holder of Change Common Stock who (1) furnishes a correct taxpayer identification number (“TIN”), certifies that such holder is not subject to backup withholding on Internal Revenue Service (“IRS”) Form W-9 (or appropriate successor form) included in the transmittal materials that such holder will receive, and otherwise complies with all applicable requirements of the backup withholding rules; or (2) provides proof that such holder is otherwise exempt from backup withholding. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner. The IRS may impose a penalty upon any taxpayer that fails to provide the correct TIN.

Non-U.S. Holders

General. A non-U.S. holder’s receipt of cash in exchange for shares of Change Common Stock pursuant to the Merger generally will not be subject to U.S. federal income tax unless:

•

the gain, if any, on such shares is “effectively connected” with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Change Common Stock for cash pursuant to the Merger and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will generally be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder. If such non-U.S. holder is a foreign corporation, it may also be subject to a “branch profits tax” equal to 30% of its effectively connected earnings and profits (or such lower rate as may be specified by an applicable income tax treaty). An individual non-U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we are not and do not anticipate becoming a United States real property holding corporation for U.S. federal income tax purposes.

Information Reporting and Backup Withholding. Information reporting and backup withholding will generally apply to payments made pursuant to the Merger to a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Copies of applicable information returns reporting such payments and any withholding may also be made available to the tax authorities in the non-U.S. holder’s country in which such holder resides under the provisions of an applicable treaty or agreement. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. A non-U.S. holder must generally submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient. Notwithstanding the foregoing, backup withholding and information reporting may apply if we, the paying agent or UnitedHealth Group has actual knowledge, or reason to know, that a non-U.S. holder is a United States person. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is not completed, Change stockholders will continue to be entitled to attend and participate in Change’s annual meeting of stockholders. If Change holds its 2021 annual meeting of stockholders, any stockholder proposal intended for inclusion in Change’s 2021 proxy statement pursuant to Rule 14a-8 under the Exchange Act must be sent in writing to Change’s Corporate Secretary at the principal executive offices of Change, must be received no later than March 18, 2021 and must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act.

In addition, for nominations or other business to be properly brought before an annual meeting (including proposals under Rule 14a-8 of the Exchange Act) by a stockholder pursuant to Change’s Amended and Restated Bylaws, the stockholder must have given timely notice thereof in writing to Change’s Corporate Secretary, and, in the case of business other than nominations of persons for election to the board of directors, such other business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to Change’s Corporate Secretary at the principal executive offices of Change not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at Change’s 2021 Annual Stockholder Meeting, such proposal must be received by Change on or after May 5, 2021, but no later than June 4, 2021. If the date of Change’s 2021 Annual Stockholder Meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the anniversary date of the previous year’s meeting, or, following Change’s first annual meeting of stockholders after shares of its common stock are first publicly traded, if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by Change.

Any stockholder suggestions for director nominations must be submitted by the dates by which other stockholder proposals are required to be submitted as set forth above.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

The SEC’s proxy rules permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies.

While Change does not household, a number of brokerage firms with account holders who are Change stockholders household proxy materials, delivering a single set of proxy materials to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can request, and Change will promptly deliver, a separate copy of the proxy statement by writing to our Corporate Secretary at our offices at 100 Airpark Center Drive East, Nashville, TN 37217 or by calling 615-932-3000.

WHERE YOU CAN FIND MORE INFORMATION

Investors will be able to obtain free of charge this proxy statement and other documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, this proxy statement and our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through our website at www.changehealthcare.com as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information located on, or hyperlinked or otherwise connected to, Change’s website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.

The SEC allows us to “incorporate by reference” documents we file with the SEC into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except that information that we file later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, including information furnished under Item 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits):

•	Change’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020 and filed on June 4, 2020;

•

Change’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020 and filed on August 6, 2020, for the fiscal quarter ended September  30, 2020 and filed on November 5, 2020, and for the fiscal quarter ended on December  31, 2020 and filed on February 4, 2021;

•	Change’s Definitive Proxy Statement on Schedule 14A filed on July 16, 2020; and

•

Change’s Current Reports on Form 8-K filed on February 16, 2021, January 6, 2021, December  28, 2020, September 4, 2020, June  24, 2020, June 18, 2020, June  1, 2020, May 13, 2020, May  4, 2020, April 24, 2020, April  16, 2020, March 13, 2020, February  18, 2020, and February 10, 2020 (other than the portions of such documents not deemed to be filed).

We also incorporate by reference into this proxy statement additional documents that Change may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the Special Meeting; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

The directors, executive officers and certain other members of management and employees of Change may be deemed “participants” in the solicitation of proxies from Change stockholders in favor of the proposed merger. You can find information about Change’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended March 31, 2020 filed with the SEC on June  4, 2020 and in its Definitive Proxy Statement filed with the SEC on Schedule 14A on July 16, 2020 and in its Current Report on Form 8-K filed with the SEC on December  28, 2020 and June 18, 2020 (other than the portions of such documents not deemed to be filed).

You may request a copy of documents incorporated by reference at no cost, by writing Carrie Ratliff, Corporate Secretary, Change Healthcare Inc., 100 Airpark Center Drive East, Nashville, TN 37217.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT

TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MARCH 5, 2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

CHANGE HEALTHCARE INC.,

UNITEDHEALTH GROUP INCORPORATED

and

CAMBRIDGE MERGER SUB INC.

Dated as of January 5, 2021

Page

ARTICLE I

Definitions

1.1.	Certain Definitions	A-1
1.2.	Terms Defined Elsewhere	A-2

ARTICLE II

Closing; Certificate of Merger and Effective Time; The Merger

2.1.	Closing	A-3
2.2.	Certificate of Merger and Effective Time	A-3
2.3.	The Merger	A-3

ARTICLE III

Certificate of Incorporation and Bylaws of the Surviving Corporation; Directors and Officers of the Surviving Corporation

3.1.	Certificate of Incorporation of the Surviving Corporation	A-3
3.2.	Bylaws of the Surviving Corporation	A-4
3.3.	Directors of the Surviving Corporation	A-4
3.4.	Officers of the Surviving Corporation	A-4

ARTICLE IV

Effect of the Merger on Capital Stock; Treatment of Equity Awards; Delivery of Merger Consideration

4.1.	Effect of the Merger on Capital Stock	A-4
4.2.	Treatment of Equity Awards and ESPP	A-4
4.3.	Delivery of Merger Consideration	A-7
4.4.	Adjustments to Prevent Dilution	A-10

ARTICLE V

Representations and Warranties of the Company

5.1.	Organization, Good Standing and Qualification	A-10
5.2.	Capital Structure	A-11
5.3.	Corporate Authority; Approval and Fairness	A-12
5.4.	Governmental Filings; No Violations.	A-13
5.5.	Compliance with Laws; Licenses.	A-13
5.6.	Company Reports	A-14
5.7.	Disclosure Controls and Procedures and Internal Control Over Financial Reporting	A-14
5.8.	Financial Statements; No Undisclosed Liabilities; Off-Balance Sheet Arrangements	A-15
5.9.	Litigation	A-16
5.10.	Absence of Certain Changes	A-16

A-i

5.11.	Material Contracts	A-16
5.12.	Material Customers; Material Vendors	A-18
5.13.	Employee Benefits	A-19
5.14.	Labor Matters	A-20
5.15.	Environmental Matters	A-21
5.16.	Tax Matters	A-21
5.17.	Real Property.	A-24
5.18.	Intellectual Property; Information Technology; Data Security	A-24
5.19.	HIPAA Compliance.	A-26
5.20.	FDA Compliance	A-27
5.21.	Healthcare Laws.	A-27
5.22.	Insurance	A-28
5.23.	Takeover Statutes	A-28
5.24.	Brokers and Finders	A-28
5.25.	No Other Representations or Warranties; Non-Reliance	A-28

ARTICLE VI

Representations and Warranties of Parent and Merger Sub

6.1.	Organization, Good Standing and Qualification	A-29
6.2.	Capitalization of Merger Sub	A-29
6.3.	Corporate Authority	A-29
6.4.	Governmental Filings; No Violations	A-30
6.5.	Litigation	A-30
6.6.	Available Funds	A-30
6.7.	Brokers and Finders	A-30
6.8.	Ownership of Company Stock	A-30
6.9.	Certain Arrangements	A-31
6.10.	Certain Information	A-31
6.11.	Parent Tax Representation Letter	A-31
6.12.	No Other Representations or Warranties; Non-Reliance	A-31

ARTICLE VII

Covenants

7.1.	Interim Operations	A-31
7.2.	Acquisition Proposals; Change of Recommendation	A-36
7.3.	Proxy Statement; Efforts and Other Regulatory Matters	A-39
7.4.	Company Stockholders Meeting	A-40
7.5.	Approval of Sole Stockholder of Merger Sub	A-41
7.6.	Antitrust Matters.	A-41
7.7.	Status and Notifications	A-44
7.8.	General Regulatory Efforts; Third-Party Consents	A-44
7.9.	Information and Access	A-45
7.10.	Publicity	A-46
7.11.	Employee Benefits	A-46
7.12.	Indemnification; Directors’ and Officers’ Insurance	A-48
7.13.	Financing Cooperation; TRA Terminations	A-50
7.14.	Takeover Statutes	A-51
7.15.	Transaction Litigation	A-51

A-ii

7.16.	Section 16 Matters	A-51
7.17.	Delisting and Deregistration	A-52
7.18.	Cooperation Regarding Tax Matters	A-52

ARTICLE VIII

Conditions

8.1.	Conditions to Each Party’s Obligation to Effect the Closing	A-53
8.2.	Conditions to Parent’s and Merger Sub’s Obligation to Effect the Closing	A-53
8.3.	Conditions to the Company’s Obligation to Effect the Closing	A-54

ARTICLE IX

Termination

9.1.	Termination by Mutual Written Consent	A-55
9.2.	Termination by Either the Company or Parent	A-55
9.3.	Termination by the Company	A-55
9.4.	Termination by Parent	A-56
9.5.	Notice of Termination; Effect of Termination and Abandonment	A-56

ARTICLE X

Miscellaneous and General

10.1.	Survival	A-58
10.2.	Notices	A-58
10.3.	Expenses	A-59
10.4.	Transfer Taxes	A-59
10.5.	Amendment or Other Modification; Waiver	A-59
10.6.	Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury	A-60
10.7.	Specific Performance	A-60
10.8.	Third-Party Beneficiaries	A-61
10.9.	Fulfillment of Obligations	A-61
10.10.	Successors and Assigns	A-61
10.11.	Entire Agreement	A-61
10.12.	Severability	A-61
10.13.	Counterparts; Effectiveness	A-62
10.14.	Interpretation and Construction	A-62

Annex A Certain Definitions

Annex B Form of Certificate of Incorporation of the Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 5, 2021, is entered into by and among CHANGE HEALTHCARE INC., a Delaware corporation (the “Company”), UNITEDHEALTH GROUP INCORPORATED, a Delaware corporation (“Parent”), and CAMBRIDGE MERGER SUB INC., a Delaware corporation and Wholly Owned Subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties”).

RECITALS

WHEREAS, the Parties intend that, subject to the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger;

WHEREAS, the Company Board has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement are in the best interests of the Company and the holders of Shares (other than Excluded Shares that are not Dissenting Shares), (c) directed that this Agreement be submitted to the holders of Shares for their adoption and (d) resolved, subject to the terms and conditions of this Agreement, to recommend that the holders of Shares adopt this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement are in the best interests of Merger Sub and Parent (as Merger Sub’s sole stockholder), (c) directed that this Agreement be submitted to Parent (as Merger Sub’s sole stockholder) for its adoption and (d) resolved to recommend that Parent (as Merger Sub’s sole stockholder) adopt this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement to, and as a condition to, Parent and Merger Sub entering into this Agreement, certain stockholders of the Company have entered into a support agreement with Parent with respect to the Merger as more particularly set forth therein (the “Support Agreement”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

Definitions

1.1. Certain Definitions. As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

1.2. Terms Defined Elsewhere. As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:

Definition	Location
Agreement	Preamble
Bylaws	3.2
Capitalization Date	5.2(a)
Change of Recommendation	7.2(d)(i)(F)
Charter	3.1
Closing	2.1
Closing Date	2.1
Company	Preamble
Company Approvals	5.4(a)
Company Disclosure Letter	Article V
Company Personal Information	5.18(l)
Company Recommendation	5.3(b)
Company Tax Representation Letter	7.18(c)
Continuation Period	7.11(a)
D&O Insurance	7.12(b)
Delisting Period	7.17(a)
Effective Time	2.2
Exchange Fund	4.3(a)(i)
FDA	5.20(a)
FDA Licenses	5.20(a)
Fundamental Action	7.2(d)(iii)
Governmental Antitrust Entity	7.6(b)(ii)
Interim Period	7.1(a)
Legal Restraint	8.1(c)
Material Contract	5.11(a)
Material Customer	5.12(a)
Material Vendor	5.12(b)
Merger	Recitals
Merger Sub	Preamble
Non-Wholly Owned Subsidiary	5.2(f)
Notice of Redemption	7.13(a)
Notice	7.2(d)(iii)
Notice Period	7.2(d)(iii)
Outside Date	9.2(a)
Parent	Preamble
Parent Approvals	6.4(a)
Parent DSU	4.2(f)
Parent Option	4.2(a)
Parent RSU	4.2(c)
Parent Tax Representation Letter	7.18(c)
Parent SAR	4.2(e)
Parties	Preamble
Permitted Confidentiality Agreement	7.2(b)(i)
Potential Purchasers	7.6(d)
Potential Sale Transaction	7.6(d)
Privacy and Security Measures	5.18(k)
Privacy-Related Contracts	5.11(a)(vi)
Proxy Statement	7.3(a)

Definition	Location
Stock Ownership Rep	6.8
Support Agreement	Recitals
Surviving Corporation	2.3
Tax Representation Letters	7.18(c)
Third-Party Consents	7.8
Transaction Litigation	7.15
TRA Terminations	7.13(d)
Vote-Down	9.2(b)

ARTICLE II

Closing; Certificate of Merger and Effective Time; The Merger

2.1. Closing. The closing of the Merger (the “Closing”) shall take place by remote communication and by the exchange of signatures by electronic transmission or, if or to the extent such exchange is not practicable or the Parties otherwise agree in writing, at a Closing to be held at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, at 9:00 a.m. (New York time) on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or at such other date, time and place as the Company and Parent may agree in writing. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing occurs.

2.2. Certificate of Merger and Effective Time. As promptly as practicable following the Closing, but on the Closing Date, the Parties shall (a) cause the Certificate of Merger to be duly executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and (b) deliver and tender, or cause to be delivered or tendered, as applicable, any Taxes and fees and make all other filings or recordings required under the DGCL in connection with such filing of the Certificate of Merger and the Merger, which shall become effective at the date and time when the Certificate of Merger has been executed and filed pursuant to clause (a) of this Section 2.2, or at such later date and time as may be agreed by the Parties in writing and specified in the Certificate of Merger so executed and filed (such date and time, as applicable, the “Effective Time”).

2.3. The Merger. Subject to the terms and conditions of this Agreement and pursuant to the applicable provisions of the DGCL, (a) at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and, from and after the Effective Time, shall be a Wholly Owned Subsidiary of Parent and the separate corporate existence of the Company shall continue unaffected by the Merger, and (c) the Merger shall have such other applicable effects as set forth in this Agreement and in the applicable provisions of the DGCL.

ARTICLE III

Certificate of Incorporation and Bylaws of the Surviving Corporation; Directors and Officers of the Surviving Corporation

3.1. Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall be amended and restated in its entirety to read as set forth in Annex B, until thereafter duly amended, restated or amended and restated as provided therein or by applicable Law, in each case consistent with the obligations set forth in Section 7.12.

3.2. Bylaws of the Surviving Corporation. The Parties shall take all actions necessary so that the bylaws of the Company shall be amended and restated as of the Effective Time to read in their entirety as set forth in the bylaws of Merger Sub in effect immediately prior to the Effective Time such that such bylaws, as so amended and restated, shall be the bylaws of the Surviving Corporation (the “Bylaws”), except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended, restated or amended and restated as provided therein, the Charter or by applicable Law, in each case consistent with the obligations set forth in Section 7.12.

3.3. Directors of the Surviving Corporation. The Parties shall take all actions necessary so that the members of the board of directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal pursuant to the Charter, the Bylaws or applicable Law.

3.4. Officers of the Surviving Corporation. The Parties shall take all actions necessary so that the individuals designated in writing by Parent prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal pursuant to the Charter, the Bylaws or applicable Law.

ARTICLE IV

Effect of the Merger on Capital Stock; Treatment of Equity Awards; Delivery of Merger Consideration

4.1. Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any capital stock of the Company or on the part of the sole stockholder of Merger Sub:

(a) Merger Consideration. The Eligible Shares shall be converted into the right to receive the Per Share Merger Consideration, and shall cease to be outstanding, shall be cancelled and shall cease to exist, and each Certificate, and each Book-Entry Share, shall thereafter only represent the right to receive the Per Share Merger Consideration, payable pursuant to Section 4.3.

(b) Treatment of Excluded Shares. Each Excluded Share shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights any Dissenting Stockholders may have pursuant to Section 4.3(f) with respect to any Excluded Shares that are Dissenting Shares.

(c) Merger Sub. Each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, par value $0.01 per share, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately after the Effective Time.

4.2. Treatment of Equity Awards and ESPP.

(a) Company Options. At the Effective Time, each Company Option award, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase Shares and shall be converted into an option to purchase a number of shares of Parent Common Stock (a “Parent Option”) equal to the product (rounded down to the nearest whole number) of (i) the total number of Shares subject to such Company Option award immediately prior to the Effective Time multiplied by (ii) the Equity Award Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (i) the exercise price per share of the Shares subject to such Company Option immediately prior to the Effective Time divided by (ii) the Equity Award Exchange Ratio; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Parent Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such Parent Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above and for any terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other changes that are necessary for the administration of such Parent Option and not materially detrimental to the holder thereof, following the Effective Time, each Parent Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding Company Option immediately prior to the Effective Time.

(b) Exit-Vesting Company Restricted Shares. At the Effective Time, each Exit-Vesting Company Restricted Share award that, automatically and without any required action on the part of the holder thereof, fully vests at the Effective Time pursuant to its terms and conditions as in effect as of the date of this Agreement shall fully vest and, automatically and without any required action on the part of the holder thereof, be converted into the right to receive the Per Share Merger Consideration in respect of the number of such Exit-Vesting Company Restricted Shares outstanding immediately prior to the Effective Time (with such amounts paid through the payroll system of the Surviving Corporation, without interest and less applicable Taxes required to be withheld, as soon as practicable after the Effective Time). At the Effective Time, each Exit-Vesting Company Restricted Share award that does not, automatically and without any required action on the part of the holder thereof, fully vest at the Effective Time pursuant to its terms and conditions as in effect as of the date of this Agreement shall be automatically cancelled and forfeited at the Effective Time for no consideration or payment.

(c) Company Restricted Stock Units. At the Effective Time, each Company RSU award, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent a restricted stock unit award denominated in Shares and shall be converted into a restricted stock unit award denominated in shares of Parent Common Stock (a “Parent RSU”). The number of shares of Parent Common Stock subject to such Parent RSU shall be equal to the product (rounded down to the nearest whole number) of (i) the total number of Shares subject to such Company RSU award immediately prior to the Effective Time multiplied by (ii) the Equity Award Exchange Ratio; provided, that each Exit-Vesting Company RSU award that does not, automatically and without any required action on the part of the holder thereof, fully vest at the Effective Time pursuant to its terms and conditions as in effect as of the date of this Agreement shall be automatically cancelled and forfeited at the Effective Time for no consideration or payment. Except as specifically provided above and for any terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other changes that are necessary for the administration of such Parent RSU and not materially detrimental to the holder thereof, following the Effective Time, each such Parent RSU shall continue to be governed by the same terms and conditions (including vesting and settlement terms) as were applicable to the applicable Company RSU immediately prior to the Effective Time.

(d) Company Performance Share Units. At the Effective Time, each Company PSU award, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent a performance share unit award denominated in Shares and shall be converted into a Parent RSU. The number of shares of Parent Common Stock subject to each such Parent RSU award shall be equal to the product (rounded down to the nearest whole number) of (i) the total number of Shares subject to such Company PSU award immediately prior to the Effective Time based on target performance, multiplied by (ii) the Equity Award Exchange Ratio. Except as specifically provided above and for any terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other changes that are necessary for the administration of such Parent RSU and not materially detrimental to the holder thereof, following the Effective Time, each such Parent RSU award shall continue to be governed by the same terms and conditions (including vesting and settlement terms) as were applicable to the applicable Company PSU award immediately prior to the Effective Time.

(e) Company SARs. At the Effective Time, each Company SAR award, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent a stock appreciation right denominated in Shares and shall be converted into a stock appreciation right denominated in a number of shares of Parent Common Stock (a “Parent SAR”) equal to the product (rounded down to the nearest whole number) of (i) the total number of Shares subject to such Company SAR award immediately prior to the Effective Time multiplied by (ii) the Equity Award Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (i) the strike price per share of the Shares subject to such Company SAR immediately prior to the Effective Time divided by (ii) the Equity Award Exchange Ratio; provided, however, that the strike price and the number of shares of Parent Common Stock subject to the Parent SARs shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that each Exit-Vesting Company SAR award that does not, automatically and without any required action on the part of the holder thereof, fully vest at the Effective Time pursuant to its terms and conditions as in effect as of the date of this Agreement shall be automatically cancelled and forfeited at the Effective Time for no consideration or payment. Except as specifically provided above and for any terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other changes that are necessary for the administration of such Parent SAR and not materially detrimental to the holder thereof, following the Effective Time, each Parent SAR shall continue to be governed by the same terms and conditions (including vesting, exercisability and settlement terms) as were applicable to the corresponding Company SAR immediately prior to the Effective Time.

(f) Company Deferred Stock Units. At the Effective Time, each Company DSU award, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent a deferred stock unit award denominated in Shares and shall be converted into a deferred stock unit award denominated in shares of Parent Common Stock (a “Parent DSU”). The number of shares of Parent Common Stock subject to such Parent DSU shall be equal to the product (rounded down to the nearest whole number) of (i) the total number of Shares subject to such Company DSU award immediately prior to the Effective Time multiplied by (ii) the Equity Award Exchange Ratio. Except as specifically provided above and for any terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other changes that are necessary for the administration of such Parent DSU and not materially detrimental to the holder thereof, following the Effective Time, each such Parent DSU shall continue to be governed by the same terms and conditions (including vesting and settlement terms) as were applicable to the applicable Company DSU immediately prior to the Effective Time.

(g) ESPP. As soon as reasonably practicable following the date of this Agreement (but in any event prior to the Effective Time), the Company shall take all actions (including obtaining any necessary determinations or resolutions of the Company Board or the Company Compensation Committee and, if appropriate, amending the terms of the ESPP) that may be necessary or required under the ESPP and applicable Law to ensure that, (A) except for the Final Offering, no offering period shall be authorized or commenced on or after the date of this Agreement; (B) participants in the ESPP may not increase deductions under the ESPP or otherwise make separate non-payroll contributions to the ESPP, in each case, after the date of this Agreement and (C) no new participants may begin participation in the ESPP after the date of this Agreement. Prior to the Effective Time, the Company shall take all actions that may be necessary to, effective upon the consummation of the Merger, (x) cause the Final Offering, to the extent that it would otherwise be outstanding at the Effective Time, to be terminated no later than five Business Days prior to the date on which the Effective Time occurs; (y) make any pro rata adjustments that may be necessary to reflect the Final Offering, but otherwise treat the Final Offering as a fully effective and completed “Offering” for all purposes pursuant to the ESPP; and (z) cause the exercise (as of no later than five Business Days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the ESPP. On such exercise date, the Company shall apply the funds credited as of such date pursuant to the ESPP within each participant’s payroll withholding account to the purchase of whole Shares in accordance with the terms of the ESPP. The Company, the Company Board or the Company Compensation Committee, as appropriate, shall adopt such resolutions as are necessary to terminate the ESPP effective as of immediately prior to, and conditional upon the occurrence of, the Effective Time.

(h) Company Actions. At or prior to the Effective Time, the Company, the Company Board and the Company Compensation Committee, as applicable, shall adopt any resolutions, obtain any consents, and take any other actions that are necessary to effectuate the treatment of Company Equity Awards pursuant to Sections 4.2(a) through 4.2(f), in each case, subject to and in accordance with applicable Law, including Section 409A of the Code. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation shall be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Equity Awards.

4.3. Delivery of Merger Consideration.

(a) Deposit of Merger Consideration and Paying Agent.

(i) At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, an amount in cash in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments in respect of the Eligible Shares pursuant to Section 4.3(b) (such cash, the “Exchange Fund”).

(ii) Pursuant to the Paying Agent Agreement, among other things, the Paying Agent shall (A) act as the paying agent for the payment and delivery of the Per Share Merger Consideration pursuant to the terms and conditions of this Agreement and (B) invest the Exchange Fund, if and as directed by Parent; provided, however, that any investment shall be in obligations of or guaranteed as to principal and interest by the U.S. government in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services, LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payment and delivery of the aggregate Per Share Merger Consideration as contemplated by Section 4.1, Parent shall promptly restore or cause the restoration of the cash in the Exchange Fund diminished through such investments or other events so as to ensure that the Exchange Fund is maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment (if any) in excess of the amounts payable pursuant to Section 4.3(b) shall be promptly returned to Parent or the Surviving Corporation, as determined by Parent in accordance with the terms and conditions of the Paying Agent Agreement.

(b) Procedures for Surrender.

(i) As promptly as practicable after the Effective Time (but in any event within five Business Days thereafter), Parent shall cause the Paying Agent to mail or otherwise provide each holder of record of Eligible Shares that are (A) represented by a Certificate or (B) Book-Entry Shares not held, directly or indirectly, through DTC notice advising such holders of the effectiveness of the Merger, which notice shall include (1) appropriate transmittal materials (including a customary letter of transmittal) specifying that delivery shall be effected, and risk of loss and title to the Certificates or such Book-Entry Shares shall pass only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.3(e)) or the surrender of such Book-Entry Shares to the Paying Agent (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying

Agent Agreement), as applicable (such materials to be in such form and have such other provisions as Parent and the Company may reasonably agree), and (2) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.3(e)) or such Book-Entry Shares to the Paying Agent in exchange for the Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to this Article IV.

(ii) With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Per Share Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to this Article IV.

(iii) Upon surrender to the Paying Agent of Eligible Shares that (A) are represented by a Certificate, by physical surrender of such Certificate (or affidavits of loss in lieu of the Certificate, as provided in Section 4.3(e)) together with the letter of transmittal, duly completed and executed, and such other documents as may be reasonably required by the Paying Agent in accordance with the terms of the materials and instructions provided by the Paying Agent, (B) are Book-Entry Shares not held through DTC, by book-receipt of an “agent’s message” by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), in each case of the foregoing clauses (A) and (B) of this Section 4.3(b)(iii), pursuant to such materials and instructions as contemplated by Section 4.3(b)(i), and (C) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries pursuant to Section 4.3(b)(ii), the holder of the Eligible Shares represented by such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver, out of the Exchange Fund, as promptly as practicable to such holders, an amount in cash in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.3(g)) equal to the product obtained by multiplying (1) the number of Eligible Shares represented by such Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 4.3(e)) or such Book-Entry Shares by (2) the Per Share Merger Consideration, and each Certificate so surrendered shall forthwith be cancelled.

(iv) In the event of a transfer of ownership of any Eligible Shares represented by a Certificate that is not registered in the stock transfer books or ledger of the Company or if the consideration payable is to be paid in a name other than that in which the Certificate or Certificates surrendered or transferred in exchange therefor are registered in the Company’s stock transfer books or ledger, a check for any cash to be exchanged upon due surrender of any such Certificate or Certificates (or affidavits of loss in lieu of the Certificate, as provided in Section 4.3(e)) may be issued by the Paying Agent to such a transferee if the Certificate or Certificates is or are (as applicable) properly endorsed and otherwise in proper form for surrender and presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable Transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the Paying Agent. Payment of the Per Share Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books or ledger of the Company.

(v) For the avoidance of doubt, no interest will be paid or accrued for the benefit of any holder of Eligible Shares on any amount payable upon the surrender of any Eligible Shares.

(c) Transfer Books; No Further Ownership Rights in Shares. From and after the Effective Time, the Company’s stock transfer books shall be closed, and thereafter there shall be no transfers on the stock transfer books or ledger of the Company of the Shares. The Per Share Merger Consideration paid in accordance with the terms of this Article IV shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to any Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall, subject to Section 4.3(f), cease to have any rights with respect to such Shares or as shareholders of the Company except the right to receive the Per Share Merger Consideration, without interest thereon, into which the Shares have been converted pursuant to Section 4.1(a) upon the surrender thereof in accordance with this Section 4.3(c) and subject to Section 4.3(g). If, after the Effective Time, any Certificate or acceptable evidence of a Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled to receive as a result of the Merger pursuant to this Article IV.

(d) Termination of Exchange Fund.

(i) Any portion of the Exchange Fund (including any interest and other income resulting from any investments thereof (if any)) that remains unclaimed by the holders of Eligible Shares for 270 days from and after the Closing Date shall be delivered to Parent or the Surviving Corporation, as determined by Parent. Any holder of Eligible Shares who has not theretofore complied with the procedures, materials and instructions contemplated by this Section 4.3 shall thereafter look only to the Surviving Corporation as a general creditor thereof for such payments (after giving effect to any required Tax withholdings as provided in Section 4.3(g) and Sections 4.2(a) through 4.2(e), as applicable) in respect thereof.

(ii) Notwithstanding anything to the contrary set forth in this Article IV, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares or Company Equity Awards for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent pursuant to the Paying Agent Agreement or otherwise, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent pursuant to the Paying Agent Agreement or otherwise as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall, in exchange for such Certificate, issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.3(g)) equal to the product obtained by multiplying (i) the number of Eligible Shares represented by such lost, stolen or destroyed Certificate by (ii) the Per Share Merger Consideration.

(f) Appraisal Rights. Subject to the last sentence of this Section 4.3(f), no Dissenting Stockholder shall be entitled to receive the Per Share Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder and each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder and such Dissenting Stockholder shall cease to have any other rights with respect to such Dissenting Shares. Notwithstanding the foregoing, if any Dissenting Shares lose their status as such (through failure to perfect, waiver, effective withdrawal or otherwise), then, as of the later of the Effective Time or the date of loss of such status, each such Dissenting Share shall automatically be converted into or shall be deemed to have been, as of the Effective Time, converted into, as applicable, and shall represent only the right to receive, the Per Share Merger Consideration in accordance with Section 4.1(a), after the surrender of the Certificate(s) or Book-Entry Shares, as applicable, representing such Shares in accordance with this Agreement. The Company shall give Parent prompt notice and copies of any written demands for appraisal, actual, attempted or purported withdrawals of such demands, and any other instruments served pursuant to (or purportedly pursuant to) applicable Law that are received by the Company relating to the Company’s stockholders’ demands of appraisal. Parent shall have the right to participate in and direct all negotiations and Proceedings with respect to any demand for appraisal under the DGCL, including any determination to make any payment or deposit with respect to any of the Dissenting Stockholders with respect to any of their Dissenting Shares under Section 262(h) of the DGCL prior to the entry of judgment in the Proceedings regarding appraisal. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment or deposit with respect to any demands for appraisals, offer to settle or settle any such demands or approve any withdrawal of any such demands, or agree, authorize or commit to do any of the foregoing. If any Dissenting Stockholder shall have effectively withdrawn or otherwise waived or lost the right under Section 262 of the DGCL with respect to any Dissenting Shares, such Dissenting Shares shall become Eligible Shares and thereupon converted into the right to receive the Per Share Merger Consideration with respect to such Shares pursuant to this Article IV.

(g) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent (and any of their respective Affiliates) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made.

4.4. Adjustments to Prevent Dilution. Notwithstanding anything to the contrary set forth in this Agreement, if, from the execution and delivery of this Agreement to the Effective Time, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares shall have been changed into a different number of Shares or securities or a different class by reason of any reclassification, stock split, stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Per Share Merger Consideration and any other amounts payable in respect of equity-based securities pursuant to this Agreement shall be equitably adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 4.4 shall be construed to permit the Company or any other Person to take any action except to the extent consistent with, and not otherwise limited or prohibited by, the terms and conditions of this Agreement.

ARTICLE V

Representations and Warranties of the Company

Except as set forth (a) in the Company Reports available on EDGAR on or after the Applicable Date and prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any “risk factors” or “forward-looking statements” sections or in any other sections to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), or (b) in the confidential disclosure letter delivered to Parent by the Company concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that for the purposes of the representations and warranties made by the Company in this Agreement, disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosure with respect to any other section of this Article V to the extent the relevance of such item to such other section is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub that:

5.1. Organization, Good Standing and Qualification.

(a) The Company and each of its Subsidiaries is (i) a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except, in the case of this clause (ii) (and, with respect to the Company’s Subsidiaries, in the case of clause (i) and this clause (ii)), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company has made available to Parent correct and complete copies of the Company’s and the Company’s Subsidiaries’ Organizational Documents that are in full force and effect as of the date of this Agreement, and neither the Company nor any of its Subsidiaries is in violation of any of the applicable provisions of such Organizational Documents, except, solely with respect to the Company’s Subsidiaries, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Section 5.1(c) of the Company Disclosure Letter sets forth a correct and complete list of each jurisdiction in which the Company and its Subsidiaries are organized and qualified to do business.

5.2. Capital Structure.

(a) The authorized capital stock of the Company consists of 9,000,000,000 Shares, one Company Class X Share and 900,000,000 shares of Company Preferred Stock. As of December 31, 2020 (the “Capitalization Date”): (i) 305,612,624 Shares were issued and outstanding (inclusive of 955,761 Exit-Vesting Company Restricted Shares); (ii) no Shares were issued and held by the Company in its treasury; (iii) the Company Class X Share was not issued and outstanding, available for issuance or held by the Company in its treasury; (iv) no shares of Company Preferred Stock were issued and outstanding or held by the Company in its treasury; (v) no Shares or shares of Company Preferred Stock were reserved for issuance other than 13,099,868 Shares reserved for issuance pursuant to Company Options (inclusive of 4,839,103 Exit-Vesting Company Options) under the Stock Plans, 149,685 Shares reserved for issuance pursuant to Company SARs (inclusive of 63,200 Exit-Vesting Company SARs and, in each case, excluding any Cash-Settled Company SARs) under the Stock Plans, 8,448,753 Shares reserved for issuance pursuant to Company RSUs (excluding any Cash-Settled Company RSUs) under the Stock Plans, 2,089,867 Shares reserved for issuance pursuant to the Company PSUs based on target performance under the Stock Plans and 4,179,734 Shares reserved for issuance pursuant to the Company PSUs based on maximum performance under the Stock Plans and 147,106 Shares reserved for issuance pursuant to Company DSUs under the Stock Plans; and (vi) 5,137,345 TEUs were issued and outstanding. In addition, as of the Capitalization Date, there were 693,649 Cash-Settled Company RSUs (inclusive of 253,865 Exit-Vesting Company RSUs) and 489,619 Cash-Settled Company SARs (inclusive of 11,439 Exit-Vesting Company SARs) outstanding under the Stock Plans.

(b) Neither the Company nor any of its Subsidiaries have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convert into or exercise for securities having the right to vote) with the stockholders of the Company on any matter or with the equity holders of any of the Company’s Subsidiaries on any matter, respectively.

(c) The Shares and the TEUs constitute the only outstanding classes of securities of, or held by, the Company or its Subsidiaries registered under the Securities Act.

(d) Section 5.2(d) of the Company Disclosure Letter sets forth a correct and complete list of all outstanding Company Equity Awards as of the Capitalization Date, setting forth the number of Shares subject to each Company Equity Award and the holder (identified by name or employee identification number), grant date (or modification date, where applicable) and exercise or strike price per Share (where applicable) with respect to each Company Equity Award, as applicable.

(e) Each Company Option and each Company SAR has an exercise or strike price per Share equal to or greater than the fair market value of a Share on the original date of such grant.

(f) Section 5.2(f) of the Company Disclosure Letter sets forth as of the date of this Agreement: (i) each of the Company’s Subsidiaries; (ii) whether or not each such Subsidiary is a Wholly Owned Subsidiary (any Subsidiary that is not a Wholly Owned Subsidiary, a “Non-Wholly Owned Subsidiary”); and (iii) for each Non-Wholly Owned Subsidiary, (A) the percentage of the Company’s ownership interest, direct or indirect, and the number and type of capital stock or other securities owned by the Company, directly or indirectly, in each such Subsidiary, and (B) the percentage of such other Person or Persons’ ownership interest and the number and type of capital stock or other securities owned by such other Person or Persons in each such Subsidiary and the name of such other Person or Persons. As of the date of this Agreement, the Company does not, directly or indirectly, beneficially own any capital stock of, or other voting securities or equity or similar interests, or investment, or have any obligation to invest, in any Person which is not listed on Section 5.2(f) of the Company Disclosure Letter.

(g) All of the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and non-assessable. Upon the issuance of any Shares in accordance with the terms of the Stock Plans in effect on the date of this Agreement, such Shares will be duly authorized, validly issued, fully paid and non-assessable and free and clear of any Encumbrance (other than any Permitted Encumbrance). Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and, except for any shares of capital stock or other securities of any Non-Wholly Owned Subsidiaries owned by such Persons contemplated by Section 5.2(f)(iii)(B), owned by the Company or by a Wholly Owned Subsidiary of the Company, free and clear of any Encumbrance (other than any Permitted Encumbrance).

(h) Except as set forth in Sections 5.2(a), 5.2(f) and 5.2(g), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or to sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

5.3. Corporate Authority; Approval and Fairness.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform under this Agreement and to consummate the transactions contemplated by this Agreement, subject only to obtaining the Requisite Company Vote. This Agreement has been, and any other agreements or instruments to be delivered pursuant to this Agreement by the Company will be, duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The Company Board has, at a duly convened and held meeting: (i) unanimously (A) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, (B) determined that this Agreement and the transactions contemplated by this Agreement are in the best interests of the Company and the holders of Shares, other than Excluded Shares that are not Dissenting Shares, and (C) resolved to recommend that the holders of Shares adopt this Agreement at any meeting of the holders of Shares held for such purpose and any adjournment or postponement thereof (the “Company Recommendation”); (ii) unanimously directed that this Agreement be submitted to the holders of Shares for their adoption at a duly held meeting of the holders of Shares for such purpose; and (iii) received the opinion, dated as of the date of this Agreement, of its financial advisor, Goldman Sachs & Co. LLC, to the effect that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the Per Share Merger Consideration to be paid to the holders of Shares (other than Parent and its Affiliates) is fair from a financial point of view to such holders. A copy of such opinion will be provided by the Company to Parent solely for informational purposes as promptly as practicable following the execution of this Agreement.

5.4. Governmental Filings; No Violations.

(a) Other than the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations (i) under the HSR Act, (ii) pursuant to the DGCL, (iii) required to be made with or obtained from the SEC, (iv) required to be made with or by NASDAQ, (v) under the Takeover Statutes and state securities and “blue sky” Laws or (vi) as set forth on Section 5.4(a) of the Company Disclosure Letter (collectively, the “Company Approvals”), no expiration of any waiting period under applicable Law is required and no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Company or any of its Subsidiaries with, nor are any required to be obtained by the Company or any of its Subsidiaries from, any Governmental Entity, in connection with the execution and delivery of and performance under this Agreement by the Company and the consummation of the transactions contemplated by this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of and performance under this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement will not: (i) assuming the Requisite Company Vote is obtained, constitute or result in a breach or violation of or a contravention or conflict with the Organizational Documents of the Company or any of its Subsidiaries; (ii) assuming the Requisite Company Vote is obtained and the waiting periods, filings, notices, reports, consents, registrations, approvals, permits and authorizations contemplated by Section 5.4(a) expire, are made or obtained, as applicable, with or without notice, lapse of time or both, constitute or result in a breach or violation of or a contravention or conflict with any Law to which the Company or any of its Subsidiaries is subject; or (iii) assuming (A) the waiting periods, filings, notices, reports, consents, registrations, approvals, permits and authorizations contemplated by Section 5.4(a) expire, are made or obtained, as applicable, and (B) the consents and approvals set forth on Section 5.4(a) of the Company Disclosure Letter are obtained, with or without notice, lapse of time or both, constitute or result in a breach or violation of, or default under, or cause or permit a termination, non-renewal or modification of or acceleration, loss or creation of any right or obligation under or the creation of an Encumbrance on any of the rights, properties or assets of the Company or any of its Subsidiaries pursuant to, any Contract (excluding any Company Benefit Plan) binding upon the Company or any of its Subsidiaries or any License necessary to the conduct of the business of the Company or any its Subsidiaries as currently conducted, except, in the case of clauses (ii) and (iii) of this Section 5.4(b), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.5. Compliance with Laws; Licenses.

(a) The businesses of the Company and its Subsidiaries are not currently being conducted, and at no time since March 31, 2017 have been conducted, in violation of any applicable Law (including, for the avoidance of doubt, applicable Law relating to Processing of Personal Information), except for violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened in writing, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company and its Subsidiaries hold and at all times since March 31, 2017 have held all Licenses, and since March 31, 2017 have filed all required tariffs, reports, notices and other documents with all applicable Governmental Entities and paid all fees and assessments due and payable in connection therewith, in each case necessary for the Company and each of its Subsidiaries to own, lease and operate its properties and assets as presently conducted and used, and to carry on and operate its businesses as currently conducted, except where such failures would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such Licenses are in full force and effect (or are the subject of a submitted and pending License) and no suspension or cancellation of any of the Licenses is pending or, to the Knowledge of the

Company, threatened in writing, and the Company and its Subsidiaries are in compliance with the terms of such Licenses, except where the failure to be in full force and effect or failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) None of the Company, its Subsidiaries or any of their respective Representatives has materially violated or is in material violation of the Foreign Corrupt Practices Act of 1977 or any other Law (excluding Healthcare Laws) relating to bribery, corruption or similar activities, nor has any such Person: (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, gifts, entertainment or other expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or other Representatives of any Governmental Entity or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; (iii) established or maintained any unlawful fund of monies or other assets of the Company or any Company Subsidiary; (iv) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries; (v) made any unlawful bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries; or (vi) engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engaged in or facilitated any transactions with a Prohibited Person.

5.6. Company Reports.

(a) The Company has filed all Company Reports required to be filed with the SEC and has timely paid all fees due in connection therewith. All Company Reports filed or furnished since the Applicable Date have been filed or furnished on a timely basis.

(b) Each of the Company Reports filed or furnished since the Applicable Date, at the time of its filing or being furnished (or, if amended or supplemented, as of the date of such amendment or supplement, or, in the case of a Company Report that is a registration statement filed pursuant to the Securities Act or a proxy statement filed pursuant to the Exchange Act, on the date of effectiveness of such Company Report or date of the applicable meeting, respectively), complied or will comply (as applicable), with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. The Company Reports filed or furnished since the Applicable Date have not and will not (as applicable) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading; provided, that the Company makes no representation or warranty with respect to any information supplied by Parent or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any Company Report and, to the Knowledge of the Company, (i) none of the Company Reports is the subject of ongoing SEC review and (ii) there are no internal investigations pending or threatened in writing regarding any accounting practices of the Company.

(c) None of the Subsidiaries of the Company is subject to the reporting requirements of Section 13a or 15d of the Exchange Act, is required to file periodic reports with the SEC or is subject to the reporting requirements of any foreign Governmental Entity that regulates securities or any applicable foreign securities Law or any exchange or quotation service.

5.7. Disclosure Controls and Procedures and Internal Control Over Financial Reporting.

(a) The Company maintains disclosure controls and procedures effective to ensure, at a reasonable assurance level, that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(b) The Company maintains internal control over financial reporting effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management of the Company and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on its financial statements.

(c) The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the Audit Committee, (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably expected to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and Audit Committee any material weaknesses in internal control over financial reporting, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company Employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent (i) a summary of any disclosure made by management to the Company’s auditors and Audit Committee contemplated by Section 5.7(c) since the Applicable Date, (ii) any material communication since the Applicable Date made by management or the Company’s auditors to the Audit Committee required or contemplated by listing standards of NASDAQ, the Audit Committee’s charter or professional standards of the Public Company Accounting Oversight Board and (iii) a summary of all material complaints or concerns relating to other matters made since the Applicable Date through the Company’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of Law.

(e) No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Representatives to the Company’s chief legal officer, Audit Committee (or other committee of the Company Board designated for the purpose) or the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules. Since the Applicable Date, the Company has been and is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act and the listing and corporate governance rules and regulations of the NASDAQ.

5.8. Financial Statements; No Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a) Each of the consolidated balance sheets and consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows included in or incorporated by reference into the Company Reports filed since the Applicable Date: (i) were or will be prepared (as applicable), in each case in accordance with, in all material respects, (x) all applicable accounting requirements and rules and regulations of the SEC, the Exchange Act and the Securities Act and (y) GAAP, except as may be specifically noted in the notes thereto; (ii) did or will fairly present (as applicable), the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and the consolidated results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein, as applicable (subject, in the case of any unaudited statements, to specific notes (none of which if presented would materially differ from those presented in the audited statements) and normal and recurring year-end audit adjustments that will not be material in amount or effect, individually or in the aggregate), in each case, in all material respects; and (iii) were or will be prepared (as applicable) from and are in accordance with the books and records of the Company and its Subsidiaries. There are no unconsolidated Subsidiaries of the Company.

(b) Except for obligations and liabilities (i) specifically reflected or adequately reserved against in the Company’s most recent consolidated balance sheet included in or incorporated by reference into the Company Reports filed prior to the date of this Agreement, (ii) incurred in the Ordinary Course of Business since the date of such consolidated balance sheet or incurred in compliance with Section 7.1(a), (iii) expressly contemplated by this Agreement or incurred in connection with the transactions contemplated by this Agreement or (iv) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no fines, penalties, awards, costs and expenses, obligations, debts or liabilities of the Company or any of its Subsidiaries, known or unknown, whether or not accrued, contingent or otherwise.

(c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company or one or more of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act).

5.9. Litigation.

(a) As of the date hereof, there are no Proceedings for an amount in excess of $5,000,000 individually or $10,000,000 in the aggregate pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any Indemnified Party. As of the Closing Date, there will be no Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any Indemnified Party, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective properties, assets or businesses is a party to or subject to the provisions of any Order (other than those of general applicability) that restricts the manner in which the Company and its Subsidiaries conduct their businesses in any material respect, is otherwise material to the Company and its Subsidiaries or that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

5.10. Absence of Certain Changes. Since March 31, 2020 and through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, (b) there has not been a Material Adverse Effect, and (c) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the Interim Period, would constitute a breach of any of the covenants set forth in Sections 7.1(a)(ii) (Mergers, Reorganizations), 7.1(a)(v) (Equity Interests), 7.1(a)(xiii) (Cancel Indebtedness), 7.1(a)(xiv) (Litigation) or 7.1(a)(xvii)(A) (Compensation Increases) solely with respect to (x) increases in annual base salary or wage rate, (y) material increases (i.e. of 10% or more) in target bonus opportunity or (z) material increases in benefits (measured in the aggregate), in each case, for employees with an annual base salary or wage rate in excess of $300,000.

5.11. Material Contracts.

(a) Section 5.11(a) of the Company Disclosure Letter sets forth a list of all of the Contracts described below which the Company or any of its Subsidiaries is a party to or bound by, as of the date of this Agreement (other than any Company Benefit Plan) (each such Contract, a “Material Contract”):

(i) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Company Government Contract providing for aggregate payments in excess of $5,000,000 over the twelve months prior to the date hereof;

(iii) the Specified Tax Agreements and any similar Tax “hold harmless,” sharing, allocation or indemnification agreement or arrangement (other than, in each case, such agreements or arrangements solely between or among the Company and any of its Wholly Owned Subsidiaries);

(iv) any Contract that (A) purports to restrict, in any material respect, the ability of the Company or any of its Subsidiaries or, at or after the Effective Time, Parent or any of its Subsidiaries from (1) directly or indirectly, engaging in any business or competing in any business (or line of business or geographic region) with any Person (including soliciting clients or customers) or (2) operating its business in any manner or location, (B) could require the, direct or indirect, disposition of any material assets or line of business of the Company or its Subsidiaries or acquisition of any material assets or line of business of any other Person or, at or after the Effective Time, Parent or any of its Subsidiaries or (C) other than with respect to Company Government Contracts pursuant to applicable Law, grants “most favored nation” status to any Person or contains “exclusivity” requirements, obligations or similar provisions that, at or after the Effective Time, would purport to apply to Parent or any of its Subsidiaries;

(v) any Contract pursuant to which the Company or any of its Subsidiaries (A) grants to a third party any licenses or other rights with respect to Company Intellectual Property or (B) obtains any licenses or other rights with respect to third party Intellectual Property Rights (other than non-exclusive licenses to commercially available Software), in each case of (A) and (B), which such Contract is material to the conduct of the business of the Company or any of its Subsidiaries;

(vi) any Contract the primary purpose of which is the Processing of Personal Information, other than Contracts that are HIPAA business associate agreements entered into in the Ordinary Course of Business, in each case, which such Contract is material to the conduct of the business of the Company or any of its Subsidiaries (“Privacy-Related Contracts”);

(vii) any Contract pursuant to which the Company or any of its Subsidiaries, as applicable, has agreed (A) to provide any third party with access to source code for any material software owned or exclusively licensed by the Company or any of its Subsidiaries, or (B) to provide for such source code to be placed in escrow or a similar arrangement for the benefit of a third party (including upon the occurrence of specified events);

(viii) with respect to each (1) Material Customer, any Contract that accounted for a material amount of revenue recognized from such Material Customer during the Material Customer/Vendor Measurement Period and (2) Material Vendor, the Contract or set of related Contracts that accounted for the majority of amounts paid to such Material Vendor during the Material Customer/Vendor Measurement Period (provided, that solely for purposes of this clause (viii), (A) the term “Material Customer” shall have the meaning ascribed thereto in Section 5.12(a), except that the reference to “20” in such definition shall be replaced with a reference to “10”, and (B) the term “Material Vendor” shall have the meaning ascribed thereto in Section 5.12(b), except that the reference to “20” in such definition shall be replaced with a reference to “10”; provided, further, that, within 15 Business Days following the date of this Agreement, the Company shall use its reasonable best efforts to make available to Parent all Contracts between the Company or any of its Subsidiaries, on the one hand, and any Material Customer or Material Vendor (each as defined in Section 5.12(a) and Section 5.12(b)), on the other hand);

(ix) any Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares or shares of common stock of any of their respective Affiliates, on the other hand;

(x) any Contract (A) providing for material indemnification or guarantee obligations by the Company or any of its Subsidiaries of any Person or pursuant to which any material indemnification or guarantee obligations of the Company or any of its Subsidiaries remain outstanding or otherwise survive as of the date of this Agreement or (B) containing any deferred or contingent purchase price, “earnout” or similar provisions that would cause the Company or any of its Subsidiaries to owe any amount of additional consideration to any Person which remain outstanding or otherwise survive as of the date of this Agreement;

(xi) any Contract for Indebtedness or any hedging agreement, in either case, having an outstanding principal or notional amount (as applicable) in excess of $25,000,000 (and Section 5.11(a)(xi) of the Company Disclosure Letter sets forth, as of September 30, 2020, the amount outstanding or the notional value with respect to each such Contract, as applicable);

(xii) any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization to which the Company or any of its Subsidiaries is a party;

(xiii) any material joint venture, partnership or limited liability company agreement, or other similar Contract, providing for the formation, creation, operation, management or control of any material joint venture, partnership or limited liability company;

(xiv) any Contract creating any (A) Encumbrance (other than Permitted Encumbrances) upon any assets of the Company and its Subsidiaries securing obligations in excess of $25,000,000 or (B) Encumbrance upon any assets of the Company and its Subsidiaries securing Indebtedness in excess of $25,000,000; and

(xv) any Contract that grants any rights of first refusal, rights of first offer, rights of first negotiation or other similar rights to any person with respect to any material assets, rights or properties of the Company or any of its Subsidiaries.

(b) A correct and complete copy of each Material Contract (including any amendments or supplements thereto adopted prior to the date hereof) has been made available to Parent.

(c) Each Material Contract is valid and binding on the Company or one or more of its Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect.

(d) There is no breach or violation of, or default under, any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any such Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder.

5.12. Material Customers; Material Vendors.

(a) Section 5.12(a) of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement of the 20 largest customers (each, a “Material Customer”) of the Company and its Subsidiaries, taken as a whole, based on revenue recognized from such customers during the period commencing on October 1, 2019 and through November 30, 2020 (the “Material Customer/Vendor Measurement Period”), showing the aggregate amount of revenue recognized from such Material Customer during such period. During the period from January 1, 2020 through the date of this Agreement, neither the Company nor any of its Subsidiaries has been engaged in any material dispute with any Material Customer. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Material Customer expressly stating any intention or threat to terminate or reduce purchases from the Company or any of its Subsidiaries.

(b) Section 5.12(b) of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement of the 20 largest vendors (each, a “Material Vendor”) of the Company and its Subsidiaries, taken as a whole, based on amounts paid by the Company and its Subsidiaries to such vendor (excluding any offsets) during the Material Customer/Vendor Measurement Period. During the period from January 1, 2020 through the date of this Agreement, neither the Company nor any of its Subsidiaries has been engaged in any material dispute with any Material Vendor. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Material Vendor expressly stating any intention or threat to terminate or reduce its provision of goods or services to the Company and its Subsidiaries.

5.13. Employee Benefits.

(a) Section 5.13(a) of the Company Disclosure Letter sets forth a correct and complete list of each material Company Benefit Plan as of the date hereof.

(b) With respect to each Company Benefit Plan on Section 5.13(a) of the Company Disclosure Letter, the Company has made available to Parent, as of the date of this Agreement and to the extent applicable, correct and complete copies of (i) the Company Benefit Plan document, including, for the avoidance of doubt, any amendments or supplements thereto, and all related trust documents or other funding vehicle documents (or where no such copies are available, a reasonably detailed written description thereof), (ii) the most recently prepared actuarial report and (iii) all material correspondence to or from any Governmental Entity received since January 1, 2019 with respect thereto (or where no such copies are available, a reasonably detailed written description thereof).

(c) Each Company Benefit Plan (including any related trusts) has been established, operated and administered in compliance with its terms and applicable Law, including ERISA and the Code, in each case, except as would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole. All material contributions or other amounts payable by the Company or any of its Subsidiaries with respect thereto in respect of current or prior plan years have been paid or accrued in accordance with GAAP and there are no Proceedings (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened by a Governmental Entity by, on behalf of or against any Company Benefit Plan or any trust related thereto.

(d) With respect to each ERISA Plan on Section 5.13(a) of the Company Disclosure Letter, the Company has made available to Parent, to the extent applicable, correct and complete copies of (i) the most recent summary plan description together with any summaries of all material modifications and supplements thereto, (ii) the most recent IRS determination or opinion letter and (iii) the most recent annual report (Form 5500 or 990 series and, for the avoidance of doubt, all schedules and financial statements attached thereto).

(e) Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and, to the Knowledge of the Company, nothing has occurred that would materially and adversely affect the qualification or Tax exemption of any such Company Benefit Plan. With respect to any ERISA Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 of the Code, in each case, except as would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole.

(f) Neither the Company nor any Company ERISA Affiliate has in the last six years contributed (or has any obligation) to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(g) Neither the Company nor any Company ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any Multiemployer Plan in the last six years.

(h) No Company Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(i) Except as required by applicable Law, no Company Benefit Plan provides material retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of the Company or any of its Subsidiaries has any obligation to provide any such benefits.

(j) None of the execution and delivery of or the performance under this Agreement or the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any Company Employee to severance pay or any material increase in severance pay, (ii) except as provided in Section 4.2, accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such Company Employee, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan or (iv) limit or restrict the right to merge, terminate, materially amend, supplement or otherwise modify or transfer the assets of any Company Benefit Plan on or following the Effective Time.

(k) None of the execution and delivery of or the performance under this Agreement, the receipt of the Requisite Company Vote or other approval of this Agreement or the consummation of the transactions contemplated by this Agreement could, either individually or in combination with another event, result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(l) Neither the Company nor any Subsidiary thereof has any obligation to provide, and no Company Benefit Plan or other agreement or arrangement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(m) Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole, all Company Benefit Plans that are maintained primarily for the benefit of employees outside of the United States (i) have been maintained and operated in accordance with, and are in compliance with, their terms, applicable local Law, government taxation and funding requirements, (ii) to the extent required to be registered or approved by a foreign Governmental Entity, have been registered with, or approved by, a foreign Governmental Entity and (iii) to the Company’s Knowledge, to the extent intended to be funded and/or book reserved, are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

5.14. Labor Matters.

(a) Neither of the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization, and to the Knowledge of the Company, there are no activities or Proceedings by any individual or group of individuals, including representatives of any labor unions, labor organizations, works councils or similar organizations, to organize any employees of the Company or any of its Subsidiaries.

(b) Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole, (i) there is no, and since January 1, 2019 there has not been any, strike, lockout, material slowdown, material work stoppage, unfair labor practice or other material labor dispute, or arbitration or grievance pending or, to the Knowledge of the Company, threatened, that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement, (ii) the Company and each of its Subsidiaries is in material compliance with all applicable Law regarding labor, employment and employment practices, terms and conditions of employment, wages and hours (including classification of employees, discrimination, harassment and equitable pay practices), and occupational safety and health, including the appropriate classification of all current and former Company Employees as “exempt” or “non-exempt” and the payment of appropriate overtime and (iii) neither the Company nor any of its Subsidiaries has incurred any obligation or liability under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.

(c) Except as would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company and its Subsidiaries, taken as a whole, (i) any individual who has performed or is performing services for the Company who has been classified as an independent contractor, as an employee of another entity whose services are leased to the Company, or any other non-employee category by the Company or any of its Subsidiaries has been or is correctly so classified and, in the case of any non-employee classification, has not at any time while classified as a non-employee by the Company or any of its Subsidiaries been a common law employee of the Company, (ii) there are no, and since January 1, 2019 there have not been any, pending, or, to the Company’s Knowledge, threatened Proceedings (including any litigation, class action suit, or regulatory investigation) against the Company or any of its Subsidiaries with respect to the classification or misclassification of Company Employees and (iii) neither the Company nor any of its Subsidiaries has any direct or indirect liability with respect to the misclassification of any person who is performing or has performed services for the Company or any of its Subsidiaries (whether as an employee or independent contractor or exempt or non-exempt employee), and the Company does not have any Knowledge of any pending claim, or claim threatened in writing, by any person who is performing or has performed services for the Company or any of its Subsidiaries that he/she is or was misclassified for any purpose.

(d) To the Company’s Knowledge, since January 1, 2019, no allegations of sexual harassment have been made against any individual in his or her capacity as (i) an officer of the Company or any of its Subsidiaries, (ii) a member of the Company Board or any of its Subsidiaries or (iii) an employee of the Company or any of its Subsidiaries at the level of vice president or above.

(e) Prior to the execution and delivery of this Agreement, the Company has made available to Parent a complete and accurate list of the employee identification number, job title, job grade (as applicable), current base salary or wage rate, base salary or wage rate for the previous year, target incentive compensation (as applicable), bonus payments in the last year, date of commencement of employment, work location, full-time or part-time status, exempt or non-exempt status, temporary or permanent status, status as an active or inactive employee, and date of commencement of leave (as applicable), of each employee of the Company and its Subsidiaries as of the date of this Agreement (or as of a day within the five days prior to the date of this Agreement).

5.15. Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) since March 31, 2017, the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws and have not received any claims or notices alleging liability under any Environmental Law; (b) to the Knowledge of the Company, no real property currently or formerly owned or operated by the Company or any of its Subsidiaries has been contaminated with any Hazardous Substances that could be expected to require remediation under any Environmental Law; and (c) to the Knowledge of the Company, there are no other circumstances involving the Company or any of its Subsidiaries that would reasonably be expected to result in any claims, liabilities, costs or restrictions on the ownership, use or transfer of any property pursuant to any Environmental Law.

5.16. Tax Matters.

(a) The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them with the appropriate Taxing Authority and all such filed Tax Returns are correct and complete in all material respects, (ii) have timely paid all material Taxes that are required to be paid

(whether or not shown on any Tax Returns), (iii) have timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, stockholder, creditor, independent contractor or third party (each as determined for Tax purposes), and (iv) have not waived any statute of limitations with respect to material amounts of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency (except for automatic extensions of time to file income Tax Returns obtained in the ordinary course of business).

(b) The U.S. federal income Tax Returns of the Company and each of its Subsidiaries for all taxable years up to and including March 31, 2017 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(c) No deficiency with respect to any material amount of Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries and there are no pending or, to the Knowledge of the Company, threatened Proceedings regarding any material amount of Taxes of the Company and its Subsidiaries or the properties or assets of the Company and its Subsidiaries.

(d) Since April 1, 2014, neither the Company nor any of its Subsidiaries has been subject to any claim by any Taxing Authority that such Taxing Authority believes that the Company or any of its Subsidiaries was required to file any material Tax Return that was not filed, which claim has not been resolved with such Taxing Authority.

(e) The Company has made available to Parent correct and complete copies of any Tax rulings or requests (including private letter rulings and requests), closing agreements, gain recognition agreements or similar agreements, and opinion letters (and related representation letters) with respect to any Specified Transactions and other material Tax matters of the Company or any of its Subsidiaries, requested, executed or issued, as applicable, since April 1, 2014.

(f) There are no Encumbrances for Taxes (except Permitted Encumbrances) on any of the properties or assets of the Company or any of its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax “hold harmless,” sharing, allocation or indemnification agreement or arrangement or has any liability or potential liability under any such agreement or arrangement (other than (A) such an agreement or arrangement solely between or among the Company and any of its Wholly Owned Subsidiaries, (B) Specified Tax Agreements, (C) the Tax Receivable Letter Agreement and (D) customary commercial contracts the principal subject of which is not Taxes).

(h) Neither the Company nor any of its Subsidiaries has made or will be required to make any payments under the Tax Receivable Letter Agreement.

(i) Neither the Company nor any of its Subsidiaries acquired on or after March 1, 2017 (i) has been a member of an affiliated, consolidated, combined or unitary group for income Tax purposes (other than a group the common parent of which was Distributing, the Company or any of their respective Subsidiaries) or (ii) has any obligation or liability for the Taxes of any Person (other than Distributing, the Company or any of their respective Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract or otherwise.

(j) Neither the Company nor any of its Subsidiaries has taken or failed to take any action, or is aware of any fact or circumstance, that would reasonably be expected to adversely affect the Intended Tax-Free Treatment.

(k) Neither the Company nor any of its Subsidiaries has been, within the past two years (other than the Split-Off) or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e)

of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(l) Since March 1, 2017, neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Law.

(m) Neither the Company nor any of its Subsidiaries will be required to include any material amount of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any closing agreement, installment sale or open transaction on or prior to the Closing Date, any accounting method change or agreement with any Taxing Authority, any prepaid amount received on or prior to the Closing Date (other than prepaid amounts substantially consistent with those shown on the Company and its Subsidiaries’ federal income Tax Returns for the tax year ended March 31, 2019), any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or non-U.S. Law), or any election pursuant to Section 965(h) of the Code (or any similar provision of state, local or non-U.S. Law) made with respect to any taxable period ending on or prior to the Closing Date.

(n) The U.S. federal income tax classification of each of the Company and its Subsidiaries is as listed on Section 5.16(n) of the Company Disclosure Letter.

(o) Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 162(m) of the Code.

(p) On or before the date of this Agreement, the Company has delivered to Distributing, pursuant to Section 9(c)(iv) of the Tax Matters Agreement, a Tax Opinion, dated as of the date of this Agreement, a copy of which has been made available to Parent and which, as of the date of this Agreement, has not been withdrawn or revoked. As of the date of this Agreement, assuming that Parent delivers to Company Tax Counsel representations 3, 4, 5, 7, 8, and 10 in the Parent Tax Representation Letter, the Company believes that Company Tax Counsel will be able to deliver to the Company at the Closing a Tax Opinion, as required by Section 8.2(f), either substantially the same in form and substance as that delivered to Distributing or as may be amended, modified, or supplemented pursuant to Section 7.18(b).

(q) Neither the Company nor any of its Subsidiaries has availed itself of any government grants, Tax holidays, loans or other Tax benefits or relief related to COVID-19, including a loan under the paycheck protection program or relief pursuant to Sections 2301 or 2302 of the CARES Act or any similar applicable federal, state or local Law, other than as set forth on Section 5.16(q) of the Company Disclosure Letter.

(r) Neither the Company nor any of its Subsidiaries is or has ever been subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction.

(s) Except as set forth on Section 5.16(s) of the Company Disclosure Letter, each Company Partnership has at all times been a Wholly Owned Subsidiary of the Company.

(t) No election has ever been made to apply the BBA Rules to any Company Partnership for a taxable period beginning prior to January 1, 2018, and, with respect to taxable periods beginning on or after January 1, 2018, each Company Partnership has made, or will make (or the Company or the applicable Subsidiary can cause such Company Partnership to make) an election under Section 6226(a) of the Code.

(u) As of the date of this Agreement, the Company (i) has delivered to Company Tax Counsel the Company Tax Representation Letter and (ii) believes it will be able to provide the Company Tax Representation Letter at the Closing.

5.17. Real Property.

(a) Section 5.17(a) of the Company Disclosure Letter sets forth a correct and complete list of all Owned Real Property and Leased Real Property as of the date of this Agreement, together with (i) a description of the principal functions conducted at each parcel of such Owned Real Property and Leased Real Property and (ii) a correct street address and such other information as is reasonably necessary to identify each parcel of such Owned Real Property and Leased Real Property.

(b) With respect to the Owned Real Property, (i) the Company or one or more of its Subsidiaries, as applicable, has good and marketable title to such property, free and clear of any Encumbrance (other than any Permitted Encumbrances) and (ii) there are no outstanding options or rights of first refusal to purchase such property, or any portion thereof or interest therein.

(c) With respect to the Leased Real Property, (i) the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect in accordance with its terms, (ii) there is no breach or violation of, or default under, any such leases or subleases by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event has occurred that with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any such leases or subleases by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (iii) there are no written or oral subleases, concessions, licenses, occupancy agreements or other Contracts or arrangements granting to any Person other than the Company or its Subsidiaries the right to use or occupy any such property.

5.18. Intellectual Property; Information Technology; Data Security.

(a) Section 5.18(a) of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement of all Registered Company Intellectual Property, indicating for each item (i) the name of the record owner, (ii) the applicable application, registration or serial or other similar identification number, (iii) the jurisdiction in which such item has been registered or filed, (iv) the date of filing or issuance and (v) solely with respect to Internet domain names and primary social media accounts, the applicable Internet domain name registrar and social media account registrar.

(b) All Registered Company Intellectual Property is subsisting and neither the Company nor any of its Subsidiaries is a party to any outstanding Order issued by or with any Governmental Entity that adversely affects the Company’s or any of its Subsidiaries’ use of, or its rights to, such Intellectual Property Rights. The issued and granted Registered Company Intellectual Property included therein is unexpired and valid, and to the Knowledge of the Company, enforceable. For the past three years, neither the Company nor any of its Subsidiaries has received any written notice asserting any claims against the Company or any of its Subsidiaries challenging any of the foregoing, other than office actions from the United States Patent and Trademark Office or any equivalent foreign governmental administrative agency received in the Ordinary Course of Business.

(c) The Company and its Subsidiaries, as applicable, own or have sufficient and valid rights pursuant to written agreements to use all Company Intellectual Property and all other Intellectual Property Rights used in or reasonably necessary for the operation of the business as currently conducted. The foregoing representation shall not be interpreted to be a representation as to the non-infringement of any third party Intellectual Property Rights.

(d) The Company and its Subsidiaries, as applicable, exclusively own all right, title and interest to their material proprietary Company Intellectual Property, and are the owner of record of their material proprietary Registered Company Intellectual Property, free and clear of all Encumbrances (except Permitted Encumbrances).

(e) The conduct of the businesses of the Company and its Subsidiaries for the past three years has not infringed, misappropriated or otherwise violated the Intellectual Property Rights other than patents (and, to the Knowledge of the Company, patents) of any Person, where such infringement, misappropriation or other violation has caused or is reasonably likely to cause material liability to the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries is a party to any Proceeding that is pending or, to the Knowledge of the Company, threatened in writing, and neither the Company nor any of its Subsidiaries has received in the past five years any written notice or claim (including invitations to take a license), in each case alleging that the conduct of the businesses of the Company and its Subsidiaries infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third Person.

(g) There is no Proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries that seeks to challenge or limit the Company’s or any of its Subsidiaries’, as applicable, ownership of or right to use any of the Company Intellectual Property.

(h) To the Knowledge of the Company, no Person has in the past three years infringed, misappropriated or otherwise violated any Company Intellectual Property, and neither the Company nor any of its Subsidiaries is a party to any pending, outstanding, threatened or imminent Proceeding, or has sent, in the past three years, any written notice or claim (including invitations to take a license) to any Person, alleging the foregoing.

(i) The Company and each of its Subsidiaries has taken reasonable efforts (including executing non-disclosure agreements) to protect the confidentiality of their material Trade Secrets, and to the Knowledge of the Company, any material Trade Secrets of the Company have not been disclosed to or used without authorization by any Person except pursuant to written, valid and appropriate non-disclosure or license agreements which, to the Knowledge of the Company, have not been breached in any material respect.

(j) The Company and each of its Subsidiaries have obtained from all parties (including current or former employees, consultants and contractors), who have created or developed any portion of the material Intellectual Property Rights developed on behalf of the Company or its Subsidiaries, written, valid and enforceable assignments of any such Intellectual Property Rights to the Company or its applicable Subsidiaries.

(k) The Company and its Subsidiaries have established and implemented written policies and organizational, physical, administrative and technical measures regarding privacy, cybersecurity and data security that are commercially reasonable and consistent with (i) applicable Law and (ii) the requirements of its and their Privacy-Related Contracts (such policies and measures, collectively, the “Privacy and Security Measures”).

(l) The Company and each of its Subsidiaries have included provisions in Contracts with applicable third party service providers, outsourcers or any other Person who Processes material Personal Information on behalf of the Company or any of its Subsidiaries to ensure that the Company and its Subsidiaries comply with, applicable Law relating to the Processing of any Personal Information collected or otherwise used by the Company or its Subsidiaries in any manner (“Company Personal Information”) in all material respects.

(m) Neither the Company nor any of its Subsidiaries has received any written notice, communication or complaint from any Person alleging a breach of (or claiming compensation under) any applicable Law or the Privacy and Security Measures, except for individual complaints and requests in the Ordinary Course of Business that would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company or any of its Subsidiaries.

(n) No Person has gained unauthorized access to or misused any Company Personal Information or any of the IT Assets (or information stored or contained therein or transmitted thereby) of the Company or any of its Subsidiaries except as would not result in, or reasonably be expected to result in, individually or in the aggregate, a material obligation to the Company or any of its Subsidiaries or an obligation for the Company or any of its Subsidiaries to notify any Governmental Entity, including to make a filing with the SEC.

(o) The IT Assets used by the Company or any of its Subsidiaries (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the business as presently conducted, (ii) have not materially malfunctioned or failed in the past three years and (iii) are free from material bugs or other material defects, or Malicious Code.

(p) The Company and each of its Subsidiaries implement reasonable measures (including with respect to technical and physical security), and as applicable, monitor compliance with such measures, to protect the confidentiality, integrity and security of its IT Assets and the information stored or contained therein or transmitted thereby (including Personal Information) from any loss, disclosure, unauthorized use, access, interruption or modification by third Persons, including the implementation of reasonable backup and disaster recovery technology processes.

(q) No material proprietary Software included in the Company Intellectual Property that is distributed externally or is in development and intended to be distributed externally is subject to any obligation or condition under any license that conditions such distribution of such Software on: (i) the disclosure, licensing or distribution of any source code for any portion of such Software; (ii) the granting to licensees of the right to make derivative works or other modifications to such Software; (iii) the licensing under terms that allow such Software or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law); or (iv) redistribution of such Software at no license fee, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(r) To the Knowledge of the Company, no Person other than the Company or its Subsidiaries (and its and their respective authorized employees and contractors authorized to perform services on its or their behalf) has or has had access or possession of any source code for any proprietary Software included in the Company Intellectual Property.

5.19. HIPAA Compliance.

(a) Since March 31, 2017, the Company and its Subsidiaries have been in compliance in all material respects with HIPAA and all other applicable similar state and foreign Laws related to the privacy and security of health information and medical records. The Company and its Subsidiaries have implemented policies and procedures to ensure compliance with HIPAA (and other applicable similar state and foreign Laws related to health information and medical records) in all material respects.

(b) The Company and its Subsidiaries conduct security risk assessments as required under HIPAA. To the Knowledge of the Company: (i) neither the Company, its Subsidiaries, nor any of its or their subcontractors, has had any unauthorized use or disclosure of Protected Health Information that would constitute a “breach” (as defined in 45 C.F.R. § 164.402) that would require the Company to provide notice under 45 C.F.R. § 164.404; (ii) no Proceeding has been initiated by the U.S. Department of Health and Human Services or any other Governmental Entity (including, for the avoidance of doubt, state or foreign Governmental Entities) relating to actual or alleged non-compliance with HIPAA or any other similar state or foreign Law related to medical records by the Company, its Subsidiaries or any of its or their subcontractors that is either still pending or has resulted in a corrective action plan, including Proceedings seeking a compliance review or any similar inquiry or investigation, except as would not result in, or reasonably be expected to result in, a material obligation to the Company or any of its Subsidiaries; and (iii) the Company has not received written notice from any Governmental Entity that a pending complaint has been filed with the U.S. Department of Health and Human

Services or any other Governmental Entity (including, for the avoidance of doubt, state or foreign Governmental Entities) regarding compliance with HIPAA or any other similar state or foreign Law regarding health information or medical records by the Company or its Subsidiaries.

5.20. FDA Compliance.

(a) The Company and each of its Subsidiaries holds, and is operating in compliance in all material respects with, all Licenses of the U.S. Food and Drug Administration (the “FDA”) and comparable state or foreign Governmental Entities required for the conduct of its respective businesses as currently conducted (collectively, the “FDA Licenses”). To the Knowledge of the Company, neither the FDA nor any comparable state or foreign Governmental Entity has threatened to suspend or revoke any such FDA Licenses, or to change the marketing classification or labeling of any medical devices in any material respect. The development, manufacture, distribution, sale and marketing of the Company’s and its Subsidiaries’ medical devices are in compliance in all material respects with all FDA Licenses. Since March 31, 2017, the Company and each of its Subsidiaries has established and is operating and maintaining its medical devices in compliance with all Device Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Since March 31, 2017: (i) neither the Company nor any of its Subsidiaries has received any written notice from the FDA or any comparable state or foreign Governmental Entity alleging that any product or service of the Company or any Company Subsidiary is in violation of any applicable Law, nor received any “warning letters,” “untitled letters” or similar written communications from the FDA or any comparable state or foreign Governmental Entities; and (ii) there have been no recalls requested or, to the Knowledge of the Company, threatened in writing by the FDA or any comparable state or foreign Governmental Entities relating to the products or services of the Company or any of its Subsidiaries.

5.21. Healthcare Laws.

(a) Since March 31, 2017: (i) the Company and its Subsidiaries have been conducting their respective businesses in compliance with applicable Healthcare Laws, except for such non-compliance as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (ii) to the Knowledge of the Company, there have been no Proceedings related to Healthcare Laws threatened in writing against the Company or any of its Subsidiaries by any Governmental Entity; and (iii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is a subject of any investigation (A) by or with any Governmental Entity relating to any material electronic health records Certification or (B) otherwise relating in any respect to any Healthcare Laws.

(b) To the Knowledge of the Company, the Company and its Subsidiaries (i) have not received any written notice of denial of payment, recoupment or overpayment, set-off, penalty or fine from any Federal Healthcare Program, or any other third-party payor, since March 31, 2017 as would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or (ii) do not have outstanding overpayments or refunds due to Federal Healthcare Programs or any other third-party in excess of $10,000,000 in the aggregate (excluding, for the avoidance of doubt, overpayments or refunds due by the Company’s and its Subsidiaries’ customers that are processed through the Company or any of its Subsidiaries in the Ordinary Course of Business).

(c) Since March 31, 2017, neither the Company nor any of its Subsidiaries (i) has been a party to a corporate integrity agreement or certificate of compliance agreement with the Office of Inspector General of the U.S. Department of Health and Human Services or an agreement with the U.S. Department of Justice or (ii) has any continuing material reporting obligations pursuant to a settlement agreement or other remedial measure related to Healthcare Laws entered into with any Governmental Entity.

(d) Since March 31, 2017, none of the Company or its Subsidiaries or any of their respective current or former Representatives: (i) has been convicted of, charged with or entered into any settlement agreement with any Governmental Entity to avoid conviction of, any violation of any Healthcare Laws, (ii) has been excluded, suspended, debarred, or proposed for debarment from participation, has received a written notice of their exclusion, suspension, or debarment from participation, has been threatened in writing with exclusion, suspension, or debarment from participation or is otherwise ineligible to participate in Federal Healthcare Programs, or (iii) has been convicted of, or entered into any settlement agreement with any Governmental Entity to avoid conviction of, any criminal offense relating to the delivery of any item or service under a Federal Health Care Program or had a civil monetary penalty assessed against them under Section 1128A of the Social Security Act or any regulations promulgated thereunder.

5.22. Insurance. All Insurance Policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers (to the extent applicable), provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar risks, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, each Insurance Policy is in full force and effect and, to the extent applicable, all premiums due with respect to all Insurance Policies have been paid, and, to the extent applicable, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the transactions contemplated by this Agreement), with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any of the Insurance Policies or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.23. Takeover Statutes. No Takeover Statute is applicable to the Company, the Shares or the transactions contemplated by this Agreement, and no anti-takeover provision in the Company’s Organizational Documents is applicable to the transactions contemplated by this Agreement, and, assuming the accuracy of the Stock Ownership Rep (to the extent applicable), prior to the execution and delivery of this Agreement, the Company Board has taken all action necessary so that the restrictions set forth in Article X of the Company’s Amended and Restated Certificate of Incorporation are and will be inapplicable to the execution and delivery of and the performance under this Agreement and the transactions contemplated by this Agreement and will not restrict, impair or delay the ability of Parent or Merger Sub to vote or otherwise exercise all rights as a stockholder of the Company, including, for the avoidance of doubt, any such actions (if any) necessitated by the entry into, and/or the transactions contemplated by, the Support Agreement. In the Company’s Amended and Restated Certificate of Incorporation, the Company has expressly opted not to be governed by Section 203 of the DGCL.

5.24. Brokers and Finders. Neither the Company, nor any of its Subsidiaries, nor any of their respective directors or employees (including any officers), has retained any broker, finder or investment bank in connection with the transactions contemplated by this Agreement or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement, except with respect to Goldman Sachs & Co. LLC, which the Company has retained as its financial advisor in connection with the transactions contemplated by this Agreement. The Company has made available to Parent correct and complete copies of all Contracts pursuant to which Goldman Sachs & Co. LLC or any of its Affiliates is entitled to any fees, rights to indemnification and expenses in connection with any of the transactions contemplated by this Agreement.

5.25. No Other Representations or Warranties; Non-Reliance. Except for the express written representations and warranties made by the Company in this Agreement and in any instrument or document delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any express or implied representation or warranty regarding the Company or any of its Affiliates or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives in connection with this Agreement or the transactions contemplated by this Agreement, and the Company expressly disclaims any other representations or warranties and none of Parent, Merger Sub or any of their respective Affiliates or its or their respective Representatives has relied on and none are relying on any representations or warranties regarding the Company or any of its Affiliates or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives in connection with this Agreement or the transactions contemplated by this Agreement, other than the express written representations and warranties expressly set forth in this Agreement and in any instrument or document delivered pursuant to this Agreement; provided, however, that notwithstanding the foregoing provisions of this Section 5.25, nothing in this Section 5.25 shall limit Parent’s or Merger Sub’s remedies with respect to claims of fraud or intentional and willful misrepresentation in connection with, arising out of or related to this Agreement and the transactions contemplated by this Agreement or any instrument or other document delivered pursuant to this Agreement.

ARTICLE VI

Representations and Warranties of Parent and Merger Sub

Except as set forth in any reports, forms, proxy statements, registration statements and other statements, certifications and documents required to be filed with or furnished to the SEC and available on EDGAR on or after the Applicable Date and prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any “risk factors” or “forward-looking statements” sections or in any other sections to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), Parent and Merger Sub each hereby represents and warrants to the Company that:

6.1. Organization, Good Standing and Qualification.

(a) Each of Parent and Merger Sub is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(b) Parent has made available to the Company correct and complete copies of Merger Sub’s Organizational Documents that are in full force and effect as of the date of this Agreement.

6.2. Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 100 shares of common stock of Merger Sub, par value $0.01 per share. As of the date of this Agreement, all such shares were issued and outstanding. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and are validly issued, fully paid and non-assessable and owned by Parent.

6.3. Corporate Authority. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform under this Agreement and to consummate the transactions contemplated by this Agreement, subject only to adoption of this Agreement by Parent (as the sole stockholder of Merger Sub). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6.4. Governmental Filings; No Violations.

(a) Other than the expirations of waiting periods and the filings, notices, reports, consents, registrations, approvals, permits and authorizations (i) under the HSR Act, (ii) pursuant to the DGCL, (iii) required to be made with or obtained from the SEC, (iv) required to be made with or by the NYSE, or (v) under the Takeover Statutes and state securities and “blue sky” Laws (collectively, the “Parent Approvals”), no expirations of waiting periods under applicable Law are required and no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by Parent or Merger Sub with, nor are any required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of and performance under this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(b) The execution and delivery of and performance under this Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated by this Agreement, will not: (i) assuming the satisfaction of the obligations contemplated by Section 7.5, constitute or result in a breach or violation of or a contravention or conflict with the Organizational Documents of Parent or Merger Sub; (ii) assuming the satisfaction of the obligations contemplated by Section 7.5 and the waiting periods, filings, notices, reports, consents, registrations, approvals, permits and authorizations contemplated by Section 6.4(a) expire, are made or obtained, as applicable, with or without notice, lapse of time or both, constitute or result in a breach or violation of or a contravention or conflict with any Law to which Parent or Merger Sub is subject; or (iii) assuming the waiting periods, filings, notices, reports, consents, registrations, approvals, permits and authorizations contemplated by Section 6.4(a) expire, are made or obtained, as applicable, with or without notice, lapse of time or both, constitute or result in a breach or violation of, or default under, or cause or permit a termination, non-renewal or modification of or acceleration or creation of any right or obligation under or the creation of an Encumbrance on any of the rights, properties or assets of Parent or Merger Sub pursuant to, any Contract binding upon Parent or Merger Sub or any License necessary to conduct of the business of Parent or Merger Sub as currently conducted, except, in the case of clauses (ii) and (iii) of this Section 6.4(b), as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

6.5. Litigation. There are no Proceedings pending or threatened in writing against Parent or any of its Subsidiaries (including Merger Sub) and neither Parent nor any of its Subsidiaries (including Merger Sub) nor any of their respective properties, assets or businesses is a party to or subject to the provisions of any Order (other than those of general applicability) except, in each case, as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

6.6. Available Funds. As of the Closing, Parent will have available to it, or will cause Merger Sub to have available to it, funds sufficient to consummate the transactions contemplated by this Agreement.

6.7. Brokers and Finders. Neither Parent nor Merger Sub, nor any of their respective directors or employees (including any officers), has retained any broker, finder or investment bank in connection with the transactions contemplated by this Agreement or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement, except with respect to BofA Securities, Inc., which Parent has retained as its financial advisor in connection with the transactions contemplated by this Agreement.

6.8. Ownership of Company Stock. Neither Parent nor Merger Sub has “owned” (as defined in subsection 8 of Article X, paragraph C of the Company’s Amended and Restated Certificate of Incorporation as in effect as of the date hereof) greater than 5% of any class of shares of capital stock of the Company at any time during the three-year period prior to the execution and delivery of this Agreement by the Parties, excluding, for the avoidance of doubt, any class of shares of capital stock of the Company that Parent or Merger Sub may be deemed to “own” (as defined in subsection 8 of Article X, paragraph C of the Company’s Amended and Restated Certificate of Incorporation as in effect as of the date hereof) as a result of the Support Agreement (the “Stock Ownership Rep”).

6.9. Certain Arrangements. Except for (a) the Support Agreement, (b) employment matters disclosed by Parent’s counsel to the Company’s counsel prior to the execution of this Agreement and (c) the transactions contemplated by this Agreement, as of the date hereof, there are no Contracts or legally binding undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Parent, Merger Sub or any of their Affiliates, on the one hand, and any beneficial owner (or Affiliate of a beneficial owner) of more than 1% of the outstanding Shares or any member of the Company’s management or the Company Board, on the other hand, except for any such item entered into in the ordinary course of each such Person’s business and unrelated to the transactions contemplated by this Agreement.

6.10. Certain Information. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. For the avoidance of doubt and notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company, any of its Representatives or any other Person (excluding Parent, Merger Sub or any of their Representatives acting on their behalf) for inclusion or incorporation by reference in the Proxy Statement.

6.11. Parent Tax Representation Letter. As of the date of this Agreement, Parent (a) has delivered to Company Tax Counsel the Parent Tax Representation Letter and (b) believes that it will be able to provide the Parent Tax Representation Letter at the Closing.

6.12. No Other Representations or Warranties; Non-Reliance. Except for the express written representations and warranties made by Parent and Merger Sub in this Agreement and in any instrument or document delivered pursuant to this Agreement, none of Parent, Merger Sub or any other Person makes or has made any express or implied representation or warranty regarding Parent, Merger Sub or any of their respective Affiliates or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives in connection with this Agreement or the transactions contemplated by this Agreement, and each of Parent and Merger Sub expressly disclaims any other representations or warranties and none of the Company or its Affiliates or its or their respective Representatives has relied on and none are relying on any representations or warranties regarding Parent, Merger Sub or any of their respective Affiliates or any of its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or its or their respective Representatives in connection with this Agreement or the transactions contemplated by this Agreement, other than the express written representations and warranties expressly set forth in this Agreement and in any instrument or document delivered pursuant to this Agreement; provided, however, that notwithstanding the foregoing provisions of this Section 6.12, nothing in this Section 6.12 shall limit the Company’s remedies with respect to claims of fraud or intentional and willful misrepresentation in connection with, arising out of or otherwise related to this Agreement and the transactions contemplated by this Agreement or any instrument or other document delivered pursuant to this Agreement.

ARTICLE VII

Covenants

7.1. Interim Operations.

(a) The Company shall, and shall cause each of its Subsidiaries to, from and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with

Article IX (the “Interim Period”), except (1) as Parent shall otherwise approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (2) as otherwise expressly contemplated or required by this Agreement, (3) as required by applicable Law, (4) as set forth in Section 7.1(a) of the Company Disclosure Letter or (5) for commercially reasonable actions as reasonably required to comply with or implement COVID-19 Measures, conduct its business in the Ordinary Course of Business and use and cause each of its Subsidiaries to use their respective reasonable best efforts to conduct its business in accordance with applicable Law and maintain its and its Subsidiaries’ business and assets and relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees, agents and business associates. Without limiting the generality of and in furtherance of the foregoing sentence, during the Interim Period, except (I) as otherwise expressly contemplated or required by this Agreement, (II) as required by applicable Law, (III) as approved in writing by Parent (such approval not to be unreasonably withheld, conditioned or delayed, except that Parent may withhold, condition or delay approval of actions contemplated by Section 7.1(a)(iii) or Section 7.1(a)(iv) in Parent’s sole discretion), (IV) as set forth in Section 7.1(a) of the Company Disclosure Letter or (V) for commercially reasonable actions in deviation of the prohibitions set forth in clauses (xii) (Material Contracts) (other than with respect to the Contracts described in the proviso thereto) or (xvii) (Compensation) below to the extent reasonably required to comply with or implement COVID-19 Measures, the Company shall not and shall cause its Subsidiaries not to:

(i) adopt or publicly propose any change in the Company’s Organizational Documents (other than to correct scrivener’s errors or immaterial or ministerial amendments);

(ii) (A) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among Wholly Owned Subsidiaries, or (B) solely with respect to the Company and its Wholly Owned Subsidiaries, restructure, reorganize, recapitalize or completely or partially liquidate or dissolve (provided, that the Company may effect or cause to be effected the actions referred to in this clause (ii) to the extent they involve only the Company’s Wholly Owned Subsidiaries and are reasonably required to be undertaken to effectuate transactions otherwise permitted under clauses (iii) or (iv) below);

(iii) acquire, directly or indirectly, by merger, consolidation, acquisition of stock or assets or otherwise, any business, Person or assets from any other Person with a fair market value or purchase price in excess of $30,000,000 in any individual transaction or series of related transactions or $75,000,000 in the aggregate, in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation (it being understood and agreed that this Section 7.1(a)(iii) shall not alter or limit the applicability of Section 7.6(f) to the Company in any respect);

(iv) transfer, sell, lease to a third Person, divest, abandon, allow to expire, license to a third Person, outsource to a third Person or otherwise dispose of, or grant any Encumbrance (other than any Permitted Encumbrance) upon, any properties or assets (tangible or intangible, including any Intellectual Property Rights), product lines or businesses of the Company or any of its Subsidiaries, including capital stock of any of its Subsidiaries, except (A) other than with respect to Intellectual Property Rights and outsourcing, in connection with services provided in the Ordinary Course of Business, (B) expiration, abandonment or sales of obsolete or unused assets in the Ordinary Course of Business, (C) sales, leases, licenses, outsourcing or other dispositions of assets with a fair market value not in excess of $10,000,000 individually or $25,000,000 in the aggregate, (D) with respect to licenses of Intellectual Property Rights, non-exclusive grants of licenses in the Ordinary Course of Business and (E) the grant of Encumbrances to secure Indebtedness permitted by Section 7.1(a)(ix);

(v) issue, sell, pledge, dispose of, grant, transfer, lease to a third Person, license to a third Person, guarantee, encumber or enter into any Contract or other agreement, understanding or arrangement (whether oral or written) with respect to the voting of, any shares of capital stock of the Company (including, for the avoidance of doubt, Shares) or of any of its Subsidiaries, securities convertible or exchangeable into or exercisable for any such shares of capital stock, or any options, warrants or other rights of any kind to acquire any such shares of capital stock or such convertible or exchangeable securities (other than (A) proxies or voting agreements solicited by or on behalf of the Company in order to obtain the Requisite Company Vote and any other votes or consents contemplated by Section 7.4(f) or in connection with any annual meeting of the Company’s stockholders) or (B) issuances (1) by a Wholly Owned Subsidiary of the Company to the Company or another Wholly Owned Subsidiary of the Company, (2) solely with respect to shares of capital stock of the Company’s Non-Wholly Owned Subsidiaries, in connection with joint ventures, minority investments, venture capital investments or similar transactions permitted by Section 7.1(a)(iii) or Section 7.1(a)(vi), (3) in respect of Company Equity Awards and issuances under the Stock Plans in the Ordinary Course of Business or (4) pursuant to the ESPP in accordance with its terms and subject to Section 4.2(g));

(vi) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than (A) to or from the Company and any of its Wholly Owned Subsidiaries or (B) for indemnification or advancements to any directors, officers or other fiduciaries of the Company or any of its Subsidiaries pursuant to any of their respective Organizational Documents or any Contracts with such Persons, in either case in effect as of the date of this Agreement) outside the Ordinary Course of Business in excess of $10,000,000 individually or $40,000,000 in the aggregate;

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (including with respect to the Company, for the avoidance of doubt, Shares), except for cash dividends paid by any Subsidiary to the Company or to any other Subsidiary of the Company;

(viii) solely with respect to the Company and its material Subsidiaries, reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (including, for the avoidance of doubt, Shares) (provided, that the Company may effect or cause to be effected the actions referred to in this clause (viii) to the extent they involve only the Company’s Wholly Owned Subsidiaries and are reasonably required to be undertaken to effectuate transactions otherwise permitted under clauses (iii) or (iv) above);

(ix) assume, guarantee, issue or incur any Indebtedness (including the issuance of any debt securities or any warrants or other rights to acquire any debt security) or enter into any hedging agreements, except for (subject, in each case, to Section 7.1(a)(xii)) (A) (1) Indebtedness of the type contemplated by clauses (a) and (b) of the definition thereof in the Ordinary Course of Business up to $75,000,000 and (2) other Indebtedness in the Ordinary Course of Business up to $25,000,000, (B) drawdowns under the Credit Agreement, (C) guarantees of Indebtedness of its Wholly Owned Subsidiaries otherwise incurred in compliance with this Section 7.1(a), (D) Indebtedness between the Company and any of its Wholly Owned Subsidiaries or between one Wholly Owned Subsidiary of the Company and another Wholly Owned Subsidiary of the Company, (E) hedging agreements entered into in the Ordinary Course of Business and not for speculative purposes, (F) extensions or renewals of any outstanding Indebtedness in the Ordinary Course of Business or (G) refinancings or replacements of any outstanding Indebtedness on terms that are substantially similar to the terms of such outstanding Indebtedness or are otherwise more favorable to the Company and its Subsidiaries; provided, that any Indebtedness assumed, guaranteed, issued or incurred by the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries otherwise becomes liable under this Section 7.1(a)(ix) shall permit prepayment at any time without penalty of any kind;

(x) make or authorize any payment of, or accrual or commitment for, capital expenditures, except in the Ordinary Course of Business;

(xi) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, other than Contracts entered into in the Ordinary Course of Business;

(xii) other than in the Ordinary Course of Business, (A) terminate or fail to renew any Material Contract (other than expirations of any such Contract in accordance with its terms), (B) amend, modify, supplement or waive, or assign, convey, Encumber or otherwise transfer in whole or in part, rights or interests pursuant to or in, any Material Contract (other than assignments between or among the Company or any of its Wholly-Owned Subsidiaries that would not be adverse to Parent), or (C) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement; provided, however, that in no event may the Company take any of the foregoing actions with respect to (1) the Specified Tax Agreements and any Tax “hold harmless,” sharing, allocation or indemnification agreement or arrangement (other than, in each case, (x) such agreements or arrangements solely between or among the Company and any of its Wholly Owned Subsidiaries, (y) such agreements or arrangements contained in commercial contracts entered into, amended or terminated in the Ordinary Course of Business the principal subject of which is not Taxes and (z) customary Tax indemnification or Tax benefit provisions contained in merger agreements, stock purchase agreements, asset purchase agreements or other business combination agreements entered into in accordance with Section 7.1(a)), (2) the Credit Agreement, the Senior Notes Indenture (including, for the avoidance of doubt, by entering into a supplemental indenture pursuant thereto), the Senior Amortizing Notes Indenture (including, for the avoidance of doubt, by entering into a supplemental indenture pursuant thereto) and the Purchase Contract Agreement (in each case, except in connection with extensions or renewals permitted under Section 7.1(a)(ix)(F) or refinancings or replacements permitted under Section 7.1(a)(ix)(G)) (provided, that, notwithstanding anything to the contrary herein, in no event may the Company or any of its Subsidiaries amend, modify or supplement the Credit Agreement such that the borrowing capacity thereunder is increased beyond such capacity as of the date hereof), (3) any Contract described in clause (iv) or (xv) of the definition of a “Material Contract”, or (4) the Contract set forth in Section 7.1(a)(xii) of the Company Disclosure Letter; provided, further, that this Section 7.1(a)(xii) shall not be construed to permit any action that would otherwise require the consent of Parent pursuant to any other provision of Section 7.1(a);

(xiii) cancel, modify or waive any debts or claims held by or owed to the Company or any of its Subsidiaries having in each case a value in excess of $5,000,000 individually or $20,000,000 in the aggregate;

(xiv) other than with respect to Transaction Litigation, any Proceeding in connection with, arising out of or otherwise related to a demand for appraisal under Section 262 of the DGCL or any Tax claim, audit, assessment or dispute, which shall be governed by Sections 7.15, 4.3(f) and 7.1(a)(xvi), respectively, settle or compromise any Proceeding for an amount in excess of $20,000,000 individually or $40,000,000 in the aggregate during any calendar year, or which would reasonably be expected to (A) prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, (B) impose any material restriction on the operations of the Company or its material Subsidiaries or (C) involve any criminal liability or any admission of material fault by the Company or any of its Subsidiaries;

(xv) make any changes with respect to accounting policies, procedures, methods, principals or practices, except as required by changes in GAAP or applicable Law;

(xvi) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to material Taxes, settle any material Tax claim, audit, assessment or dispute, surrender any right to claim a refund of a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Tax or take any action which would be reasonably expected to (A) affect the Intended Tax-Free Treatment, or (B) render any part of the Tax Opinion (or any Tax Representation Letter issued by the Company or Parent in connection with the Tax Opinion) inaccurate or untrue in other than de minimis respects;

(xvii) except as required pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement, (A) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any Company Employee, (B) become a party to, establish, adopt, amend, commence participation in or terminate any Company Benefit Plan or any arrangement that would have been a Company Benefit Plan had it been entered into prior to the date of this Agreement, (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Benefit Plan, (D) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (F) forgive any loans or issue any loans to any Company Employee (other than routine travel or other business advances issued in the Ordinary Course of Business), (G) hire any employee or engage any independent contractor (who is a natural person) with an annual salary or wage rate or consulting fees in excess of $300,000 or (H) terminate the employment or service of any Company Employee with an annual salary or wage rate or consulting fees in excess of $300,000 other than for cause;

(xviii) become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization;

(xix) enter into any new line of business, other than new lines of business that are natural evolutions of, extensions to, or expansions of, the businesses of the Company and its Subsidiaries conducted as of the date hereof, in each case, that would not require the Company or its Subsidiaries to make expenditures or incur liabilities greater than $15,000,000, individually, or $75,000,000, in the aggregate, in connection with any such new line of business); provided, further, that any such evolution, extension or expansion would not reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement;

(xx) amend or modify the engagement letter of the Company’s financial advisor (or grant any discretionary fee or any comparable additional fee thereunder) in a manner that increases the fee or commission payable by the Company or any of its Subsidiaries;

(xxi) other than in the Ordinary Course of Business, take any action which would reasonably be expected to result in any material increase in the amount of Tax Benefit Payments to be paid or expected to be paid under any Tax Receivable Agreement for any taxable year ending prior to or including the Closing Date compared to the amount of Tax Benefit Payments for such Tax Receivable Agreement that is reflected for such taxable year in the financial statements included in the Company Reports filed on June 4, 2020; or

(xxii) in a legally binding manner, agree or commit to do any of the foregoing.

(b) During the Interim Period, prior to the Company or any of its Subsidiaries taking any actions due to COVID-19 Measures in accordance with this Agreement, which actions would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or constitute material deviations (measured with respect to the Company and its Subsidiaries, taken as a whole) from the Ordinary Course of Business, the Company shall, to the extent reasonably practicable, provide advance notice to, and reasonably consult in good faith with, Parent with respect thereto.

(c) Without the prior consent of Parent, during the Interim Period the Company shall not, and shall cause its Subsidiaries not to, avail itself of any government grants, Tax holidays, loans or other Tax benefits or relief related to COVID-19, including a loan under the paycheck protection program or relief pursuant to Sections 2301 or 2302 of the CARES Act or any similar applicable federal, state or local Law, except that the Company and its Subsidiaries may avail themselves of such government grants, Tax holidays, loans or other Tax benefits or relief as they have already availed themselves of prior to the date of this Agreement and are set forth in Section 5.16(q) of the Company Disclosure Letter (and any continuation thereof).

(d) Nothing set forth in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time or give the Company, directly or indirectly, the right to control or direct the Parent’s or its Subsidiaries’ operations prior to the Effective Time.

7.2. Acquisition Proposals; Change of Recommendation.

(a) No Solicitation. From and after the date of this Agreement, except as expressly permitted by this Section 7.2, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ officers, directors, employees, financial advisors, investment bankers and legal counsel not to, and shall use its reasonable best efforts to cause, and shall direct, its and its Subsidiaries other Representatives not to, directly or indirectly:

(i) initiate, solicit, propose or knowingly encourage or otherwise knowingly facilitate any inquiry or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

(iii) provide any information or data concerning the Company or its Subsidiaries or access to the Company’s or its Subsidiaries’ properties, books and records to any Person or group (as defined under Section 13 of the Exchange Act) in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

(iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal; or

(v) agree or commit, in each case in a legally binding manner, to do any of the foregoing.

(b) Exceptions to No Solicitation. Notwithstanding anything to the contrary set forth in Section 7.2(a), but subject to the provisions of Section 7.2(c), prior to the time the Requisite Company Vote is obtained, in response to an unsolicited, bona fide written Acquisition Proposal that did not result from a material breach of the obligations set forth in this Section 7.2, the Company may:

(i) provide information concerning the Company and its Subsidiaries in response to a request to the Person or group (as defined under Section 13 of the Exchange Act) who made such an Acquisition Proposal and the respective Representatives and financing sources thereof; provided that such information has previously been made available to Parent, or is made available to Parent prior to or concurrently with the time such information is made available to such Person or group, and prior to providing any such information or data, the Company and the Person or group (as defined under Section 13 of the Exchange Act) making such Acquisition Proposal shall have entered into a legally binding confidentiality agreement (A) with terms not less restrictive in any material respect to such Person or group (as defined under Section 13 of the Exchange Act) than the comparable terms in the Confidentiality Agreement are on Parent and (B) that treats any financing sources of such Person or group (as defined under Section 13 of the Exchange Act) as “representatives” of such Person or group (as defined under Section 13 of the Exchange Act) thereunder, subject to the same confidentiality limitations as such Person or group (as defined under Section 13 of the Exchange Act) (it being understood that such confidentiality agreement need not prohibit the making or amending of an Acquisition Proposal, but shall not include any restrictions that would reasonably be expected to restrain the Company from satisfying its obligations contemplated by Section 7.2(c)) (any confidentiality agreement satisfying such criteria, a “Permitted Confidentiality Agreement”); provided, however, that if the Person or group (as defined under Section 13 of the Exchange Act) making such Acquisition Proposal is a competitor of the Company (as determined by the Company in its reasonable discretion), the Company shall not provide any competitively sensitive information to such Person in connection with any actions permitted by this Section 7.2(b) other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information; and

(ii) engage or otherwise participate in any discussions or negotiations with any such Person or group (as defined under Section 13 of the Exchange Act) and the respective Representatives and financing sources thereof regarding such Acquisition Proposal, if, and only if, prior to taking any action described in clause (i) or clause (ii) of this Section 7.2(b), the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor, based on the information then available, including the terms and conditions of such Acquisition Proposal and those of this Agreement, that (A) such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and (B) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(c) Notice of Acquisition Proposals. Notwithstanding any contractual obligations that the Company or any of its Affiliates may have to any third party, the Company shall promptly (but, in any event, within 24 hours) give notice to Parent if, after the date hereof, (i) any written inquiries, proposals or offers with respect to an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal are received by the Company or any of its Subsidiaries or any of its or their officers, directors, employees, financial advisors, investment bankers and legal counsel or, to the Company’s Knowledge, any of its or their respective other Representatives, (ii) any information concerning the Company or its Subsidiaries or access to the Company’s or its Subsidiaries’ properties, books and records in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal is requested in writing by any Person or group (as defined under Section 13 of the Exchange Act) that, to the Knowledge of the Company, is reasonably likely to make or is considering making an Acquisition Proposal, or (iii) the Company Board makes a determination to begin providing information to or to begin engaging in discussions or negotiations with any Person or group (as defined under Section 13 of the Exchange Act) regarding any Acquisition Proposal, setting forth in such notice the name of the applicable Person or group (as defined under Section 13 of the Exchange Act), a description of the material terms and conditions of any such Acquisition Proposal or inquiry, proposal or offer and the scope of such request (including, if applicable, correct and complete copies of any such Acquisition Proposals, Permitted Confidentiality Agreements, inquiries, proposals or offers, in each case to the extent then available), and thereafter shall keep Parent reasonably informed, on a reasonably current basis (and, in any event, within 24 hours after any material changes), of the status and material terms and conditions of any such Acquisition Proposals, inquiries, proposals or offers or requests (including any material amendments or modifications thereto) and the status of any such discussions or negotiations. The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 7.2(c).

(d) No Change of Recommendation or Alternative Acquisition Agreement; Exceptions.

(i) Except as permitted by Section 7.2(d)(iii) and taking into account Section 7.2(e), the Company Board shall not:

(A) fail to include the Company Recommendation in the Proxy Statement;

(B) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Company Recommendation in a manner adverse to Parent;

(C) with respect to an Acquisition Proposal initiated through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, take any action or make any recommendation or public statement in connection therewith other than an unequivocal recommendation against such offer;

(D) following the public disclosure of an Acquisition Proposal, fail to publicly reaffirm the Company Recommendation as promptly as reasonably practicable (but in any event within three Business Days) after receipt of any written request to do so from Parent; provided, that if the end of such three Business Day window would occur on or after the date of the Company Stockholders

Meeting, then the Company shall instead be required to publicly reaffirm the Company Recommendation no later than one Business Day prior to the Company Stockholders Meeting;

(E) publicly approve or publicly recommend, or publicly declare advisable, any Acquisition Proposal or other proposal that would reasonably be expected to lead to an Acquisition Proposal or publicly approve or publicly recommend, or publicly declare advisable or publicly propose to enter into, any Alternative Acquisition Agreement; or

(F) agree or commit, in each case in a legally binding manner, to do any of the foregoing (together with any of the actions set forth in the foregoing clauses (A), (B), (C), (D) and (E), a “Change of Recommendation”).

(ii) Except as expressly permitted by Section 7.2(d)(iii), the Company Board shall not cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement or agree or commit, in each case in a legally binding manner, to do so.

(iii) Notwithstanding anything to the contrary set forth in this Section 7.2(d), prior to the time the Requisite Company Vote is obtained, the Company Board may (1) effect a Change of Recommendation or (2) cause the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and terminate this Agreement pursuant to Section 9.3(b) (any action described in clause (1) or (2) being a “Fundamental Action”) if (A) an unsolicited, bona fide written Acquisition Proposal that did not result from a material breach of the obligations set forth in this Section 7.2 is received by the Company or an Intervening Event has occurred, and (B) the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor, based on the information then available, that (w) in the case of an Acquisition Proposal, such Acquisition Proposal constitutes a Superior Proposal and (x) a failure to effect a Fundamental Action in response to such Acquisition Proposal or Intervening Event, as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that no such Fundamental Actions may be taken unless and until: (I) the Company has given Parent written notice at least four Business Days in advance (such notice period, the “Notice Period” and such notice, the “Notice”), which Notice shall set forth in writing that the Company Board intends to consider whether to take such Fundamental Action and a reasonably detailed description of the basis therefor, and shall also include, in the case of a Fundamental Action to enter into an Alternative Acquisition Agreement, the then-current draft of such agreement, and, in the case of an Intervening Event, a reasonably detailed description of such Intervening Event (provided, that such Notice shall not, by itself, constitute a Change of Recommendation); (II) during the Notice Period, to the extent requested by Parent, the Company shall, and shall cause its Representatives to, negotiate in good faith with Parent to revise this Agreement so that the condition set forth in clause (B) of this Section 7.2(d)(iii) would not be satisfied; and (III) at the end of the Notice Period, the Company Board shall have taken into account any revisions to this Agreement proposed by Parent in writing and any other information offered by Parent in response to such Notice prior to the end of the Notice Period, and shall have thereafter determined in good faith, after consultation with outside legal counsel and its financial advisor, based on the information then available, that (y) in the case of an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal and (z) a failure to effect a Fundamental Action would continue to be inconsistent with the directors’ fiduciary duties under applicable Law (it being understood that any amendment or modification to the economic or other material terms of any such Acquisition Proposal (if applicable) shall require a new Notice and a new Notice Period (which, subsequent to the initial Notice Period, shall be reduced to two Business Days rather than four Business Days)).

(e) Certain Permitted Disclosure. Nothing set forth in this Section 7.2 shall prohibit the Company from (i) disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a)(2) or (3) or Item 1012(a) of Regulation M-A under the Exchange Act or (ii) making any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, and, in each such case, such disclosures and communications shall not constitute a Change of Recommendation; provided, that this Section 7.2(e) shall not be deemed to permit the Company Board to make a Change of Recommendation except to the extent permitted by Section 7.2(d)(iii).

(f) Existing Discussions. The Company (i) acknowledges and agrees that, as of the date of this Agreement, it has ceased and caused to be terminated any activities, solicitations, discussions and negotiations with any Person conducted prior to the date of this Agreement with respect to an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal and (ii) shall promptly (but in any event within 24 hours after the execution and delivery of this Agreement): (A) deliver a written notice to each such Person providing that the Company (1) is ending all activities, discussions and negotiations with such Person with respect to an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal and (2) is requesting the prompt return or destruction of all confidential information concerning the Company and any of its Subsidiaries; and (B) if applicable, terminate any physical and electronic data or other diligence access previously granted to such Persons.

(g) Standstill Provisions. From the date of this Agreement and until the Effective Time, the Company shall not terminate, amend or otherwise modify or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party with respect to any Acquisition Proposal or any class of equity securities of the Company or its Subsidiaries; provided that the Company shall be permitted to terminate, amend or otherwise modify, waive or fail to enforce any provision of any such agreement if the Company Board determines in good faith, after consultation with its outside legal counsel, based on the information then available, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

7.3. Proxy Statement; Efforts and Other Regulatory Matters.

(a) The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement (and shall use reasonable best efforts to do so within 30 days after the date of this Agreement), a proxy statement in preliminary form relating to the Company Stockholders Meeting (such proxy statement and any amendments or supplements thereto, including the definitive proxy statement, the “Proxy Statement”). Except under the circumstances expressly permitted by Section 7.2, the Proxy Statement shall include the Company Recommendation.

(b) The Company shall use reasonable best efforts to ensure that the Proxy Statement complies as to form and substance with the provisions of the Exchange Act and that none of the information supplied by it or any of its Subsidiaries or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement, at the date of mailing to stockholders of the Company, at the time of the Company Stockholders Meeting or at the time of filing with the SEC (as applicable), contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that (i) the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent, its Subsidiaries or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement and (ii) Parent and Merger Sub assume no responsibility with respect to any information not supplied in writing by or on behalf of Parent, its Subsidiaries or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.

(c) If at any time prior to the Company Stockholders Meeting, any information relating to the Company or Parent, or any of their respective Subsidiaries or its or their respective Representatives, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall as promptly as practicable following such discovery notify the other Party or Parties (as the case may be) and after such notification the Company shall, as and to the extent required by applicable Law, as promptly as reasonably practicable (A) prepare an amendment or supplement to the Proxy Statement and (B) thereafter, cause the Proxy Statement as so amended or supplemented to be filed with the SEC and to be disseminated to its stockholders.

(d) The Company shall (A) provide Parent, its outside legal counsel and its other Representatives with a reasonable opportunity to review and comment on drafts of the Proxy Statement and other documents and communications related to the Company Stockholders Meeting (other than any filings, documents or communications related to a Change of Recommendation) prior to filing, furnishing or delivering such documents with or such communications to the applicable Governmental Entity and dissemination of such documents or communications to the Company’s stockholders, (B) include in the Proxy Statement and such other documents and communications related to the Company Stockholders Meeting all comments reasonably proposed by Parent, its outside legal counsel and its other Representatives, and (C) to the extent reasonably practicable, permit Parent and its outside legal counsel to participate in all communications with the SEC (including all meetings and telephone conferences) relating to the Proxy Statement.

(e) Without limiting the generality of the provisions of Section 7.7, the Company shall (i) as promptly as reasonably practicable following receipt thereof, notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information and (ii) as promptly as reasonably practicable following receipt thereof, provide Parent, if applicable, copies of all correspondence between the Company or any of its Representatives and the SEC with respect to the Proxy Statement (or where no such copies are available, a reasonably detailed written description thereof). The Company shall, subject to the requirements of Section 7.3(d), (A) use its reasonable best efforts to promptly provide responses to the SEC with respect to any comments received on the Proxy Statement by the SEC and any requests by the SEC for any amendment or supplement to the Proxy Statement or for additional information, and (B) cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable after the date the SEC staff confirms that the SEC does not intend to review the preliminary Proxy Statement or advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

7.4. Company Stockholders Meeting.

(a) The Company shall take, in accordance with applicable Law and its Organizational Documents, all action necessary to (i) duly convene and hold the Company Stockholders Meeting as promptly as reasonably practicable after the Proxy Statement is in final form (taking into account a reasonable period of time for the solicitation of the proxies) and (ii) cause a vote upon the adoption of this Agreement to be taken thereat.

(b) The Company Stockholders Meeting shall not be postponed, recessed or adjourned by the Company without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided that the Company may postpone, recess or adjourn the Company Stockholders Meeting (i) to the extent, in the good faith judgment of the Company Board (after consultation with the Company’s outside legal counsel), required by applicable Law or necessary to ensure that any required supplement or amendment to the Proxy Statement is delivered to the stockholders of the Company for the amount of time required by applicable Law in advance of the Company Stockholders Meeting, (ii) if the Company reasonably believes there will be insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or (iii) to solicit additional proxies to obtain the Requisite Company Vote, so long as in each case that the Company exercises its right under this Section 7.4(b) to postpone, recess or adjourn the Company Stockholders Meeting, the Company shall have reasonably consulted with Parent in advance with respect to such determination and provided prior written notice to Parent; provided further, that in no event shall the Company Stockholders Meeting be postponed, recessed or adjourned pursuant to clauses (ii) and (iii), taken together, more than ten Business Days in connection with any one postponement, recess or adjournment or more than an aggregate of thirty days from the originally scheduled meeting date.

(c) The Company shall use reasonable best efforts to take all lawful action to obtain the Requisite Company Vote, including the solicitation of proxies therefor. The Company agrees that, unless this Agreement is terminated and the transactions contemplated by this Agreement are abandoned pursuant to and in accordance with Article IX, its obligations to hold the Company Stockholders Meeting pursuant to this Section 7.4 shall not be affected in any manner, including in connection with (i) the making of a Change of Recommendation or (ii) the commencement of or announcement or disclosure of or communication to the Company of any Acquisition Proposal or any event constituting or that could constitute an Intervening Event, and the Company shall continue to use reasonable best efforts to take all lawful action to obtain the Requisite Company Vote, including the solicitation of proxies therefor.

(d) Once the Company has established a record date for the Company Stockholders Meeting, the Company shall not change or establish a different record date for the Company Stockholders Meeting unless (i) required by applicable Law, (ii) reasonably necessary as a result of any postponement, recess or adjournment of the Company Stockholders Meeting effected pursuant to Section 7.4(b) or (iii) the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) is obtained.

(e) The Company agrees (i) to provide Parent with reasonably detailed periodic updates concerning proxy solicitation results on a reasonably timely basis (including, if requested, promptly providing voting reports on a reasonably frequent basis) and (ii) to give written notice to Parent one day prior to the Company Stockholders Meeting, indicating whether as of such date, sufficient proxies representing the Requisite Company Vote have been obtained.

(f) Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than related procedural matters or any non-binding advisory vote required under applicable Law) that the Company may propose to be acted on by the Company’s stockholders at the Company Stockholders Meeting.

7.5. Approval of Sole Stockholder of Merger Sub. As promptly as practicable following the execution and delivery of this Agreement, Merger Sub’s sole stockholder shall execute and deliver, in accordance with applicable Law and Merger Sub’s Organizational Documents, a written consent adopting this Agreement.

7.6. Antitrust Matters.

(a) General. In addition to and without limiting the rights and obligations set forth in Sections 7.1, 7.3, 7.7 and 7.8, but subject to the other terms and conditions of this Section 7.6, each of the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its respective reasonable best efforts to take or cause to be taken all actions necessary or advisable with respect to all Antitrust Laws to consummate the transactions contemplated by this Agreement, including preparing and delivering or submitting documentation to (A) effect the expirations of all waiting periods under applicable Antitrust Law and (B) make with and obtain from, as applicable, any Governmental Antitrust Entity, all filings, notices, reports, consents, registrations, approvals, non-objections, permits and authorizations, in each case, necessary or advisable under Antitrust Law in order to consummate the transactions contemplated by this Agreement.

(b) Regulatory Efforts. Without limiting the generality of, and in furtherance of the provisions of Section 7.6(a) but subject to the limitations set forth in Section 7.6(c) and the cooperation and coordination contemplated by Section 7.6(e), each of the Company and Parent agrees to take or cause to be taken the following actions (as applicable):

(i) the preparation and filing, with respect to the transactions contemplated by this Agreement, of an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable after the date of this Agreement (and in any event within ten Business Days after the date of this Agreement); provided, that Parent may withdraw and promptly thereafter refile its Notification and Report Form pursuant to the HSR Act in accordance with 16 C.F.R. § 803.12 and any other applicable Law if deemed advisable by Parent’s outside legal counsel (in consultation with the Company’s outside legal counsel);

(ii) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Law (each, a “Governmental Antitrust Entity”) of non-privileged information and documents requested by any Governmental Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement;

(iii) the prompt use of its reasonable best efforts to comply with Section 7.6(b)(iii) of the Company Disclosure Letter;

(iv) the prompt use of its reasonable best efforts to defend through litigation on the merits any claim asserted in any court, agency or other Proceeding by any Governmental Antitrust Entity (or any other Person making a claim under any Antitrust Law) seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement (subject in all cases to the limitations set forth in Section 7.6(c));

(v) the prompt use of its reasonable best efforts to take all necessary or reasonably proper or advisable steps to vacate, modify, reverse, suspend, prevent, eliminate or remove any temporary, preliminary or permanent injunction or other order, decree, decision, determination or judgment entered or issued in any Proceeding or inquiry of any kind that would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit or make unlawful the consummation of the transactions contemplated by this Agreement (subject in all cases to the limitations set forth in Section 7.6(c));

(vi) the proffer and agreement by Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, assets, operations, rights, product lines, licenses, businesses or interests therein of the Company, Parent or any of their respective Subsidiaries, and the entry into agreements with, and submission to orders of, the relevant Governmental Antitrust Entity giving effect thereto, which Parent may present to the applicable Governmental Antitrust Entity in one or more proposals over time but not later than October 5, 2021 (subject in all cases to the limitations set forth in Section 7.6(c)), if such action would be necessary or reasonably proper or advisable so as to permit the consummation of the transactions contemplated by this Agreement prior to the Outside Date; and

(vii) the proffer and agreement by Parent of its willingness to effect any other obligation, restriction, requirement, limitation, qualification, condition, remedy or other action with respect to the business and operations of the Company, Parent or any of their respective Subsidiaries, and the entry into agreements with, and submission to orders of, the relevant Governmental Antitrust Entity giving effect thereto, which Parent may present to the applicable Governmental Antitrust Entity in one or more proposals over time but not later than October 5, 2021 (subject in all cases to the limitations set forth in Section 7.6(c)), if such action would be necessary or reasonably proper or advisable so as to permit the consummation of the transactions contemplated by this Agreement prior to the Outside Date.

(c) Limitations on Regulatory Efforts. Notwithstanding anything to the contrary set forth in this Agreement (including Section 7.6(b)):

(i) in no event shall (1) any Party or any of its Subsidiaries be required to agree to any term, condition, obligation, liability, requirement, limitation, qualification, remedy, commitment, sanction or other action imposed, required or requested by a Governmental Antitrust Entity in connection with effecting (y) the expiration of any waiting period under applicable Antitrust Law or (z) a Governmental Antitrust Entity’s grant of any consent, registration, approval, non-objection, permit or authorization, in each case necessary or advisable in order to consummate the transactions contemplated by this Agreement that is not conditioned upon the consummation of the transactions contemplated by this Agreement or (2) the Company or any of its Subsidiaries agree with a Governmental Antitrust Entity to any term, condition, obligation, liability, requirement, limitation, qualification, remedy, commitment, sanction or other action in connection with the expiration of any such waiting period or obtaining of any such consent, registration, approval, non-objection, permit or authorization without the prior written consent of Parent (which consent may be withheld in Parent’s sole discretion); and

(ii) the Parties hereby acknowledge and agree that neither this Section 7.6 nor the “reasonable best efforts” standard in this Section 7.6 nor any other provision set forth in this Agreement shall require, or be construed to require, Parent or any of its Subsidiaries, in order to effect the expiration of any waiting periods under applicable Antitrust Law or the obtaining from any Governmental Antitrust Entity of any consent, registration, approval, non-objection, permit or authorization to consummate the transactions contemplated by this Agreement, to agree to any Burdensome Condition; provided that Parent can compel the Company to (and to cause the Company’s Subsidiaries to) agree to any such Burdensome Condition so long as the effectiveness of Burdensome Condition is conditioned upon the consummation of the transactions contemplated by this Agreement.

(d) Divestitures. The Company shall agree, if reasonably requested by Parent so as to permit (or as identified by the Parties as reasonably likely to be necessary to permit) the expiration or termination of the applicable waiting periods under the HSR Act or the receipt of any other consent under any other applicable Antitrust Law, in each case as soon as practicable after the date of this Agreement (but in any event not later than the Outside Date unless otherwise directed by Parent), to effect and agree to any sale, divestiture, license, holding separate or other similar arrangement with respect to, or other disposition of or restriction on, any assets, operations, rights, product lines, licenses, businesses or interests therein of the Company and its Subsidiaries, and take such action or actions that would in the aggregate have a similar effect; provided, however, that any such sale, divestiture, license, holding separate or other similar arrangement, disposition, restriction or action or actions (each, a “Potential Sale Transaction”) is conditioned on the occurrence of, and shall become effective only from and after, the Closing. Without limiting the foregoing, to the extent reasonably requested by Parent, the Company shall, and shall cause its Subsidiaries to, cooperate with Parent to facilitate a Potential Sale Transaction and, in furtherance thereof, to the extent reasonably requested by Parent, the Company shall, and shall cause its Subsidiaries, to (a) enter into confidentiality agreements containing customary terms with any Persons who Parent identifies to the Company as potential purchasers in a Potential Sale Transaction (such potential purchasers to be referred to as “Potential Purchasers”); (b) permit Potential Purchasers to conduct (and cooperate with such Potential Purchasers’) reasonable documentary and other investigations with respect to such Potential Sale Transaction (provided, that any such Potential Purchaser executes and delivers to the Company a confidentiality agreement and, to the extent deemed advisable by Parent’s outside legal counsel, a clean team agreement, in each case containing customary terms); (c) comply with any applicable right of first refusal, right of first offer, right of approval and similar provisions that may be applicable to a proposed transfer of a Potential Sale Transaction; and (d) deliver such notices, make such filings and execute such contracts relating to a Potential Sale Transaction as reasonably requested by Parent and at Parent’s expense.

(e) Cooperation. Separate and apart from and without limiting or expanding the rights and obligations set forth in Section 7.3, Parent and the Company shall jointly direct all matters (including with respect to process, strategy and communications) with any Governmental Antitrust Entity consistent with its obligations hereunder; provided that in the event of any conflict or disagreement between Parent and the Company with respect to strategy regarding any matter with a Governmental Antitrust Entity, Parent shall have the right to direct the matter that is the cause of any such conflict or disagreement, acting reasonably and in good faith. Parent and the Company shall each have the right to review in advance and, to the extent practicable, each shall consult with the other on and consider in good faith the views of the other in connection with, all the information relating to Parent or the Company, as the case may be, any of their respective Subsidiaries and any of its or their respective Representatives, that appears in any filing made with, or written materials delivered or submitted to, any Governmental Antitrust Entity in connection with the transactions contemplated by this Agreement. Neither the Company nor Parent shall, nor shall either permit any of their respective Subsidiaries or any of its or their respective Representatives to, participate in any substantive meetings, calls, presentations and other communications with any Governmental Antitrust Entity in respect of any documentation to effect the expiration of any waiting periods under applicable Antitrust Laws or make with or obtain from any Governmental Antitrust Entity, as applicable, all filings, notices, reports, consents, registrations, approvals, permits and authorizations, in each case, necessary or advisable in order to consummate the transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by such Governmental Antitrust Entity, gives the other the opportunity to attend and participate thereat.

(f) Other Transactions. Notwithstanding anything to the contrary set forth in this Agreement and not in limitation of any other obligations set forth herein (including as set forth with respect to the Company and its Subsidiaries in Section 7.1(a)), each of Parent and the Company shall, and shall cause each of its Subsidiaries to, from and after the date of this Agreement until the Effective Time (unless the other Party shall otherwise approve in writing), not acquire, directly or indirectly by merger, consolidation, acquisition of stock or assets or otherwise, any business, Person or assets from any other Person if such transaction would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent from any Governmental Antitrust Entity required in connection with the transactions contemplated by this Agreement, (ii) materially increase the risk of any Governmental Antitrust Entity enacting, issuing, promulgating, enforcing or entering any Order (whether temporary, preliminary or permanent) that makes unlawful or materially delays the consummation of the transactions contemplated by this Agreement or (iii) materially increase the risk of the Parties not being able to remove any such Law described in the preceding clause (ii).

7.7. Status and Notifications. Separate and apart from and without limiting or expanding the rights and obligations set forth in Section 7.3(e), the Company and Parent each shall keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including as promptly as practicable notifying the other of any notices or communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, from any third party, including any Governmental Entity, with respect to such transactions and as promptly as practicable following such receipt furnishing the other with, if applicable, copies of notices or other communications (or where no such copies are available, a reasonably detailed description thereof).

7.8. General Regulatory Efforts; Third-Party Consents. Separate and apart from the obligations set forth in Section 7.3 and Section 7.6, each Party shall use its, and shall cause its Subsidiaries to use their, reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary or advisable on its part under this Agreement and applicable Law to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable after the date of this Agreement (and, in any event, no later than the Outside Date), including (a) preparing and delivering or submitting documentation to make with and obtain from, as applicable, any Governmental Entity, all filings, notices, reports, consents, registrations, approvals, non-objections, permits and authorizations, in each case, necessary or advisable in order to consummate the transactions contemplated by this Agreement, including the Company Approvals and the Parent Approvals, as promptly as reasonably practicable after the date of this Agreement (and, in any event, no later than the Outside Date) and (b) giving, obtaining or effecting (as the case may be) as promptly as practicable following the date of this Agreement all notices, acknowledgments, waivers, consents, amendments, supplements or other modifications required under any Contract to which the Company or any of its Subsidiaries is a party to or bound (the “Third-Party Consents”) and that are necessary or advisable to be given, obtained or effected in order to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable after the date of this Agreement (and, in any event, no later than the Outside Date), and in connection with the obligations in this clause (b), neither the Company nor any of its Subsidiaries shall (i) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of value, (ii) amend, supplement or otherwise modify any such Contract or (iii) agree or commit to do any of the foregoing, in each case for the purposes of giving, obtaining or effecting any Third-Party Consents without the prior consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Separate and apart from the obligations set forth in Section 7.3 and Section 7.6, neither the Company nor Parent shall, nor shall either permit any of their respective Subsidiaries or any of its or their respective Representatives to, participate in any substantive meetings, calls, presentations and other communications with any Governmental Entity in respect of any documentation to effect the expiration of any waiting periods under applicable Laws or make with or obtain from any Governmental Entity, as applicable, all filings, notices, reports, consents, registrations, approvals, permits and authorizations, in each case, necessary or advisable in order to consummate the transactions contemplated by this Agreement unless it consults with the other in advance and, to the extent permitted by such Governmental Entity, gives the other the opportunity to attend and participate thereat. For the avoidance of doubt, this Section 7.8 shall not apply to any matters related to Antitrust Law, which shall be governed by Section 7.6.

7.9. Information and Access.

(a) The Company and Parent each shall (and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to), upon the reasonable request by the other, furnish to the other, as promptly as practicable, with all information concerning itself, its Representatives and such other matters as may be necessary or advisable (i) in connection with the Proxy Statement, (ii) to effect the expiration of all waiting periods under applicable Antitrust Laws and (iii) in connection with all filings, notices, reports, consents, registrations, approvals, permits and authorizations, made or sought by or on behalf of Parent, the Company or any of their respective Subsidiaries to or from any third party, including any Governmental Entity, in each case necessary or advisable in connection with the transactions contemplated by this Agreement and, with respect to the information supplied by or on behalf of Parent, its Subsidiaries or its or their respective Representatives for inclusion in or incorporation by reference into the Proxy Statement, Parent acknowledges and agrees that such information will be correct and complete in all material respects at the time so supplied.

(b) In addition to and without limiting the rights and obligations set forth in Section 7.9(a), the Company shall (and shall cause its Subsidiaries to), upon reasonable prior notice, afford Parent and its Representatives reasonable access during the Interim Period, to the Company Employees and the Company’s agents, properties, offices and other facilities, Contracts, books and records, and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all other information and documents concerning or regarding its businesses, properties and assets and personnel as may reasonably be requested by or on behalf of Parent; provided, however, that neither the Company nor any of its Subsidiaries shall be required to provide such access or furnish such information or documents to the extent doing so would, in the reasonable judgment of the Company, taking into account the advice of the Company’s outside legal counsel, result in (A) a violation of applicable Law, including COVID-19 Measures (provided, that the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide such access as can be provided in a manner without violating such COVID-19 Measures or other applicable Law), (B) the breach of any contractual confidentiality obligations in any Contract with a third party entered into prior to the date of this Agreement or following the date of this Agreement in compliance with Section 7.1 or Section 7.2 (as applicable), (C) waiving the protection of any attorney-client privilege or protection (including attorney-client privilege, attorney work-product protections and confidentiality protections) or any other applicable privilege or protection concerning pending or threatened Proceedings or (D) competitive harm to the Company or any of its Subsidiaries.

(c) No access or information provided to Parent or any of its Representatives or to the Company or any of its Representatives following the date of this Agreement, whether pursuant to this Section 7.9 or otherwise, shall affect or be deemed to affect, modify or waive the representations and warranties of the Parties set forth in this Agreement and, for the avoidance of doubt, all information and documents disclosed or otherwise made available pursuant to Sections 7.3 or 7.7, this Section 7.9 or otherwise in connection with this Agreement and the transactions contemplated by this Agreement shall be governed by the terms and conditions of the Confidentiality Agreement and subject to applicable Law relating to the exchange or sharing of information and any restrictions or requirements imposed by any Governmental Entity.

(d) Following the date hereof, the Company shall use its reasonable best efforts to move documents from any “clean rooms” established in connection with the virtual data rooms hosted by or on behalf of the Company to the unrestricted areas of such virtual data rooms, in a manner consistent with its process for moving such documents from clean rooms to unrestricted areas prior to the execution of this Agreement and in accordance with the Clean Team Agreement; provided, that (i) the Company shall not be required to move any such documents if doing so would, in the Company’s reasonable judgment and consultation with outside legal counsel, violate Antitrust Law and (ii) the Company shall be permitted to redact competitively sensitive information from such documents in accordance with the Clean Team Agreement.

7.10. Publicity. The initial press release with respect to the transactions contemplated by this Agreement shall be a joint press release. Thereafter, the Parties shall consult with each other, provide each other with a reasonable opportunity for review and give due consideration to reasonable comments by each other, prior to issuing any other press releases or otherwise making public statements, disclosures or communications with respect to the transactions contemplated by this Agreement and shall not issue any such press release or otherwise make such public statements, disclosures or communications prior to such consultation, except (a) as may be required or rendered impractical by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, interdealer quotation service, the NYSE or NASDAQ, or (b) with respect to the Company’s disclosures or communications with any Governmental Entity regarding the Proxy Statement or any Company Approvals contemplated by Section 7.3, which shall be governed by the provisions of Section 7.3. In addition to the exceptions set forth in clauses (a) and (b) above, each Party (and Representatives thereof) may make any public statements, disclosures or communications in response to inquiries from the press, analysts, investors, customers or suppliers or via industry conferences or analyst or investor conference calls, so long as such statements, disclosures or communications are consistent in tone and substance with previous public statements, disclosures or communications made by it in compliance with this Section 7.10 (or jointly made by the Company and Parent, if applicable) or to the extent that they have been reviewed and previously approved by the other Parties. Notwithstanding the foregoing, (i) this Section 7.10 shall not apply to or in any way restrict public communications to the extent they do not address this Agreement or the transactions contemplated hereby (including Company Reports, regular earnings releases and similar communications) and (ii) the Company shall not be required to consult with or obtain any approval from Parent with respect to a public announcement or press release issued in connection with the receipt and existence of an Acquisition Proposal or a Change of Recommendation made in accordance with this Agreement, subject in all respects to Section 7.2, and Parent shall not be required to consult with or obtain any approval from the Company with respect to its responses thereto; provided, that, notwithstanding the foregoing clause (i) above, and subject to the exceptions set forth in the preceding clause (a), the Company shall provide Parent with drafts and reasonable advance notice of any earnings release, Form 10-Q and Form 10-K and any disclosure or communication of any material development or material matter that is materially adverse to the Company (in the Company’s reasonable discretion), in each case, to the extent reasonably practicable prior to public disclosure thereof.

7.11. Employee Benefits.

(a) Parent agrees that the Continuing Employees shall, during the period commencing at the Effective Time and ending on the one-year anniversary of the Effective Time (the “Continuation Period”), be provided with (i) base salary or base wage and target annual cash bonus opportunities that are, in each case, no less favorable than those provided to each such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits, including pension and welfare benefits (but excluding equity and long-term incentive compensation and any retention or transaction bonus payments) that are no less favorable in the aggregate to those provided to the Continuing Employees immediately prior to the Effective Time or, in Parent’s discretion, are substantially comparable to those made available to similarly situated employees of Parent and its Subsidiaries.

(b) Parent shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any welfare plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Continuing Employee is first eligible to enroll in a Parent plan providing welfare benefits towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time for which payment has been made in respect of such Continuing Employee and their eligible dependents to the same extent such credit was given under the analogous Company Benefit Plan during the calendar year in which the Continuing Employee first becomes eligible to enroll in such Parent plan and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with the Company and its Subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable Parent benefit plan, as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits. For the avoidance of doubt, such service shall not be recognized for purposes of eligibility for retirement vesting under equity plans of Parent.

(c) Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall (i) cause to be amended the Company Benefit Plans to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence participation therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation and (ii) cause the Company 401(k) Plan to be terminated effective immediately prior to the Effective Time. In the event that Parent requests that the Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that such plan has been terminated not later than the Effective Time. All resolutions adopted or executed in connection with the termination of the Company 401(k) Plan shall be subject to Parent’s reasonable prior review and comment, and the Company shall consider any such comments in good faith.

(d) If requested by Parent in writing delivered to the Company not less than 10 Business Days prior to the Effective Time (with such request to be made only in the event Parent does not request that the Company 401(k) Plan be terminated pursuant to Section 7.11(c)), the Company Board shall take any actions (including, if applicable, adopting resolutions) as is reasonably necessary to delegate plan administration authority for any Company Benefit Plans that are qualified or non-qualified retirement plans to Parent’s Employee Benefits Plans Administrative Committee and to delegate investment authority for such plans to Parent’s Employee Benefit Plans Investment Committee, with such delegation to be effective as of the Effective Time and contingent upon the occurrence of the Effective Time. To the extent such delegation of authority described in the preceding sentence is requested by Parent, the Company shall provide Parent with evidence of such delegation not later than the Effective Time. All resolutions adopted or executed in connection with the delegation described herein shall be subject to Parent’s reasonable prior review and comment.

(e) Prior to making any written communications intended for broad based distribution to any Company Employee pertaining to compensation or benefits matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication and the Company shall consider any such comments in good faith.

(f) Without limiting the generality of Section 7.11(a), from and after the Effective Time, Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to, assume and honor the Company’s and its Subsidiaries’ employment, severance, retention, cash incentive compensation and termination plans, policies, programs, agreements and arrangements in effect as of immediately prior to the Effective Time, in each case, in accordance with their terms as in effect immediately prior to the Effective Time (including those terms with respect to a “qualifying termination” in the Company’s then-applicable annual incentive bonus plan); provided, however, that, notwithstanding the foregoing, to the extent elected by the Company prior to the Closing Date, Parent shall provide Continuing Employees with severance payments and benefits under the general severance plans, policies or programs of Parent during the Continuation Period.

(g) The Company shall be permitted to determine in good faith the amounts payable under its annual cash incentive program for the fiscal year in which the Closing Date occurs based on actual performance through the Closing Date, and Parent shall cause such amounts to be paid to the Continuing Employees on the earliest of (i) the date the Company has historically paid such amounts in the Ordinary Course of Business; (ii) the date Parent pays annual cash bonuses in the Ordinary Course of Business; and (iii) the date on which the applicable Continuing Employee is otherwise entitled to receive payment under the applicable annual cash incentive program; provided that the aggregate amount of such bonus payments shall not exceed the amount accrued by the Company for accounting purposes through the Closing Date. For the balance of the calendar year in which the Closing Date occurs, Continuing Employees shall participate in an annual cash incentive program sponsored by

Parent, and such bonuses will be paid to the Continuing Employees in accordance with the terms of Parent’s program on the date Parent pays annual cash bonuses in the Ordinary Course of Business, pro-rated to reflect the portion of the calendar year following the Closing Date during which the Continuing Employees participated in such program.

(h) Nothing set forth in this Agreement is intended to (i) be treated as an amendment of any particular Company Benefit Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Company Benefit Plan in accordance with their terms, (iii) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Continuing Employee, or (iv) without limiting the generality of Section 10.8, create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain.

7.12. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law and the Company’s Organizational Documents in effect as of the date of this Agreement, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify, defend and hold harmless the Indemnified Parties against any and all judgments, fines, losses, claims, damages, costs of settlement, liabilities and reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) incurred in connection with, arising out of or otherwise related to any Proceeding, which Proceeding is in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time or relating to the enforcement of any such Indemnified Party’s rights under this Section 7.12, whether asserted or claimed prior to, at or after the Effective Time, and (ii) advance expenses as incurred by the Indemnified Parties; provided that any Person to whom expenses are so advanced provides an undertaking to repay such advances if it is ultimately determined by final and nonappealable adjudication by the Chosen Courts that such Person is not entitled to such advanced expenses.

(b) Prior to the Effective Time, the Company shall obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of the Tail Period with respect to any claim related to matters existing or occurring at or prior to the Effective Time from the Company’s D&O Insurance carriers as of the date of this Agreement or one or more insurance carriers with the same or better credit rating as such carriers with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies. The Company shall use reasonable best efforts to obtain such “tail” policies as promptly as practicable following the date of this Agreement. If the Company for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement with respect to the pre-Closing period and from an insurance carrier with the same or better credit rating as the Company’s D&O Insurance carrier as of the date of this Agreement, in each case providing coverage with respect to any matters existing or occurring at or prior to the Effective Time; provided, however, that, with respect to any D&O Insurance purchased pursuant to this Section 7.12(b), in no event shall the annual cost of such D&O Insurance during the Tail Period exceed 300% of the current aggregate annual premium paid by the Company for such purpose; and provided further, that if the cost of such insurance coverage exceeds such amount, the Company or the Surviving Corporation (as applicable) shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. From and after the Effective Time, Parent shall cause such “tail” insurance policies (whether purchased by the Company prior to the Effective Time or the Surviving

Company or Parent following the Effective Time) to be maintained in full force and effect, each for its full term, and honor all obligations thereunder.

(c) Any Indemnified Party wishing to claim indemnification under this Section 7.12(c), upon learning of any Proceeding for which indemnification under this Section 7.12(c) may be available, shall promptly notify Parent thereof in writing, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any obligation or liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such Proceeding: (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof, with the legal counsel selected by Parent or the Surviving Corporation being reasonably satisfactory to the Indemnified Party (it being understood and agreed that by electing to assume the defense thereof, neither Parent nor the Surviving Corporation shall be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto or assumed any obligation or liability with respect thereto), except that if Parent or the Surviving Corporation elects not to assume such defense or legal counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain legal counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable and documented fees and expenses of such legal counsel for the Indemnified Party promptly following the receipt of statements therefor; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this Section 7.12(c) to pay for only one law firm (in addition to one local counsel if reasonably necessary) for all Indemnified Parties in any jurisdiction unless the use of one law firm for such Indemnified Parties would present a conflict of interest under applicable standards of professional conduct on any significant issue between the positions of any two or more Indemnified Parties, in which case the fewest number of law firms necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties shall cooperate in the defense of any such matter if Parent or the Surviving Corporation elects to assume such defense, and Parent and the Surviving Corporation shall cooperate in the defense of any such matter if Parent or the Surviving Corporation elects not to assume such defense; (iii) the Indemnified Parties shall not be liable or have any obligation for any settlement effected without their prior written consent if Parent or the Surviving Corporation elects to assume such defense and Parent and the Surviving Corporation shall not be liable or have any obligation for any settlement effected without their prior written consent if Parent or the Surviving Corporation elects not to assume such defense; and (iv) Parent and the Surviving Corporation shall not have any obligation or liability under Section 7.12(a) to any Indemnified Party if it is ultimately determined by final and nonappealable adjudication by the Chosen Courts that the indemnification of such Indemnified Party in the manner contemplated by Section 7.12(a) is prohibited by applicable Law.

(d) If Parent or the Surviving Corporation or any of their respective successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and permitted assigns of Parent or the Surviving Corporation shall assume all the obligations set forth in this Section 7.12(d).

(e) The provisions of this Section 7.12 are intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties and their respective heirs, executors, beneficiaries or representatives, who shall be third-party beneficiaries of this Section 7.12, and shall be binding on all successors and assigns of Parent, Merger Sub and the Company.

(f) The rights of the Indemnified Parties under this Section 7.12 are in addition to, and not in lieu of, any rights such Indemnified Parties may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. In furtherance thereof, except as may be required by applicable Law, Parent and the Surviving Corporation agree that all indemnification, exculpation, expense advancement and similar rights for acts or omissions occurring at or prior to the Effective Time as existing as of the date of this Agreement in favor of any Indemnified Party as provided in the Organizational Documents of the Company and its Subsidiaries or in any Contract between such Indemnified Party and the Company or any of its

Subsidiaries and made available to Parent shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

7.13. Financing Cooperation; TRA Terminations.

(a) On or prior to the Closing, at the written request of Parent, the Company shall (i) furnish the trustee under the Senior Notes Indenture with an officer’s certificate in respect of the redemption of the Senior Notes and prepare and deliver to the trustee under the Senior Notes Indenture a conditional notice of redemption in form and substance satisfactory to Parent (the “Notice of Redemption”) for all of the outstanding Senior Notes, and (ii) take all other actions, other than the payment of amounts required to redeem the Senior Notes or satisfy and discharge the Senior Notes Indenture and the payment of fees and expenses relating to the redemption and satisfaction and discharge, including those of the trustee under the Senior Notes Indenture (except to the extent such amounts have been provided by Parent or Merger Sub to the Company at the Closing), and prepare all other documents as may be necessary to cause, at Parent’s discretion, (A) the redemption of all outstanding Senior Notes at the Closing or (B) if the Senior Notes will not be redeemed in full at the Closing, the satisfaction and discharge of the Senior Notes Indenture at the Closing; provided, however, that (1) such notice of redemption shall not be required to be issued by the Company prior to the Closing unless the redemption provided for in such notice is conditioned on the occurrence of the Closing and (2) the Company and its counsel shall not be responsible for delivering any legal opinions at Closing in connection with the redemption of the Senior Notes or satisfaction and discharge of the Senior Notes Indenture, such legal opinions shall be delivered by counsel to Parent or another nationally recognized law firm (provided, that the Company cooperates in providing information, backup certificates or other documentation reasonably requested in connection with delivery of any such opinion, and Company’s counsel delivers any opinions required to be delivered by Company counsel prior to Closing). Upon delivery of the Notice of Redemption to the trustee under the Senior Notes Indenture, the Company shall provide Parent with a correct and complete copy of the Notice of Redemption.

(b) The Company shall (i) furnish to the agent under the Credit Agreement at least three Business Days prior to the Closing (or such shorter period as the agent to the Credit Agreement may otherwise agree in accordance with the Credit Agreement), a prepayment notice in respect of the termination of all outstanding commitments and prepayment of all outstanding loans under the Credit Agreement and (ii) deliver to Parent, at least two Business Days prior to the Closing, an executed pay-off letter in customary form acceptable to Parent with respect to the Credit Agreement, which pay-off letter shall provide that upon receipt from or on behalf of the borrowers thereunder of the pay-off amount set forth in the pay-off letter, (i) the Indebtedness incurred pursuant to the Credit Agreement and instruments related thereto shall be satisfied, and all obligations of the secured parties terminated (other than those that customarily survive in pay-off letters and expressly contemplated to survive under the Credit Agreement), (ii) all Encumbrances relating to the assets, rights and properties of the Company or any of its Subsidiaries granted pursuant to the Credit Agreement shall be released and terminated without any further action by the secured parties and (iii) the Company or its designee shall be entitled to file documents, financing statements and other instruments to reflect the release of such Encumbrances.

(c) On or prior to the Closing, at the written request of Parent, the Company shall take all actions reasonably requested by Parent (other than exercising any Early Mandatory Settlement Right (under and as defined in the Purchase Contract Agreement) or effecting any discharge or defeasance under the Senior Amortizing Notes Indenture, in each case, such that such settlement, discharge or defeasance would take effect prior to the Closing) with respect to the TEUs, including (if requested): (i) delivering any notice, information, certificate or other document to Parent, the Purchase Contract Agent (as defined in the Purchase Contract Agreement) or the Trustee (as defined in the Senior Amortizing Notes Indenture), and obtaining an opinion of counsel with respect to any such action, to ensure that the Merger and the other transactions contemplated hereby do not result in an event of default or other violation of the Purchase Contract Agreement or the Senior Amortizing Notes Indenture; (ii) entering into, or cooperating with Parent to enable Parent or one of its Subsidiaries to enter into, a new supplemental agreement (with respect to the Purchase Contract Agreement) and/

or supplemental indenture (with respect to the Senior Amortizing Notes Indenture); (iii) cooperating with Parent in seeking amendments or consents with respect to the Purchase Contract Agreement and/or the Senior Amortizing Notes Indenture that would be effective at the Closing; (iv) taking all steps reasonably necessary to cause the TEUs to be deregistered under the Securities Act and delisted from the NASDAQ in accordance with Section 7.17; and (v) to the extent the Closing occurs after June 30, 2021, taking all other actions, other than the payment of amounts required to satisfy and discharge the Senior Amortizing Notes Indenture and the payment of any fees and expenses relating to the satisfaction and discharge, including those of the Trustee under the Senior Amortizing Notes Indenture (except to the extent such amounts have been provided by Parent or Merger Sub to the Company at the Closing), and prepare all other documents as may be necessary to cause, at Parent’s discretion, the satisfaction and discharge of the Senior Amortizing Notes Indenture at the Closing.

(d) Prior to the Closing, in consultation with and at the direction of Parent, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to take such actions as may be necessary or appropriate to terminate, as of the date of and immediately following the Closing (but contingent on the Closing), the Tax Receivable Agreements on the terms and subject to the conditions set forth therein (such terminations, the “TRA Terminations”). Promptly following the date of this Agreement, Parent and the Company shall cooperate in good faith to prepare drafts of such TRA Terminations that can be delivered to each Person that is party to the applicable Tax Receivable Agreement. Thereafter, the Company shall provide Parent with the opportunity to participate in any substantive communications with such Persons related to the TRA Terminations and Parent shall direct all such communications in its reasonable discretion to the extent related to the TRA Terminations, including all negotiations and discussions relating to the TRA Terminations. Without Parent’s prior written consent (which may be withheld in Parent’s sole discretion), the Company shall not enter into any TRA Termination or supplement, amend or otherwise modify any Specified Tax Agreement or TRA Termination.

7.14. Takeover Statutes. If any Takeover Statute is, becomes or is deemed applicable to the transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and shall take such actions as are necessary and advisable so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of any such Takeover Statutes.

7.15. Transaction Litigation. In the event that any stockholder litigation related to this Agreement or the transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened in writing, against the Company, its officers or any current or former members of the Company Board during the Interim Period (such litigation, other than any Proceeding in connection with, arising out of or otherwise related to a demand for appraisal under Section 262 of the DGCL, which shall be governed by Section 4.3(f), “Transaction Litigation”), the Company shall as promptly as practicable (a) notify Parent thereof and shall keep Parent reasonably informed with respect to the status thereof and (b) give Parent the opportunity to reasonably participate in the defense or settlement of any Transaction Litigation and shall consider in good faith Parent’s advice with respect to such Transaction Litigation; provided that the Company shall not settle or agree to settle any Transaction Litigation without prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

7.16. Section 16 Matters. The Company and Parent, and the Company Board and the Parent Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or advisable to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent Common Stock (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

7.17. Delisting and Deregistration.

(a) Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary or advisable on its part under applicable Law, including, for the avoidance of doubt, the rules and policies of NASDAQ, to enable the delisting by the Surviving Corporation of the Shares and (if requested by Parent) the TEUs from NASDAQ and the deregistration of the Shares under the Exchange Act and (if requested by Parent) the TEUs under the Securities Act, in each case, as promptly as practicable after the Effective Time, but in any event, in the case of the Shares, no more than ten days thereafter. In connection therewith, Parent shall use reasonable best efforts to (a) assist in enabling the Company or NASDAQ to be in a position to promptly file and cause the Surviving Corporation or NASDAQ to file with the SEC a Form 25 on the Closing Date and (b) cause the Surviving Corporation to file a Form 15 on the first Business Day that is at least ten days after the date the Form 25 is filed (such period between the Form 25 and the Form 15 filing dates, the “Delisting Period”).

(b) Upon Parent’s determination that the Surviving Corporation may be required to file any quarterly or annual reports pursuant to the Exchange Act during the Delisting Period, the Company shall deliver to Parent at least five Business Days prior to Closing a draft of any such reports required to be filed during the Delisting Period, which is sufficiently developed such that it can be timely filed and when filed will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and comply in all material respects with the provisions of applicable Law.

7.18. Cooperation Regarding Tax Matters.

(a) The Company and Parent agree to cooperate in good faith with respect to any Tax matters (including the structuring of any relevant transactions in a Tax efficient manner) in connection with any Potential Sale Transaction.

(b) In connection with the satisfaction of the condition set forth in Section 8.2(f), Parent and the Company agree that if the Company is unable to obtain a Tax Opinion, dated as of the Closing Date, that is substantially the same in form and substance as the Tax Opinion delivered to Distributing on or before the date hereof, Parent and the Company will cooperate with Company Tax Counsel in good faith, including by making necessary amendments, modifications, supplements or replacements of Tax Representation Letters and providing other materials reasonably requested by Company Tax Counsel, such that the Company would be able to obtain a replacement Tax Opinion, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent and that complies with Section 9(c)(iv) of the Tax Matters Agreement; provided, that a replacement Tax Opinion from an Expert Law Firm shall be deemed satisfactory to Parent.

(c) Each of Parent and the Company shall use their respective reasonable best efforts to deliver to Company Tax Counsel representation letters dated as of the Closing Date substantially in the form provided in Section 7.18(c)(i) of the Company Disclosure Letter (in the case of Parent, the “Parent Tax Representation Letter”) or Section 7.18(c)(ii) of the Company Disclosure Letter (in the case of the Company, the “Company Tax Representation Letter” and, together with the Parent Tax Representation Letter, the “Tax Representation Letters”) and signed by an officer or director of Parent or the Company, as applicable. Parent shall not be treated as in breach of this Section 7.18(c) for failing to deliver the Parent Tax Representation Letter if such failure is caused primarily by an intentional act or intentional failure to act on the part of the Company or any of its Authorized Representatives (as such term is defined in the Company Tax Representation Letter). The Company shall not be treated as in breach of this Section 7.18(c) for failing to deliver the Company Tax Representation Letter if such failure is caused primarily by an intentional act or intentional failure to act on the part of Parent or any of its Authorized Representatives (as such term is defined in the Parent Tax Representation Letter). Parent and the Company agree that if either party cannot deliver a Tax Representation Letter at the Closing substantially in the same form and substance as the form set forth in the applicable section of the Company Disclosure Letter,

Parent and the Company shall use reasonable best efforts to agree to amendments, modifications, supplements or replacements of the Tax Representation Letter that would permit delivery of such modified letter and, accordingly, permit Company Tax Counsel to provide the Tax Opinion at the Closing.

ARTICLE VIII

Conditions

8.1. Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each Party to effect the Closing is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Company Stockholder Approval. The Requisite Company Vote shall have been obtained.

(b) Regulatory Approvals. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been earlier terminated.

(c) No Legal Restraint. No Governmental Entity shall have enacted or entered any Order (whether temporary, preliminary or permanent) that is in effect, and no other Law shall have been enacted, enforced, issued, promulgated, entered or adopted and be effective, in each case, that enjoins, restrains, prohibits, prevents or makes illegal the consummation of the transactions contemplated by this Agreement (each, a “Legal Restraint”).

8.2. Conditions to Parent’s and Merger Sub’s Obligation to Effect the Closing. The obligations of Parent and Merger Sub to effect the Closing are also subject to the satisfaction or waiver by Parent at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties set forth in: (i) Section 5.1(a) (Organization, Good Standing and Qualification), Section 5.2(b) and (c) (Capital Structure), Section 5.3 (Corporate Authority; Approval and Fairness), Section 5.16(p) (Tax Matters), Section 5.23 (Takeover Statutes) and Section 5.24 (Brokers and Finders) that (A) is qualified by “materiality”, “Material Adverse Effect” or similar qualifiers shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time) and (B) is not qualified by “materiality”, “Material Adverse Effect” or similar qualifiers shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time); (ii) Section 5.2(a) (Capital Structure) and Section 5.10(b) (Absence of Certain Changes) shall be true and correct in all respects (other than, with respect to the representations and warranties set forth in Section 5.2(a), any inaccuracies that, individually or in the aggregate, are de minimis) as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time); and (iii) Article V (other than those set forth in the foregoing clauses (i) and (ii) of this Section 8.2(a)), without giving effect to any “materiality” or “Material Adverse Effect” qualifiers or qualifiers of similar import set forth therein, shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iii), for any failure of any such representation and warranty to be so true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) No Burdensome Condition. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been earlier terminated without the imposition of any Burdensome Condition.

(d) No Material Adverse Effect. Since the date hereof, there shall not have occurred any Material Adverse Effect.

(e) Company Closing Certificate. Parent shall have received a certificate duly executed on behalf of the Company by an executive officer of the Company certifying that the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(d) have been satisfied.

(f) Certain Tax Matters. The Company shall have received a Tax Opinion, dated as of the Closing Date, that is substantially in the same form and substance as the Tax Opinion delivered to Distributing as of the date of this Agreement; provided that this condition shall be deemed satisfied if (i) as a result of any amendments, modifications, supplements or replacements described in Section 7.18(b), the Company is able to receive a replacement Tax Opinion, dated as of the Closing Date, described in Section 7.18(b), (ii) Parent has failed to deliver to Company Tax Counsel representation 3, 4, 5, 7, 8, or 10 in the Parent Tax Representation Letter and such failure causes the Company to be unable to receive a replacement Tax Opinion under Section 7.18(b), unless such failure to deliver any such representation is primarily caused by an intentional act or intentional failure to act on the part of the Company or any of its Authorized Representatives (as such term is defined in the Parent Tax Representation Letter), or (iii) an intentional act or intentional failure to act on the part of Parent or any of its Authorized Representatives (as such term is defined in the Parent Tax Representation Letter) is the primary cause of the Company being unable to deliver the Company Tax Representation Letter, and such inability of the Company to deliver such letter primarily causes the Company to be unable to receive a replacement Tax Opinion under Section 7.18(b).

8.3. Conditions to the Company’s Obligation to Effect the Closing. The obligation of the Company to effect the Closing is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement, without giving effect to any “materiality” qualifiers or qualifiers of similar import set forth therein, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be true and correct in all material respects as of such particular date or period of time), except for any failure of any such representations and warranties to be so true and correct that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Parent and Merger Sub Closing Certificate. The Company shall have received a certificate duly executed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub certifying that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

ARTICLE IX

Termination

9.1. Termination by Mutual Written Consent. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after the Requisite Company Vote has been obtained, by mutual written consent of the Parties.

9.2. Termination by Either the Company or Parent. Subject to Section 9.5(a), this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by either the Company or Parent if:

(a) the transactions contemplated by this Agreement shall not have been consummated by 5:00 p.m. (New York time) on January 5, 2022 (the “Outside Date”); provided, however, that if the conditions to Closing set forth in Section 8.1(b), Section 8.1(c) (in connection with a Legal Restraint of a Governmental Antitrust Entity) or Section 8.2(c) have not been satisfied or, to the extent permitted by applicable Law, waived on or prior to the Outside Date but all other conditions to Closing set forth in Article VIII have been satisfied or, to the extent permitted by applicable Law, waived (except for those conditions that by their nature are to be satisfied at the Closing), the Outside Date may be extended by either the Company or Parent (in each case, acting in its sole discretion) to a time and date not beyond 5:00 p.m. (New York time) on April 5, 2022 by providing a written notice thereof to Parent, in the case of an extension by the Company, or to the Company, in the case of an extension by Parent, in each case prior to 5:00 p.m. (New York time) on January 5, 2022 and such time and date, as so extended, shall be the “Outside Date” for all purposes of this Agreement; provided, further, that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to this Section 9.2(a) shall not be available to the Company or Parent if it (or Merger Sub, in the case of an attempted termination by Parent) has breached in any material respect any covenant or agreement set forth in this Agreement and such breach shall have proximately caused the occurrence of the failure of a condition to the Closing to occur on or prior to the Outside Date;

(b) the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting or at any postponement, recess or adjournment thereof taken in accordance with this Agreement, in each case at which a vote on the adoption of this Agreement was taken (such failure to obtain the Requisite Company Vote at such a meeting, a “Vote-Down”); or

(c) if any Governmental Entity shall have enacted or entered any Order, or enacted, enforced, issued, promulgated, entered or adopted any other Law that, in either such case, enjoins, restrains, prohibits, prevents or makes illegal the consummation of the transactions contemplated by this Agreement and such Order or other Law shall have become final and non-appealable, whether before or after the Requisite Company Vote has been obtained; provided that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to this Section 9.2(c) shall not be available to the Company or Parent if it (or Merger Sub, in the case of an attempted termination by Parent) has breached in any material respect any covenant or agreement set forth in this Agreement and such breach relates to its obligations pursuant to Section 7.6 or otherwise shall have proximately caused the occurrence of the failure of a condition to the Closing to occur.

9.3. Termination by the Company. Subject to Section 9.5(a), this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by the Company:

(a) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub set forth in this Agreement such that the conditions in Sections 8.3(a) or 8.3(b) would not be satisfied were the Closing then to occur (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 days after the giving of written notice thereof by the Company to Parent and Merger Sub describing such breach in reasonable detail and stating the Company’s intention to terminate this Agreement and abandon the transactions contemplated by this Agreement and (ii) three Business Days prior to the Outside Date), whether before or after the Requisite Company Vote has been obtained; provided that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to this Section 9.3(a) shall not be available to the Company if it is then in breach in any material respect of any covenant or agreement set forth in this Agreement and such breach would cause the failure of a condition to the Closing to occur; or

(b) at any time prior to the time the Requisite Company Vote is obtained, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in compliance with Section 7.2(d); provided, however, that the Company shall have concurrently with such termination paid or caused to be paid to Parent the Termination Fee pursuant to Section 9.5 and the Company shall not have materially breached the obligations set forth in Section 7.2(a) (No Solicitation) in respect of such Acquisition Proposal.

9.4. Termination by Parent. Subject to Section 9.5(a), this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by Parent:

(a) if there has been a breach of any representation, warranty, covenant or agreement made by the Company set forth in this Agreement such that the conditions in Sections 8.2(a) or 8.2(b) would not be satisfied were the Closing then to occur (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 days after the giving of written notice thereof by Parent to the Company describing such breach in reasonable detail and stating Parent’s intention to terminate this Agreement and abandon the transactions contemplated by this Agreement and (ii) three Business Days prior to the Outside Date), whether before or after the Requisite Company Vote has been obtained; provided that the right to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to this Section 9.4(a) shall not be available to Parent if either Parent or Merger Sub is then in breach in any material respect of any covenant or agreement set forth in this Agreement and such breach would cause the failure of a condition to the Closing to occur; or

(b) at any time prior to the time the Requisite Company Vote is obtained, if (i) the Company Board shall have effected a Change of Recommendation or (ii) the Company shall have materially breached the obligations set forth in Section 7.2(a) (No Solicitation).

9.5. Notice of Termination; Effect of Termination and Abandonment.

(a) In the event the Company or Parent intends to terminate this Agreement and abandon the transactions contemplated by this Agreement pursuant to Section 9.2, 9.3 or 9.4, as applicable, the Company or Parent, as applicable, shall give written notice to the other Party or Parties (as the case may be) specifying the provision of this Agreement pursuant to which such termination and abandonment is intended to be effected.

(b) Except to the extent provided in Sections 9.5(c), 9.5(d) and 10.1, in the event of termination of this Agreement and abandonment of the transactions contemplated by this Agreement pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or any of its Affiliates or its or their respective Representatives); provided, however, and notwithstanding anything to the contrary set forth in this Agreement, (i) except as provided in Section 9.5(d)(iii), no such termination shall relieve any Party of any liability or damages to any other Party resulting from its fraud or knowing and intentional breach of this Agreement, and (ii) the provisions set forth in this Section 9.5 and Article X shall survive any termination of this Agreement and any abandonment of the transactions contemplated by this Agreement.

(c) In the event this Agreement is terminated and the transactions contemplated by this Agreement abandoned pursuant to this Article IX:

(i) by either the Company or Parent pursuant to Section 9.2(b) (Vote-Down) or by Parent pursuant to Section 9.4(a) (Company Breach) and, in either such case:

(A) any Person shall have publicly announced an Acquisition Proposal for the first time after the date hereof and such Acquisition Proposal shall not have been withdrawn without qualification (1) prior to the Vote-Down, with respect to termination and abandonment pursuant to Section 9.2(b) (Vote-Down), or (2) prior to the date of such termination, with respect to any termination and abandonment pursuant to Section 9.4(a) (Company Breach); provided that for purposes of this Section 9.5(c)(i)(A), an Acquisition Proposal made by any Person shall not be deemed to have been “withdrawn” if, within 12 months after such termination and abandonment, the Company or any of its Subsidiaries shall have entered into a definitive Alternative Acquisition Agreement with respect to such Acquisition Proposal, or shall have consummated any Acquisition Proposal (or the Company Board shall have approved or recommended to the Company’s stockholders or otherwise not opposed any Acquisition Proposal) made by or on behalf of such Person or any of its Affiliates; and

(B) within 12 months after such termination, the Company or any of Subsidiaries shall have entered into a definitive Alternative Acquisition Agreement with respect to, or the Company Board shall have approved or recommended to the Company’s stockholders or otherwise not opposed, any Acquisition Proposal that is later consummated (regardless of whether or not such consummation happens prior to or following the end of such 12 month period) (provided, that solely for purposes of this clause (i), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Annex A, except that the reference to “15%” in such definition shall be replaced with a reference to “50%”), then the Company shall pay or cause to be paid to Parent the Termination Fee by wire transfer of immediately available funds concurrently with the consummation of such Acquisition Proposal;

(ii) by Parent pursuant to Section 9.4(b) (Change of Recommendation; Non-Solicit Breach), then the Company shall pay or cause to be paid to Parent the Termination Fee by wire transfer of immediately available funds within three Business Days following the date of such termination and abandonment; or

(iii) by the Company pursuant to Section 9.3(b) (Superior Proposal), then the Company shall pay or cause to be paid to Parent the Termination Fee by wire transfer of immediately available funds concurrently with such termination of this Agreement.

(d) The Parties acknowledge and agree that (i) in no event shall the Company be required to pay the Termination Fee on more than one occasion; (ii) the agreements set forth in this Section 9.5 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement and accordingly, if the Company fails to promptly pay or cause to be paid the Termination Fee as and when due pursuant to this Article IX, and, in order to obtain such amount, Parent commences a Proceeding that results in a judgment against the Company for the Termination Fee, the Company shall pay or cause to be paid to Parent its costs and expenses (including attorneys’ fees) in connection with such Proceeding, together with interest on the Termination Fee, at the prime rate published in The Wall Street Journal for the relevant date such amount was required to be made from such date through the date of payment; and (iii) notwithstanding anything to the contrary in this Agreement (including Section 9.5(b)(i)), in the event that the Termination Fee becomes payable by the Company pursuant to Section 9.5(c)(ii) as a result of termination by Parent pursuant to Section 9.4(b)(ii) (Non-Solicit Breach), and is paid or caused to be paid by the Company, the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages against the Company and its Affiliates pursuant to this Agreement or otherwise and, upon payment of the Termination Fee (plus any amounts due under clause (ii) above), none of the Company or any of its Affiliates shall have any further monetary liability or obligation arising out of or related to this Agreement or the transactions contemplated hereby; provided, however, that, for the avoidance of doubt, this Section 9.5(d)(iii) shall not

(A) apply in the event that this Agreement is terminated other than by Parent pursuant to Section 9.4(b)(ii) (Non-Solicit Breach) or (B) limit Parent’s or Merger Sub’s rights under the Confidentiality Agreement or the Support Agreement, in each case as and to the extent set forth therein.

ARTICLE X

Miscellaneous and General

10.1. Survival. Article I, this Article X and the representations and warranties, covenants and agreements of the Parties, as applicable, set forth in Article IV, Section 5.25 (No Other Representations or Warranties; Non-Reliance), Section 6.12 (No Other Representations or Warranties; Non-Reliance), Section 7.11 (Employee Benefits), Section 7.12 (Indemnification; Directors’ and Officers’ Insurance), Section 10.3 (Expenses), Section 10.4 (Transfer Taxes), the provisions that substantively define any related defined terms not substantively defined in Article I and those other covenants and agreements set forth in this Agreement that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, shall survive the Effective Time. Article I, this Article X, the representations and warranties, covenants and agreements of the Parties, as applicable, set forth in Section 5.25 (No Other Representations or Warranties; Non-Reliance), Section 6.12 (No Other Representations or Warranties; Non-Reliance), Section 10.3 (Expenses), Section 9.5 (Notice of Termination; Effect of Termination and Abandonment), the provisions that substantively define any related defined terms not substantively defined in Article I and the Confidentiality Agreement shall survive any termination of this Agreement and any abandonment of the transactions contemplated by this Agreement. All other representations, warranties, covenants and agreements in this Agreement or in any instrument or other document delivered pursuant to this Agreement, including rights arising out of any breach of such representations, warranties, covenants and agreements, shall not survive the Effective Time or, except as set forth in Article IX, the termination of this Agreement and abandonment of the transactions contemplated by this Agreement.

10.2. Notices. All notices and other communications given or made hereunder by one or more Parties to one or more of the other Parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email, provided that the email transmission is confirmed in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses) or is followed up within one Business Day after email by dispatch pursuant to one of the other methods described herein. Such communications must be sent to the respective Parties at the following street addresses or email addresses (or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 10.2):

if to the Company:

Change Healthcare Inc.
100 Airpark Center Drive East
Nashville, TN 37217
Attention:	Loretta Cecil
Telephone:	(615) 932-3000
Email:	loretta.cecil@changehealthcare.com

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Ave.
New York, NY 10017
Attention:	Eric M. Swedenburg
Telephone:	(212) 455-2225
Email:	eswedenburg@stblaw.com

and: Simpson Thacher & Bartlett LLP
900 G Street, NW
Washington, D.C. 20001
Attention:	Jonathan L. Corsico
Telephone:	(202) 636-5839
Email:	jonathan.corsico@stblaw.com

if to Parent or Merger Sub:

UnitedHealth Group Incorporated
UnitedHealth Group Center 9900 Bren Road East

Minnetonka, MN 55343
Attention:	Richard Mattera
Telephone:	(952) 936-1300
Email:	richard.mattera@uhg.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	Keith Pagnani Melissa Sawyer
Telephone:	(212) 558-4000
Email:	pagnanik@sullcrom.com sawyerm@sullcrom.com

10.3. Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement including all costs, fees and expenses of its Representatives, shall be paid by the Party incurring such cost, fee or expense, except as otherwise expressly provided herein. Notwithstanding the foregoing, Parent shall be responsible for and shall pay all filing fees pursuant to Antitrust Laws.

10.4. Transfer Taxes. Except as otherwise provided in Section 4.3(b), all Transfer Taxes incurred in connection with the Merger shall be paid by the Party incurring such Taxes.

10.5. Amendment or Other Modification; Waiver.

(a) Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended or otherwise modified only by a written instrument duly executed and delivered by each of the

Parties; provided, that this Agreement may not be amended or otherwise modified at any time following the Effective Time.

(b) The conditions to each of the respective Parties’ obligations to consummate the transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in a written instrument duly executed and delivered by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except to the extent provided for otherwise in Section 9.5.

10.6. Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) This Agreement and all matters and transactions contemplated hereby or related hereto shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of Delaware without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction.

(b) Each of the Parties agrees that it: (i) shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement exclusively in the Chosen Courts; and (ii) solely in connection with such Proceedings, (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably waives any objection to the laying of venue in any such Proceeding in the Chosen Courts, (C) irrevocably waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) of this Section 10.6(b) or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(c) Each Party acknowledges and agrees that any controversy which may be connected with, arise out of or otherwise relate to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement is expected to involve complicated and difficult issues, and therefore each Party irrevocably and unconditionally waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Proceeding, directly or indirectly, connected with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement. Each Party hereby acknowledges and certifies that (i) no Representative of the other Parties has represented, expressly or otherwise, that such other Parties would not, in the event of any Proceeding, seek to enforce the foregoing waiver, (ii) it understands and has considered the implications of this waiver, (iii) it makes this waiver voluntarily and (iv) it has been induced to enter into this Agreement and the transactions contemplated by this Agreement by, among other things, the mutual waivers, acknowledgments and certifications set forth in this Section 10.6(c).

10.7. Specific Performance. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an Order enforcing compliance with the provisions of this Agreement, consistent with the provisions of Section 10.6(b), in the Chosen Courts without necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

10.8. Third-Party Beneficiaries. The Parties hereby agree that their respective representations, warranties, covenants and agreements set forth in this Agreement are solely for the benefit of the other, subject to the terms and conditions of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. Notwithstanding the foregoing, but only from and after the Effective Time, (i) the Indemnified Parties and their respective heirs, executors, beneficiaries or representatives shall have third-party beneficiary rights as and to the extent set forth in Section 7.12, (ii) each former holder of Eligible Shares and its heirs, executors, beneficiaries or representatives shall have third-party beneficiary rights solely to the extent required to enforce its right to receive the applicable Per Share Merger Consideration pursuant to Article IV and (iii) each former holder of Company Equity Awards and its heirs, executors, beneficiaries or representatives shall have third-party beneficiary rights solely to the extent required to enforce its right to receive the applicable consideration due to it pursuant to Article IV.

10.9. Fulfillment of Obligations. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Any obligation of one Party to any other Party under this Agreement, which obligation is performed, satisfied or properly fulfilled by a Subsidiary of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

10.10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. Except as may be required to satisfy the obligations contemplated by Section 7.12, no Party may assign any of its rights or interests or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law, by transfer or otherwise, without the prior written consent of the other Parties not seeking to assign any of its rights or interests or delegate any of its obligations, except as provided for in Section 10.9, and any attempted or purported assignment or delegation in violation of this Section 10.10 shall be null and void.

10.11. Entire Agreement.

(a) This Agreement (including the Annexes), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, whether oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing.

(b) In the event of any inconsistency between the statements in the body of this Agreement, on the one hand, and any of the Annexes or the Company Disclosure Letter (other than an exception expressly set forth in the Company Disclosure Letter), on the other hand, the statements in the body of this Agreement shall control.

10.12. Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any

Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

10.13. Counterparts; Effectiveness. This Agreement (a) may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement and (b) shall become effective when each Party shall have received one or more counterparts hereof signed by each of the other Parties. An executed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement.

10.14. Interpretation and Construction.

(a) The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

(b) Unless otherwise specified in this Agreement, all Preamble, Recital, Article, Section, clause, and Annex references used in this Agreement are to the preamble, recitals, articles, sections, clauses and annexes to this Agreement.

(c) Unless otherwise specified in this Agreement or the context otherwise requires, for purposes of this Agreement: (i) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb); (ii) the terms defined in the singular shall have a comparable meaning when used in the plural and vice versa; (iii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iv) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “without limitation”; (v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms shall refer to this Agreement as a whole and not any particular provision of this Agreement; (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; (vii) all accounting terms not expressly defined in this Agreement shall have the meanings given to them under GAAP; (viii) references to the “United States” or abbreviations thereof mean the United States of America and its states, territories and possessions; and (ix) the rule known as the ejusdem generis rule shall not apply, and accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things.

(d) Unless otherwise specified in this Agreement, the term “dollars” and the symbol “$” mean U.S. Dollars for purposes of this Agreement and all amounts in this Agreement shall be paid in U.S. Dollars. The term “or” is not exclusive.

(e) Unless otherwise specified in this Agreement or the context otherwise requires, if this Agreement refers to information or documents having been “made available” (or words of similar import) by or on behalf of one or more Parties to another Party or Parties, such obligation shall be deemed satisfied if (i) such one or more Parties or Representatives thereof made such information or document available (A) in any virtual data rooms established by or on behalf of the Company (including any “clean rooms” established in connection therewith) to such other Party or Parties or its or their Representatives or (B) in the case of the engagement letter of the Company’s financial advisor (plus any other Contracts contemplated by the last sentence of Section 5.24) and information provided to Parent’s antitrust legal counsel on an “outside counsel only” basis and designated as such, via email, in each case in connection with the transactions contemplated by this Agreement at least 24 hours prior to the execution and delivery of this Agreement, or (ii) such information or document is publicly available on EDGAR at least 24 hours prior to the execution and delivery of this Agreement.

(f) Unless otherwise specified in this Agreement or the context otherwise requires, all references to any (i) statute in this Agreement include the rules and regulations promulgated thereunder and all applicable official guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Entity and (ii) Law in this Agreement shall be a reference to such Law as amended, re-enacted, consolidated or replaced as of the applicable date or during the applicable period of time.

(g) Unless otherwise specified in this Agreement, all references in this Agreement to (i) any Contract, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference and (ii) this Agreement mean this Agreement (taking into account the provisions of Section 10.11(a)) as amended, supplemented or otherwise modified from time to time in accordance with Section 10.5.

(h) The Company Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement of this Agreement or as an exception to one or more representations or warranties or covenants set forth in this Agreement. Inclusion of any such items or information in the Company Disclosure Letter shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that it has had or would reasonably be expected to result in a Material Adverse Effect.

(i) The Parties have jointly negotiated and drafted this Agreement and if an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the Parties as of the date first written above.

CHANGE HEALTHCARE INC.

By:	/s/ Neil de Crescenzo
Name: Neil de Crescenzo
Title: President and Chief Executive Officer

UNITEDHEALTH GROUP INCORPORATED

By:	/s/ John F. Rex
Name: John F. Rex
Title: Chief Financial Officer

CAMBRIDGE MERGER SUB INC.

By:	/s/ Robert W. Musslewhite
Name: Robert W. Musslewhite
Title: Chief Executive Officer and President

ANNEX A

Certain Definitions

“2019 Stock Plan” means the Company’s 2019 Omnibus Incentive Plan.

“Acquisition Proposal” means any proposal, offer, inquiry or indication of interest relating to (a) a merger, joint venture, partnership, exclusive license, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, plan of arrangement, business combination or any other similar transaction involving the Company or any of its Subsidiaries or (b) an acquisition by any Person or group (as defined under Section 13 of the Exchange Act) that, in each of clauses (a) and (b), if consummated would result in any Person or group (as defined under Section 13 of the Exchange Act) directly or indirectly, in one or a series of related transactions, acquiring beneficial ownership of or becoming the beneficial owner of 15% or more of: (i) the total voting power or any class of equity securities of the Company or any of its material Subsidiaries; or (ii) the consolidated net revenues, net income or total assets of the Company as of the date of such proposal, offer, inquiry or indication of interest (it being understood that total assets include equity securities of Subsidiaries of the Company), in each of the foregoing clauses (a) and (b) of this definition, other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, that no Affiliate or portfolio company (as such term is commonly understood in the private equity industry) of The Blackstone Group Inc. or any of its Affiliates shall be considered an Affiliate of the Company or any of its Subsidiaries. For purposes of this definition, the term “control” and the correlative meanings of the terms “controlled by” and “under common control with”, as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Alternative Acquisition Agreement” means, other than a Permitted Confidentiality Agreement, any acquisition agreement, merger agreement, arrangement agreement, option agreement, joint venture agreement, partnership agreement, license agreement, legally binding letter of intent, legally binding memorandum of understanding, agreement in principle or any other similar legally binding agreement or document relating to any Acquisition Proposal.

“Antitrust Law” means all U.S. and non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the Sherman Antitrust Act of 1890, the Clayton Act of 1914 and the HSR Act.

“Applicable Date” means October 26, 2018; provided, however, that solely as used in Article VI, “Applicable Date” means March 31, 2017.

“Audit Committee” means the Audit Committee of the Company Board.

“Bankruptcy and Equity Exception” means (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights generally and (ii) general equity principles.

“BBA Rules” means Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.) and any U.S. Treasury Regulations and other guidance promulgated thereunder, and any similar state or local legislation, regulations or guidance.

“Book-Entry Share” means each book-entry account representing any non-certificated Eligible Share immediately prior to the Effective Time.

“Burdensome Condition” means any term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action imposed upon Parent, the Company or any of their respective Subsidiaries in connection with effecting the expiration of any waiting period (and any extension thereof) under any Antitrust Law applicable to the consummation of the transactions contemplated by this Agreement or obtaining from a Governmental Antitrust Entity any consent, approval, permit or authorization, in each case necessary in order to consummate the transactions contemplated by this Agreement, that would either (a) impose any requirement to sell, license, assign, transfer, divest, hold separate or otherwise dispose of, before or after the Closing, any assets or businesses of Parent, the Company or any of their respective Affiliates generating, individually or in the aggregate, greater than $650,000,000 in annual revenue from third parties (measured based on the 12 calendar month period immediately prior to such term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action being imposed by such Governmental Antitrust Entity), or (b) individually or in the aggregate with all other such terms, conditions, obligations, requirements, limitations, prohibitions, remedies, sanctions or other actions, reasonably be expected to result in a material adverse effect on the business, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole (assuming for purposes of such analysis that the Parent and its Subsidiaries were the same size as, and had the same financial and operating metrics as, the Company and its Subsidiaries, taken as a whole).

“Business Day” means any day ending at 11:59 p.m. (New York time) other than a Saturday or Sunday or a day on which (a) banks in New York, New York or Minnetonka, Minnesota are required or authorized by Law to close or (b) solely for purposes of determining the Closing Date, the Department of State of the State of Delaware is required or authorized by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (H.R. 748).

“Cash-Settled Company RSU” means any Company RSU that is required to be settled in cash (and not Shares) per the terms of such Company RSU in effect as of the date of this Agreement.

“Cash-Settled Company SAR” means any Company SAR that is required to be settled in cash (and not Shares) per the terms of such Company SAR in effect as of the date of this Agreement.

“Certificate” means each certificate representing any Eligible Share immediately prior to the Effective Time.

“Certificate of Merger” means a certificate of merger relating to the Merger.

“Certification” means the following Certified Health IT Products: (a) Clinical Exchange Version 9.0, (b) Clinical Exchange Version 9.1, (c) Clinical Exchange Version 9.2, and (d) Clinical Exchange Communicator Version 19.

“Chosen Courts” means the Court of Chancery of the State of Delaware, or if such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the matter that is the subject of the applicable Proceeding is vested exclusively in the U.S. federal courts, such Proceeding shall be heard in the U.S. District Court for the District of Delaware.

“Clean Team Agreement” means the Clean Team Confidentiality Agreement, dated as of November 20, 2020, by and between the Company and Parent.

“Code” means the Internal Revenue Code of 1986.

“Company 401(k) Plan” means the Company 401(k) Savings Plan.

“Company Benefit Plan” means any benefit or compensation plan, program, policy, practice, Contract or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential obligation or liability is borne by, the Company or any of its Subsidiaries, including ERISA Plans, employment, consulting, retirement, severance, termination or “change of control” agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe, paid time off, vacation, sick, holiday or other benefits or remuneration of any kind.

“Company Board” means the board of directors of the Company, and also includes any committee thereof to the extent such a committee (a) is authorized to exercise the powers and authority of the board of directors of the Company pursuant to the Company’s Organizational Documents or the DGCL and (b) is exercising such powers and authority.

“Company Class X Share” means the share of Class X stock of the Company, par value $0.001 per share.

“Company Compensation Committee” means the Compensation Committee of the Company Board.

“Company DSU” means any outstanding deferred stock unit granted under the Stock Plans.

“Company Employee” means any current or former employee (whether full- or part-time and, including any officer), director or independent contractor (who is a natural person) of the Company or any of its Subsidiaries.

“Company Equity Awards” means, collectively, the Company Options, Company SARs, Exit-Vesting Company Restricted Shares, Company RSUs, Company PSUs and Company DSUs.

“Company ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Company Government Contract” means any Contract to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract).

“Company Intellectual Property” means any and all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Option” means any outstanding option to purchase Shares granted under the Stock Plans.

“Company Partnership” means any entity or arrangement treated as a partnership for U.S. federal income Tax purposes in which the Company or any of its Subsidiaries owns or has owned an interest.

“Company Preferred Stock” means the shares of preferred stock of the Company, par value $0.001 per share.

“Company PSUs” means any outstanding performance share unit award granted under the Stock Plans.

“Company Reports” means the reports, forms, proxy statements, registration statements and other statements, certifications and documents required to be filed with or furnished to the SEC pursuant to the Exchange Act or the Securities Act by the Company, including notes, exhibits and schedules thereto and all other information incorporated by reference and any amendments and supplements thereto.

“Company RSU” means any outstanding restricted stock unit granted under the Stock Plans.

“Company SAR” means any outstanding stock appreciation right granted under the Stock Plans.

“Company Stockholders Meeting” means the meeting of stockholders of the Company to be held to consider the adoption of this Agreement and any other matters permitted or consented to by Parent pursuant to Section 7.4(f).

“Company Tax Counsel” means Simpson Thacher & Bartlett LLP, or another nationally recognized law firm or “Big Four” accounting firm that is reasonably satisfactory to Parent. For this purpose, an Expert Law Firm will be deemed satisfactory to Parent.

“Confidentiality Agreement” means the letter agreement, dated as of November 14, 2020, by and between the Company and Parent.

“Continuing Employees” means the employees of the Company and its Subsidiaries at the Effective Time who continue to remain employed with the Company or any of its Subsidiaries.

“Contract” means any legally binding oral or written contract, agreement, lease, license, note, mortgage, indenture, arrangement or other similar obligation.

“Contribution Agreement” means the Agreement of Contribution and Sale, dated as of June 28, 2016, by and among PF2 Newco LLC, PF2 Newco Intermediate Holdings, LLC, PF2 Newco Holdings, LLC, Distributing, HCIT Holdings, Inc., the Company, Change Aggregator L.P. and H&F Echo Holdings, L.P.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or other Law, directive, guidelines or recommendations by any Governmental Entity (in the case of recommendations, widely followed by the Company’s and its Subsidiaries’ peer companies) or bona fide industry group widely followed by the Company’s and its Subsidiaries’ healthcare industry peer companies in response to COVID-19.

“Credit Agreement” means the Credit Agreement, dated as of March 1, 2017, by and among Change Healthcare Intermediate Holdings, LLC, Change Healthcare Holdings, LLC and each of the other borrowers and guarantors party thereto, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent, collateral agent, swing line lender and L/C issuer.

“Device Laws” means all Laws related to medical devices applicable to the operation of the Company’s and each of its Subsidiaries’ businesses, including (a) the Federal Food, Drug, and Cosmetic Act of 1938 (21 U.S.C. § 321 et seq.); (b) the rules and regulations in Title 21, Code of Federal Regulations, promulgated and enforced by the FDA that are applicable to medical devices; and (c) all comparable state, federal or foreign Laws applicable to medical devices.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” has the meaning set forth in the definition of “Dissenting Stockholders.”

“Dissenting Stockholders” means the holders of Shares who have duly demanded appraisal pursuant to Section 262 of the DGCL and have not effectively withdrawn or otherwise waived or lost such Person’s rights to appraisal under the DGCL (such Shares for which appraisal has been so duly demanded and the right thereto under the DGCL not effectively withdrawn or otherwise waived or lost, the “Dissenting Shares”).

“Distributing” means McKesson Corporation.

“DTC” means The Depository Trust Company.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

“Eligible Shares” means the Shares issued and outstanding immediately prior to the Effective Time, other than (a) subject to the last sentence of Section 4.3(f), any Excluded Shares and (b) any Exit-Vesting Company Restricted Shares.

“Encumbrance” means any pledge, lien, charge, option, hypothecation, mortgage, security interest, adverse right, license, sublicense, covenant not to sue or any other encumbrance of any kind or nature whatsoever, whether contingent or absolute.

“Environmental Law” means any Law relating to: (a) the protection, investigation, remediation or restoration of the environment or natural resources; (b) the handling, labeling, management, recycling, generation, use, storage, treatment, transportation, presence, disposal, release or threatened release of any Hazardous Substance; or (c) any noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to Persons or property relating to exposure to any Hazardous Substance.

“Equity Award Exchange Ratio” means the Per Share Merger Consideration divided by the Parent Trading Price.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Plans” means “employee benefit plans” within the meaning of Section 3(3) of ERISA, excluding Multiemployer Plans.

“ESPP” means the Company’s Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Shares” means the (a) Shares owned by Parent, Merger Sub or any other Wholly Owned Subsidiary of Parent, the Company or any Wholly Owned Subsidiary of the Company, and in each case not held on behalf of third parties and (b) Dissenting Shares.

“Expert Law Firm” means a law firm ranked in Band 1 or 2 nationally by Chambers & Partners for Tax: Corporate & Finance in USA.

“Exit-Vesting Conditions” means vesting conditions based upon receipt of cash proceeds by certain stockholders of the Company at a weighted average price per Share that (a) is at least equal to a specified weighted average price per Share set forth in the applicable award agreement or (b) results in an annual internal rate of return at the level set forth in the applicable award agreement.

“Exit-Vesting Company Option” means any Company Option that is subject to vesting upon achievement of a specified weighted average price per Share.

“Exit-Vesting Company Restricted Shares” means any outstanding restricted Share granted under the Stock Plans that is subject to Exit-Vesting Conditions.

“Exit-Vesting Company RSU” means any Company RSU that is subject to Exit-Vesting Conditions.

“Exit-Vesting Company SAR” means any Company SAR that is subject to Exit-Vesting Conditions.

“Federal Healthcare Program” has the meaning set forth in 42 U.S.C. § 1320a-7b(f).

“Final Offering” means the offering period under the ESPP that commenced on October 1, 2020.

“GAAP” means the generally accepted accounting principles as applied in the United States as of the time of the relevant financial statements or accounting procedure or action referred to herein and consistently applied during the periods involved.

“Governmental Entity” means any U.S., non-U.S. or supranational governmental, quasi-governmental, regulatory or self-regulatory authority, enforcement authority, agency, commission, body or other entity or any subdivision or instrumentality thereof or any instrumentality of any such subdivision, including any public international organization, stock exchange or other self-regulatory organization, court, tribunal or arbitrator or any subdivision or instrumentality thereof or any instrumentality of any such subdivision, in each case of competent jurisdiction.

“Hazardous Substance” means any: (a) substance that is listed, designated, classified or regulated as hazardous, toxic, a waste, a pollutant, a contaminant, or words of similar meaning, pursuant to any Environmental Law; (b) substance that is a petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon; and (c) other substance that poses a risk of harm to human health or the environment in connection with any Environmental Law.

“Healthcare Laws” means: (a) the Medicare Program Laws and Title XIX of the Social Security Act; (b) Laws relating to the Office of the National Coordinator for Health Information Technology (ONC) Health IT Certification Program and the federal Electronic Health Records Meaningful Use Program; (c) HIPAA; (d) the Federal anti-kickback law (42 U.S.C. § 1320a-7b), the Stark law (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729 et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud law (18 U.S.C. § 1347) and any similar state fraud and abuse laws; (e) the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended by the Health Care Education and Reconciliation Act (Pub. L. 111-152); and (f) any analogous Laws imposed by any state or foreign jurisdiction.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, all obligations, liabilities or undertakings by such Person (a) for borrowed money (including deposits or advances of any kind to such Person), (b) evidenced by bonds, debentures, notes or similar instruments, (c) for capital leases or finance leases (as determined in accordance with GAAP) or to pay the deferred and unpaid purchase price of property or equipment, or securities or services, including all earn-out payments, seller notes and other similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation, (d) pursuant to securitization or factoring programs or arrangements, (e) to maintain or cause to be maintained the financing, financial positions or covenants of others or to purchase the obligations or property of others, (f) for net cash payment obligations of such Person under foreign exchange Contracts, swaps (including interest rate and currency obligation swaps), options, forward sales contracts, derivatives, collars, caps and other hedging Contracts, financial instruments or arrangements that will be payable upon termination thereof (assuming termination on the date of determination), (g) for letters of credit, bank guarantees, performance bonds, surety bonds and other similar Contracts entered into by or on behalf of such Person, (h) for the deferred purchase price of goods and services (including any potential future “earnout”, purchase price adjustment, release of “holdback” or similar payment, but excluding trade payables incurred in the Ordinary Course of Business), (i) for deferred rent liabilities required to be recorded as such in accordance with GAAP or (j) pursuant to guarantees and arrangements having the economic effect of a guarantee of any obligation or undertaking of any other Person contemplated by the foregoing clauses (a) through (i) of this definition, in each case including all interest, penalties, premiums, breakage costs, fees and other costs and expenses and other payments due with respect thereto; provided, however, that “Indebtedness” shall not include intercompany indebtedness, obligations, liabilities or undertakings (including any guarantees or arrangements having the economic effect of a guarantee) solely between or among Parent and any of its Wholly Owned Subsidiaries or solely between or among the Company and any of its Wholly Owned Subsidiaries (as applicable).

“Indemnified Parties” means, collectively, (i) each present and former (determined as of the Effective Time for purposes of Section 7.12) director or officer of the Company or any of its Subsidiaries (or other individuals performing similar functions), in each case when acting in such capacity; (ii) each Person who served, as of or prior to the Effective Time, at the Company’s request as a director, officer, member, trustee or fiduciary of another corporation, limited liability company, partnership, joint venture, trust, pension or other employee benefit plan or enterprise; and (iii) the respective heirs, executors and administrators of the Persons referred to in clauses (i) and (ii).

“Insurance Policies” means any fire and casualty, property, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies, and fidelity, crime or financial institution bonds, including any reinsurance policies and self-insurance programs and arrangements.

“Intellectual Property Rights” means any or all intellectual property or proprietary rights arising under the laws of the United States, any state thereof, or of any other jurisdiction in the world, including: (a) patents (including design patents) and utility models of any kind, patent applications and registrations, including revisions, supplementary protection certificates, provisional applications, statutory invention registrations, inventions, discoveries and invention disclosures (whether or not patented), and all related continuations, continuations-in-part, divisionals, renewals, reissues, re-examinations, substitutions, and extensions thereof; (b) rights in trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, trade names, corporate names, service names, symbols, logos, trade dress, packaging design, slogans, Internet domain names, uniform resource locators and other similar identifiers of origin, in each case whether or not registered, and any and all common law rights thereto, registrations and applications for registration thereof, and any goodwill associated therewith and symbolized thereby; (c) published and unpublished works of authorship whether or not copyrightable, including Software, website and mobile content, social media accounts, applications, source code and object code, rights in data, databases, and other compilations of information, manual and other documentation, in each case, whether or not registered or sought to be registered, and any and all copyrights in and to the foregoing, together with all common law rights and moral rights therein, and any applications and registrations therefor, including extensions, renewals, restorations and reversions thereof; (d) any and all trade secrets, confidential or proprietary know-how, or other information, including processes, schematics, business methods, formulae, drawings, specifications, recipes, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); and (e) all other intellectual property, industrial or proprietary rights.

“Intervening Event” means any event, change, development, circumstance, fact or effect with respect to or impacting the Company and its Subsidiaries or the business of the Company and its Subsidiaries that (a) is unknown to or not reasonably foreseeable by the Company Board as of the execution and delivery of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the execution and delivery of this Agreement), and (b) first becomes known to the Company Board after the execution and delivery of this Agreement and any time prior to the time the Requisite Company Vote is obtained; provided that any event, change, development, circumstance, fact or effect (i) that involves or relates to an Acquisition Proposal or a Superior Proposal (which, for purposes of this definition, shall be read without reference to any percentages set forth in the definitions of “Acquisition Proposal” and “Superior Proposal”) or any inquiry or communications or matters relating thereto, (ii) resulting from a breach of this Agreement by the Company or (iii) resulting, in and of itself, from any event, change, development, circumstance or fact after the execution and delivery of this Agreement in the market price or trading volume of the Shares, individually or in the aggregate, shall not be deemed to constitute an Intervening Event.

“Intended Tax-Free Treatment” has the meaning set forth in the Tax Matters Agreement.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means technology devices, computers, Software, firmware, middleware, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment and all associated documentation.

“Knowledge” means the actual knowledge of the individuals set forth in Section 1.1(a) of the Company Disclosure Letter and any other individuals that, following the date of this Agreement, replace or share the employment responsibilities of any such scheduled individuals, in each case after reasonable due inquiry.

“Law” means any law, statute, constitution, principle of common law, ordinance, code, standard, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated or otherwise put into effect by or under the authority of any Governmental Entity, or any Order.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use and occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries.

“Licenses” means all licenses, permits, approvals, clearances, registrations, authorizations, variances and exemptions issued or granted by a Governmental Entity (and, in the case of any FDA Licenses, exemptions set forth in statutes or regulations).

“Material Adverse Effect” means any result, condition, event, change, development, circumstance, fact or effect that, individually or taken together with any other events, changes, developments, circumstances, facts or effects, (i) would have, or would reasonably be expected to have, a materially adverse effect on the condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise), business operations or results of operations of the Company and its Subsidiaries (taken as a whole); provided, however, that none of the following, either alone or in combination, shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(a) results, conditions, events, changes, developments, circumstances, facts or effects in or with respect to the economy, credit, capital, securities or financial markets (including changes in interest rates or currency exchange rates) or political, regulatory or business conditions in the geographic markets in which the Company or any of its Subsidiaries operate or their products or services are sold, in each case, occurring after the date of this Agreement;

(b) results, conditions, events, changes, developments, circumstances, facts or effects that generally affect other participants in the Company’s or its Subsidiaries’ industry or industries, in each case, occurring after the date of this Agreement and only to the extent also occurring in the applicable geographic markets in which the Company or any of its Subsidiaries operate or where their products or services are sold;

(c) the negotiation, execution, performance, public announcement or pendency of this Agreement or the transactions contemplated hereby, or any result, condition, event, change, development, circumstance, fact or effect resulting therefrom, including any loss of employees, customers or revenue to the extent arising from the identity of Parent as the acquiror of the Company (provided, that this clause (c) shall not apply to any representation or warranty to the extent such representation or warranty addresses the consequences resulting from the execution and delivery of this Agreement, the performance of a Party’s obligations hereunder or the consummation of the transactions contemplated by this Agreement);

(d) any term, condition, obligation, requirement, limitation, prohibition, remedy, sanction or other action imposed upon Parent, the Company or any of their respective Subsidiaries in connection with effecting the expiration of any waiting period (and any extension thereof) under any Antitrust Law applicable to the consummation of the transactions contemplated by this Agreement or obtaining from a Governmental Antitrust Entity any consent, approval, permit or authorization, in each case in accordance with and to the extent contemplated by this Agreement;

(e) changes in GAAP or in any applicable Law, in each case, occurring after the date of this Agreement;

(f) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings; provided that any event, change, development, circumstance, fact or effect underlying such failure (unless otherwise excluded by the other clauses of this proviso) may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur;

(g) acts of war (whether or not declared), sabotage, terrorism, military or para-military actions or the escalation of any of the foregoing (other than any cyberattack targeted principally at the Company or any of its Subsidiaries), any weather event or natural disaster, or any outbreak of illness, pandemic (including COVID-19) or other public health event, in each case, occurring after the date of this Agreement, and any results, conditions, events, changes, developments, circumstances, facts or effects resulting therefrom; or

(h) any actions or non-actions (i) expressly required to be taken or expressly required to be not taken by the Company or any of its Subsidiaries pursuant to this Agreement (except for any obligation to operate in the Ordinary Course of Business), (ii) taken or not taken by the Company or any of its Subsidiaries at Parent’s written request or (iii) taken or not taken by the Company or any of its Subsidiaries to the extent such actions or non-actions are required by applicable Law;

provided further that, with respect to clauses (a), (b), (e) and (g) of this definition, such events, changes, developments, circumstances, facts or effects (as the case may be) shall be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur to the extent, and only to the extent, that they disproportionately adversely affect the Company and its Subsidiaries (taken as a whole) relative to healthcare industry peer companies of the Company and its material Subsidiaries; or (ii) would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement.

“Malicious Code” means disabling codes or instructions, spyware, Trojan horses, back doors, drop dead devices, time bombs, worms, viruses or other software routines that facilitate or cause unauthorized access to, or disruption, impairment, disablement or destruction of, Software, data or other materials.

“Medicare Program Laws” means Title XVIII of the Social Security Act (Pub. L. 74-271) including the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 and the Medicare Improvements for Patients and Providers Act of 2008.

“Multiemployer Plans” means “multiemployer plans” as defined by Section 3(37) of ERISA.

“NASDAQ” means the Nasdaq Global Select Market.

“NYSE” means the New York Stock Exchange.

“Order” means any order, award, judgment, injunction, writ, decree (including any consent decree or similar agreed order or judgment), directive, settlement, stipulation, ruling, determination, decision or verdict, whether civil, criminal or administrative, in each case, that is entered, issued, made or rendered by any Governmental Entity.

“Ordinary Course of Business” means, with respect to any Person, the conduct of such Person’s business that is consistent in all material respects in nature, scope and magnitude with the past practices of such Person prior to the date of this Agreement and taken in the ordinary course of normal, day-to-day operations of such Person, including any commercially reasonable deviations therefrom due to COVID-19 Measures.

“Organizational Documents” means (a) with respect to any Person that is a corporation, its certificate of incorporation and bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company agreement, or comparable documents, (d) with respect to any Person that is a trust, its declaration of trust, or comparable documents, and (e) with respect to any other Person that is not an individual, its comparable organizational documents.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.

“Parent Board” means the board of directors of Parent.

“Parent Common Stock” means the shares of common stock of Parent, par value $0.01 per share.

“Parent Trading Price” means the volume weighted average of the closing sale prices per share of Parent Common Stock on the NYSE, as reported in the New York City edition of The Wall Street Journal (or, if not reported thereby, as reported in another authoritative source) on each of the five full consecutive trading days ending on and including the third Business Day prior to the Closing Date.

“Paying Agent” means the paying agent selected by Parent prior to the Effective Time after reasonable consultation with the Company.

“Paying Agent Agreement” means the agreement pursuant to which Parent shall appoint the Paying Agent.

“Per Share Merger Consideration” means $25.75 per Share in cash, without interest.

“Permitted Encumbrances” means: (a) Encumbrances for current Taxes or other governmental charges not yet due and payable or that the Person subject to such Taxes or other governmental charges is contesting in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of Company or any of its Subsidiaries, or the validity or amount of which is being contested in good faith by appropriate proceedings and which are not, individually or in the aggregate, material; (c) other Encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation or value of the specific parcel of Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as currently conducted, or restrictions or exclusions that would be shown by a current title report or other similar report;(d) restrictions on transfer solely arising under or relating to applicable securities Laws; and (e) with respect to Intellectual Property Rights, non-exclusive licenses granted, and covenants not to sue entered into, in the Ordinary Course of Business.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Information” means any information that (a) identifies or could reasonably be used, alone or in combination with other information held by the Company or any of its Subsidiaries, to identify an individual, browser or device, or (b) is subject to any Laws relating to privacy or personal information or the Company’s or its Subsidiaries’ privacy policies, including an individual’s first and last name, address, telephone number, fax number, email address, social security number or other identifier issued by a Governmental Entity (including any state identification number, driver’s license number, or passport number), geolocation information of an individual, browser or device, biometric data, medical or health information, credit card or other financial information (including bank account information), cookie identifiers, or any other browser- or device-specific number or identifier, or any web or mobile browsing or usage information that is linked to the foregoing.

“Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation, review, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Process” or “Processing” means, with respect to data, the use, collection, receipt, processing, aggregation, storage, adaption, alteration, transfer (including cross-border transfers), retrieval, disclosure, dissemination, combination, erasure, disposal, destruction, or anonymization of such data, any other operation or set of operations that is performed on data or on sets of data, in each case, whether or not by automated means, and any other form of processing, including as defined by or under any applicable Law.

“Prohibited Person” means (a) an entity that has been determined by a competent authority to be the subject of a prohibition on such conduct of any Law or executive order administered by the Office of Foreign Assets Control; (b) any Governmental Entity of any country against which the United States maintains comprehensive economic sanctions or embargoes; (c) any Person that acts on behalf of or is owned or controlled by a government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (d) any Person that has been identified on the Office of Foreign Assets Control Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V), or that 50% or more of which is owned, directly or indirectly, by any such Person; or (e) any Person that has been designated on any similar list or order published by any Governmental Entity in the United States.

“Protected Health Information” has the meaning ascribed to it in HIPAA.

“Purchase Contract Agreement” means the Purchase Contract Agreement, dated as of July 1, 2019, between the Company and U.S. Bank N.A., as purchase contract agent, as trustee and as attorney-in-fact for the holders of from time to time as provided therein, relating to the purchase contract component of the TEUs.

“Real Property” means the Owned Real Property and Leased Real Property.

“Registered” means registered with, issued by, renewed by or the subject of a pending application before any Governmental Entity, Internet domain name registrar or social media account registrar.

“Representative” means, with respect to any Person, any director, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee (including any officer), consultant, investment banker, financial advisor, legal counsel, attorney-in-fact, accountant or other advisor, agent or other representative of such Person, in each case acting in their capacity as such.

“Requisite Company Vote” means the adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Senior Amortizing Notes Indenture” means the Indenture, dated as of July 1, 2019, between the Company and U.S. Bank N.A., as trustee, as amended by the First Supplemental Indenture, dated as of July 1, 2019, between the Company and U.S. Bank N.A, relating to the amortizing notes component of the TEUs.

“Senior Notes” means the 5.75% Senior Notes due 2025, issued pursuant to the terms of the Senior Notes Indenture.

“Senior Notes Indenture” means the Indenture, dated as of February 15, 2017, by and among Change Healthcare Holdings, LLC, Change Healthcare Finance, Inc. and Wilmington Trust, National Association as trustee, registrar and paying agent.

“Share” means any share of the common stock of the Company, par value $0.001 per share.

“Software” means any computer program, application, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all documentation relating thereto.

“Specified Tax Agreements” means the Tax Receivable Agreements and the Tax Matters Agreement.

“Specified Transactions” means any transactions described in the Contribution Agreement, the Split-Off, the Internal Restructuring (as such term is defined in the Tax Matters Agreement) and the merger described in the Agreement and Plan of Merger, dated as of December 20, 2016, by and among Distributing, PF2 SpinCo Inc. and the Company.

“Split-Off” means the consummation, on March 9, 2020, of the exchange offer pursuant to which Distributing redeemed shares of Distributing common stock for shares of common stock of PF2 SpinCo, Inc.

“Stock Plans” means the 2019 Stock Plan and the Amended and Restated HCIT Holdings, Inc. 2009 Equity Incentive Plan.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of (a) the securities or ownership interests of such other Person having by their terms ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions or (b) the equity or ownership interests of such other Person, in each case is directly or indirectly owned or controlled by such first Person or by one or more of its Subsidiaries.

“Superior Proposal” means an unsolicited and bona fide written Acquisition Proposal that if consummated would result in a Person or group (as defined under Section 13 of the Exchange Act), other than Parent or any of its Subsidiaries, acquiring beneficial ownership of or becoming the beneficial owner of, directly or indirectly, more than 50% of the: (a) total voting power of the equity securities of the Company and its Subsidiaries (or of the surviving entity in a merger involving the Company or the resulting, direct or indirect, parent of the Company or such surviving entity); or (b) consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of Subsidiaries of the Company) that, in either case, the Company Board has determined in good faith, after consultation with outside legal counsel and its financial advisor, (i) if consummated, would result in a transaction more favorable to the Company’s stockholders than the transactions contemplated by this Agreement (after taking into account any revisions to the terms and conditions of this Agreement proposed by Parent pursuant to Section 7.2(d)(iii) and taking into account the time expected to be required to consummate such Acquisition Proposal, any legal, financial, regulatory and approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, and the identity of the Person or Persons making the proposal) and (ii) is reasonably expected to be consummated on the terms proposed (after taking into account any legal, financial, regulatory and approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, and the identity of the Person or Persons making the proposal and any other aspects considered relevant by the Company Board).

“Tail Period” means the six year period from and after the Effective Time.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation.

“Tax Benefit Payment” has the meaning assigned to such term in the Tax Receivable Agreement (2017-1), Tax Receivable Agreement (2017-2), Tax Receivable Agreement (Exchanges), Tax Receivable Agreement (Management) or Tax Receivable Agreement (Reorganizations), as appropriate.

“Tax Matters Agreement” means the Tax Matters Agreement, dated as of March 9, 2020, by and among the Company, McKesson Corporation, PF2 SpinCo Inc., Change Healthcare LLC and Change Healthcare Holdings, LLC.

“Tax Opinion” means an opinion of Company Tax Counsel to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the completion of the Merger (and any other transactions contemplated by this Agreement) will not affect the Intended Tax-Free Treatment.

“Tax Receivable Agreement (2017-1)” means the Tax Receivable Agreement, dated as of February 28, 2017, by and among the Company, HCIT Holdings, Inc., Change Healthcare LLC and the other parties named therein.

“Tax Receivable Agreement (2017-2)” means the Tax Receivable Agreement, dated as of March 1, 2017, by and among the Change Healthcare LLC, PF2 IP LLC, PF2 PST Services, Inc., McKesson Corporation and HCIT Holdings, Inc.

“Tax Receivable Agreement (Exchanges)” means the Amended and Restated Tax Receivable Agreement (Exchanges), dated as of November 2, 2011, by and among Emdeon Inc., H&F ITR Holdco, L.P., Beagle Parent LLC and GA-H&F ITR Holdco, L.P.

“Tax Receivable Agreement (Management)” means, the Tax Receivable Agreement (Management), dated as of August 17, 2009, by and among Emdeon Inc. and the persons named therein.

“Tax Receivable Agreement (Reorganizations)” means the Amended and Restated Tax Receivable Agreement (Reorganizations), dated as of November 2, 2011, by and among Emdeon Inc., H&F ITR Holdco, L.P., Beagle Parent LLC and GA-H&F ITR Holdco, L.P.

“Tax Receivable Agreements” means the Tax Receivable Agreement (2017-1), the Tax Receivable Agreement (2017-2), the Tax Receivable Agreement (Exchanges), the Tax Receivable Agreement (Management), the Tax Receivable Agreement (Reorganizations) and the Tax Receivable Letter Agreement.

“Tax Receivable Letter Agreement” means the Amended and Restated Letter Agreement, dated as of September 28, 2018, by and among McKesson Corporation, PF2 IP LLC, PF2 PST Services Inc., HCIT Holdings, Inc., Change Healthcare LLC and Change Healthcare Holdings, LLC.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates, information returns and other documents and attachments thereto) relating to Taxes or the administration of any Laws relating to Taxes, including, for the avoidance of doubt, any amendments or supplements thereof, required to be filed or supplied to any Taxing Authority.

“Taxes” means all income, profits, franchise, transfer, net income, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, premium, use, property, withholding, excise, production, value added, ad valorem, occupancy and other taxes, duties, fees or assessments of any nature whatsoever, including any fees arising under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, in each case imposed by any Taxing Authority.

“Taxing Authority” means any Governmental Entity having competent jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Termination Fee” means an amount equal to $300,000,000.

“TEUs” means the 6.00% tangible equity units of the Company listed on the NASDAQ under the trading symbol, “CHNGU”.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights.”

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges.

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person of which all of the equity or ownership interests of such Subsidiary are directly or indirectly owned or controlled by such Person.

ANNEX B

Form of Certificate of Incorporation of the Surviving Corporation

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHANGE HEALTHCARE INC.

[●], 202[●]

FIRST. The name of the corporation is CHANGE HEALTHCARE INC. (the “Corporation”).

SECOND. The address of the corporation’s registered office in the State of Delaware is [●]. The name of its registered agent at such address is [●].

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

FOURTH. The total number of shares that the Corporation shall have authority to issue is 1,000 shares of Common Stock, and the par value of each such share is $0.01.

FIFTH. The board of directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws of the Corporation.

SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

SEVENTH. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of duty as a director. Without limiting the foregoing in any respect, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the foregoing shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH. The Corporation shall indemnify and advance expenses to each current or former director and officer of the Corporation as provided in the bylaws of the Corporation and may indemnify and advance expenses to each employee and agent of the Corporation, and all other persons whom the Corporation is authorized to indemnify under the provisions of the DGCL, as provided in the bylaws of the Corporation.

ANNEX B

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

January 5, 2021

Board of Directors

Change Healthcare Inc.

3055 Lebanon Pike, Suite 1000

Nashville, Tennessee 37214

Ladies and Gentlemen:

Attached is our opinion letter, dated January 5, 2021 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than UnitedHealth Group Incorporated (“United”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Change Healthcare Inc. (the “Company”) of the $25.75 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of January 5, 2021, by and among the Company, United and Cambridge Merger Sub Inc., a wholly owned subsidiary of United.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

January 5, 2021

Board of Directors

Change Healthcare Inc.

3055 Lebanon Pike, Suite 1000

Nashville, Tennessee 37214

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than UnitedHealth Group Incorporated (“United”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Change Healthcare Inc. (the “Company”) of the $25.75 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of January 5, 2021 (the “Agreement”), by and among the Company, United and Cambridge Merger Sub Inc., a wholly owned subsidiary of United.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, United, any of their respective affiliates and third parties, including The Blackstone Group Inc., a significant shareholder of the Company (“Blackstone”) or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as lead left bookrunner with respect to the Company’s add-on offering of its subsidiaries’ 5.75% Unsecured Notes due 2025 (aggregate principal amount $325,000,000) in April 2020; and a joint lead book-running manager with respect to a public offering of 42,857,142 Shares by the Company and the Company’s concurrent offering of 5,000,000 of its 6.00% tangible equity units in June 2019. We also have provided certain financial advisory and/or underwriting services to United and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a joint bookrunner with respect to the public offering of United’s 1.25% Notes due 2026, 2% Notes due 2030, 2.75% Notes due 2040, 2.9% Notes due 2050 and 3.125% Notes due 2060 (aggregate principal amount $5,000,000,000) in May 2020; and as a joint bookrunner with respect to the public offering of United’s 2.375% Notes due 2024, 2.875% Notes due 2029, 3.5% Notes due 2039, 3.7% Notes due 2049 and 3.875% Notes due 2059 (aggregate principal amount $5,500,000,000) in July 2019. We also have provided certain financial advisory and/or underwriting services to Blackstone and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive,

Board of Directors

Change Healthcare

January 5, 2021

compensation, including having acted as financial advisor to Rothesay Life plc, a portfolio company of funds associated with Blackstone, with respect to the sale of Blackstone’s equity interest in October 2020; as financial advisor to Blackstone Group LP, an affiliate of Blackstone, with respect to its investment in Cryoport, Inc. in October 2020; as a joint bookrunner with respect to a follow-on public offering of the equity of TradeWeb LLC, a portfolio company of funds associated with Blackstone in April 2020; as a bookrunner with respect to the term loan B facility (aggregate principal amount $1,800,000,000) and the 4.75% secured notes due 2027 (aggregate principal amount $375,000,000) issued by the Michaels Companies, Inc., a portfolio company of funds associated with Blackstone, in September 2020; as lead arranger with respect to the floating rate securitization (aggregate principal amount $630,000,000) entered into by Blackstone Real Estate Advisors, an affiliate of Blackstone, in August 2020; as left lead bookrunner with respect to a public offering of 4.25% Notes due 2026 (aggregate principal amount $750,000,000) by Blue Yonder Group, Inc., a portfolio company of funds associated with Blackstone, in July 2020; as lead arranger for London Stock Exchange Group plc, a portfolio company of funds associated with Blackstone, with respect to its bridge financing completed in November 2019; and as lead arranger for Global Education Management Systems Limited, a portfolio company of funds associated with Blackstone, with respect to the bank and bond financing (aggregate principal amount $1,650,000,000) completed in July 2019. We may also in the future provide financial advisory and/or underwriting services to the Company, United, Blackstone and their respective affiliates and, as applicable, portfolio companies, for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Blackstone and its affiliates from time to time and may have invested in limited partnership units of affiliates of Blackstone from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual report to stockholders and Annual Reports on Form 10-K of the Company) for the fiscal year ended March 31, 2020; the Company’s Registration Statement on Form S-1; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company certain publicly available research analyst reports for the Company; certain internal financial analyses and forecasts of the tax assets of the Company prepared by management of the Company, as approved for our use by the Company (the “Tax Attribute Projections”; and certain internal financial analyses and forecasts for the Company prepared by its management as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the Healthcare Information Technology and Information Services industries and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Tax Attribute Projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way

Board of Directors

Change Healthcare

January 5, 2021

meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than United and its affiliates) of Shares, as of the date hereof, of the $25.75 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $25.75 in cash per Share to be paid to the holders (other than United and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, United or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or United or the ability of the Company or United to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction, the Merger or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $25.75 in cash per Share to be paid to the holders (other than United and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the

Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

CHANGE HEAL THCARE INC. 424 CHURCH STREET. SUITE 1400 NASHVILLE, TN 37219 VOTE BY INTERNET- www.proxyvote.com Use the Internet to transmit your voting in structons and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/12/2021 for shares held directly and by 11:59 P_M _ET on 04/08/2021 for shares held in a Plan _ Have your proxy card in hand when you e~ccess the web site an d follow the instructions to obtain your records an d to create an electronic voting instruction form. During The Meeting- Go to www.virtualshareholdermeeting.com/CHNG2021 SM You may attend the meeting via the internet and vote during the meeting_ Have the information that is printed in the box marked by the arrow available and follow the instructions VOTE BY PHONE -1-800-690-6903 Use any touch -tone telephone to transmit your voting instructions Vote by 11:59 P _M ET on 04/ 12/202 1 for shares held directly and by 11:59 P .M. ET on 04/081202 1 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11t1f KEEP THI S PORTION FOR YOUR RECORDS DETACH At-ll RETURN THIS PORTJ ON ONLY TO VOTE , MARK BLOCKS BELCM IN BLUE OR BLACK INK AS FOLLOWS: TH IS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Against Abstain The Board of Directors reco11ends you vote FOR proposals 1 , 2 and 3. 1 . lo adopt the Agree ent and PI an of Herger. dated as of January b. 2021 . among Change Ilea I thcare Inc • UnitedHcalth Group Incorporated and Cambridgc Merger Sub Inc. 2. To approve, on a non-bindi ng . adviory basis, cert11in c:ompensMti on t hai mHy be p111d or bec::Q:Ie i)Hy~tble to Change • s named execut1Ve ofti cers i n connect1on Vtl th the Herger. 3. lo adjourn or postpone the Special Heeting, tf necessary or appropriate, to sohcit additi onal proxtes if there are nol suffic ient votes to appn>Ve the l)roposHl descnbed above in PropoSlll 1. NOTE : Such other busi ness as moy propel’l y c011e before the aeeting or any •djournment thereof. Please si gn exactl y as your namc(s) appear(s) hereon. When signing as attorney. executor, ad int strator. or other ti duci ary. pI ease gi ve tul l title liS such. Joint owner·s should elilch Hign personH11y . All h(ll der·s • usl sign. If a corporation or partnership, please sign in ful l corporate or partnership naoc by authori1cd officer Signature [PL~ESIGN WITHIN BOX) !:etc Signature (Joint ONners)

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Special Proxy Statement is available at www_proxyvote_com CHANGE HEALTHCARE INC. Special Meeting of Stockholders April 13, 2021 at 3:30 p.m. Eastern Time SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE SPECIAL MEETING OF STOCKHOLDERS OF CHANGE HEALTHCARE INC_ (THE “COMPANY”) T O BE HELD APRIL 13, 2021 AT 3:30 P.M. EASTERN TIME IN A VIRTUAL MEETING FORMAT ONLY ON www.virtualshareholdermeeting.com/CHNG2021SM, OR AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THE BOARD OF DIRECTORS RECOMMMENDS A VOTE: “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT IN PROPOSAL 1; “FOR” THE PROPOSAL TO APPROVE, BY NON-BINDING, ADVISORY VOTE, CERTAIN COMPENSATION ARRANGEMENTS FOR THE COMPANY’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER IN PROPOSAL 2; AND “FOR” THE PROPOSAL TO APPROVE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY AND APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE PROPOSAL TO ADOPT THE MERGER AGREEMENT IN PROPOSAL 3_ SHARES REPRESENTED BY THIS PROXY WILL BE SO VOTED UNLESS OTHERWISE INDICATED, IN WHICH CASE THEY WILL BE VOTED AS MARKED. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” PROPOSALS 1, 2, AND 3. The undersigned hereby appoints Neil E. de Crescenzo, Loretta Cecil and Carrie Ratliff, and each of them as proxies, with full power of substitution, to act for the undersigne d, and to vote all shares of common stock represented by this proxy which the undersigned may be entitled to vote at the Special Mooting (or any adjournment or postponement thereof) as directed and permitted on the reverse side of this card and, in their judgment, on such matters as may be incident to the conduct of, or may properly come before, the meeting. YOUR VOTE IS IMPORTANT. EVEN IF YOU WISH TO ATTEND THE SPECIAL MEETING VIRTUALLY, PLEASE VOTE BY INTERNET, CALL IN YOUR VOTE, OR SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE_ Continued and to be signed on reverse side